As filed with the Securities and Exchange Commission on July 19, 2004
Registration No. 333-115510

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EuroBancshares, Inc.

(Exact name of registrant as specified in its charter)

Commonwealth of Puerto Rico	6712	66-0608955
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

270 Muñoz Rivera Avenue

San Juan, Puerto Rico 00918
(787) 751-7340
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Rafael Arrillaga-Torréns, Jr.

President And Chief Executive Officer
EuroBancshares, Inc.
270 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(787) 751-7340
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Peter G. Weinstock, Esq. Ronald J. Frappier, Esq. Jenkens & Gilchrist, P.C. 1445 Ross Avenue, Suite 3200 Dallas, Texas 75202 Telephone: (214) 855-4500 Facsimile: (214) 855-4300	Frank Ed Bayouth II, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1600 Smith Street, Suite 4400 Houston, Texas 77002 Telephone: (713) 655-5100 Facsimile: (713) 655-5200

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 19, 2004

PROSPECTUS

                            Shares

Common Stock

        EuroBancshares, Inc. is a Puerto Rico chartered financial holding company headquartered in San Juan, Puerto Rico. We are offering to the public [                    ] shares of our common stock and three of our stockholders under the heading “Principal and Selling Stockholders” are offering [                    ] shares of our common stock.

      This is an initial public offering of our common stock. The initial public offering price of our common stock is expected to be between $[          ] and $[          ] per share. We will not receive any proceeds from the sale of common stock by the selling stockholders. We have applied for quotation of our common stock on the Nasdaq National Market under the symbol “EUBK.” Prior to this offering, our common stock has not been traded on any national securities exchange and there has not been any active trading market in our common stock.

      Investing in our common stock involves risks. For additional information, see the section of this prospectus captioned “Risk Factors,” beginning on page 10.

      Neither the Securities and Exchange Commission, the Office of the Commissioner of Financial Institutions of Puerto Rico nor any state securities commission or regulatory authority has approved or disapproved of these securities or passed the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      These securities are not savings accounts, deposits or other obligations of Eurobank or any of our non-banking subsidiaries, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and may lose value.

	Per Share	Total

Initial public offering price of common stock	$	$
Underwriting discounts and commissions	$	$
Proceeds before expenses to us	$	$
Proceeds before expenses to the selling stockholders	$	$

      We and the selling stockholders have also granted the underwriters a 30-day option to purchase up to an aggregate of an additional [                    ] shares to cover over-allotments, if any, at the public offering price per share less underwriting discounts and commissions.

      The underwriters are offering the shares of our common stock as described in the “Underwriting” section of this prospectus. The underwriters expect to deliver the shares on or about                     , 2004.

Keefe, Bruyette & Woods	UBS Investment Bank
Brean Murray & Co., Inc.

The date of this prospectus is                     , 2004.

[Map of the island of Puerto Rico identifying locations of EuroBancshares’ branch office locations]

      As a prospective investor, you should rely only on the information contained in this prospectus. Neither we nor any underwriter has authorized anyone to provide prospective investors with information different from that contained in this prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information included in this prospectus is accurate as of any date other than the date of this prospectus. Our business, financial condition, results of operations, cash flows and/or future prospects may have changed since that date.

i

PROSPECTUS SUMMARY

      This summary highlights only some of the information contained in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read carefully the entire prospectus, including the “Risk Factors” section and the financial statements and notes to those financial statements appearing elsewhere in this prospectus, before making an investment decision. Unless the context indicates otherwise, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option, and reflects the effect of a two-for-one stock split in the form of a stock dividend declared by the Board of Directors on June 21, 2004 to stockholders of record as of July 1, 2004, and payable July 15, 2004.

EuroBancshares, Inc.

      We are a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through our wholly owned banking subsidiary, Eurobank, and our wholly owned insurance subsidiary, EuroSeguros. As of March 31, 2004, we had, on a consolidated basis, total assets of $1.4 billion, net loans and leases of $951.4 million, total deposits of $1.1 billion, and stockholders’ equity of $70.0 million. On May 3, 2004, we acquired all of the capital stock of The Bank & Trust of Puerto Rico, a commercial bank headquartered in San Juan, Puerto Rico with $550.4 million in assets as of March 31, 2004. On a pro forma basis, as of March 31, 2004, giving effect to the acquisition and our recent issuance of shares of our common stock in a private placement offering related to that acquisition, we had total assets of $2.0 billion, net loans and leases of $1.3 billion, total deposits of $1.5 billion and stockholders’ equity of $95.4 million.

Eurobank

      Eurobank, our principal subsidiary, is a full-service Puerto Rico commercial bank with 21 branches located throughout the Island. Eurobank is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Puerto Rico and the United States, including the acceptance of checking, savings and time deposits and the making of commercial and consumer loans, mortgage loans, real estate loans, lease financing, and other installment and term loans. Eurobank also offers trust and wealth management services. As a traditional commercial bank, Eurobank earns interest on loans, leases and investment securities that are funded by customer deposits, borrowings, retained earnings and equity. The difference between the interest received and the interest paid has historically comprised the majority of our earnings.

      Our primary business objectives are to enhance our profitability and to establish Eurobank as the premier small and middle market commercial bank in Puerto Rico. Our core customers are small and mid-sized businesses, real estate development companies and the owners, executives and employees of these businesses.

      We believe that Puerto Rico’s small and mid-sized businesses prefer locally owned and managed banking institutions that provide responsive, personalized service, customized products and quick decision making. We believe that this segment of the Puerto Rican market is underserved by the larger local banks, continental United States-based banks and foreign banks that continue to focus on larger commercial customers and on the mass retail market.

      While Eurobank offers a wide variety of financial services to its customers, its primary products and services are grouped in the following categories:

•	Commercial Banking. Eurobank markets commercial banking services primarily to small and mid-sized businesses located in Puerto Rico. Commercial banking products offered include commercial loans, residential construction loans and consumer credit and personal secured loans, as well as a broad range of deposit products and other non-deposit banking services, including internet banking and cash management services tailored to meet the needs of these businesses.

•	Leasing. Eurobank originates automobile leases under the tradename “EuroLease” through a network of sales representatives located throughout Puerto Rico. These leases are originated and held for investment and from time to time sold to other financial institutions. Eurobank retains the servicing rights on the leases it sells.

•	Mortgage Banking. Eurobank originates mortgage loans in Puerto Rico under the tradename “EuroMortgage” and sells the majority of these mortgages to other financial institutions and in the secondary market.

•	Trust and Wealth Management. Eurobank offers retirement benefit plans, personal trust services and wealth management services. Trust and wealth management is a relatively new endeavor for us, having commenced in the third quarter of 2002. The acquisition of BankTrust will significantly add to our assets under management and our expertise in this area. Eurobank offers a full array of investment products and services under the tradename “Eurofinancial” through the Bank’s association with Financial Networks, Inc., a registered broker-dealer.

      Eurobank also operates two Puerto Rico international banking entities, or IBEs. IBEs are tax advantaged special purpose entities that may be operated as a division of a bank or as a separate operating subsidiary. Typically, our IBEs borrow funds in the United States through repurchase obligations or brokered deposits and invest those funds primarily in United States government securities. These activities are considered foreign under Puerto Rico’s International Banking Center Regulatory Act, or the IBE Act, and accordingly the income earned from these activities is tax exempt. Eurobank has a subsidiary IBE that operates under the name EBS Overseas, Inc. In connection with the acquisition of BankTrust, we acquired another IBE, BT International, which is currently operated as a division of Eurobank.

EuroSeguros, Inc.

      EuroSeguros, our general insurance subsidiary, primarily offers automobile, property and casualty, and guaranteed auto protection insurance (which pays the difference between the insured value of an automobile and the outstanding loan or lease balance if the automobile is stolen or totaled in an accident) to customers in our market area. While EuroSeguros represents several insurance companies in Puerto Rico, it primarily offers its insurance products through its association with Marsh-Saldaña, Inc., Puerto Rico’s largest insurance brokerage firm, and a subsidiary of Marsh & McLennan, Inc. EuroSeguros is licensed by the Office of the Commissioner of Insurance of Puerto Rico.

Our Strategy

      We target the small to middle market business community and have developed a strategy that focuses on providing superior service through highly qualified and relationship-oriented employees who are committed to their respective communities. Through this strategy we intend to grow our business, expand our customer base and improve profitability. We believe this strategy has already proven successful as evidenced by our five year compounded growth in earnings of 267.1% and earnings per share of 204.6%. The key elements of our strategy are:

•	Focus on Our Targeted Customers. We focus our time and resources on the following types of customers: small and mid-sized businesses, real estate development companies and the owners, executives and employees of these businesses. In this regard, we seek to leverage our business banking relationships by cross-selling to the personal financial needs of these business owners, executives and employees.

•	Provide Superior and Convenient Service to Our Customers. We strive to provide superior customer service through convenient access to Eurobank’s branches and personalized relationship banking. Eurobank has 21 branch offices strategically located throughout Puerto Rico. Eurobank intends to open six additional branches by the end of 2007. After the addition of these new branch offices, we will have a Eurobank branch office located within a 10-minute drive of approximately 80% of the Island’s population. Under our business model we provide each commercial customer with its own relationship manager for all its banking needs. These relationship managers and our executive management team regularly visit customers at their places of business.

•	Hire and Retain Well-Trained and Qualified Employees. We are continuing to grow our franchise by providing superior customer service through committed, qualified and relationship-oriented employees. We seek to hire experienced and qualified employees that prefer our relationship banking approach. These employees are specifically incented through our compensation program to leverage our commercial relationships by cross-selling our products and services to the owners, executives and employees of our business customers.

•	Use the Lease Financing Business to Mitigate Interest Rate Risk. We use our lease financing business to mitigate our interest rate risk by offsetting the variable rate nature of our commercial loan portfolio with a short to medium-term fixed rate product. We plan to maintain the approximate size of the lease portfolio relative to the size of the total loan portfolio, while increasing the volume of leases originated for resale to other financial institutions.

•	De Novo Branching and Acquisitions. We seek to increase our presence throughout the Island through selective acquisitions and the opening of de novo branches in attractive locations. Our de novo expansion outside of the San Juan metropolitan market has followed Puerto Rico’s primary traffic arteries to areas that have been growing.

•	Maximize Growth of Our International Banking Entity. Because EBS Overseas, Eurobank’s subsidiary IBE, is generally not subject to federal or Puerto Rico income tax, we will seek to maximize the growth of this IBE as interest rates and applicable law permit.

Recent Events

Acquisition of BankTrust

      On May 3, 2004, we acquired all of the capital stock of BankTrust, a Puerto Rico chartered commercial bank, through the merger of BankTrust with and into Eurobank. The aggregate purchase price was $23.1 million, and consisted of the issuance of 683,268 shares of our common stock, 433,337 shares of our Noncumulative Preferred Stock, Series A, which we refer to throughout this prospectus as our Series A Preferred Stock, and $6.3 million in cash. We valued the shares of our common stock issued in connection with the BankTrust acquisition at $8.13 based on a valuation performed by our independent financial advisor, Feldman Financial Advisors, Inc. We valued our Series A Preferred Stock issued in connection with the BankTrust acquisition at $25.00 per share which is the amount of its liquidation preference. The BankTrust acquisition is consistent with our growth strategy. BankTrust’s product offering and customer mix complement our existing product offering and customer mix. In addition, the acquisition of BankTrust provides us with a significant trust and wealth management group that enhances our efforts in this area. For additional information regarding the acquisition, see the section of this prospectus captioned “Business — Our De Novo Branch and Acquisition Strategy — Mergers and Acquisitions.”

      Prior to the acquisition, BankTrust operated five branch offices, two were located in San Juan, with the other three located in Guaynabo, Mayagüez and Ponce, respectively. BankTrust also had one loan production office in San Juan and operated an IBE under the name “BT International.” As of June 1, 2004, we had closed four of the five BankTrust branches, as well as the loan production office, and consolidated these operations into Eurobank’s existing branch network. Eurobank will continue to operate BT International as a division of Eurobank and the Guaynabo branch office as a branch of Eurobank.

      As of March 31, 2004 BankTrust had total assets of $550.4 million, total deposits of $415.1 million, and stockholders’ equity of $41.7 million. BankTrust also had approximately $334.0 million in assets under management in its asset management and trust division.

Private Placement

      On May 12, 2004, we completed a private placement of our common stock pursuant to which we issued 738,462 shares of our common stock at a price of $8.13 to our common stockholders and to holders of options to purchase our common stock who were not otherwise stockholders. Under the terms of the private placement, each of our existing stockholders had the right to subscribe to purchase one share of our common stock, at a price of $8.13 per share, for every 5.975 shares of our common stock that he or she owned. In addition, each holder of options to purchase our common stock who did not already own shares of our common stock was granted the right to purchase, at a price of $8.13 per share, one share of our common stock for every four shares of our common stock into which the optionholder’s options would be exercisable. Each of the common stockholders and optionholders also had the right to subscribe for additional shares of common stock that were not subscribed for by other current stockholders and optionholders pursuant to their basic subscription right. The offering was made in reliance upon the exemption from compliance with the registration requirements contained in Section 3(a)(11) of the Securities Act of 1933, or the Securities Act, and Section 882(b)(11) of the Puerto Rico Securities Act. This offering was oversubscribed; however, we only accepted subscriptions for the minimum amount we needed to fund the cash portion of the BankTrust purchase price. The net proceeds received from the private placement of our common stock were $6.0 million.

Stock Split

      On June 21, 2004, our Board of Directors authorized a two-for-one common stock split in the form of a stock dividend. The dividend was payable on July 15, 2004 to shareholders of record on July 1, 2004. All share and per share data included in this prospectus has been adjusted to reflect the stock split.

United States Taxation

      In general, U.S. Holders other than Puerto Rico U.S. Holders (each as defined in the section of this prospectus captioned “Taxation — United States Taxation”) that invest in our common stock generally will be subject to United States federal income taxation on the dividends they receive from us with respect to their investment in our common stock and on any gain or loss they recognize on the disposition of our common stock. Based upon the representations and assumptions set forth in the section of this prospectus captioned “Taxation — United States Taxation,” Puerto Rico corporations (as defined in the section of this prospectus captioned “Taxation — United States Taxation”) and Puerto Rico U.S. Holders that invest in our common stock generally will not be subject to United States federal income taxation on the dividends they receive from us with respect to their investment in our common stock and on any gain or loss they recognize on the disposition of our common stock. If we or any of our subsidiaries are determined to be a passive foreign investment company or a foreign personal holding company, U.S. Holders including, in certain circumstances, Puerto Rico U.S. Holders could also be subject to certain adverse United States federal income tax consequences with respect to the ownership and disposition of our common stock. See the sections of this prospectus captioned “Taxation — United States Taxation — Passive Foreign Investment Company Rules” and “Taxation — United States Taxation — Foreign Personal Holding Company Rules,” respectively, for a discussion of the impact of these rules. We have received an opinion from our United States tax counsel set out in the section of the prospectus captioned “Taxation — United States Taxation” that describes the material United States federal income tax considerations relating to the ownership and disposition of our common stock. For a more detailed description of these material tax considerations see the section of this prospectus captioned “Taxation — United States Taxation.”

Other Information

      Eurobank, our principal subsidiary, was originally chartered as a trust company under the laws of the Commonwealth of Puerto Rico in 1979, and commenced operations under the name “Española de Finanzas Trust Company.” Subsequently, Eurobank obtained authority to conduct banking activities and in December 1988 obtained FDIC insurance for its deposits and changed its name to “First Community Trust Company.” In 1992, Eurobank amended its charter in order to become a commercial bank regulated by the banking laws of Puerto Rico and its name was changed to Eurobank. Eurobank is regulated by the Commissioner of Financial Institutions of Puerto Rico and the FDIC.

      Our principal executive office is located at 270 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918, and our telephone number is (787) 751-7340. Our website address is www.eurobankpr.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

The Offering

Common stock offered by us	[ ] shares

Common stock offered by the selling stockholders	[ ] shares

Common stock to be outstanding immediately after this offering	[ ] shares. The number of shares to be offered by us and the selling stockholders excludes the issuance of [ ] additional shares of common stock that we may issue if the underwriters exercise, in full, the over-allotment option that we and the selling stockholders have granted them. The number of shares of our common stock outstanding immediately after this offering is based on the number of shares outstanding as of [ ], 2004. This number reflects the effect of a two-for-one stock split in the form of a stock dividend declared by the Board of Directors on June 21, 2004 to stockholders of record as of July 1, 2004, and payable July 15, 2004. This number does not take into account (1) [ ] shares of common stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $[ ] per share, and (2) [ ] shares of common stock reserved for issuance pursuant to future grants under our 2002 Stock Option Plan.

Use of proceeds	The estimated net proceeds from this offering (approximately $[ ] million) will be used to support balance sheet growth, to fund the opening of additional branches, for future acquisitions, to leverage the growth of our subsidiary IBE and for general corporate purposes We have not specifically allocated the amount of the net proceeds that will be used for these purposes; however, we believe that we will be able to deploy the net proceeds in a manner that will maximize the return to our investors. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. For additional information, see the section of this prospectus captioned “Use of Proceeds.”

Dividend policy	We have not paid cash dividends historically, nor do we anticipate paying any cash dividends in the foreseeable future. Instead, we anticipate that all of our earnings, if any, in the foreseeable future will be used for working capital, to support our operations and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and other factors that our Board of Directors may deem relevant. For additional information, see the section of this prospectus captioned “Dividend Policy.”

Proposed Nasdaq National Market symbol	“EUBK”

Risk factors	For a discussion of risks relating to our business and an investment in our common stock, see the section of this prospectus captioned “Risk Factors.”

SUMMARY CONSOLIDATED FINANCIAL DATA

      We derived our summary consolidated financial data as of and for each of the years in the three year period ended December 31, 2003 from our audited consolidated financial statements included elsewhere in this prospectus. Summary consolidated financial data as of and for the years ended December 31, 2000 and 1999 have been derived from our audited consolidated financial statements which are not included in this prospectus. Our summary consolidated financial data as of and for the three months ended March 31, 2004 and March 31, 2003 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements reflect all adjustments, including usual recurring adjustments, which in the opinion of management, are necessary for the fair presentation of that information as of and for the periods presented. Our results for the interim periods are not necessarily indicative of the results that you should expect for the full year or in the future.

      EuroBancshares was incorporated on November 21, 2001 and became the parent bank holding company for Eurobank on July 1, 2002. As a result, the financial information below for the years 2003 and 2002 includes consolidated information for both EuroBancshares and Eurobank. Financial data shown for the years 2001, 2000, and 1999 includes the financial information for Eurobank only.

      You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Results from past periods are not necessarily indicative of results that may be expected for any future period. Average balances have been computed using daily averages.

	As of or for the Three
	Months Ended March 31,		As of or for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share data)
Summary Income Data:
Total interest income	$19,006	$17,268	$71,516	$54,968	$44,590	$34,788	$20,729
Total interest expense	8,347	7,955	31,922	25,124	21,379	16,872	9,391
Net interest income	10,659	9,313	39,594	29,844	23,211	17,916	11,338
Provision for loan and lease losses	1,500	2,094	6,451	3,354	2,377	1,343	1,103
Total noninterest income	1,593	1,109	9,047	4,021	4,724	3,413	2,783
Total noninterest expense	7,364	6,457	28,875	21,934	17,607	14,047	10,064
Income before income taxes	3,389	1,871	13,315	8,577	7,951	5,939	2,954
Income tax expense	1,064	583	3,432	2,724	2,147	1,908	1,170
Extraordinary gain(1)	—	—	—	1,081	—	—	—
Net income	2,325	1,288	9,883	6,934	5,804	4,031	1,784
Common Share Data:
Earnings per common share — basic:
Income before extraordinary item	$0.16	$0.09	$0.71	$0.43	$0.47	$0.40	$0.18
Extraordinary item	—	—	—	0.08	—	—	—

Net income	0.16	0.09	0.71	0.51	0.47	0.40	0.18
Earnings per common share — diluted:
Income before extraordinary item	0.16	0.09	0.69	0.42	0.46	0.40	0.18
Extraordinary item	—	—	—	0.08	—	—	—

Net income	0.16	0.09	0.69	0.50	0.46	0.40	0.18
Cash dividends declared	—	—	—	—	—	—	—
Book value per common share	4.96	4.17	4.66	4.13	3.52	2.99	2.40

	As of or for the Three
	Months Ended March 31,		As of or for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share data)
Common shares outstanding at end of period	14,112,646	13,879,370	13,947,396	13,879,320	13,556,994	12,054,004	10,054,004
Average diluted shares outstanding	14,462,888	13,950,440	14,234,168	13,724,248	12,427,640	10,127,258	10,043,404
Selected Balance Sheet Data:
Total assets	$1,413,778	$1,068,903	$1,320,934	$1,035,305	$607,715	$452,009	$305,712
Securities available-for-sale	384,607	154,935	324,938	145,795	88,709	103,737	81,047
Investment securities held-to-maturity	—	—	—	—	225	228	228
Gross loans and leases	961,244	815,679	899,392	767,792	458,680	312,197	185,991
Allowance for loan and lease losses	9,881	7,728	9,394	6,918	4,513	3,050	2,143
Deposits	1,054,833	880,293	984,549	843,045	485,663	350,395	251,235
Other borrowings	281,086	122,613	264,616	127,963	67,614	61,313	27,805
Stockholders’ equity	70,011	57,952	65,075	57,335	47,806	36,063	24,160
Performance Ratios:
Return on average common stockholders’ equity(2)	13.95%	8.90%	16.50%	13.56%	14.34%	15.39%	7.48%
Return on average assets(3)	0.69	0.49	0.87	0.92	1.10	1.04	0.65
Net interest margin(4)	3.43	3.86	3.75	4.29	4.97	5.53	5.06
Efficiency ratio(5)	58.17	60.34	57.86	62.85	59.70	59.86	65.43
Asset Quality Ratios:
Nonperforming assets to total assets	2.46%	2.94%	2.51%	2.87%	2.18%	2.05%	2.26%
Nonperforming loans to total loans	2.80	2.98	2.98	2.87	2.23	2.44	3.29
Allowance for loan and lease losses to nonperforming loans	36.69	31.81	35.07	31.35	44.18	40.00	35.03
Allowance for loan and lease losses to total loans	1.03	0.95	1.04	0.90	0.98	0.98	1.15
Net charge-offs to average loans	0.44	0.66	0.48	0.52	0.24	0.18	0.62
Capital Ratios:
Leverage ratio	6.60%	7.02%	6.76%	7.93%	8.27%	8.15%	8.43%
Tier 1 risk-based capital	8.09	8.37	8.30	8.63	9.57	10.86	11.64
Total risk-based capital	11.10	12.35	11.60	12.79	15.26	11.78	12.68
Tangible common equity to tangible assets	4.95	5.43	4.93	5.54	7.87	7.98	7.90

(1)	Extraordinary gain resulting from the negative goodwill on the acquisition of Banco Financiero. The excess of the fair value of the assets acquired over the purchase price resulted in a $1.5 million negative goodwill, which was allocated between a $1.1 million extraordinary gain and the $400,000 of the fair value of the acquired furniture, fixtures and equipment.

(2)	Return on average common equity is determined by dividing net income by average common equity.

(3)	Return on average assets is determined by dividing net income by average assets.

(4)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.

(5)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

SUMMARY PRO FORMA FINANCIAL INFORMATION

      The summary pro forma financial information set forth below gives effect to the following transactions as if these had occurred on January 1, 2003, in the case of statements of operations data, and March 31, 2004, in the case of balance sheet data:

•	the sale of 738,462 shares of common stock in the private placement on May 12, 2004 and the application of $6.0 million of net proceeds from such sale; and

•	our acquisition of BankTrust on May 3, 2004.

      The pro forma financial information does not purport to be indicative of the operating results or financial position that would have actually occurred or existed if the transactions had occurred on the dates indicated, nor is it indicative of our future operating results or our financial position. The pro forma adjustments are based on the information and assumptions available at the date of this prospectus. This summary information should be read in conjunction with the unaudited pro forma combined condensed financial information contained elsewhere in this prospectus. This pro forma information does not include any cost savings or revenue enhancements that may be achieved or realized as a result of the BankTrust acquisition.

For the Three
Months Ended
March 31, 2004

(In thousands,
except per
share data)
Consolidated Statements of Income Data:
Interest income	$27,594
Interest expense	12,281

Net interest income before provision for loan and lease losses	15,313
Provision for loan and lease losses	5,885

Net interest income	9,428
Noninterest income	2,078
Noninterest expenses	11,187

Income before income taxes	319
Income taxes	939

Net income (loss)	$(620)

Earnings per common share — basic	$.04
Earnings per common share — diluted	.04

For the Year Ended
December 31, 2003

(In thousands,
except per share
data)
Consolidated Statements of Income Data:
Interest income	$110,066
Interest expense	53,171

Net interest income before provision for loan and lease losses	56,895
Provision for loan and lease losses	11,906

Net interest income	44,989
Noninterest income	15,025
Noninterest expenses	46,186

Income before unusual recovery and income taxes	13,828
Unusual recovery(1)	2,304
Income taxes	11,350

Net income	$4,782

Earnings per common share — basic	$0.31
Earnings per common share — diluted	0.31

As of
March 31, 2004

(In thousands)
Consolidated Balance Sheet Data:
Loans and leases, net of unearned interest	$1,328,152
Investment securities	542,534
Total assets	1,960,827
Total deposits	1,473,976
Total stockholders’ equity	95,360

(1)	This unusual recovery was recognized by BankTrust in 2003 in connection with the settlement of a lawsuit filed by BankTrust. This recovery is not related to the acquisition of BankTrust.

RISK FACTORS

      An investment in our common stock involves a number of risks. You should read carefully and consider the following risks as well as the other information contained in this prospectus, including the financial statements and the notes to those financial statements, before making an investment decision. The realization of any of the risks described below could have a material adverse affect on our business, financial condition, results of operations, cash flows and/or future prospects. The trading price of our common stock could decline due to any of these risks, and you could lose part or all of your investment.

Risks Relating to Our Business

Our decisions regarding credit risk could be inaccurate and our allowance for loan and lease losses may be inadequate, which could materially and adversely affect our business, financial condition, results of operations, cash flows and/or future prospects.

      Our loan and lease portfolio and investments in marketable securities subject us to credit risk. Inherent risks in lending also include fluctuations in collateral values and economic downturns. Making loans and leases is an essential element of our business, and there is a risk that our loans and leases will not be repaid.

      We attempt to maintain an appropriate allowance for loan and lease losses to provide for losses inherent in our loan and lease portfolio. As of March 31, 2004, our allowance for loan and lease losses totaled $9.9 million, which represents approximately 1.0% of our total loans and leases. There is no precise method of predicting loan and lease losses, and therefore, we always face the risk that charge-offs in future periods will exceed our allowance for loan and lease losses and that we would need to make additional provisions to our allowance for loan and lease losses.

      In addition, the FDIC as well as the Commissioner of Financial Institutions of Puerto Rico review our allowance for loan and lease losses and may require us to establish additional reserves. Additions to the allowance for loan and lease losses will result in a decrease in our net earnings and capital and could hinder our ability to grow our assets.

We have a concentration of exposure to a number of individual borrowers and a significant loss on any one of these credits could materially affect our financial condition and results of operations.

      Under applicable law, there are quantitative limitations on the amount of loans we can make to one borrower or a group of related borrowers. As of March 31, 2004, our legal lending limit was approximately $10.3 million in the unsecured category, and approximately $22.8 million in the secured category. As of March 31, 2004, we had two loans to individual borrowers with a principal balance of more than $10.0 million per borrower and 12 loans to individual borrowers with a principal balance of more than $5.0 million per borrower. Given the size of these current outstanding loans relative to our capital levels and earnings, a significant loss on any one of these credits could materially and adversely affect our business, financial condition, results of operations, cash flows and/or future prospects.

A significant portion of our leases are secured by automobiles, and the loss of purchasers for our leases or a downturn in automobile purchases could have a material adverse effect on our business, financial condition, results of operations, cash flows and/or future prospects.

      A significant portion of our leases are secured by automobiles. As of March 31, 2004, the total amount of automobile leases was $334.7 million or 23.7% of our total assets. We sometimes sell our leases to other financial institutions in order to manage our lease financing concentration. The loss of purchasers of our leases could cause us to reduce our lease originations, reducing our net income. Alternatively, we may increase the portion of the leases that we retain for our portfolio with the result that our exposure to automobile leases will increase. In addition, a downturn in automobile purchases could have a material adverse effect on our business, financial condition, results of operations, cash flows and/or future prospects.

We rely heavily on short-term funding sources, such as brokered deposits and repurchase obligations, which are generally more sensitive to changes in interest rates and can be adversely affected by local and general economic conditions.

      We have frequently utilized as a source of funds certificates of deposit obtained through deposit brokers that solicit funds from their customers for deposit with us, or brokered deposits. Brokered deposits, when compared to retail deposits attracted through a branch network, are generally more sensitive to changes in interest rates and volatility in the capital markets. In addition, brokered deposit funding sources may be more sensitive to significant changes in our financial condition. Brokered deposits amounted to $249.0 million, or approximately 23.6% of our total deposits, as of March 31, 2004, as compared to non-brokered certificates of deposit in the amount of $354.9 million, or approximately 33.7% of our total deposits for the same period. Approximately $48.2 million of these brokered deposits, or approximately 19.4% of our total brokered deposits, mature within one year. In addition, we assumed additional brokered deposits as a result of our acquisition of BankTrust, which relied heavily on these funding sources. Consequently, on a pro forma basis giving effect to the brokered deposits assumed in the BankTrust acquisition as of March 31, 2004, our balance of brokered deposits amounted to $528.6 million, or approximately 35.9% of our total deposits. Our ability to continue to acquire brokered deposits is subject to our ability to price these deposits at competitive levels, which may substantially increase our funding costs.

      We also have borrowings in the form of repurchase obligations with the Federal Home Loan Bank, or the FHLB, and other broker-dealers. These agreements are collateralized by some of our investment securities. As of March 31, 2004, our repurchase obligations totaled $224.0 million, of which $153.4 million, or approximately 68.5% of the total repurchase obligations, mature within one year. If we are unable to borrow in the form of repurchase obligations, we may be required to seek higher cost funding sources, which could materially and adversely effect our net interest income.

We have experienced rapid growth in recent quarters and we may be unable to successfully continue to implement our growth strategy, which may adversely affect our business, financial condition, results of operations, cash flows and/or future prospects.

      Our assets have grown rapidly in recent quarters. With the ultimate goal of increasing net income, we have grown our assets from $607.7 million as of December 31, 2001 to $1.4 billion as of March 31, 2004 ($2.0 billion on a pro forma basis giving effect to the BankTrust acquisition). The types of assets on our balance sheet that have experienced the largest categorical increases are commercial loans and lease financings. We have funded this growth, in part, with brokered deposits, FHLB advances, and other borrowings. These types of funds are generally more costly and volatile than traditional retail deposits.

      We may not be able to sustain our current growth rate. Throughout our recent expansion, we have been successful in attracting new customers, expanding new services to existing customers, adding new business lines, engaging in acquisitions and increasing our deposit base. We cannot assure you that we will be able to continue this trend, and it will become more difficult to maintain sustained growth as we increase in size. Our ability to implement our strategy for continued growth depends on our ability to attract and retain customers in a highly competitive market, on the growth of those customers’ businesses, on entering and expanding in lines of business in which we do not have significant past experience or for which we have only recently added personnel with the requisite experience, on our ability to continue to identify new acquisition targets and on our ability to increase our deposit base. Many of these growth prerequisites may be affected by circumstances that are beyond our control. Our inability to meet any of these growth prerequisites could have a material adverse effect on our business, financial condition, results of operations, cash flows and/or future prospects.

We rely heavily on our management team and the unexpected loss of key officers could adversely affect our business, financial condition, results of operations, cash flows and/or future prospects.

      Our success has been and will continue to be greatly influenced by our ability to retain the services of existing senior management and, as we expand, to attract and retain qualified additional senior and middle management. Rafael Arrillaga-Torréns, Jr., our President and Chief Executive Officer, has been instrumental in managing our business affairs. Our other senior executive officers have had, and will continue to have, a significant role in the development and management of our business. The loss of the services of Mr. Arrillaga or any of our other senior executive officers could have an adverse effect on our business, financial condition, results of operations, cash flows and/or future prospects. We have not established a formal management succession plan. Accordingly, should we lose the services of Mr. Arrillaga, our Board of Directors may have to search outside of EuroBancshares for a qualified permanent replacement. This search may be prolonged and we cannot assure you that we will be able to locate and hire a qualified replacement. We do not maintain key man life insurance policies on any of our senior executive officers. We currently do not have any employment agreements with our senior executive officers, with the exception of a Severance Payment Agreement with Yadira R. Mercado, our Executive Vice President and Chief Financial Officer. If any of our senior executive officers leaves his or her respective position, our business, financial condition, results of operations, cash flows and/or future prospects may suffer.

The regulatory capital treatment of our junior subordinated debentures and related trust preferred securities is uncertain.

      Financial holding companies with more than $150.0 million in assets, like us, must maintain minimum capital ratios. In particular, we must maintain a leverage ratio of Tier 1 capital to average assets of 5.0%; a Tier 1 risk-based capital ratio of 6.0% of risk-weighted assets; and a total risk-based capital ratio (Tier 1 and Tier 2 capital) of 10.0% of risk-weighted assets to be considered “well-capitalized” for regulatory purposes. The Federal Reserve Board’s current rules regarding the capital treatment of trust preferred securities allow us to count trust preferred securities as Tier 1 capital up to 25.0% of our total Tier 1 capital for regulatory purposes. The remaining portion counts as Tier 2 capital. As of March 31, 2004, we had $45.0 million in trust preferred securities of which $22.0 million counted as Tier 1 capital and $23.0 million counted as Tier 2 capital.

      On May 6, 2004, the Federal Reserve Board issued a notice of proposed rulemaking and requested public comment on a proposed rule that would limit the aggregate amount of trust preferred securities that bank holding companies would be able to include in Tier 1 capital to 25.0% of their total Tier 1 capital, net of goodwill. Further, the amount of trust preferred securities and certain other elements in excess of the limit that could be included in Tier 2 capital would be limited to 50.0% of Tier 1 capital, net of goodwill and certain other intangibles. Comments on the proposed rule are to be submitted by July 11, 2004. Under this proposed rule, as of March 31, 2004, $22.0 million of our trust preferred securities would count as Tier 1 capital and $23.0 million of our trust preferred securities would count as Tier 2 capital. There can be no assurance that the proposed rule will be adopted in its current form, or that the Federal Reserve Board will continue to allow institutions to include trust preferred securities issued by trust subsidiaries or debentures issued to trust subsidiaries in Tier 1 capital for regulatory capital purposes. A determination by the Federal Reserve Board not to continue to allow the inclusion of our junior subordinated debentures or the trust preferred securities in Tier 1 capital, or otherwise limiting the inclusion of such debentures or securities in Tier 1 capital, could have a material and adverse impact on our regulatory capital levels and cause our capital ratios to fall below the levels necessary to be considered “well-capitalized” under current regulatory guidelines. This could impact our ability to grow our assets. In addition, inadequate regulatory capital levels may result in the imposition of certain operating restrictions on us and Eurobank. See the section of this prospectus captioned “Supervision and Regulation.”

                  We have certain risks associated with our lease servicing activities.

      We retain the responsibility for servicing the automobile leases that we sell, and are therefore entitled to an ongoing fee based on the outstanding principal balances of the leases we service. As of March 31, 2004, we had servicing assets amounting to $2.6 million. The value of these servicing assets is subject to credit, prepayment and interest rate risk. Significant decreases in interest rates may lead to increases in the prepayment of leases by borrowers, which may reduce the value of our servicing assets. If prepayments increase above the expected levels, the value of our servicing assets will decrease. We may be required to recognize this decrease in value by taking a charge against our current earnings. The amount of this charge is not easily quantifiable because it depends on a number of factors as discussed above. However, the worst case would result in the complete charge-off of the unamortized servicing assets.

Risks Relating to an Investment in Our Common Stock

Our common stock does not have a trading history and you may not be able to trade our common stock if an active trading market does not develop. Additionally, the price of our common stock may fluctuate significantly.

      Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in us will lead to an active trading market in our common stock or how liquid that market might become. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of the common stock at any given time, which presence is dependent upon the individual decisions of investors over which neither we nor any market maker has any control.

      The initial public offering price of our common stock will be determined by negotiation between the representatives of the underwriters and us. This price may not be indicative of prices that will prevail in any future trading market. You may not be able to sell shares of our common stock at or above our initial public offering price.

After completion of the offering, our executive officers and directors will continue to own a significant number of shares of our common stock, allowing management significant control over our corporate affairs.

      After the completion of this offering, our executive officers and directors will beneficially own           % of the outstanding shares of our common stock, and approximately           % of such shares of our common stock if the underwriters’ over-allotment option is fully exercised. Accordingly, these executive officers and directors will be able to control, to a significant extent, the outcome of all matters required to be submitted to our stockholders for approval, including decisions relating to the election of directors, the determination of our day-to-day corporate and management policies and other significant corporate transactions. See “Management,” “Principal and Selling Stockholders” and “Description of EuroBancshares Capital Stock.”

As a new investor, you will incur immediate and substantial dilution in the tangible book value per share of your investment in our common stock.

      If you purchase shares of our common stock in this offering, you will experience an immediate and substantial dilution of $[          ] net tangible book value per share of your investment. This means that the price you pay for the shares you acquire in this offering will be higher than their net tangible book value per share. For more information regarding dilution, see the section of this prospectus captioned “Dilution.”

Your share ownership may be diluted by the issuance of additional shares of our common stock in the future.

      Your share ownership may be diluted by the issuance of additional shares of our common stock in the future. First, we have adopted a stock option plan that provides for the granting of stock options to our directors, executive officers and other employees. As of March 31, 2004, 1,156,864 shares of our common stock were issuable under options granted in connection with our stock option plan. In addition, 726,000 shares of our common stock are reserved for future issuance to directors, officers and employees under our stock option plan. It is probable that the stock options will be exercised during their respective terms if the fair market value of our common stock exceeds the exercise price of the particular option. If the stock options are exercised, your share ownership will be diluted.

      In addition, our amended and restated certificate of incorporation authorizes the issuance of up to 150,000,000 shares of common stock, but does not provide for preemptive rights to the holders of our common stock. Any authorized but unissued shares following the offering will be available for issuance by our Board of Directors. Therefore, persons who purchase shares in the offering will not automatically have the right to subscribe for additional shares of common stock issued at any time in the future. As a result, if we issue additional shares of common stock to raise additional capital or for other corporate purposes, you may be unable to maintain your pro rata ownership in EuroBancshares.

Future sales of common stock by existing stockholders may have an adverse impact on the market price of our common stock.

      Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that large sales could occur, could cause the market price of our common stock to decline or limit our future ability to raise capital through an offering of equity securities. After completion of this offering, there will be [                    ] shares of our common stock outstanding. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our “affiliates” within the meaning of Rule 144 under the Securities Act, which shares will be subject to the resale limitations of Rule 144, or purchased under the directed share program, which shares will be subject to a 180-day lock-up period. [                    ] of the remaining shares of outstanding common stock, representing approximately [          ]% of the outstanding common stock upon completion of this offering, will be “restricted securities” under the Securities Act, subject to restrictions on the timing, manner and volume of sales of those shares. We, our directors and officers, the selling stockholders and substantially all of our existing stockholders have entered into lock-up agreements (and the purchasers of shares of our common stock under the directed share program will agree to restrictions) generally providing, subject to limited exceptions, that they will not, without the prior written consent of Keefe, Bruyette & Woods, Inc., directly or indirectly, during the period ending 180 days after the date of this prospectus, offer to sell, or otherwise dispose of any shares of our common stock. Following the closing of this offering, we also intend to file a registration statement on Form S-8 under the Securities Act covering the 726,000 shares of our common stock reserved for issuance under our stock option plan as of March 31, 2004. Accordingly, subject to applicable vesting requirements and exercise with respect to options, shares registered under that registration statement will be available for sale in the open market immediately after the 180-day lock-up agreements expire.

Holders of our junior subordinated debentures have rights that are senior to those of our stockholders.

      On December 18, 2001, we issued $25.8 million of floating rate junior subordinated debentures in connection with a $25.0 million trust preferred securities issuance by our subsidiary, Eurobank Statutory Trust I. The 2001 junior subordinated debentures mature in 2031. On December 19, 2002, we issued $20.6 million of floating rate junior subordinated interest debentures in connection with a $20.0 million trust preferred securities issuance by our subsidiary, Eurobank Statutory Trust II. The 2002 junior subordinated debentures mature in 2032. The purpose of these transactions was to raise additional capital to fund our continued growth.

      Payments of the principal and interest on the trust preferred securities of Eurobank Statutory Trust I and Eurobank Statutory Trust II are conditionally guaranteed by us. The 2001 and 2002 junior subordinated debentures are senior to our shares of common stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on our common stock. We have the right to defer distributions on the 2001 and 2002 junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on our common stock.

Holders of our Series A Preferred Stock have rights senior to those of our common stockholders.

      In connection with our acquisition of BankTrust, we issued 433,337 shares of our Series A Preferred Stock to certain stockholders of BankTrust in exchange for their shares of the Series A and Series B preferred stock of BankTrust. Our Series A Preferred Stock has rights and preferences that could adversely affect holders of our common stock. For example, we generally are unable to declare and pay dividends on our common stock if there are any accrued and unpaid dividends on our Series A Preferred Stock for the preceding twelve months. Additionally, upon any voluntary or involuntary liquidation, dissolution, or winding up of our business, the holders of our Series A Preferred Stock are entitled to receive distributions out of our available assets before any distributions can be made to holders of our common stock.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, could delay or prevent a takeover of us by a third party.

      Our amended and restated certificate of incorporation and amended and restated bylaws could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or could otherwise adversely affect the price of our common stock. For example, our bylaws contain advance notice requirements for nominations for election to our Board of Directors and for proposing matters that stockholders may act on at stockholder meetings. We also have a staggered board of directors, which means that only one-third of our Board of Directors can be replaced by stockholders at any annual meeting.

We currently do not intend to pay dividends on our common stock. In addition, our future ability to pay dividends is subject to restrictions. As a result, capital appreciation, if any, of our common stock will be your sole source of gains for the foreseeable future.

      We have not historically and we currently do not intend to pay any dividends on our common stock. In addition, since we are a financial holding company with no significant assets other than Eurobank, we have no material source of income other than dividends that we receive from Eurobank. Therefore, our ability to pay dividends to our stockholders will depend on Eurobank’s ability to pay dividends to us. Moreover, banks and bank holding companies are both subject to federal and Puerto Rico regulatory restrictions on the payment of cash dividends. We intend to retain the earnings of Eurobank to support growth and build equity capital. Accordingly, you should not expect to receive dividends from us in the foreseeable future.

      We are also restricted from paying dividends on our common stock if we have deferred payments of the interest on, or an event of default has occurred with respect to, our junior subordinated debentures. In addition, we generally are unable to declare and pay dividends on our common stock if there are any accrued and unpaid dividends on our Series A Preferred Stock for the preceding 12 months.

Our former independent public accountant, Arthur Andersen LLP, has been found guilty of federal obstruction of justice charges and you are unlikely to be able to exercise effective remedies against them in any legal action.

      Although we have dismissed Arthur Andersen LLP as our independent public accountants and engaged KPMG LLP, Arthur Andersen LLP provided us with auditing services for prior fiscal periods through December 31, 2001, including issuing an audit report with respect to our audited consolidated financial statements as of and for the year ended December 31, 2001 included in this prospectus. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen LLP guilty of a federal obstruction of justice charge arising from the federal government’s investigation of Enron Corp. On August 31, 2002, Arthur Andersen LLP ceased practicing before the SEC.

      We were unable to obtain Arthur Andersen LLP’s consent to the inclusion in this prospectus of its report with respect to our audited consolidated financial statements as of and for the year ended December 31, 2001. Rule 437(a) under the Securities Act permits us to dispense with the requirement to file their consent. As a result, you may not have an effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission with respect to our audited consolidated financial statements that are included in this prospectus, including any claim under Section 1l of the Securities Act. In addition, even if you were able to assert a claim, as a result of its conviction and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors or by us that might arise under federal securities laws or otherwise relating to any alleged material misstatement or omission with respect to our audited consolidated financial statements.

Your shares are not an insured deposit.

      Your investment in our common stock will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

Risks Related to United States Taxation

If we or any of our subsidiaries are determined to be a passive foreign investment company, U.S. Holders of our stock could be subject to adverse tax consequences.

      If we or any of our subsidiaries are determined to be a passive foreign investment company, known as a “PFIC”, U.S. Holders (as defined in the section of this prospectus captioned “Taxation — United States Taxation”) could be subject to adverse United States federal income tax consequences. Specifically, if either we or any of our subsidiaries are determined to be a PFIC for any taxable year, each U.S. Holder would generally be subject to taxation under special rules, regardless of whether we or any of our subsidiaries remains a PFIC, with respect to (1) any “excess distribution” made by us to the U.S. Holders during that taxable year, and (2) any gain realized on the sale, pledge or other disposition during that taxable year of our common stock or the stock of the subsidiary that was determined to be a PFIC. These rules could, in addition to other consequences, cause certain income otherwise classified as capital gain to be taxed at ordinary income rates or the highest rate of tax for ordinary income in the year to which it is allocated regardless of the U.S. Holder’s particular tax situation and cause the U.S. Holder to be subject to an interest charge on the deemed deferred amount at the underpayment rate. “Excess distributions” generally are any distributions received by the U.S. Holder on the common stock in a taxable year that exceed 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or the U.S. Holder’s holding period for the common stock, if shorter. We believe that neither we nor any of our subsidiaries will be determined to be a PFIC in our current taxable year, and we expect to continue to conduct our affairs in a manner so that neither we nor any of our subsidiaries qualifies as a PFIC in the foreseeable future. However, we have not requested or received an opinion from our United States tax counsel as to whether we will be determined to be a PFIC in our current taxable year and we can give no assurance in this regard. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders and the tax consequences to individuals who are bona fide residents of Puerto Rico (who are subject to special United States federal income tax provisions), see the section of this prospectus captioned “Taxation — United States Taxation — Passive Foreign Investment Company Rules.”

If we or any of our subsidiaries are classified as a foreign personal holding company, U.S. Holders of our stock could be subject to adverse tax consequences.

      If we or any of our subsidiaries are classified as a foreign personal holding company, known as a “FPHC”, U.S. Holders (as defined in the section of this prospectus captioned “Taxation-United States Taxation”) could be subject to adverse United States federal income tax consequences. In general, a non-United States corporation will be classified as a “FPHC” for United States federal income tax purposes if (1) at any time during the taxable year at issue, five or fewer individuals who are United States citizens or residents, referred to as a “United States group,” own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation’s stock measured by voting power or value, and (2) at least 60% of its gross income for the taxable year is “FPHC income.” If we or any of our subsidiaries are classified as a FPHC in any taxable year, a portion of the applicable

“undistributed foreign personal holding company income” (as defined for United States federal income tax purposes) would be imputed to our U.S. Holders on the last day on which a United States group existed in the applicable taxable year. If we are a FPHC, such income would be taxable as a deemed dividend to these holders to the extent of our current and accumulated earnings and profits even if no cash dividend were actually paid and would not be eligible for a reduced rate of tax under recently enacted legislation. In general, undistributed foreign personal holding company income means all of the taxable income of that entity, with certain adjustments, less a dividend paid deduction, plus its proportionate share of undistributed foreign personal holding company income of a subsidiary FPHC. Further, in such case, upon the death of any United States individual owning shares in a FPHC, such individual’s heirs or estate would not be entitled to a “step-up” in the basis of the common shares which might otherwise be available under United States federal income tax laws. If we are not a FPHC and such income is from one or more of our subsidiaries that are FPHCs, then the “undistributed foreign personal holding company income” of the subsidiaries that are FPHCs could be taxable as a deemed dividend to these U.S. Holders in certain circumstances.

      Prior to this offering, both we and our subsidiaries satisfied the stock ownership test for classification as FPHCs in 2004 (i.e., 50% or more of the shares of our stock have been owned or deemed owned by a United States group). Unless Eurobank and its subsidiaries that are organized and doing business under the banking and credit laws of Puerto Rico (“Banking Subsidiaries”) receive certificates from the Commissioner of the Internal Revenue Service that they are not FPHCs, Eurobank and such subsidiaries would likely meet the gross income test and could be treated as FPHCs in 2004. Furthermore, if Eurobank and its Banking Subsidiaries do not receive certificates for 2004, it is likely that we would also meet the gross income test and could be treated as a FPHC in 2004. We expect, however, that neither we nor any of our subsidiaries will be a FPHC in our current taxable year based on our expectation that the Internal Revenue Service will certify that Eurobank and each of its Banking Subsidiaries are not FPHCs and on certain projections we have made with respect to our gross income following this offering. Furthermore, we expect that immediately following the consummation of the offering, no “United States group” will exist with respect to us or our subsidiaries. If a “United States group” does not exist immediately following the completion of the offering, a U.S. Holder that does not otherwise own our common stock prior to the completion of the offering will not be required to include any “undistributed foreign personal holding company income” in their taxable income in 2004 provided a “United States group” does not exist for the remainder of our taxable year. Due to certain legal and factual uncertainties, including that the Internal Revenue Service may not make such certifications, we cannot be certain that either we or any of our subsidiaries will not be considered a FPHC in 2004 and in the foreseeable future or that a “United States group” will not exist. In addition, we have not requested or received an opinion from United States counsel regarding whether we will be considered a FPHC in 2004. For a more detailed explanation of the tax consequences of FPHC classification to U.S. Holders and the tax consequences to individuals who are bona fide residents of Puerto Rico (who are subject to special United States federal income tax provisions), see the section of this prospectus captioned “Taxation — United States Taxation — Foreign Personal Holding Company Rules.”

Risks Related to Our Acquisition of BankTrust

There may be undiscovered risks or losses associated with the recent BankTrust acquisition.

      We acquired substantially all of the assets of BankTrust, including, without limitation, its loan and lease portfolio. Although our management team conducted due diligence with respect to BankTrust, we have not previously owned or operated BankTrust and we do not have any detailed working experience related to its operations. We may suffer losses or undisclosed liabilities with respect to the assets and liabilities of BankTrust, including, with respect to its loan and lease portfolio, impairment of the ability of borrowers to repay loans and leases, declines in the value of the collateral securing loans, or inadequacy of the allowances for loan and lease losses. Specifically, some of the assets we acquired in the BankTrust acquisition have credit quality issues. As of March 31, 2004, $18.0 million in loans that we acquired from BankTrust were problem loans. Included in these problem loan totals are nonaccrual loans and loans that were classified as “Watch or Special Mention,” “Substandard” or “Doubtful” on the watch list that was presented monthly to the BankTrust Board of Directors. Taking into account the consolidation of the BankTrust loans with Eurobank’s pre-existing loans, Eurobank would have had approximately $68.5 million in past due and nonperforming loans, on a pro forma basis, as of March 31, 2004. One or more of these factors might cause us to have additional losses or liabilities, additional loan charge-offs, or increases in allowances for loan and lease losses, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and/or future prospects.

      Prior to our acquisition, BankTrust was operating under a cease and desist order issued by the FDIC and the Commissioner of Financial Institutions of Puerto Rico dated as of September 16, 2003, that imposed certain compliance and reporting requirements upon BankTrust. However, as a result of our acquisition of BankTrust, the cease and desist order was lifted.

We may not be able to integrate BankTrust operations with our business efficiently.

      Our efforts to integrate the operations of BankTrust with our own are subject to risks, including:

•	possible loss of customers and deposits;

•	possible loss of key personnel of BankTrust;

•	difficulties assimilating the personnel and operations of BankTrust;

•	possible disruption of our ongoing business and additional burdens on our management team;

•	difficulties in maintaining uniform standards, controls, procedures and policies; and

•	difficulties in ensuring accurate and timely reporting of financial information.

      We cannot be certain that we will realize the benefits from the BankTrust acquisition that we anticipate. If we fail to integrate the operations of BankTrust efficiently, it could have a material adverse effect on our business, financial condition, results of operations, cash flows and/or future prospects.

We will have certain risks associated with the assumption of derivative instruments and hedging activities of BankTrust.

      In connection with our acquisition of BankTrust, we assumed a number of derivative instruments previously utilized by BankTrust to mitigate risks associated with changes in interest rates. As of March 31, 2004, the amount of these instruments was $156.7 million. The hedging strategies employed by BankTrust may not be successful in mitigating our risks associated with changes in interest rates. Under applicable accounting and reporting standards, every derivative instrument is required to be recorded on the consolidated balance sheet as either an asset or a liability measured at its fair value. As with all of our derivative instruments, we may realize gains or losses associated with changes in the fair value of the derivative instruments assumed in the BankTrust acquisition depending on their hedge designation and whether the hedge is effective in achieving offsetting changes in the fair value of cash flows of the asset or liability hedged. The existence of derivatives might mitigate somewhat, but will not offset, the risks related to changes in interest rates. Moreover, all hedging instruments are subject to counter-party risk.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. You can identify these statements from our use of the words “may,” “should,” “could,” “potential,” “continue,” “plan,” “forecast,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “is likely,” “will,” or the negative of these terms, and similar expressions. These forward-looking statements may include, among other things:

•	statements and assumptions relating to projected growth, earnings, earnings per share and other financial performance measures, as well as management’s short-term and long-term performance goals;

•	statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events, including the BankTrust acquisition;

•	statements relating to our business and growth strategies; and

•	any other statements, projections or assumptions that are not historical facts.

      We believe that our expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the “Risk Factors” section of this prospectus.

      You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this prospectus. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

BUSINESS

Overview

      We are a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through our wholly owned banking subsidiary, Eurobank, and our wholly owned insurance subsidiary, EuroSeguros. As of March 31, 2004, we had, on a consolidated basis, total assets of $1.4 billion, net loans and leases of $951.4 million, total deposits of $1.1 billion, and stockholders’ equity of $70.0 million. On May 3, 2004, we acquired all of the capital stock of BankTrust, a commercial bank headquartered in San Juan, Puerto Rico with $550.4 million in assets as of March 31, 2004. On a pro forma basis, as of March 31, 2004, giving effect to the acquisition and our recent issuance of shares of our common stock in a private placement offering related to that acquisition, we had total assets of $2.0 billion, net loans and leases of $1.3 billion, total deposits of $1.5 billion and stockholders’ equity of $95.4 million.

      Eurobank is a full-service Puerto Rico commercial bank with 21 branches located throughout the Island. The Bank is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Puerto Rico and the United States, including the acceptance of checking, savings and time deposits and the making of commercial and consumer loans, mortgage loans, real estate loans, lease financing, and other installment and term loans. Eurobank also offers trust and wealth management services. As a traditional commercial bank, Eurobank earns interest on loans, leases and investment securities that are funded by customer deposits, retained earnings and other equity, and other borrowings. The difference between the interest received and the interest paid has historically comprised the majority of our earnings.

      We are a relationship-driven financial services company focused on providing personalized banking services. We established our position in the small and middle market business community as a secondary alternative to our larger competitors, who we believed were underserving the market. Today, we compete head to head with all Puerto Rico commercial banks for the primary banking relationship of these customers. Our personalized customer service and experienced and focused management team are at the core of our strategy. While we have grown in size, we remain focused on providing services with a personal touch. Additionally, we have sought to further develop our footprint throughout the entire Island by opening branches along the main vehicular arteries that circle Puerto Rico. By the year 2007, we intend to have a branch located within a 10-minute drive of approximately 80% of the population of Puerto Rico, achievable with a 27 branch network.

      Our niche is to provide one-on-one services to small and mid-sized commercial businesses in Puerto Rico. Most of these businesses are involved in service industries, wholesale and retail distribution, dairy farming, construction, manufacturing, transportation and professional services, and have annual sales between $2.0 and $40.0 million. However, we also provide responsive customer service and convenient banking products to smaller companies with sales ranging from $500,000 to $2.0 million, consisting of lawyers, healthcare providers, CPAs, engineers and small contractors. While we do not mass market to the retail segment, we do provide retail banking services to the owners and families of our targeted commercial and small business customers, their employees and individuals who reside or work near our branch offices. These customers are usually also depositors of Eurobank. We seek to provide all of our customers with quick, responsive service and foster a culture in which customers are valued and respected.

      We target experienced real estate developers and provide them with acquisition development and construction loans. We place particular emphasis on single-family homes, townhouses and walk-up developments throughout the Island. We also finance commercial real estate development and construction projects, particularly if they are owner-occupied, generally limiting our maximum credit exposure to $7.5 million for these types of credits. Under the tradename “EuroMortgage,” we support these activities by providing financing to the purchasers of these real estate units. However, through a staff of salespeople, today we also provide mortgages to our branch customers and the general public. On a selective basis, we provide financing to owner-occupied properties and to a lesser extent to income producing properties.

      To reduce interest rate risk, in 1999 under the tradename “EuroLease,” we began providing open-end lease financing pursuant to which the lessee is responsible for the residual value, if any, of the leased asset. This short to medium-term fixed rate financing blends well with our primarily floating rate commercial loan portfolio.

      Long-term, it is our objective to leverage our relationships with our primary customers by cross-selling to them a complete array of banking products and services directly or through third-party providers. Through our trust department, EuroSeguros, and under the tradename “Eurofinancial,” we seek to assist our customers with a full array of wealth management products and services.

Our Strategic Plan

      Our primary business objectives are to maintain our strong asset growth and enhance profitability, becoming the premier small and middle market commercial bank in Puerto Rico. Our core customers are small and mid-sized businesses, real estate development companies and the owners, executives and employees of these businesses. Our success is largely based on our personalized services philosophy. We specifically target customers who want to deal directly with people they know and trust. As convenience remains an overriding factor in customer choice, we have continued to establish de novo branches throughout the Island to provide such convenience, and at the same time we have continued to enhance our technology platform.

      We have developed a strategy that focuses on providing superior service through highly qualified and relationship-oriented employees who are committed to their respective communities. Through this strategy we intend to grow our business, expand our customer base and improve profitability. We believe this strategy has already proven successful as evidenced by our five year compounded growth in earnings of 267.1% and earnings per share of 204.6%. The key elements of our strategy are:

•	Focus on Our Targeted Customers. We focus our time and resources on the following types of customers: small and mid-sized businesses, real estate development companies and the owners, executives and employees of these businesses. In this regard, we seek to leverage our business banking relationships by cross-selling to the personal financial needs of these business owners, executives and employees.

•	Provide Superior and Convenient Service to Our Customers. We strive to provide superior customer service through convenient access to Eurobank’s branches and personalized relationship banking. We have 21 branch offices strategically located throughout Puerto Rico. Eurobank intends to open six additional branches by the end of 2007. After the addition of these new branch offices, we will have a branch office located within a 10-minute drive of approximately 80% of the Island’s population. Under our business model we provide each commercial customer with its own relationship manager for all its banking needs. These relationship managers and our executive management team regularly visit customers at their places of business.

•	Hire and Retain Well-Trained and Qualified Employees. We are continuing to grow our franchise by providing superior customer service through committed, qualified and relationship-oriented employees. We seek to hire experienced and qualified employees that prefer our relationship banking approach. These employees are specifically incented through our compensation program to leverage our commercial relationships by cross-selling our products and services to the owners, executives and employees of our business customers.

•	Use the Lease Financing Business to Mitigate Interest Rate Risk. We use our lease financing business to mitigate our interest rate risk by offsetting the variable rate nature of our commercial loan portfolio with a short to medium-term fixed rate product. We plan to maintain the approximate size of the lease portfolio relative to the size of the total loan portfolio, while increasing the volume of leases originated for resale to other financial institutions.

•	De Novo Branching and Acquisitions. We seek to increase our presence throughout the Island through selective acquisitions and the opening of de novo branches in attractive locations. Our de novo expansion outside of the San Juan metropolitan market has followed Puerto Rico’s primary traffic arteries to areas that have been growing.

•	Maximize Growth of our International Banking Entity. Because EBS Overseas, Eurobank’s subsidiary IBE, is generally not subject to federal or Puerto Rico income tax, we will seek to maximize the growth of this IBE as interest rates and applicable law permit.

Our De Novo Branch and Acquisition Strategy

      Our growth strategy is concentrated on increasing our banking presence throughout the island of Puerto Rico. Our recent expansion has been the result of internal growth, acquisitions and the opening of de novo branch offices. Consistent with our operating philosophy and growth strategy, we regularly evaluate opportunities to acquire other banks or bank branches, expand our market coverage and share through de novo branching and enhance our product and service offerings. Eurobank’s expansion out of the San Juan metropolitan area has followed Puerto Rico’s primary traffic arteries to new locations poised for growth. We believe that the Puerto Rico banking environment, which is dominated by large banks, has afforded us a continuing opportunity to gain new customer relationships and to expand existing relationships. The growth in our branch network has expanded our presence throughout the Island and increased our customer base, providing tangible benefits that include an increase of total deposits of 16.8%, core deposits of 26.9% and earnings of 42.5% for the year ended 2003 compared to the levels for the year ended 2002. Each branch now has the ability to sell not only traditional products such as commercial credit, leasing, construction, mortgages, consumer credit and personal secured loans, but also to cross-sell our entire product line, including insurance through EuroSeguros, and investment products through our trust department and through Eurofinancial account representatives.

De Novo Branches

      During the past three years, we have opened four new banking offices in Humacao, Manatí, Mayagüez and Luquillo. Furthermore, in March 2004, we opened our newest branch in Hatillo, Puerto Rico. We are currently planning to open branches in the following municipalities: Aguadilla, Cabo Rojo/San Germán, Yauco, Canóvanas and Cayey. Our newer branches are located along the major vehicular arteries that encircle the island of Puerto Rico. By the year 2007, we expect to have a branch located within a ten minute drive of 80% of the population of Puerto Rico.

Mergers and Acquisitions

      Since 1997, we have completed acquisitions of three banks in Puerto Rico with combined assets of approximately $675.1 million. In the early 1990s, we acquired two branches from Banco Financiero and certain assets and liabilities of a failed bank from the FDIC. The following is a summary of our material acquisitions since 1997.

BankTrust Acquisition

      On May 3, 2004, we acquired all of the capital stock of BankTrust, a Puerto Rico chartered commercial bank, through the merger of BankTrust with and into Eurobank. The aggregate purchase price for the capital stock of BankTrust was $23.0 million, and consisted of the issuance of 683,268 shares of our common stock, 433,337 shares of our Series A Preferred Stock, and $6.5 million in cash. There were no changes in our Board of Directors or our senior management team as a result of the BankTrust acquisition. We funded a portion of the purchase price with proceeds we received from the issuance of 738,462 shares of our common stock at $8.13 per share in a private placement of our common stock to our existing stockholders and optionholders. In connection with the private placement and the acquisition of BankTrust, our Board of Directors engaged an independent third-party financial advisor, Feldman Financial Advisors, Inc., to determine the fairness, from a financial point of view, to our stockholders of the merger consideration paid to BankTrust’s stockholders and the terms of the private placement. The acquisition was accounted for using the purchase method of accounting under generally accepted accounting principles.

      BankTrust provided a broad range of financial products and services to its customers, including commercial, mortgage and personal loans, financial leases, checking and savings accounts, asset management and trust services. BankTrust operated five branch offices — two were located in San Juan and the other three were located in Guaynabo, Mayagüez and Ponce. BankTrust also had one loan production office in San Juan and operated an IBE under the name “BT International.” As of June 1, 2004, we had closed four of the five BankTrust branches, as well as the loan production office, and consolidated these operations into our existing branch network. Eurobank will continue to operate BT International as a division of Eurobank and the Guaynabo branch office as a branch of Eurobank. Prior to our acquisition, BankTrust was operating under a cease and desist order issued by the FDIC and the Commissioner of Financial Institutions of Puerto Rico dated as of September 16, 2003, that imposed certain compliance and reporting requirements upon BankTrust. The cease and desist order included various requirements and limitations that affected BankTrust’s operations. One of the principal requirements of the cease and desist order was that BankTrust achieve a leverage capital ratio equal to or greater than 5.5% of its assets on or before October 31, 2003, and a requirement that BankTrust achieve a leverage capital ratio equal to or greater than 6.0% of its assets on or before December 31, 2003 and thereafter maintain such leverage capital ratio of 6.0% or greater. BankTrust was unable to raise additional capital through an equity offering made in October of 2003. As of December 31, 2003, BankTrust was unable to achieve the 6% leverage capital ratio required under the cease and desist order. On that date, BankTrust had a 5.2% leverage capital ratio, and its external auditors had expressed substantial doubt about BankTrust’s ability to continue as a going concern. However, as a result of our acquisition of BankTrust, the cease and desist order was lifted, and we do not anticipate that the prior existence of the cease and desist order will have any effect on our operations. As of March 31, 2004, BankTrust had total assets of $550.4 million, total deposits of $415.1 million, stockholders’ equity of $41.7 million and $334.0 million in assets under management. On the closing date, the estimated fair value of the assets acquired was $517.8 million and the estimated fair value of the deposits and other liabilities assumed was $494.3 million.

      The BankTrust acquisition is consistent with our growth strategy. Its product offering and customer mix complement our existing product offering and customer mix. We believe the acquisition affords us certain revenue synergies. A substantial portion of the assets we acquired are of high quality with yields that are at or above market rates. Likewise, we have the opportunity to cross-sell our other products and services to the newly acquired customers of BankTrust. This acquisition also provides us with a significant trust and wealth management group that enhances our own efforts in this area. We believe that this will allow us to grow our trust business faster than if we had grown it organically.

      In connection with the BankTrust acquisition, we retained 41 of the 180 BankTrust employees and closed four of the five branches, which will result in immediate cost savings to us. Under the terms of the merger agreement, a substantial portion of the costs and expenses associated with the branch closings, the liquidation of its operations, and employee reductions were effectively borne by the stockholders of BankTrust through a reduction in the aggregate purchase price. These costs and expenses also included prepayment penalties and fees on all FHLB advances BankTrust had prior to closing. In addition, a substantial portion of the problem assets of BankTrust were transferred to a special purpose vehicle immediately prior to closing for the benefit of the BankTrust stockholders. These problem assets were comprised primarily of (1) loans and leases generated by BankTrust that we identified as having additional loss potential, (2) loans and leases related to boat financing, automobile or equipment leasing and personal installment loans financing, that were nonaccrual and/or were 90 days past due as of the effective date of our acquisition of BankTrust, and (3) loans and leases previously charged off by BankTrust. In addition, BankTrust transferred the following assets to the special purpose vehicle under the terms of the merger agreement:

•	sufficient funds to pay lease payments on BankTrust’s operating leases until their expiration date;

•	certain furniture and equipment of BankTrust;

•	certain causes of action of BankTrust; and

•	$200,000 in cash.

      On the effective date of the merger, the special purpose vehicle entered into an indemnification and security agreement with us for the purpose of securing the indemnification obligations of BankTrust to us under the merger agreement, (1) up to an aggregate limit of $1.0 million ($500,000 with respect to any claims brought or notified in writing after six months following the effective date of the merger), with respect to a breach by BankTrust of the representations, warranties, covenants and other agreements set forth in the merger agreement and the other agreements contemplated by the merger agreement, (2) without limit as to amount, with respect to losses resulting from certain third party actions, and (3) up to an amount agreed upon by a majority of the members of a joint committee comprised of certain of our officers and certain officers of BankTrust on or before six months after the effective date of the merger or, absent such agreement, an amount established by a third party acceptable to a majority of the members of the joint committee on or before six months after the effective date of the merger, with respect to certain specified matters. We do not hold any equity interest in the special purpose vehicle.

      The indemnification and security agreement terminates one year following the effective date of the merger, except with respect to claims brought or notified by us in writing to the special purpose vehicle prior to the first anniversary of the effective date of the merger. In the event that, prior to the first anniversary of the effective date of the merger, we or our related parties incur a loss, bring a claim, or give notice of a potential third party claim or a claim resulting from a breach by BankTrust of any of the representations, warranties, covenants and other agreements set forth in the merger agreement and the other agreements contemplated in the merger agreement, then the special purpose vehicle will pay to us, from its reserve account and from any other assets of the special purpose vehicle, an amount equal to all costs, expenses, fees and losses incurred in connection with such claim. Upon the final resolution of all such claims and potential claims, any remaining funds in the reserve account of the special purpose vehicle will be released and will be available for distribution to the stockholders of the special purpose vehicle.

Banco Financiero de Puerto Rico and Banco del Comercio de Puerto Rico Acquisitions

      On December 15, 2002, we acquired all of the issued and outstanding capital stock of Banco Financiero de Puerto Rico for an aggregate purchase price of $1.5 million, consisting of the issuance of common stock valued at $1.2 million and $326,000 in cash. Banco Financiero was merged with and into Eurobank. Banco Financiero operated through three branch offices in Ponce, Puerto Rico. The acquisition was accounted for using the purchase method of accounting under generally accepted accounting principles. The estimated fair value of the assets acquired and liabilities assumed of $2.8 million exceeded the acquisition price of $1.8 million including additional cost associated with the acquisition of $214,000. The Banco Financiero acquisition was accretive to our earnings for the year ended December 31, 2003, as we reduced the pre-closing level of noninterest expense associated with its operations by more than 75.0% within the first 60 days after closing.

      On October 26, 1997, we acquired all of the issued and outstanding capital stock of Banco del Comercio de Puerto Rico through a share exchange and the merger of Banco del Comercio with and into Eurobank. Prior to our acquisition, Banco del Comercio operated six branch offices in the San Juan, Carolína and Caguas regions. On the closing date, the net book value of the assets and liabilities of Banco del Comercio were $69.3 million and $65.6 million, respectively. The acquisition was accounted for as a pooling of interests under generally accepted accounting principles. The Banco del Comercio acquisition was accretive to our earnings for the year ended December 31, 1998, as we reduced the pre-closing level of noninterest expense associated with its operations by more than 70.0% within the first 60 days after closing.

      Both Banco Financiero and Banco del Comercio were also operating subject to cease and desist orders issued by the FDIC prior to their acquisition by Eurobank. Nevertheless, we were able to integrate the operations of both banks with our operations and, in both instances, achieve significant cost savings within a short period of time after the respective closing dates of each acquisition.

      Because both Banco Financiero and Banco del Comercio were classified as “undercapitalized” under applicable capital adequacy guidelines, the cease and desist orders of these institutions were similar in scope. The directives of the cease and desist orders provided, among other measures, emphasis on capitalization requirements and mandated several procedures to strengthen the lending practices and the respective loan portfolios. The directives required the board of directors of each institution to revise and implement acceptable policies and procedures for liquidity, and for guidance and control over internal controls and procedures. Moreover, they also required the development of a written earnings plan, elimination and correction of all violations of law, to attain and thereafter maintain a leverage capital ratio of 6.0%, and the implementation of policies to ensure the effective guidance and control of the lending and collection functions. Except with respect to the requisite capital ratio requirements, each of Banco Financiero and Banco del Comercio generally were in compliance with most of the directives of their respective cease and desist orders.

      No particular corrective actions were necessary at the time of the acquisitions because the operations of Banco Financiero and Banco del Comercio were fully and completely integrated into our policies, controls and procedures under the guidance of our management team. These acquisitions had no impact on our operations, liquidity or capital. However, our asset quality was slightly impacted by the increase in nonperforming loans and corresponding delinquency. While in the years immediately after each acquisition the volume of net charge-offs increased, the increased income generated by these acquisitions was more than sufficient to offset the increases in net charge-offs.

Products and Services

      Eurobank is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Puerto Rico, including the acceptance of checking, savings and time deposits and the making of commercial and consumer loans, mortgage loans, real estate loans, lease financing, and other installment and term loans. Eurobank also offers trust and wealth management services. We provide our customers with internet banking, electronic funds transfers through ACH services, cash management, vault services, loan and deposit sweep accounts and lock box services. While we offer a wide variety of financial services to our customers, our primary products and services are grouped in the following categories: commercial banking, leasing (“EuroLease”), mortgage banking (“EuroMortgage”), and trust and wealth management. In addition, we provide automobile, property and casualty, and guaranteed auto protection insurance to customers in our market area through our other wholly owned subsidiary, EuroSeguros. The following provides a summary description of our core products and services:

Commercial Banking

      Eurobank markets commercial banking products and services primarily to small and mid-sized businesses located in Puerto Rico. Commercial banking products and services offered include commercial loans, residential construction loans and, to a lesser extent, consumer credit and personal secured loans, as well as a broad range of deposit products and other non-deposit banking services, including internet banking and cash management services tailored to meet the needs of these businesses.

      While we market a wide range of commercial banking products and services, emphasis is placed on our loan products. Each commercial lending branch has senior management with extensive lending experience. These managers exercise substantial authority over credit presentation and pricing initiatives, subject to centralized loan approvals for most secured credits over $100,000 and unsecured credits over $50,000. This decentralized management approach, coupled with continuity of service by the same staff members, enables us to develop long-term customer relationships, maintain high quality service and respond quickly to customer needs. The centralized approval process, however, provides credit control. We believe that our emphasis on local relationship banking, together with a conservative approach to lending, are important factors in our success and growth. As a result of the development of broad banking relationships with customers and the convenience and service of our banking offices, we have experienced growth in core deposits.

      We centralize most credit and support functions in order to achieve credit quality consistency and cost efficiencies in the delivery of products and services by each banking office. The central office provides services such as data processing, bookkeeping, accounting, treasury management, credit approval, loan review, compliance, risk management and internal auditing to enhance our delivery of quality service. We also provide overall direction in the areas of credit policy and administration, strategic planning, marketing, investment portfolio management and other financial and administrative services. The branch offices work closely with our central office to develop new products and services needed by our customers and to introduce enhancements to existing products and services.

Construction Loans

      In the commercial banking area, Eurobank focuses on providing commercial and construction loans to local businesses. These business generally have annual sales ranging from $2.0 million to $40.0 million, and financing requirements between $1.0 million and $5.0 million.

      At March 31, 2004, construction loans totaled $49.4 million, or 5.1% of our gross loan and lease portfolio. We seek to market our construction loans to experienced developers who develop residential units throughout the Island in the $125,000 to $185,000 price range and whose peak maximum credit needs for a particular project generally are less than $7.5 million. Construction loans generally have terms of 18 months, with options to extend for additional periods to complete construction and sale of the units. We usually require a 20.0% equity capital investment by the developer and loan-to-value ratios of not more than 80.0% of anticipated completion value.

      At March 31, 2004, commercial loans totaled $508.6 million, or 55.2% of our gross loan and lease portfolio. Commercial loans include lines of credit and commercial term loans to finance operations and to provide working capital for specific purposes, such as to finance the purchase of assets, equipment or inventory. Since a borrower’s cash flow from operations is generally the primary source of repayment, our analysis of the credit risk focuses heavily on the borrower’s debt repayment capacity.

      Lines of credit are extended to businesses based on the financial strength and integrity of the borrower and are secured primarily by real estate, accounts receivable and inventory, and have a maturity of one year or less. Such lines of credit bear an interest rate that floats with our base rate, the prime rate, LIBOR or another established index.

      Commercial term loans are typically made to finance the acquisition of fixed assets, provide permanent working capital or to finance the purchase of businesses. Commercial term loans generally have terms from one to five years. They may be collateralized by the asset being acquired or other available assets and bear interest rates that either float with Eurobank’s base rate, prime rate, LIBOR or another established index or is fixed for the term of the loan.

      Over the last five years, our commercial and construction loans have grown 40.3% on a compounded basis. The following table shows end of period balances of commercial and construction loans for the periods indicated below:

As of
March 31,	As of December 31,

2004	2003	2002	2001	2000	1999

		(In thousands)
$557,974	$525,251	$435,322	$276,447	$198,923	$135,517

      Our portfolio of commercial and construction loans is subject to certain risks, including: (1) a possible downturn in the Puerto Rico economy; (2) interest rate increases; (3) the deterioration of a borrower’s or guarantor’s financial capabilities; and (4) environmental risks, including natural disasters. We attempt to reduce the exposure to such risks through: (1) reviewing each loan request and renewal individually; (2) utilizing a centralized approval system for loans in excess of $100,000 for secured credits and $50,000 for unsecured credits; (3) strictly adhering to written loan policies; and (4) conducting an independent credit review. In addition, loans based on short-term asset values are monitored on a monthly or quarterly basis. In general, we receive and review financial statements of borrowing customers on an ongoing basis during the term of the relationship and respond to any deterioration noted.

          Loans

      Although Eurobank focuses on marketing commercial loans to local businesses, it also provides consumer credit and personal secured loans to the owners and employees of these businesses. At March 31, 2004, consumer loans totaled $27.0 million, or 2.7% of our gross loan and lease portfolio. Our consumer loan portfolio is subject to certain risks, including: (1) amount of credit offered to consumers in the market; (2) interest rate increases; and (3) consumer bankruptcy laws which allow consumers to discharge certain debts. We attempt to reduce the exposure to such risks through the direct approval of all consumer loans by: (1) reviewing each loan request and renewal individually; (2) utilizing a centralized approval system for loans in excess of $25,000; (3) strictly adhering to written credit policies; and (4) conducting an independent credit review.

Leasing Activities

      We entered the leasing business in order to assist us in managing our interest rate risk. We determined that a short to medium-term fixed rate product, such as lease financings, was needed to mitigate our interest rate risk resulting from our high volume of variable rate commercial loans. Our entry into the lease financing market was facilitated by our ability to attract a veteran management team, low entry costs and the opportunity to gain market share.

      Under the tradename “EuroLease,” Eurobank offers open-ended leases pursuant to which the lessee is responsible for the residual value of the leased unit. At March 31, 2004, we held $344.5 million in leases, representing 36.5% of our gross loan and lease portfolio. At the same date, approximately 99.3% of all originations were automobile leases. The remaining originations were primarily medical equipment and construction equipment leases. While the granting of leases is governed by many aspects of our general credit policies and procedures, due to the nature of the exposure, additional specific parameters are applied to leases. Our automobile leasing is done by way of finance leases, where the lessee is responsible for any residual at the end of the lease term. Practically all automobile leasing in Puerto Rico is done in this manner and the large majority of banks compete in this market. Although we believe that the risk in this product is generally higher than commercial lending, we believe the higher risks are acceptable due to the obligation of the lessee for the residual value, the numerous risk mitigation parameters that we utilize in the credit underwriting process and the higher yields we earn on lease products. All lease requests are reviewed by our credit department and are subjected to numerous credit tests. There are varying levels of credit approval authority within the department, although none is as high as the approval authority of the senior leasing officer, who has the authority to approve aggregate credit extensions of up to $125,000 to any one borrower. We apply the same “total to one borrower” concept in the commercial lending area as well. Additional risk mitigation is practiced through a series of parameters and controls, which include but are not limited to, minimum dollar amounts on new vehicle leases, maximum amounts on residuals, maximum terms, obligatory insurance, minimum income parameters, maximum debt service-to-income parameters, certain credit history parameters, down payments and employment history parameters.

      Approximately 75.4% of our new automobile leases are financed on a no residual value basis because the automobiles are transferred to the lessee at the end of the lease term. For those that do have a residual value, the lessee is contractually responsible for the full residual amount at the end of the lease term. We do not have the risk of fluctuations in automobile values relative to residual value. Instead, our risk is a credit risk regarding whether the lessee will perform on its obligation to purchase the automobile at the end of the contract at residual value. In addition, in some instances EuroLease will refinance the automobile purchased at the residual value.

      New automobile leases are offered for terms of up to 72 months. Leases with terms of 72 months will be financed based on no residual value. Lessees may also choose a 60-month lease term, in which case we offer financing with a maximum of a 35.0% residual value. This higher residual value product is usually offered only on high-end European and Japanese automobiles based on historical used automobile resale values.

      Under current Puerto Rican law, the lessee is deemed to be the title holder of a leased automobile and therefore is responsible for all tort liability associated with the operation and possession of the automobile.

      We have developed procedures designed to facilitate the success of our lease financing business. Our salespeople generate the leases at the automobile dealer level. We are highly selective with respect to our customers, and are aided in this selection by referrals from the automobile dealers. We also market this service to our targeted customers. While most of our leases are for automobiles, in some cases we have been willing to provide equipment lease financing for our commercial customers.

      We believe the collection process is an integral component to a successful leasing business. Our collection efforts with respect to leases start 10 days after the due date of each lease. A collections staff of eight internal collectors and four outside collectors is managed by a Collections Manager and three supervisors. Our internal collectors are responsible for all efforts to collect on leases under 30 days past due. If a customer cannot be reached by phone, the account is then assigned to the outside collectors staff. When the account reaches 60 days past due, repossession efforts are started. If a customer does not deliver the automobile voluntarily, the case is referred to our outside collections lawyers. Most of our repossessions are voluntary. Court proceedings for repossession take approximately 60 days. The loss on the sale of repossessed assets as a percentage of the lease balance at the date of repossession was 14.2% in 2003, 7.5% in 2002 and 4.5% in 2001. The ratio of loss on the sale of repossessed assets to our leasing portfolio calculated using the year end balance was 0.82% in 2003, 0.51% in 2002 and 0.10% in 2001.

      The following table sets forth the dollar volume of leases originated by Eurobank and the end of period balances of leases for the periods indicated below:

	As of or for the
	Quarter
	Ended
	March 31,	As of or for the Year Ended December 31,

	2004	2003	2002	2001	2000	1999

			(In thousands)
Originations	$57,102	$185,321	$138,922	$78,835	$64,138	$4,576
End of period balance	$351,415	$320,853	$259,523	$140,712	$81,430	$17,227

      Eurobank intends to continue to increase its lease origination volume by expanding the number of full-time representatives and increasing its marketing efforts to its existing portfolio of more than 13,000 lease customers. It also intends to focus on improving the overall quality and service to its network of dealers. We seek to avoid an excess concentration of leases as a percentage of interest-earning assets. We plan to maintain the approximate size of the lease portfolio relative to the size of the total loan portfolio, while increasing the volume of leases originated for resale to other financial institutions. Typically, we retain the right to service the leases we sell. During 2003, we sold approximately $50.0 million in leases. For more information regarding the accounting treatment of these servicing assets, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Servicing Assets,” and “Note 3 — Summary of Significant Accounting Policies” to our consolidated financial statements.

Mortgage Banking

      Under the tradename “EuroMortgage,” Eurobank offers Federal National Mortgage Association, or FNMA, Veterans Affairs, or VA, and Federal Housing Administration, or FHA, and Freddie Mac loans, as well as conforming and non-conforming mortgage loans. In 2003, Eurobank increased mortgage production significantly, taking advantage of prevailing low mortgage rates to continue boosting loan originations, as well as refinancing existing mortgages. We are an approved seller/servicer for FNMA and Freddie Mac. Eurobank has continued to make inroads in the market by providing for the efficient and expeditious turnaround of new loan applications and by establishing certain strategic relationships that allow access to secondary mortgage markets on a best price basis. At March 31, 2004, mortgage loans totaled $14.9 million, representing 2.1% of our gross loan and lease portfolio.

      Our targeted market for mortgage banking is the financing of the homes or units financed by our construction lending department. We also provide mortgage banking services to our retail customers and to the owners, executives and employees of our targeted commercial customers. In addition, our salespeople engage in marketing and direct selling efforts to the general community. A majority of the mortgage loans we originate are sold into the secondary market with servicing released. We have been authorized by FNMA and Freddie Mac to create mortgage loan pools to be sold in the secondary market or marketed in connection with our wealth management activities. However, as of March 31, 2004, we had not created any such pool. It is our intention to create such pools in the near future.

      All mortgages originated by Eurobank are fixed-rate mortgages with a maximum term of 30 years. Recently, Eurobank has purchased mortgage loans from approved small mortgage bankers to complement its originations. We intend to pursue this segment of the business in the future as a complement to our intention to create mortgage pools. All purchased loans will be underwritten under the same standards used to underwrite internally originated loans.

      The following table sets forth the dollar volume of mortgage originations by Eurobank and the end of period balances of mortgages for the periods indicated below:

	As of or for the
	Three Months
	Ended
	March 31,	As of or for the Year Ended December 31,

	2004	2003	2002	2001	2000	1999

	(In thousands)
Originations	$5,476	$53,880	$32,635	$30,862	$15,701	$1,944
End of period balance	14,871	15,941	34,198	18,567	15,117	15,152

      Our strategy is to sell conforming FNMA and Freddie Mac mortgages either as whole loans or in the form of mortgage-backed securities. We also sell the servicing rights to the mortgage loans that we originate except for those mortgage loans we hold for long-term investment.

      Our portfolio of mortgage loans is subject to certain risks, including: (1) a possible downturn in the Puerto Rico economy affecting real estate values; (2) interest rate increase; (3) the deterioration of a borrower’s or guarantor’s financial capabilities; and (4) environmental risks, including natural disasters. We attempt to reduce the exposure to such risks through: (1) reviewing each loan request and renewal individually; (2) utilizing a centralized approval system for loans in excess of $400,000; (3) strictly adhering to written loan policies; and (4) conducting an independent credit review. In general, we receive and review financial statements of borrowing customers on an ongoing basis during the term of the relationship and respond to any deterioration noted.

Trust and Wealth Management

      In 2002, we established Eurobank’s trust and wealth management business to cross-sell retirement benefits, personal trust and wealth management services to the owners, executives and employees of our business clients. As of March 31, 2004, on a pro forma basis Eurobank had approximately $352.6 million in trust assets under management giving effect to the $334.0 million of trust assets which were acquired in the BankTrust merger. We anticipate that there will be some run-off of this acquired trust business; however, we expect to retain a substantial portion of the acquired core trust business. Historically, the revenues associated with our trust and wealth management group have not been material, but as a result of the BankTrust acquisition, we expect a significant increase in revenues generated by this group.

      As part of our trust and wealth management business, we began offering brokerage services under the tradename “Eurofinancial” during the fourth quarter of 2002. We offer a full array of investment products and services through a third-party broker dealer in order to serve our customers’ investment needs. This is part of our strategy of creating financial centers in which each customer may access a variety of integrated financial products and services. Investment products are offered through an association with Financial Networks, Inc., a registered broker-dealer. In relation to our wealth management efforts, we offer financial planning and investment management/brokerage services through third-party providers to the owners or executives of our targeted customers. During 2003, we sold approximately $10.0 million in investments to our customers. We currently employ three registered brokers.

Insurance

      EuroSeguros, our general insurance agency, was organized in the fourth quarter of 2002 as a wholly owned subsidiary of EuroBancshares. EuroSeguros primarily offers automobile, property and casualty, and guaranteed auto protection insurance to customers in our market area. While EuroSeguros represents several insurance companies in Puerto Rico, it primarily offers its insurance products through its association with Marsh-Saldaña, Inc., Puerto Rico’s largest insurance brokerage firm, and a subsidiary of Marsh & McLennan, Inc. EuroSeguros is licensed and regulated by the Office of the Commissioner of Insurance of Puerto Rico.

      EuroSeguros’ goals for the year 2004 are to expand to offer title insurance products and to continue to work closely with Eurobank’s mortgage customers, leasing customers and branch professionals, while continuing to enhance personalized service to all of these customers.

International Banking Entities

      We recently transferred all of the assets and liabilities of Eurobank International, an IBE which operated as a division of Eurobank, to a recently organized IBE subsidiary of Eurobank, EBS Overseas. We also have an IBE that operates as a division of Eurobank under the name BT International. We acquired this IBE in connection with the acquisition of BankTrust. We will continue to operate BT International as a division of Eurobank and will not immediately transfer its assets to our subsidiary IBE, EBS Overseas.

      IBEs are limited under the IBE Act with respect to the types of activities they can undertake. In general, IBEs may accept deposits or borrow money from other IBEs and from “foreign persons.” For purposes of the IBE Act, a “foreign person” is defined as anyone who is not a resident of Puerto Rico. IBEs are also permitted to engage in any activity that is financial in nature outside of Puerto Rico that is permissible for a bank holding company or a foreign office or subsidiary of a United States bank under applicable United States law. Typically, we borrow funds in the United States in the form of repurchase obligations or brokered deposits (considered foreign under the IBE Act) and invest those funds primarily in United States government securities. The income earned from this activity is tax exempt. For more information regarding the regulation of IBEs, see the section of this prospectus captioned “Supervision and Regulation — International Banking Center Regulatory Act.”

      EBS Overseas is authorized to invest in notes and bonds issued by the U.S. government, the Commonwealth of Puerto Rico, other foreign governments and their agencies, and U.S. and foreign corporations. As of May 31, 2004, EBS Overseas’s investment portfolio consisted of the following: 66.7%, mortgage-backed securities issued or guaranteed by government or government sponsored agencies, 22.5% U.S. Treasury obligations, 8.7% U.S. government agency obligations, 0.7% mortgage-backed securities issued by U.S. corporations, 0.8% in other debt securities issued by U.S. corporations, and 0.6% in Puerto Rico Public Authorities.

      We have structured EBS Overseas’s investment portfolio so that it can perform well in different interest rate environments. The interest and market risk of EBS Overseas’s investment portfolio is generally lower than that of other IBEs in Puerto Rico. The typical IBE investment portfolio includes debt securities with maturities of up to 10 years and mortgage-backed securities with expected average maturities of up to 12 years funded primarily with short-term brokerage deposits and loans secured by repurchase obligations. The maturities on debt obligations in EBS Overseas’s investment portfolio range from 1.5 to seven years with an estimated average maturity as of March 31, 2004 of 22 months. The maturities of mortgage-backed securities in the portfolio also range from 1.5 to seven years, with an average maturity as of March 31, 2004 of approximately 2.88 years.

      As of May 31, 2004, EBS Overseas had total assets of approximately $394.0 million, repurchase obligations of approximately $266.0 million, borrowings from BT International of approximately $118.0 million and stockholders equity of approximately $10.0 million. Further, as of May 31, 2004, BT International had total assets of approximately $170.0 million, deposits of approximately $144.0 million, repurchase agreements of approximately $23.0 million and stockholders’ equity attributable to the IBE of approximately $3.0 million.

Eurobank Statutory Trust I and II

      On November 11, 2001, Eurobank Statutory Trust I, a special purpose statutory trust subsidiary of EuroBancshares, was formed for the purpose of issuing $25.0 million in trust preferred securities, which were issued on December 18, 2001. On December 10, 2002, Eurobank Statutory Trust II, a special purpose statutory trust subsidiary of EuroBancshares was formed for the purpose of issuing $20.0 million in trust preferred securities, which were issued on December 19, 2002. For additional information, see the sections of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Sources of Funds,” and “Description of EuroBancshares Capital Stock — Junior Subordinated Debentures; Trust Preferred Securities.”

Market

      We consider our primary market area to be the island of Puerto Rico. We serve this market through our main office and branches in the greater metropolitan area of San Juan and our branches in Bayamón, Caguas, Carolína, Cidra, Condado, Guaynabo, Hatillo, Ponce, Humacao, Luquillo, San Lorenzo, Manati and Mayagüez, Puerto Rico. Puerto Rico is the fourth largest of the Caribbean Islands and is located approximately 1,100 miles southeast of Miami. It is approximately 100 miles long and 35 miles wide.

      Puerto Rico came under United States sovereignty in 1898 and obtained commonwealth status in 1952. Puerto Ricans have been citizens of the United States since 1917. The United States and Puerto Rico share a common defense, market and currency. The Commonwealth of Puerto Rico exercises virtually the same control over its internal affairs as do the fifty states. Most federal taxes, except those such as Social Security taxes which are imposed by mutual consent, are not levied in Puerto Rico. No federal income tax is collected from Puerto Rico residents on income earned in Puerto Rico, except for certain federal employees who are subject to taxes on their salaries. According to the United States Census Bureau, the population of Puerto Rico was 3.8 million in 2000, compared to 3.5 million in 1990. As of 2000, the population of San Juan, the Island’s capital and largest city, was approximately 434,000.

      The economy of Puerto Rico is closely linked to that of the United States. As such, factors affecting the United States economy usually have a significant impact on the performance of the Puerto Rico economy. These include exports, direct investment, the amount of federal transfer payments, the level of interest rates, the level of oil prices, the rate of inflation and tourist expenditures. Consequently, the economic slowdowns in the United States in 2001 and 2002 and the subsequent recovery in 2003, which continues in 2004, have also been reflected in the Puerto Rico economy. During the fiscal year 2003, preliminary reports of the Puerto Rico Planning Board indicated that the economy registered an increase of 1.9% in real gross product. Gross product was $47.4 billion in fiscal year 2003 compared to $45.0 billion in fiscal year 2002. According to the Puerto Rico Department of Labor and Human Resources, the average unemployment rate in Puerto Rico was 12.0% in fiscal year 2003. However, this figure does not take into account the self-employment rate of individuals in Puerto Rico which is estimated to be approximately 15.0%, more than double the level in the United States.

      The dominant sectors of the Puerto Rico economy are manufacturing and services. The manufacturing sector has undergone fundamental changes over the years as a result of increased emphasis on higher wages, high technology industries, such as pharmaceuticals, biotechnology, electronics, computers, microprocessors, professional and scientific instruments and certain high technology machinery and equipment. The services sector, including finance, insurance, real estate, wholesale and retail trade and tourism, also plays a major role in the economy. It ranks second only to manufacturing in contribution to the gross domestic product and leads all sectors in providing employment. The other material sectors of the Puerto Rican economy include government, transportation and agriculture.

      As of March 31, 2004, there were 11 FDIC insured commercial bank and trust companies operating in Puerto Rico. Total assets of these institutions as of March 31, 2004 were $80.6 billion. As of March 31, 2004, there were 35 International Banking Entities operating in Puerto Rico licensed to conduct offshore banking transactions, with total assets of $57.0 billion. As of March 31, 2004, Eurobank held 2.5% of the deposits held by FDIC insured financial institutions in Puerto Rico. As a result of the BankTrust acquisition, as of March 31, 2004, we estimate that on a pro forma basis we held approximately 3.4% of deposits held by all FDIC insured commercial banks in Puerto Rico.

Properties

      Our principal offices, including the principal offices of the Bank, are located in our main office building at 270 Muñoz Rivera Avenue in San Juan, Puerto Rico. In addition to the main office, we operate at 25 locations. While all of Eurobank’s 21 branch facilities provide full banking services, we consider 16 of these to be primarily commercial loan generating facilities. In connection with the BankTrust acquisition we added one additional branch office located in Guaynabo, Puerto Rico. All other branches acquired in the BankTrust acquisition are in the process of being closed and their operations consolidated with our other branches. A substantial portion of the expenses associated with these branch closings were effectively borne by the stockholders of BankTrust through a reduction in the aggregate purchase price. The following is a list of our operating locations:

Location	Lease Expiration Date(1)	Owned or Leased

Main Office:
270 Muñoz Rivera Avenue	N/A	Owned(2)
San Juan, Puerto Rico 00918

Departments:
EuroLease	8/31/2007	Leased
State Road #2, Km. 2.5
Kennedy Avenue
San Juan, Puerto Rico 00920

EuroMortgage	5/31/2007	Leased
State Road #190
Lot #1, Km. 0.7
La Cerámica Industrial Park
Carolína, Puerto Rico 00983

Credit Administration:
1302 Jesús T. Piñero Avenue	12/31/2011	Leased
San Juan, Puerto Rico 00918

Operations:
Old Corona Building	8/31/2007	Leased
Building #5, Second Floor, Local #3
Santurce, Puerto Rico 00907
Branches:
Bayamón Branch	9/30/2017	Leased
Comerío Avenue, corner of Sierra Bayamón
Bayamón, Puerto Rico 00961

Caguas I Branch	5/31/2007	Leased
A-1 Muñoz Rivera Avenue
Caguas, Puerto Rico 00725

Location	Lease Expiration Date(1)	Owned or Leased

Caguas II Branch	6/30/2005	Leased
32 Acosta Street, corner of Ruiz Belvis
Caguas, Puerto Rico 00725

Carolína Branch	9/30/2007	Leased
State Road #190
Lot #1, Km. 0.7
La Cerámica Industrial Park
Carolína, Puerto Rico 00983

Cidra Branch	4/30/2006	Leased
Luis Muñoz Rivera Street
corner of José de Diego
Cidra, Puerto Rico 00739

Condado Branch	Expired(3)	Leased
1408 Magdalena Avenue Santurce, Puerto Rico 00907

Hato Rey Branch	N/A	Owned(2)
270 Muñoz Rivera Avenue San Juan, Puerto Rico 00918

Humacao Branch	5/31/2026	Leased
Plaza Mall Lot #3, State Road No. PR52 Corner State Road No. PR3 Humacao, Puerto Rico 00791

Luquillo Branch	4/29/2006	Leased
State Road No. PR3, Km. 36.2 Luquillo, Puerto Rico 00773

Manatí Branch	8/30/2011	Leased
State Road No. PR2, Km. 49.5 Manatí, Puerto Rico 00674

Ponce Plaza Branch	12/31/2006	Leased
Mayor Street, corner of Isabel Street Ponce, Puerto Rico 00731

Ponce Hostos Branch	10/31/2008	Leased
26 Hostos Avenue Ponce, Puerto Rico 00731

Ponce Morell Campos Branch	12/31/2005	Leased
State Road #10, Km. 1.5 Ponce, Puerto Rico 00731

Ponce Marvesa Branch	Expired(4)	Leased
Marvesa Building #100 La Rambla Ponce, Puerto Rico 00731

Puerto Nuevo Branch	12/31/2011	Leased
1302 Jesús T. Piñero corner de Diego Avenue San Juan, Puerto Rico 00921

San Francisco Branch	4/30/2006	Leased
Villas de San Francisco Shopping Center 85 de Diego Avenue Río Piedras, Puerto Rico 00927

San Lorenzo Branch	8/01/2008	Leased
155 South Luis Muñoz Rivera Street San Lorenzo, Puerto Rico 00754

Location	Lease Expiration Date(1)	Owned or Leased

San Patricio Branch	2/15/2010	Leased
San Patricio Office Center 8 Tabonuco Street Guaynabo, Puerto Rico 00969

Villa Palmera Branch	12/31/2008	Leased
Eduardo Conde Avenue corner of Tapia Street Santurce, Puerto Rico 00915

Mayagüez Branch	11/30/2025	Leased
State Road No. PR2, Km. 153.2 Mayagüez, Puerto Rico 00681

Hatillo Branch	11/30/2007	Leased
State Road No. PR2, Km. 87.0 Hatillo, Puerto Rico 00659

(1)	Most of these leases have options for extensions. In addition, several have early termination clauses.

(2)	The properties owned by EuroBancshares located at 270 Muñoz Rivera Avenue are part of a 180,000 square foot commercial office building. EuroBancshares owns a portion of the lobby area on the ground floor where it operates a branch and also owns the first floor of this office building where its headquarters are located. In addition, EuroBancshares also owns certain parking spaces and a portion of the common areas of this office building.

(3)	The lease at this location expired on March 21, 2004, but Eurobank continues to pay rent to the lessor on a month-to-month basis. Eurobank is currently in the process of negotiating with the landlord the lease rate on our option to renew for a five-year term. We believe this issue will be resolved in the near future.

(4)	The lease at this location expired on January 1, 1997, but Eurobank continues to pay rent to the lessor on a month-to-month basis. Eurobank believes that the lessor will not require Eurobank to vacate the premises in the immediate future.

Environmental Compliance

      In addition to our obligations under environmental laws with respect to property that we own, there are several federal and state statutes that govern the rights and obligations of financial institutions with respect to environmental issues. In addition to being directly liable under these statutes for its own conduct, a financial institution may also be held liable under certain circumstances for the actions of borrowers or other third parties on property that collateralizes a loan held by the institution. This potential liability may far exceed the original amount of the loan made by the financial institution, which is secured by the property. Currently, we are not a party to any legal proceedings involving potential liability under applicable environmental laws.

Legal Proceedings

      We are currently the defendant in a suit filed on November 14, 1994 by Carlos Gonzalez Jusino in the Superior Court of Puerto Rico, Ponce Section (Carlos Gonzalez Jusino v. Eurobank & Trust Company — Civil #JAC 1994-0608). The complaint alleges that money was permitted to be withdrawn from a corporate account at the Bank without full written authorization, and seeks restoration of $890,075.99 in funds, interest thereon, and attorney’s fees. While the trial court found in favor of the plaintiff, we have appealed the ruling and believe that we should ultimately prevail based on legal precedent we feel favors our position.

      Except for the foregoing, there are no material pending legal proceedings to which we or Eurobank is a party or to which any of our properties are subject; nor are there material proceedings known to us, in which any director, officer or affiliate or any principal stockholder is a party or has an interest adverse to us or Eurobank.

Employees

      We had approximately 367 full-time equivalent employees as of March 31, 2004. Our future success will depend in part on our ability to attract, retain and motivate highly qualified management and other personnel. We provide health, life and disability coverage for our employees and make contributions on behalf of eligible employees under a plan intended to qualify as a simplified employee pension plan under the Puerto Rico Internal Revenue Code. Our employees are not represented by a collective bargaining agreement and we have never experienced a strike or similar work stoppage. We consider our relationship with our employees to be good.

USE OF PROCEEDS

      We estimate that the net proceeds to us from the sale of our common stock in this offering, assuming an initial public offering price of $[          ] per share, the midpoint of the range shown on the cover of this prospectus, will be approximately $[          ] million. If the underwriters exercise their over-allotment option in full, we estimate our net proceeds will be $[                    ] million. Net proceeds are what we expect to receive after paying the underwriters’ discount and other expenses of the offering. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We intend to use our net proceeds for general corporate purposes, which may include:

•	making capital contributions and loans to our banking and non-banking subsidiaries;

•	increasing capital ratios to support our asset growth;

•	establishing de novo branches;

•	increasing working capital;

•	leveraging the growth of our subsidiary IBE; and

•	making acquisitions.

      We have not specifically allocated the amount of the net proceeds that will be used for these purposes; however, we believe that we will be able to deploy the net proceeds of this offering in a manner that will maximize the return to our investors. We are effecting this offering at this time because we believe that based on our current financial position and considering our historical growth and development and our prospects for the future, we have reached a stage where we are ready to be a public company with access to the public markets. Pending the optimal investment of the net proceeds, we intend to invest such proceeds in short-term, interest-bearing securities, certificates of deposit or guaranteed obligations of the United States.

DIVIDEND POLICY

      We have not paid cash dividends historically, nor do we anticipate paying any cash dividends in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used for working capital, to support our operations and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and other factors that our Board of Directors may deem relevant.

      As a holding company, we ultimately depend on Eurobank to provide funding for our noninterest expenses and dividends. Various banking laws applicable to Eurobank limit the payment of dividends, management fees and other distributions by Eurobank to us, and may therefore limit our ability to pay dividends on our common stock. We are also restricted from paying dividends on our common stock if we have deferred payments of the interest, or if an event of default has occurred, on our junior subordinated debentures. In addition, we generally are unable to declare and pay dividends on our common stock if there are any accrued and unpaid dividends on our Series A Preferred Stock for the preceding twelve months. For additional information, see the sections of this prospectus captioned “Supervision and Regulation — EuroBancshares — Regulatory Restrictions on Dividends; Source of Strength” and “Supervision and Regulation — Eurobank — Dividends.”

MARKET PRICE

      There has been no public market for our common stock prior to this offering. However, we occasionally become aware of trades in our common stock and in certain instances the prices at which these trades were executed. Due to the limited information available, the following price information may not accurately reflect the actual market value of the shares. The following data includes trades between individual investors. It does not include the exercise of stock options. The following table sets forth the high and low sales price on a per-share basis for our common stock, for each quarter during 2002 and 2003 and the first two quarters during 2004:

			Number of	Number of
Quarter	Low	High	Trades	Shares Traded

First Quarter 2002	—	—	—	—
Second Quarter 2002(1)	—	—	—	—
Third Quarter 2002	N/A	$5.00	10	194,940
Fourth Quarter 2002(2)	$4.50	$5.00	2	294,056
First Quarter 2003	N/A	$5.00	2	20,828
Second Quarter 2003	N/A	N/A	1	19,888
Third Quarter 2003	$5.00	$6.00	2	54,152
Fourth Quarter 2003	N/A	$6.00	7	248,164
First Quarter 2004(3)	N/A	$8.13	2	10,524
Second Quarter 2004(4)	N/A	$8.13	5	1,421,730

(1)	Shares of Eurobank were valued at $9.00 for the purposes of the reorganization whereby the bank became a subsidiary of EuroBancshares.

(2)	During December 2002, we acquired Banco Financiero de Puerto Rico and merged it into Eurobank. For purposes of this acquisition, our common stock was valued at $5.00 per share and 244,456 shares were issued. These shares are included herein.

(3)	On February 24, 2004, we valued our shares at $8.13 in connection with the Bank & Trust acquisition.

(4)	Includes 733,316 shares of common stock sold to certain of our existing shareholders at a purchase price of $8.13 per share and 667,290 shares of common stock issued to certain former shareholders of Bank & Trust in connection with the Bank & Trust acquisition.

      These figures represent actual transfers or issuances of our common stock on our stock records. Because we may not become aware of all trades of our common stock, the table may not include all trades that occurred during the reported periods. The prices given are the result of limited trading and may not be representative of the actual value of our common stock. In addition, in most instances we do not have actual knowledge of the prices at which the shares were sold and in providing this information have relied in most cases on comments made by a third party without our independent verification. Trades between related parties are not included.

      We anticipate that this offering and the quotation of our common stock on the Nasdaq National Market will result in a more active trading market for our common stock. However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares will be determined by negotiation with representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Please see the section of this prospectus captioned “Underwriting” for more information regarding our arrangements with the underwriters and the factors to be considered in setting the initial public offering price.

DILUTION

      Net tangible book value per share is determined at any date by subtracting our total liabilities and preferred stock from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding as of that date. Our net tangible book value, as of March 31, 2004, was approximately $[                    ] million, or $[          ] per share of common stock. After giving effect to adjustments relating to: (1) the issuance of 683,268 shares of common stock in connection with the acquisition of BankTrust, (2) the receipt of $6.0 million upon the sale of 738,462 shares of common stock in the May 12, 2004 private placement, (3) the receipt of $[          ] upon the exercise of stock options to purchase [                    ] shares of our common stock, and (4) the sale of the [                    ] shares of our common stock in this offering at an assumed initial public offering price of $[          ] per share, the midpoint of the range shown on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions paid by us and our estimated offering expenses, our pro forma net tangible book value as of March 31, 2004 would have been approximately $[                    ] million, or $[          ] per share. This represents an immediate increase in pro forma net tangible book value of $[          ] per share to our stockholders as of March 31, 2004, and an immediate dilution in pro forma net tangible book value of $[          ] per share to new investors.

      The following table illustrates the per share dilution to the new investors:

Per Share

Initial public offering price per share		$

Net tangible book value per share as of March 31, 2004	$

Increase per share attributable to the issuance of 738,462 shares of common stock in the private placement	$

Increase per share attributable to the issuance of 683,268 shares of common stock in connection with the BankTrust acquisition	$

Increase per share attributable to the issuance of 1,156,864 shares of common stock upon the exercise of outstanding options	$

Pro forma net tangible book value per share	$

Increase per share attributable to this offering		$

Pro forma as adjusted net tangible book value per share after this offering		$

Dilution per share to new investors in this offering		$

      The following table summarizes, on a pro forma basis as of March 31, 2004, after giving effect to (1) the sale of common stock in the private placement, (2) the issuance of common stock in connection with the BankTrust acquisition, and (3) the exercise of stock options, the differences for (1) stockholders owning shares as of March 31, 2004, (2) stockholders purchasing shares of common stock in the private placement, (3) stockholders receiving shares of common stock in the BankTrust acquisition, (4) stockholders receiving shares of common stock upon the exercise of stock options, and (5) investors in this offering, with respect to the total number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid before deducting fees and expenses. With respect to the options, the amounts shown assume that each holder paid cash for such securities.

	Shares Purchased		Total Consideration		Average
Price Per
	Number	Percent	Amount	Percent	Share

Stockholders existing as of March 31, 2003
Stockholders from private placement
Stockholders from BankTrust acquisition
Stockholders from exercise of stock options
New investors for this offering

Total

      The tables and calculations above, dated as of March 31, 2004, do not take into account (1) 1,156,864 shares of our common stock issuable upon exercise of options granted under our existing stock incentive plan since December 31, 2003 with an exercise price equal to the initial public offering price of our common stock; and (2) 726,000 shares of our common stock currently available for future grant or issuance under our stock incentive plan.

CAPITALIZATION

      Set forth below is our capitalization as of March 31, 2004:

•	on an actual basis;

•	on a pro forma basis to give effect to the following events, as if each event had occurred on March 31, 2004:

•	the issuance and sale of 738,462 shares of common stock in the May 12, 2004 private placement and the application of the net proceeds therefrom;

•	the acquisition of BankTrust on May 3, 2004 and the issuance of 683,268 shares of common stock, 433,337 shares of Series A Preferred Stock, and the payment of $6.3 million in cash in connection therewith; and

•	on a pro forma as adjusted basis to give effect to the issuance and sale of the [ ] shares of common stock offered by us in this offering at an assumed initial public offering price of $[ ] per share, the midpoint of the range shown on the cover of this prospectus and the application of the net proceeds therefrom as if it had occurred as of March 31, 2004.

      The outstanding share information as of March 31, 2004 excludes (1) 1,156,864 shares of common stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $[          ] per share, and (2) 726,000 shares of common stock reserved for issuance pursuant to future option grants under our 2002 Stock Option Plan.

      You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of EuroBancshares Capital Stock” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of March 31, 2004

				Pro Forma
	Actual	Pro Forma		as Adjusted

	(Dollars in thousands)
Long-term Indebtedness:(1)
Junior subordinated debentures due December 18, 2031	$25,774		$25,774	$25,774
Junior subordinated debentures due December 19, 2032	20,619		20,619	20,619
Stockholders’ Equity:
Common stock, par value $0.01 per share, 150,000,000 shares authorized, 14,112,646 shares issued and outstanding, actual; [ ] shares issued and outstanding on a pro forma basis; [ ] shares issued and outstanding on a pro forma basis and as adjusted	71
Noncumulative Preferred Stock, Series A, par value $0.01 per share, 20,000,000 shares authorized, no shares issued and outstanding, actual; [          ] shares issued and outstanding on a pro forma basis and as adjusted

Paid in capital	43,701
Retained earnings reserve fund	2,581
Undivided profits	22,613
Accumulated other comprehensive income (loss)	1,045

Total stockholders’ equity	$70,011	$		$

	As of March 31, 2004

			Pro Forma
	Actual	Pro Forma	as Adjusted

Capital Ratios:(2)
Leverage ratio(3)	6.60%
Tier 1 risk-based capital ratio	8.09
Total risk-based capital ratio	11.10
Tangible total stockholders’ equity to tangible assets	4.95

(1)	Excludes FHLB advances, which were approximately $10.7 million as of March 31, 2004.

(2)	As of March 31, 2004, $22.0 million of our junior subordinated debentures associated with the trust preferred securities issuance counted as Tier 1 capital and $23.0 million counted as Tier 2 capital under current Federal Reserve Board guidelines.

(3)	The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting goodwill, intangible assets and net deferred assets in excess of regulatory maximum limits.

SELECTED CONSOLIDATED FINANCIAL DATA

      We derived our selected consolidated financial data as of an for each of the years in the three year period ended December 31, 2003 from our audited consolidated financial statements included elsewhere in this prospectus. Selected consolidated financial data as of and for the years ended December 31, 2000 and 2001 have been derived from our audited consolidated financial statements which are not included in this prospectus. Our selected consolidated financial data as of and for the three months ended March 31, 2004 and 2003 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements reflect all adjustments, including usual recurring adjustments, which in the opinion of management, are necessary for the fair presentation of that information as of and for the periods presented. Our results for the interim periods are not necessarily indicative of the results that you should expect for the full year or in the future.

      EuroBancshares was incorporated on November 21, 2001. As a result, the financial information below for the years 2003 and 2002 includes consolidated information for both EuroBancshares and Eurobank. Financial data shown for the years 2001, 2000, and 1999 includes the financial information for Eurobank only.

      You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes included elsewhere in this prospectus. Results from past periods are not necessarily indicative of results that may be expected for any future period. Average balances have been computed using daily averages.

	As of or for the Three
	Months Ended March 31,		As of or for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

			(Dollars in thousands, except per share data)
Income Statement Data:
Total interest income	$19,006	$17,268	$71,516	$54,968	$44,590	$34,788	$20,729
Total interest expense	8,347	7,955	31,922	25,124	21,379	16,872	9,391

Net interest income	10,659	9,313	39,594	29,844	23,211	17,916	11,338
Provision for loan and lease losses	1,500	2,094	6,451	3,354	2,377	1,343	1,103

Net interest income after provision for loan and lease losses	9,159	7,219	33,143	26,490	20,834	16,573	10,235
Noninterest income:
Service charges and other fees	1,637	1,237	5,456	4,331	3,641	3,059	2,783
Gain on sale of loans and leases, net	—	—	3,547	—	975	—	—
Gain on sale of securities, net	—	—	707	—	195	354	—
Loss on sale of other real estate owned and repossessed assets	(44)	(128)	(663)	(310)	(86)	—	—

Total noninterest income	1,593	1,109	9,047	4,021	4,724	3,413	2,783
Noninterest expense:
Salaries and benefits	4,004	3,568	15,434	11,943	9,375	7,640	5,039
Professional fees	354	276	1,402	1,055	951	576	548
Other noninterest expense	3,006	2,613	12,039	8,936	7,281	5,831	4,477

	As of or for the Three
	Months Ended March 31,		As of or for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

			(Dollars in thousands, except per share data)
Total noninterest expense	7,364	6,457	28,875	21,934	17,607	14,047	10,064

Income before income taxes	3,388	1,871	13,315	8,577	7,951	5,939	2,954
Income taxes	1,064	583	3,432	2,724	2,147	1,908	1,170
Extraordinary gain(1)	—	—	—	1,081	—	—	—

Net income	$2,325	$1,288	$9,883	$6,934	$5,804	$4,031	$1,784

Common Share Data:
Earnings per common share — basic:
Income before extraordinary item	$0.16	$0.09	$0.71	$0.43	$0.47	$0.40	$0.18
Extraordinary item	—	—	—	0.08	—	—	—

Net income	0.16	0.09	0.71	0.51	0.47	0.40	0.18
Earnings per common share — diluted:
Income before extraordinary item	0.16	0.09	0.69	0.42	0.46	0.40	0.18
Extraordinary item	—	—	—	0.08	—	—	—

Net income	0.16	0.09	0.69	0.50	0.46	0.40	0.18
Cash dividends declared	—	—	—	—	—	—	—
Book value per common share	4.96	4.18	4.67	4.13	3.53	2.99	2.40
Common shares outstanding at end of period	14,112,646	13,879,370	13,947,396	13,879,370	13,556,994	12,054,004	10,054,004
Average diluted shares outstanding	14,462,888	13,950,440	14,234,168	13,724,248	12,427,640	10,127,258	10,043,404
Balance Sheet Data (at end of period):
Total assets	$1,413,778	$1,068,903	$1,320,934	$1,035,305	$607,715	$452,009	$305,712
Securities available for sale	384,607	154,935	324,938	145,795	88,709	103,737	81,047
Investment securities held to maturity	—	—	—	—	225	228	228
Gross loans and leases	961,244	815,679	899,392	767,792	458,680	312,197	185,991
Allowance for loan and lease losses	9,881	7,728	9,394	6,918	4,513	3,050	2,143
Deposits	1,054,833	880,293	984,549	843,045	485,663	350,395	251,235
Other borrowings	281,086	122,613	264,616	127,963	67,614	61,313	27,805
Total stockholders’ equity	70,011	57,952	65,075	57,335	47,806	36,063	24,160
Performance Ratios:
Return on average common stockholders’ equity(2)	13.95%	8.90%	16.50%	13.56%	14.34%	15.39%	7.48%
Return on average assets(3)	0.69	0.49	0.87	0.92	1.10	1.04	0.65
Net interest margin(4)	3.43	3.86	3.75	4.29	4.97	5.53	5.06
Efficiency ratio(5)	58.17	60.34	57.86	62.85	59.70	59.86	65.43
Loans to deposits	91.13	92.66	91.35	91.07	94.44	89.10	74.03

	As of or for the Three
	Months Ended March 31,		As of or for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

			(Dollars in thousands, except per share data)
Asset Quality Data:
Nonperforming loans and leases	$26,928	$24,296	$26,786	$22,066	$10,216	$7,625	$6,118
Other real estate owned and repossessed assets	7,791	7,154	6,417	7,644	3,036	1,657	790
Total nonperforming assets	34,719	31,450	33,203	29,710	13,252	9,282	6,908
Nonperforming assets to total assets	2.46%	2.94%	2.51%	2.87%	2.18%	2.05%	2.26%
Nonperforming loans to total loans	2.80	2.98	2.98	2.87	2.23	2.44	3.29
Allowance for loan and lease losses to nonperforming loans	36.69	31.81	35.07	31.35	44.18	40.00	35.03
Allowance for loan and lease losses to total loans	1.03	0.95	1.04	0.90	0.98	0.98	1.15
Net charge-offs to average loans	0.44	0.66	0.48	0.52	0.24	0.18	0.62
Capital Ratios:
Leverage ratio	6.60%	7.02%	6.76%	7.93%	8.27%	8.15%	8.43%
Tier 1 risk-based capital	8.09	8.37	8.30	8.63	9.57	10.86	11.64
Total risk-based capital	11.10	12.35	11.60	12.79	15.26	11.78	12.68
Tangible common equity to tangible assets	4.95	5.43	4.93	5.54	7.87	7.98	7.90

(1)	Extraordinary gain resulting from the negative goodwill on the acquisition of Banco Financiero. The excess of the fair value of the assets acquired over the purchase price resulted in a $1.5 million negative goodwill, which was allocated between a $1.1 million extraordinary gain and the $400,000 of the fair value of the acquired furniture, fixtures and equipment.

(2)	Return on average common equity is determined by dividing net income by average common equity.

(3)	Return on average assets is determined by dividing net income by average assets.

(4)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.

(5)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      The unaudited pro forma condensed consolidated balance sheet as of March 31, 2004 and the unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2004 and for the year ended December 31, 2003 combine the historical financial statements of EuroBancshares with BankTrust after giving effect to the following transactions:

•	the sale of 738,462 shares of common stock in the private placement on May 12, 2004 and the application of $6.0 million of net proceeds from such sale; and

•	our acquisition of BankTrust on May 3, 2004.

      Pro forma adjustments to the balance sheet are computed as if the transactions occurred at March 31, 2004, while the pro forma adjustments to the statements of income are computed as if the transactions occurred on January 1, 2003, the earliest period presented. These statements were prepared giving effect to the purchase accounting adjustments and other assumptions described in the accompanying notes.

      The pro forma condensed combined financial statements contain adjustments relating to (1) the transfer of certain net assets not subject to the merger to a special purpose vehicle for the benefit of the BankTrust stockholders prior to the effective time of the merger; (2) estimated fair values of assets and liabilities acquired; and (3) estimated transaction and integration costs.

      The combined entity expects to achieve certain consolidation benefits in the form of operating expense reductions and revenue enhancements. However, the unaudited pro forma combined statement of income does not reflect any of these anticipated cost savings and benefits expected to result from the merger. Management cannot assure you either that those benefits and cost reductions will actually occur or what will be the ultimate level of operating expense reductions or revenue enhancements.

      Income taxes for BankTrust for the year ended December 31, 2003 includes charges amounting to $7.5 million which result from establishing a valuation allowance for net deferred tax assets at that date. Based on its then existing situation, management of BankTrust did not believe that the net deferred tax assets would be realized at a more likely than not level at December 31, 2003. No adjustments have been made to the pro forma combined statement of income relating to these charges. Further, we believe that we will be able to realize deferred tax assets established as a result of our acquisition of BankTrust.

      During 2003, BankTrust recognized a $2.3 million unusual recovery from the settlement of a lawsuit filed by BankTrust relating to certain unusual losses it recognized in 2000. This recovery is unrelated to our acquisition of BankTrust. As a result, no adjustments have been made to the pro forma combined statement of income relating to this unusual recovery.

      The unaudited pro forma information is presented for informational purposes only. This information should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements and accompanying notes of EuroBancshares, included with this prospectus. The unaudited pro forma financial information should not be construed as indicative of the actual operations that would have occurred had the merger occurred at the date or at the beginning of the periods indicated.

      Given the information regarding the acquisition, the actual consolidated financial position and results of operations will differ, perhaps even significantly, from the pro forma amounts reflected below because, among other things, assumptions used in preparing the pro forma financial information may be revised in the future due to changes in values of assets, including the finalization of the calculation of the market valuation of the assets and liabilities acquired, resulting goodwill, the core deposit intangible and changes in operating results between the dates of the unaudited pro forma financial information and the date on which the acquisition was completed, as well as related tax effects.

Unaudited Pro Forma Condensed Balance Sheet

      The following unaudited pro forma condensed balance sheet as of March 31, 2004 has been prepared to reflect the acquisition by EuroBancshares of all of the capital stock of BankTrust after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The acquisition has been accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this prospectus.

	As of March 31, 2004

					Pro Forma
	EuroBancshares	BankTrust	Adjustments		Combined

		(In thousands)
Assets:
Cash and equivalents	$15,540	$39,420	$(2,740	) (a)	$52,220
Investment securities	406,002	136,532	—		542,534
Loans and leases	961,244	374,423	(7,515	)(b)	1,328,152
Less: allowance	(9,881)	(13,947)	3,072	(c)	(20,756)
Real estate owned and repossessed assets	7,791	1,374	(210	)(d)	8,955
Furniture, fixtures and equipment	10,470	2,461	(2,461	)(d)	10,470
Other assets	22,612	10,181 (o)	6,334	(e)	39,127

Total assets	$1,413,778	$550,444	$(3,520)		$1,960,702

Liabilities:
Deposits	$1,054,833	$415,143	$4,000	(f)	$1,473,976
Borrowings	234,693	88,138	4,924	(f)	327,755
Subordinated notes and debentures	46,393	—	—		46,393
Other liabilities	7,848	5,486	4,009	(g)	17,343

Total liabilities	$1,343,767	$508,767	$12,933		$1,865,467
Stockholders’ Equity:
Term preferred stock	$—	$14,378	$(14,378	) (h)	$—
Perpetual preferred stock	—	1,829	9,089	(i)	10,918
Common equity	43,771	41,964	(30,412	) (j)	55,324
Retained earnings	25,195	(18,650)	21,488	(k)	28,033
Accumulated other comprehensive income	1,045	2,156	(2,156	)(k)	1,045

Total stockholders’ equity	$70,011	$41,677	$(16,453)		$95,236

Total liabilities and stockholders’ equity	$1,413,778	$550,444	$(3,520)		$1,960,702

Unaudited Pro Forma Condensed Statements of Income

      The following unaudited pro forma condensed statements of income have been prepared to reflect the acquisition by EuroBancshares of all of the capital stock of BankTrust after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The acquisition has been accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this prospectus.

	For the Three Months Ended
	March 31, 2004

						Pro Forma
	EuroBancshares	BankTrust	Adjustments			Combined

	(In thousands, except per share data)
Interest Income:
Loans and leases	$16,751	$7,704		$(139	)(l)	$24,316
Investment securities	2,127	1,023		—		3,150
Interest bearing deposits and other assets	128	—		—		128

Total interest income	$19,006	$8,727		$(139)		$27,594

Interest Expense:
Deposits	$7,033	$3,223		$(125	)(m)	$10,131
Securities sold under agreements to repurchase	628	34		—		662
Notes payable and other liabilities	686	978		(176	)(m)	1,488

Total interest expense	$8,347	$4,235		$(301)		$12,281

Net interest income	$10,659	$4,492		$162		$15,313
Provision for loan and lease losses	1,500	4,385		—		5,885

Net interest income after provision for loan and lease losses	$9,159	$107		$162		$9,428
Noninterest Income:
Service charges and fees	$1,637	$528	$			$2,165
Net loss on sale of other real estate owned, repossessed assets, and on disposition of other assets	(44)	(166)		—		(210)
Gain on sale of loans and leases	—	123		—		123

Total noninterest income	1,593	485				2,078
Noninterest Expense:
Salaries and benefits	$4,004	$1,360		$—		$5,364
Occupancy expenses	1,245	732		—		1,977
Other expenses	2,114	1,732		—		3,846

Total noninterest expense	7,363	3,824		—		11,187

Net income (loss) before taxes	$3,389	$(3,232)		$162		$319

Income Taxes	(1,064)	(188)		(63	)(n)	(939)

Net income (loss)	$2,325	$(3,044)		$99		$(620)

Common Share Data:
Earnings per common share — basic	$0.16					$(0.04)
Earnings per common share — diluted	0.16					(0.04)
Common shares outstanding at end of period	14,112,646					15,534,376
Average diluted shares outstanding	14,462,888					15,884,618

	For the Year Ended
	December 31, 2003

					Pro Forma
	EuroBancshares	BankTrust	Adjustments		Combined

	(In thousands, except per share data)
Interest Income:
Loans and leases	$64,952	$33,566	$(554	)(l)	$97,964
Investment securities	6,009	5,294	—		11,303
Interest bearing deposits and other assets	555	244	—		799

Total interest income	$71,516	$39,104	$(554)		$110,066

Interest Expense:
Deposits	$27,384	$17,541	$(500	)(m)	$44,425
Securities sold under agreements to repurchase	1,577	283	—		1,860
Notes payable and other liabilities	2,961	4,628	(703	)(m)	6,886

Total interest expense	$31,922	$22,452	$(1,203)		$53,171

Net interest income	$39,594	$16,652	$649		$56,895
Provision for loan and lease losses	6,451	5,455	—		11,906

Net interest income after provision for loan and lease losses	$33,143	$11,197	$649		$44,989
Noninterest Income:
Service charges and fees	$5,456	$4,553	—		$10,009
Net gain on sale of securities available-for-sale	707	1,491	—		2,198
Net loss on sale of other real estate owned, repossessed assets, and on disposition of other	(663)	(671)	—		(1,334)
Gain on sale of loans and leases	3,547	605	—		4,152

Total noninterest income	$9,047	$5,978	$—		$15,025
Noninterest Expense:
Salaries and benefits	$15,434	$6,502	—		$21,936
Professional services	1,402	1,816	—		3,218
Other expenses	12,039	8,993	—		21,032

Total noninterest expense	$28,875	$17,311	$—		$46,186

Net income (loss) before unusual recovery and taxes	$13,315	$(136)	$649		$13,828

Unusual recovery	—	2,304	—		2,304
Income taxes	(3,432)	(7,665)	(253	)(n)	(11,350)

Net income (loss)	$9,883	$(5,497)	$396		$4,782

Common Share Data:
Earnings per common share — basic	$0.71				$0.31
Earnings per common share — diluted	0.69				0.31
Common shares outstanding at end of period	13,947,396				15,369,126
Average diluted shares outstanding	14,234,168				15,655,898

Notes to Unaudited Pro Forma Combined Consolidated

Financial Information

Note 1 — Basis of Presentation of BankTrust Acquisition

      On May 3, 2004 we acquired all of the outstanding capital stock of BankTrust. The unaudited pro forma combined consolidated balance sheet as of March 31, 2004 and the unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2004 and the year ended December 31, 2003 combine the historical financial statements of EuroBancshares with BankTrust after giving effect to the acquisition using the purchase method of accounting in accordance with generally accepted accounting principles. Pro forma adjustments to the balance sheet are computed as if the transaction occurred at March 31, 2004, while the pro forma adjustments to the statements of income are computed as if the transaction occurred on January 1, 2003, the earliest period presented.

Note 2 — BankTrust Purchase Price

      These unaudited pro forma combined consolidated financial statements are based on the estimated aggregate purchase price for all of the issued and outstanding capital stock of BankTrust of $23.1 million at March 31, 2004, which is comprised of cash in the amount of $6.5 million, the issuance of 683,268 shares of our common stock and the issuance of 433,337 shares of our Series A Preferred Stock and $200,000 of estimated transaction costs. Common and preferred stock were valued at $8.13 and $25.00, respectively. The allocation of the purchase price among the classes of BankTrust stock is as follows:

•	the holders of BankTrust common stock received a total of $6.0 million, of which 9.38%, or $560,453, was paid in cash and $5.4 million was paid through the issuance of 667,290 shares of our common stock;

•	the holders of BankTrust Series A preferred stock received a total of $1.8 million, of which 37.05%, or $676,394 was paid in cash, $1,017,603 was paid through the issuance of 37,387 shares of our of our Series A Preferred Stock; and $131,627 was paid through the issuance of 15,978 shares of our common stock; and

•	the holders of BankTrust Series B preferred stock received a total of $15.0 million, of which 34%, or $5.1 million was paid in cash and $9.9 million was paid through the issuance of 395,950 shares of our Series A Preferred Stock.

Note 3 — Allocation of BankTrust Purchase Price

Purchase Price
Common Stock Issued	$5,552
Preferred Stock Issued	10,834
Transaction costs	200
Cash portion of purchase price	6,467

Total Purchase Price	$23,053

Notes to Unaudited Pro Forma Combined Consolidated
Financial Information — (Continued)

Allocated
Price

Cash and equivalents	$37,147
Investment securities	136,532
Loans receivable	366,908
Less: reserves	(10,875)
Real estate owned & repossessed	1,164
Furniture, fixtures and equipment	637
Deferred tax assets	9,407
Other assets(1)	9,034

Total Assets	$549,954
Deposits	419,143
Borrowings	93,062
Other liabilities	9,295

Total Liabilities	$521,500

Excess of assets acquired over liabilities assumed	28,454
Less: purchase price	(23,053)

Excess of fair value of nest assets acquired over purchase price	$5,401

(1)	Other assets include the estimated value of core deposit intangible amounting to $1.4 million, the estimated value of the trust business acquired amounting to $500,000, and other accounts receivable and prepaid assets.

      The estimated fair value of assets acquired less liabilities assumed exceeded the purchase price by $5,401,000. This excess was allocated to eliminate the fair value of intangible assets acquired (core deposit intangible of $1,426,000 and value of trust business of $500,000), and the value of furniture, fixtures and equipment acquired in the amount of $637,000. Since all other remaining assets are either financial assets, assets to be disposed of or prepaid current assets, the remaining unallocated goodwill amounting to $2.8 million resulted in an extraordinary gain, on the acquisition, which is not shown on the pro forma combined statement of income because of its extraordinary nature. The purchase price adjustments are based on initial estimates and may be subject to further refinements.

      In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations and No. 142 Goodwill and Other Intangible Assets, goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. Also, if there is a core deposit intangible it should be amortized over the estimated life of the deposit relationships acquired and recorded as a charge to operations. No charge to operations was presented as amortization for the core deposit intangible in the pro forma combined income statement because its value was reduced by application of a portion of the negative goodwill mentioned in the previous paragraph.

Notes to Unaudited Pro Forma Combined Consolidated
Financial Information — (Continued)

Note 4 — Key to Pro Forma Adjustments for BankTrust Acquisition

      Summarized below are the pro forma adjustments (in thousands) necessary to reflect the acquisition of BankTrust based on the purchase method of accounting:

(a)	Adjustment to cash to reflect:

Cash portion of purchase price paid for BankTrust capital stock	$(6,467)
Proceeds received from sale of EuroBancshares common stock	6,000
Working capital transferred by BankTrust to special purpose vehicle prior to the closing	(200)
Costs of lease terminations to be paid by BankTrust per Merger Agreement prior to the closing	(2,073)

Total	$(2,740)

(b)	Adjustment to loans and leases to reflect:

Loans and leases transferred by BankTrust to special purpose vehicle prior to closing	$(11,399)
Fair value adjustment for loans and leases	3,884

Total	$(7,515)

(c)	Adjustment to reflect adjustment of allowance for loan and lease losses of $3.1 million for assets transferred to the special purpose vehicle prior to closing.

(d)	Adjustment to reflect:

Transfer of furniture, fixtures and equipment by BankTrust to the special purpose vehicle prior to closing	$(1,824)
Portion of resulting negative goodwill used to reduce the value of furniture, fixtures and equipment	(637)

Total	$(2,461)

Transfer of real estate owned to the special purpose vehicle prior to closing	(210)

(e)	Adjustment to reflect:

Other assets transferred by BankTrust to the special purpose vehicle prior to closing	$3,073
Adjustment to establish deferred tax assets	3,261

Total	$6,334

(f)	Adjustment to reflect:

Fair value adjustment of deposits	$4,000
Fair value adjustment of borrowings	4,924

Notes to Unaudited Pro Forma Combined Consolidated
Financial Information — (Continued)

(g)	Adjustment to reflect:

Pre-closing merger related costs incurred by BankTrust:
Severance payments and employment contract cancellations	$1,717
Medical insurance payments	194
Retention bonuses	147
Insurance policies retained	500
Preferred stock Series B consideration	804
Service contracts terminated	401
Other assets charged-off	46

Total incurred by BankTrust	$3,809

Plus: Estimated transaction costs	200
Total	4,009

(h)	Adjustment to reflect elimination of BankTrust Series B preferred stock for $14.4 million.

(i)	Adjustment to reflect:

Elimination of BankTrust Series A preferred stock	$(1,829)
Issuance of 436,704 shares of EuroBancshares Series A preferred stock in connection with the BankTrust acquisition	10,916

Total	$9,089

(j)	Adjustment to reflect:

Elimination of BankTrust common stock	$(41,964)
Issuance of 683,268 shares of EuroBancshares common stock in connection with the BankTrust acquisition	5,552
Issuance of 738,462 shares of EuroBancshares common stock in connection with the May 12, 2004 private placement	6,000

Total	$(30,412)

(k)	Adjustment to reflect:

Elimination of BankTrust retained earnings	$18,650
Resulting extraordinary gain in the BankTrust acquisition	2,838

$21,488

Elimination of BankTrust accumulated other comprehensive income	$(2,156)

(l)	Adjustments made to reflect the amortization of the estimated fair value adjustments on the loan portfolio. Amortization was based on an estimated 7 years average maturity.

(m)	Adjustments made to reflect the amortization of estimated fair value adjustments to deposits, borrowings. The amortization of the discounted fair value adjustments or deposits and borrowings was estimated using estimated average maturities of 7 and 8 years, respectively.

(n)	Estimated effect of adjustment of 39% statutory rate.

Notes to Unaudited Pro Forma Combined Consolidated
Financial Information — (Continued)

(o)	Composition of other assets of BankTrust:

Accrued interest on investments	$587
Accrued Interest on loans	3,617
Prepaid expenses	3,222
SWAP asset valuation per SFAS 133	1,544
Other accounts receivable	1,211

Total	$10,181

Remaining other assets after purchase adjustments are either financial assets, assets to be disposed of or prepaid current assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis presents our consolidated financial condition and results of operations for the three months ended March 31, 2004 and 2003, as well as for the years ended December 31, 2003, 2002 and 2001. This discussion should be read together with the “Selected Historical Financial and Operating Data,” our financial statements and the notes thereto, and other financial data included in this prospectus. In addition to the historical information provided below, we have made certain estimates and forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these estimates and in the forward-looking statements as a result of certain factors, including those discussed in the section of this prospectus captioned “Risk Factors,” and elsewhere in this prospectus.

Overview

      We are a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through our wholly owned banking subsidiary, Eurobank, and our wholly owned insurance agency subsidiary, EuroSeguros. As of March 31, 2004, we had, on a consolidated basis, total assets of $1.4 billion, net loans and leases of $951.4 million, total deposits of $1.1 billion, and stockholders’ equity of $70.0 million. We currently operate through a network of 21 branch offices located throughout Puerto Rico. On May 3, 2004, we acquired all of the capital stock of BankTrust, a commercial bank headquartered in San Juan, Puerto Rico with $550.4 million in assets as of March 31, 2004. On a pro forma basis, as of March 31, 2004, giving effect to the acquisition and our recent issuance of shares of our common stock in a private placement offering related to that acquisition, we had total assets of $2.0 billion, net loans and leases of $1.3 billion, total deposits of $1.5 billion and stockholders’ equity of $95.4 million.

      We were incorporated on November 21, 2001 and became the parent bank holding company for Eurobank on July 1, 2002. Thus, financial statements and other data for the years 2001, 2000, and 1999 include financial information for Eurobank only. Our consolidated financial statements for each of the years in the two-year period ended December 31, 2003 include the results of operations for each of our wholly owned subsidiaries: Eurobank, EuroSeguros, Eurobank Statutory Trust I, and Eurobank Statutory Trust II. Eurobank Statutory Trust I and Eurobank Statutory Trust II are special purpose vehicles that were used to issue the trust preferred securities. It should be noted, however, that in December 2003, the FASB issued a revision to Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, that required the deconsolidation of certain “variable interest entities,” such as our statutory trust subsidiaries that issued the trust preferred securities. Effective December 31, 2003, we adopted the provisions of FIN No. 46R, requiring the deconsolidation of these trusts. As a result, our statutory trusts are no longer consolidated with us or Eurobank. Commencing on December 31, 2003, we refer to the trust preferred securities we issued through Eurobank Statutory Trust I and Eurobank Statutory Trust II as junior subordinated debentures instead of trust preferred securities, as we had prior to that date.

      Over the past three years, we have experienced significant balance sheet growth. Our management team has implemented a strategy of building our core banking franchise by focusing on commercial loans, business transaction accounts, our lease financing business and acquisitions. We believe that this strategy will increase recurring revenue streams, enhance profitability, broaden our product and service offerings and continue to build stockholder value.

      In 2001 and 2002, we raised an aggregate of $46.4 million through the issuance of junior subordinated debentures in connection with the trust preferred securities issuances. We believe that the supplemental capital raised in connection with the issuance of these securities will allow us to achieve and maintain our status as a well-capitalized institution and to sustain our continued loan growth.

2003 Key Performance Indicators

      We believe the following were key indicators of our performance and results of operations in 2003:

•	our total assets grew to $1.3 billion at the end of 2003, representing an increase of 27.6%, from $1.0 billion at the end of 2002;

•	our total loans grew to $889.6 million at the end of 2003, representing an increase of 16.7%, from $762.6 million at the end of 2002;

•	our total deposits grew to $984.5 million at the end of 2003, representing an increase of 16.8%, from $843.0 million at the end of 2002;

•	our total revenue grew to $80.6 million for the year ended of 2003, representing an increase of 36.6%, from $59.0 million for the year ended of 2002; and

•	our net income grew to $9.9 million for the year ended of 2003, representing an increase of 43.5%, from $6.9 million for the year ended of 2002.

      These items, as well as other factors, contributed to the increase in net income for 2003 to $9.9 million, or $0.69 per common share, assuming dilution, and are discussed in further detail throughout this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

Critical Accounting Policies

      This discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these consolidated financial statements requires management to make estimates and judgments that effect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions. The following is a description of our significant accounting policies used in the preparation of the accompanying consolidated financial statements.

Loans and Allowance for Loan and Lease Losses

      Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding unpaid principal balances adjusted by any charge-offs, unearned finance charges, allowance for loan and lease losses, and net deferred nonrefundable fees or costs on origination. The allowance for loan and lease losses is an estimate to provide for probable collection losses in our loan and lease portfolio. Losses are charged and recoveries are credited to the allowance account at the time a loss is incurred or a recovery takes place. The allowance for loan and lease losses amounted to $9.9 million, $9.4 million, $6.9 million and $4.5 million as of March 31, 2004, December 31, 2003, 2002 and 2001, respectively. Losses charged to the allowance amounted to $1.3 million for the three months ended March 31, 2004, and $5.1 million, $3.4 million and $1.4 million, for the years ended December 31, 2003, 2002 and 2001, respectively. Recoveries were credited to the allowance in the amounts of $312,000, $1.1 million, $421,000 and $481,000 for those same periods, respectively.

      We follow a consistent procedural discipline and account for loan and lease loss contingencies in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies, and SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures.

      To mitigate any difference between estimates and actual results relative to the calculation of the allowance for loan and lease losses, our loan review department is specifically charged with reviewing monthly delinquency reports to determine if additional reserves are necessary. Delinquency reports and analysis of the allowance for loan and lease losses are also provided to senior management and the Board of Directors on a monthly basis.

      The loan review department evaluates significant changes in delinquency with regard to a particular loan portfolio to determine the potential for continuing trends, and loss projections are estimated and adjustments are made to the historical loss factor applied to that portfolio in connection with the calculation of loss reserves. Portfolio performance is also monitored through the monthly calculation of the percentage of non-performing loans to the total portfolio outstanding. A significant change in this percentage may trigger a review of the portfolio and eventually lead to additional reserves. For larger portfolios, we also track the ratio of net charge-offs to total portfolio outstanding.

      With the exception of the commercial loans pool, loans that are more than 90 days delinquent result in an additional reserve. When commercial loans become 90 days delinquent, each is subjected to full review by the loan review officer including, but not limited to, a review of financial statements, repayment ability and collateral held. Depending on the findings, our reserve may be increased. In connection with this review, the loan review officer will determine what economic factors may have led to the change in the client’s ability to service the obligation, and this in turn may result in an additional review of a particular sector of the economy. For additional information relating to how each portion of the allowance for loan and lease losses is determined, see the section of this discussion and analysis captioned “Allowance for Loan and Lease Losses.”

      We believe that our allowance for loan and lease losses is adequate; however, regulatory agencies, including the Commissioner of Financial Institutions of Puerto Rico and the FDIC, as an integral part of their examination process, periodically review our allowance for loan and lease losses and may from time to time require us to reclassify our loans and leases or make additional provisions to our allowance for loan and lease losses.

      We classify loans as nonperforming when they become 90 days past due. Nonperforming loans amounted to $26.9 million, $26.8 million, $22.1 million and $10.2 million as of March 31, 2004, and December 31, 2003, 2002 and 2001, respectively.

Servicing Assets

      We have no contracts to service loans for others, except for servicing rights retained on lease sales. The total cost of loans or leases to be sold with servicing assets retained is allocated to the servicing assets and the loans or leases (without the servicing assets), based on their relative fair values. Servicing assets are amortized in proportion to, and over the period of, estimated net servicing income. In addition, we assess capitalized servicing assets for impairment based on the fair value of those assets.

      To estimate the fair value of servicing assets we consider prices for similar assets and the present value of expected future cash flows associated with the servicing assets calculated using assumptions that market participants would use in estimating future servicing income and expense, including discount rates, anticipated prepayment and credit loss rates. For purposes of evaluating and measuring impairment of capitalized servicing assets, we evaluate separately servicing retained for each loan portfolio sold. The amount of impairment recognized, if any, is the amount by which the capitalized servicing assets exceed its estimated fair value. Impairment is recognized through a valuation allowance with changes included in net income for the period in which the change occurs. The key assumptions we utilized in measuring the servicing assets at the dates the sales completed during the year ended December 31, 2003, were as follows: prepayment rate of 5.50%; weighted average life (in years) of 3.90 to 4.03; and a discount rate of 9.35% to 9.95%. Impairment analyses were performed on December 22, 2003 and January 22, 2004 by an independent third party and it was determined that there was no impairment on the servicing assets recorded. Servicing assets are included as part of other assets in the balance sheets. Servicing assets recorded amounted to $2.6 million, $3.0 million and $3.7 million as of March 31, 2004, and December 31, 2003 and 2002, respectively. There were no servicing assets recorded as of December 31, 2001.

Other Real Estate Owned and Repossessed Assets

      Other real estate owned, or OREO, and repossessed assets, normally obtained through foreclosure or other workout situations, are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Any resulting loss is charged to the allowance for loan and lease losses. An appraisal of other real estate properties and repossessed assets is made periodically after its acquisition, and comparison between the appraised value and the carrying value is performed. Additional declines in value after acquisition, if any, are charged to current operations. Other real estate owned amounted to $2.8 million as of March 31, 2004 and December 31, 2003, and $2.0 million and $29,000 as of December 31, 2002 and 2001, respectively. Other repossessed assets amounted to $5.0 million, $3.6 million, $5.7 million and $3.0 million as of March 31, 2004 and December 31, 2003, 2002 and 2001, respectively.

Results of Operations as of and for the Three Months Ended March 31, 2004 and 2003

Net Interest Income and Net Interest Margin

      Net interest income is the difference between interest income, principally from loan, lease and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Net interest income is our principal source of earnings. Changes in net interest income result from changes in volume, spread and margin. Volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Margin refers to net interest income divided by average interest-earning assets, and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

      Net interest income was $10.7 million for the three months ended March 31, 2004, an increase of $1.3 million from $9.3 million for the same period in 2003. This increase was primarily the result of higher volumes of interest-earning assets. However, the level of increase was partially offset by a decline in our net interest margin. Our net interest margin decreased to 3.43% for the three months ended March 31, 2004 as compared to 3.85% for the same period during 2003. In the past year, the Federal Reserve Board’s interest rate cuts deteriorated our net interest margin due to our asset sensitive position. Our net interest spread also decreased to 3.14% for the three months ended March 31, 2004 as compared to 3.46% for the same period in 2003.

      Our average interest-earning assets were $1.3 billion for the three months ended March 31 2004, compared to $994.0 million for the three months ended March 31, 2003, representing an increase of 29.9%. Average net loans were $913.2 million for the three months ended March 31, 2004, compared to $778.2 million for the three months ended March 31, 2004, representing an increase of 17.3%. The Federal Reserve Board’s interest rate cut in June 2003 further lowered the average yields on our interest-earning assets to 6.16% for the three months ended March 31, 2004. Due to increased volumes in our loan and investment portfolios, our total interest income increased by 10.1% to $19.0 million for the three months ended March 31 2004 compared to the same period in 2003.

      Average interest-bearing liabilities also increased by 31.5% to $1.2 billion for the three months ended March 31, 2004, from $890.3 million for the three months ended March 31, 2003. Total interest expense increased by 4.9% to $8.3 million for the three months ended March 31, 2004, compared to $7.9 million for the same period during 2003. The increase in our interest expense is due mainly to higher volumes on interest bearing deposits to fund increased volumes in loans and investments. The average interest rate we paid for interest-bearing deposits decreased to 3.02% for the three months ended March 31, 2004 compared to 3.73% for the three months ended March 31, 2003. This decline in our average interest rate was influenced by the fact that the prime interest rate is the lowest it has been in 45 years.

      The following table sets forth, for the periods indicated, our average balances of assets, liabilities and stockholders’ equity, in addition to the major components of net interest income and our net interest margin. Net loans and leases shown on this table include nonaccrual loans although interest accrued but not collected on these loans is placed in nonaccrual status and reversed against interest income.

	Three Months Ended March 31,

	2004			2003

			Average			Average
	Average		Rate/	Average		Rate/
	Balance	Interest	Yield(1)	Balance	Interest	Yield(1)

	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Net loans and leases(2)	$913,181	$16,751	7.37%	$778,248	$15,564	8.03%
Securities of U.S. government agencies	313,667	2,008	3.55	131,791	1,271	5.31
Other investment securities	10,316	71	3.83	16,538	185	5.90
Puerto Rico government obligations	4,578	48	5.83	4,746	49	5.74
Securities purchased under agreements to resell and federal funds sold	38,136	99	1.04	35,669	112	1.27
Interest-earning deposits	11,336	29	1.02	27,105	87	1.28

Total interest-earning assets	1,291,214	19,006	6.16%	995,490	17,268	7.20%

Total noninterest-earning assets	54,506			47,568

TOTAL ASSETS	$1,345,720			$1,043,058

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Money market deposits	$52,118	$309	2.37%	$42,405	$329	3.12%
NOW deposits	27,612	114	1.67	25,776	166	2.59
Savings deposits	250,174	1,668	2.67	168,424	1,389	3.30
Time certificates of deposit in denominations of $100,000 or more	412,643	3,705	3.85	374,543	3,591	4.08
Other time deposits	166,490	1,237	2.97	158,400	1,342	3.39
Other borrowings	259,805	1,314	2.35	120,721	1,138	4.11

Total interest-bearing liabilities	1,168,842	8,347	3.02%	890,269	7,955	3.73%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	100,537			85,291
Other liabilities	9,707			9,589

Total noninterest-bearing liabilities	110,244			94,880
STOCKHOLDERS’ EQUITY	66,634			57,909

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,345,720			$1,043,058

Net interest income (tax equivalent)		$10,659			$9,313

Net interest spread(3)			3.14%			3.46%

Net interest margin(4)			3.43%			3.86%

(1)	Yields on tax-exempt securities, loans and leases are calculated on a fully taxable equivalent basis assuming a 39% tax rate.

(2)	Loan fees (costs) have been included in the calculation of interest income. Loan fees were approximately $1.7 million for the three months ended March 31, 2004 and 2003, respectively. Loans are net of the allowance for loan and lease losses, deferred fees, unearned income, and related direct costs.

(3)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(4)	Represents net interest income on a fully taxable equivalent basis as a percentage of average interest-earning assets.

      The following table sets forth, for the periods indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in average daily interest rates (rate) on a fully taxable equivalent basis. All changes in interest owed and paid for interest-earning assets and interest-bearing liabilities are attributable to either volume or rate. The impact of changes in the mix of interest-earning assets and interest-bearing liabilities is reflected in our net interest income.

	Three Months Ended March 31,
	2004 Over 2003
	Increases/(Decreases)
	Due to Change in

	Volume	Rate	Net

	(In thousands)
INTEREST EARNED ON:
Net loans(1)	$10,834	$(6,021)	$4,813
Securities of U.S. government agencies	9,653	(5,513)	4,140
Other investment securities	(367)	(214)	(581)
Puerto Rico government obligations	(10)	4	(6)
Securities purchased under agreements to resell and federal funds sold	31	(90)	(58)
Interest-earning deposits	(202)	(30)	(233)

Total interest-earning assets	$19,940	$(11,864)	$8,077

INTEREST PAID ON:
Money market deposits	$303	$(388)	$(85)
NOW deposits	48	(254)	(206)
Savings deposits	2,701	(1,591)	1,110
Time certificates of deposit in denominations of $100,000 or more	1,554	(947)	607
Other time deposits	274	(693)	(418)
Other borrowings	5,844	(4,698)	1,145

Total interest-bearing liabilities	$10,723	$(8,570)	$2,153

Net interest income	$9,217	$(3,294)	$5,924

(1)	Loan fees (costs) have been included in the calculation of interest income. Loan fees were approximately $1.7 million for the three months ended March 31, 2004 and 2003, respectively. Loans are net of the allowance for loan and lease losses, deferred fees, unearned income, and related direct costs.

Provision for Loan and Lease Losses

      We determine a provision for loan and lease losses that we consider sufficient to maintain an allowance to absorb probable losses inherent in our portfolio as of the balance sheet date. For additional information concerning this determination, see the section of this discussion and analysis captioned “Allowance for Loan and Lease Losses.”

      Our provision for loan and lease losses decreased to $1.5 million for the three months ended March 31 2004, compared to $2.1 million for the same period in 2003. These decreases in our provision resulted mainly from a decrease in our net charge-offs to $1.0 million for the three months ended March 31, 2004 compared to $1.3 million for the same period in 2003. Nonperforming loans and leases to total loans and leases also decreased, from 3.0% as of March 31, 2003 to 2.8% as of March 31, 2004.

Noninterest Income

      The following table sets forth the various components of our noninterest income for the periods indicated:

	Three Months Ended March 31,

	2004		2003

	(Amount)	(%)	(Amount)	(%)

	(Dollars in thousands)
Service charges and other fees	1,637	102.8%	1,236	111.6%
Gain on sale of loans and leases, net	—	—	—	—
Gain on sale of securities, net	—	—	—	—
Loss on sale of other real estate owned, repossessed assets, and on disposition of other assets, net	(44)	(2.8)	(128)	(11.6)

Total noninterest income	1,593	100.0%	1,108	100.0%

      Our total noninterest income was $1.6 million for the three months ended March 31, 2004, a 43.8% increase from $1.1 million for the same period in 2003. Noninterest income represented approximately 0.5% and 0.4% of average assets as of March 31, 2004 and 2003, respectively.

      As a result of our efforts to diversify our revenue sources, we currently earn noninterest income from various sources. Our largest noninterest income source is service charges, primarily on deposit accounts, representing 102.8% and 111.6% of total noninterest income for the three months ended March 31, 2004 and 2003, respectively. This income source increased to $1.6 million as of March 31, 2004 from $1.2 million as of March 31, 2003. The increase was primarily due to an increase in our number of transactional and savings accounts.

      Our other component of noninterest income for the three month periods ended March 31, 2004 and 2003 is the net gain/loss on the sale of our OREO, repossessed assets and other assets. We experienced net losses in this component of $44,000 and $128,000 for the three months ended March 31, 2004 and 2003, respectively. These net losses were mainly comprised of losses on the sale of repossessed automobiles and equipment totaling $51,000 and $128,000 for the three months ended March 31, 2004 and 2003, respectively. As our volume of lease financings has increased, in order to avoid building our inventory of repossessed automobiles, we have been more aggressive in our disposition efforts. OREO and repossessed assets were $7.8 million and $7.2 million as of March 31, 2004 and 2003, respectively.

      The loss on the sale of repossessed assets as a percentage of the lease balance at the date of repossession was 14.7% as of March 31, 2004 and 10.3% as of March 31, 2003. The ratio of loss on the sale of repossessed assets to our March 31 leasing portfolio balance was 0.15% in 2004 and 0.14% in 2003. The increase in our loss ratio for these periods is due in part to increases in the size of our lease portfolio. Our lease portfolio increased from $283.1 million as of March 31, 2003 to $344.5 million as of March 31, 2004, an increase of 21.7%. When our inventory of repossessed assets is larger, we are more aggressive in our disposition efforts. This strategy permits us to move inventory at a faster pace, but increases our losses per unit.

Noninterest Expense

      The following table sets forth a summary of noninterest expenses for the periods indicated:

	Three Months Ended
	March 31,

	2004		2003

	(Dollars in thousands)
Salaries and employee benefits	4,004	54.3%	3,568	55.3%
Occupancy and equipment	1,532	20.8	1,386	21.5
Professional fees	324	4.4	234	3.6
Directors’ fees	37	0.5	41	0.6
Office supplies	220	3.0	247	3.8
Other real estate owned and other repossessed assets expenses	56	0.8	16	0.3
Promotion and advertising	116	1.6	150	2.3
Lease expenses	67	0.9	112	1.7
Insurance	149	2.0	125	1.9
Municipal taxes	196	2.7	168	2.6
Commissions and service fees credit and debit cards	273	3.7	225	3.5
Other noninterest expense	389	5.3	184	2.9

Total noninterest expense	7,363	100.0%	6,456	100.0%

      Our total noninterest expense increased 14.0% to $7.4 million for the three months ended March 31, 2004, compared to $6.5 million for the same period in 2003. The increase can be attributed to the expanded personnel and occupancy costs associated with our business growth, our acquisition of Banco Financiero, and the recent opening of new branch offices. Our expansion of various groups, including our EuroLease group, our construction lending activities and our trust and wealth management group, also contributed to the increase in our total noninterest expense. Due to our continuing efforts to minimize noninterest expense, however, noninterest expenses as a percentage of average assets remained relatively constant at 0.6% as of March 31, 2004, as compared to 0.6% as of March 31, 2003. We believe that our efforts to expand without comparative increases in our number of employees have improved our operational efficiency. Our efficiency improvement is evidenced by the decrease in our efficiency ratio to 58.2% as of March 31, 2004 from 60.3% as of March 31, 2003.

      We anticipate that the overall volume of our noninterest expense will continue to increase as we grow. However, we remain committed to controlling costs and efficiency and expect to moderate these increases relative to our revenue growth.

      Salaries and employee benefits totaled $4.0 million and $3.6 million, or 54.4% and 55.3% of total noninterest expenses for the three months ended March 31, 2004 and 2003, respectively. Despite the new branch openings and significant asset growth in the past year, we have limited full-time employee growth by making efficient use of existing employees. We had 367 full-time equivalent employees as of March 31, 2004, compared with 339 as of March 31, 2003. Our volume of assets per employee increased to $3.9 million as of March 31, 2004 from $3.2 million as of March 31, 2003.

      Occupancy and equipment expenses totaled $1.5 million and $1.4 million, or 20.8% and 21.5% of total noninterest expenses, for the three months ended March 31, 2004 and 2003, respectively. These cost increases are attributable primarily to the expansion of our branch network and franchise.

      Professional fees were $324,000 and $234,000 or 4.4% and 3.6% of total noninterest expenses, for the three months ended March 31, 2004 and 2003, respectively. These increases are attributable primarily to the growth of our business and other legal, consulting and professional fees related to our capital raising efforts, acquisitions and our other actions to implement our strategic plan.

      Office supplies expenses were $220,000 and $247,000, or 3.0% and 3.8% of our total noninterest expenses, for the three months ended March 31, 2004 and 2003, respectively. These decreases are attributable primarily to cost control measures established to improve our efficiency and profitability.

      Our expenses related to OREO and repossessed assets were $56,000 and $16,000, or 0.8% and 0.3% of total noninterest expenses for the three months ended March 31, 2004 and 2003, respectively. This increase is attributable primarily to the growth of our loan and lease portfolio, and in particular, our lease financing portfolio.

      Insurance expenses were $149,000 and $125,000, or 2.0% and 1.9% of our total noninterest expenses for the three months ended March 31, 2004 and 2003, respectively. Increases in insurance expenses are attributable primarily to the expansion of our branch network and our general growth.

      Municipal taxes increased to $196,000 for the three months ended March 31, 2004, from $168,000 for the same period in 2003. These increases are directly attributable to our asset growth.

      Commissions and service fees on credit and debit cards increased to $273,000 for the three months ended March 31, 2004 compared to $225,000 for the same period in 2003. This increase is attributable primarily to the increase in the size of our commercial loan portfolio, which provides us with merchant point-of-sale business.

      Other noninterest expenses also increased for the three months ended March 31, 2004; however, these increases were related in large part to our asset growth over this period. Due in part to management’s commitment to overhead control, these expense increases were significantly outpaced by our revenue growth rate.

      We also expect our noninterest expense to increase as a result of our becoming a publicly-traded company. Specifically, we expect increases in audit fees, legal fees associated with public reporting, printing costs, proxy solicitation costs, additional directors, and officers’ insurance cost and other expenses generally associated with publicly-traded companies.

Provision for Income Taxes

      Puerto Rico income tax law does not provide for the filing of a consolidated tax return; therefore, the income tax expense reflected in our consolidated income statement is the sum of our income tax expense and the income tax expenses of our individual subsidiaries. Our revenues are generally not subject to federal income tax. As of March 31, 2004, our tax provision and related accounts are substantially identical to those of Eurobank’s.

      For the three months ended March 31, 2004, we recorded a $1.1 million income tax expense compared to $583,200 expense for the same period in 2003. Our current income tax provision is lower than a provision based on the statutory tax rate applicable to Eurobank, which is 39.0%, because we have interest income from certain investments that is exempt from Puerto Rico income tax. Exempt interest relates mostly to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities held by Eurobank International. The main reason for the increase in our tax expense for the first quarter of 2004 is the 81.1% increase in our income before taxes from the same period in 2003.

      Income tax expense is the sum of two components: current tax expense and deferred tax expense (benefit). Current tax expense is calculated by applying our current tax rate to taxable income. The deferred tax expense accounts for the change in deferred tax assets (liabilities) from year to year. Deferred income tax assets and liabilities represent the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in our financial statements. As March 31, 2004 and 2003 we had net deferred tax assets of $3.4 million and $3.9 million, respectively.

Results of Operations as of and for the Years Ended December 31, 2003, 2002 and 2001

Net Interest Income and Net Interest Margin

      Net interest income was $39.6 million during the year ended December 31, 2003, as compared to $29.8 million during the year ended December 31, 2002 and $23.2 million during the year ended December 31, 2001, representing an increase of $9.8 million, or 32.7%, in 2003 and an increase of $6.6 million, or 28.6%, in 2002. These increases were primarily the result of higher volumes of interest-earning assets. However, the level of increase was partially offset by a decline in our net interest margin. Our net interest margin decreased to 3.75% for the year ended December 31, 2003 as compared to 4.29% during 2002, and 4.97% during 2001. In the past two years, the Federal Reserve Board’s interest rate cuts deteriorated our net interest margin due to our asset sensitive position. Our net interest spread also decreased to 3.41% in 2003, from 3.73% in 2002, and from 4.12% in 2001.

      Our average interest-earning assets were $1.1 billion in 2003, as compared with $719.7 million in 2002 and $498.0 million in 2001, representing increases of 51.3% in 2003 and 44.5% in 2002. Average net loans were $833.6 million in 2003, compared to $572.8 million in 2002 and $380.2 million in 2001, representing increases of 45.5% and 50.6% in 2003 and 2002, respectively. Primarily due to the eleven interest rate cuts by the Federal Reserve Board during 2001, average yields on interest-earning assets decreased to 7.94% in 2002 from 9.44% in 2001. The Federal Reserve Board’s interest rate cuts in June 2003 and November 2002 further lowered the average yields on our interest-earning assets to 6.80% in 2003. Prime interest rate reductions in 2002 and 2001 offset most of the improvements in portfolio composition that would have otherwise resulted. However, due to the growth of interest-earning assets in 2003 (attributable in part to our acquisition of Banco Financiero de Puerto Rico on December 15, 2002), our total interest income significantly increased by 30.1% to $71.5 million in 2003.

      Average interest-bearing liabilities also increased by 57.2% to $979.6 million in 2003, compared to $623.2 million in 2002, after increasing by 49.0% from $418.4 million in 2001. Total interest expense increased by 24.7% to $31.9 million in 2003 from $25.1 million in 2002. The increase in our interest expense is due mainly to the significant growth of our deposit portfolio, which, in turn, is attributable in part to our acquisition of Banco Financiero de Puerto Rico on December 15, 2002. Our interest expense also increased in 2002 by 17.5%, compared to $21.4 million in 2001, again due to our deposit portfolio growth. The average interest rate we paid for interest-bearing deposits decreased to 3.05% and 3.65% in 2003 and 2002, respectively, from 4.47% in 2001. This decline in our average interest rate was influenced by the fact that the prime interest rate is the lowest it has been in 45 years.

      The following table sets forth, for the periods indicated, our average balances of assets, liabilities and stockholders’ equity, in addition to the major components of net interest income and our net interest margin. Net loans and leases shown on this table include nonaccrual loans although interest accrued but not collected on these loans is placed in nonaccrual status and reversed against interest income.

	Year Ended December 31,

	2003			2002			2001

			Average			Average			Average
	Average		Rate/	Average		Rate/	Average		Rate/
	Balance	Interest	Yield(1)	Balance	Interest	Yield(1)	Balance	Interest	Yield(1)

	(Dollars in thousands)
ASSETS:
Interest earning assets:
Net loans and leases(2)	$833,557	$64,952	7.82%	$572,750	$48,959	8.58%	$380,216	$37,719	9.96%
Securities of U.S. government agencies	187,070	5,135	3.85	97,602	4,858	6.84	97,565	5,942	8.29
Other investment securities	16,133	682	5.29	7,336	382	6.45	4,542	324	8.80
Puerto Rico government obligations	4,679	192	5.70	2,294	102	6.16	248	19	10.65
Securities purchased under agreements to resell and federal funds sold	24,379	281	1.17	22,168	366	1.66	9,370	381	4.09
Interest-earning deposits	22,957	274	1.19	17,581	301	1.76	6,020	205	3.81

Total interest-earning assets	1,088,775	71,516	6.80	719,731	54,968	7.94	497,961	44,590	9.44
Total noninterest-earning assets	52,075			35,953			27,557

TOTAL ASSETS	$1,140,850			$755,684			$525,518

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Money market deposits	$47,896	$1,294	2.71%	$26,843	$941	3.59%	$7,020	$231	3.43%
NOW deposits	26,579	570	2.15	18,939	569	3.02	15,867	497	3.15
Savings deposits	197,242	5,811	2.95	98,408	3,471	3.53	52,706	1,952	3.71
Time certificates of deposit in denominations of $100,000 or more	392,611	14,396	3,86	288,711	12,383	4.51	196,703	11,146	5.89
Other time deposits	161,811	5,313	3.29	102,230	4,103	4.01	87,486	4,646	5.31
Other borrowings	153,424	4,538	3.27	88,386	3,657	4.65	58,593	2,907	5.65

Total interest-bearing liabilities	979,563	31,922	3.39	623,517	25,124	4.21	418,375	21,379	5.32
Noninterest-bearing liabilities:
Noninterest-bearing deposits	92,643			73,189			60,673
Other liabilities	8,740			7,844			5,993

Total noninterest-bearing liabilities	101,383			81,033			66,666
STOCKHOLDERS’ EQUITY	59,904			51,134			40,477

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,140,850			$755,684			$525,518

Net interest income (tax equivalent)		$39,594			$29,844			$23,211

Net interest spread(3)			3.75%			4.29%			4.97%

Net interest margin(4)			3.41%			3.73%			4.12%

(1)	Yields on tax-exempt securities, loans and leases are calculated on a fully taxable equivalent basis assuming a 39% tax rate.

(2)	Loan fees (costs) have been included in the calculation of interest income. Loan fees were approximately $1.7 million, $1.2 million, and $1.1 million for the years ended December 31, 2003, 2002, and 2001, respectively. Loans are net of the allowance for loan and lease losses, deferred fees, unearned income, and related direct costs.

(3)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(4)	Represents net interest income on a fully taxable equivalent basis as a percentage of average interest-earning assets.

      The following table sets forth, for the periods indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in average daily interest rates (rate) on a fully taxable equivalent basis. All changes in interest owed and paid for interest-earning assets and interest-bearing liabilities are attributable to either volume or rate. The impact of changes in the mix of interest-earning assets and interest-bearing liabilities is reflected in our net interest income.

	Year Ended December 31,

	2003 over 2002			2002 over 2001
	Increases/(Decreases)			Increases/(Decreases)
	Due to Change in			Due to Change in

	Volume	Rate	Net	Volume	Rate	Net

	(In thousands)
INTEREST EARNED ON:
Net loans(1)	$17,813	$(7,002)	$10,811	$14,652	$(4,468)	$10,184
Securities of U.S. government agencies	832	(505)	327	1	(664)	(663)
Other investment securities	6	2	8	2	—	2
Puerto Rico government obligations	—	—	—	—	—	—
Securities purchased under agreements to resell and federal funds sold	1	(5)	(4)	10	(6)	4
Interest-earning deposits	3	(5)	(2)	6	(2)	4

Total interest-earning assets	$18,655	$(7,515)	$11,140	$14,671	$(5,140)	$9,531

INTEREST PAID ON:
Money market deposits	$27	$(4)	$23	$12	$19	$31
NOW deposits	7	(11)	(4)	3	(2)	1
Savings deposits	474	99	573	178	89	267
Time certificates of deposit in denominations of $100,000 or more	1,881	(1,649)	232	2,144	(1,502)	642
Other time deposits	340	(130)	210	137	(368)	(231)
Other borrowings	371	(154)	217	197	(80)	117

Total interest-bearing liabilities	$3,100	$(1,849)	$1,251	$2,671	$(1,844)	$827

Net interest income	$15,555	$(5,666)	$9,889	$12,000	$(3,296)	$8,704

(1)	Loan fees (costs) have been included in the calculation of interest income. Loan fees were approximately $1.7 million, $1.2 million, and $1.1 million for the years ended December 31, 2003, 2002, and 2001, respectively. Loans are net of the allowance for loan and lease losses, deferred fees, unearned income, and related direct costs.

Provision for Loan and Lease Losses

      We determine a provision for loan and lease losses that we consider sufficient to maintain an allowance to absorb probable losses inherent in our portfolio as of the balance sheet date. For additional information concerning this determination, see the section of this discussion and analysis captioned “Allowance for Loan and Lease Losses.”

      Our provision for loan and lease losses increased to $6.5 million in 2003, from $3.4 million and $2.4 million in 2002 and 2001, respectively. These increases in our provisions were mainly due to the growth of our total loan and lease portfolio, resulting in an increase in nonperforming loans and leases, and an increase in our net charges-offs to $4.0 million in 2003, from $3.0 million and $914,000 in 2002 and 2001, respectively. The increase in our nonperforming loans and net charge-offs was also, in part, a result of our acquisition of Banco Financiero de Puerto Rico. We acquired a $72.2 million loan portfolio as a result of the Banco Financiero merger.

      Steady growth in our commercial lending and automobile lease financing portfolios has dictated continual increases in our provision for loan and lease losses. In the other lending categories, such as consumer lending, residential construction lending and mortgage lending, growth has not been robust. We believe existing reserve levels are appropriate. Although, as a result of our purchase of certain automobile financing installment loan portfolios in our acquisition of Banco Financiero, losses in 2002 and 2003 were proportionately higher, it should be noted that the percentage held in reserve against consumer credit is higher than the percentage relationship of consumer loans to total loan portfolio. While our allowance for loan and lease losses is established in different portfolio components, we maintain an allowance that we believe is sufficient to absorb all credit losses inherent in our portfolio.

      In order to maintain an adequate level of our allowance for loan and lease losses, we monitor our portfolio performance on a monthly basis and determine the additional provision for loan and lease losses. For the past three years, our provisions have increased in a uniform manner, in concert with the increases and losses in our commercial loan portfolio and our lease portfolio. Risk levels and losses in these portfolios have been fairly constant. Individual credits that are less than satisfactory or delinquent are reviewed on an ongoing basis to determine whether additional provisions are necessary.

      Because we do not have any major industry concentrations, our monthly determination of our provision for loan and lease losses is not impacted by such industry concentrations.

Noninterest Income

      The following table sets forth the various components of our noninterest income for the periods indicated:

	Year Ended December 31,

	2003		2002		2001

	(Amount)	(%)	(Amount)	(%)	(Amount)	(%)

	(Dollars in thousands)
Service charges and other fees	$5,456	60.3%	$4,331	107.7%	$3,641	77.1%
Gain on sale of loans and leases, net	3,547	39.2	—	—	975	20.6
Gain on sale of securities, net	707	7.8	—	—	194	4.1
Loss on sale of other real estate owned, repossessed assets, and on disposition of other assets, net	(663)	(7.3)	(311)	(7.7)	(86)	(1.8)

Total noninterest income	$9,047	100.0%	$4,020	100.0%	$4,724	100.0%

      Our total noninterest income was $9.0 million in 2003, and $4.0 million in 2002, as compared with $4.7 million in 2001, representing an annual growth rate of 125.0% in 2003, and an annual decrease of 14.9% in 2002 from 2001 levels. Noninterest income represented approximately 0.8%, 0.5% and 0.9% of average assets in 2003, 2002 and 2001, respectively.

      As a result of our efforts to diversify our revenue sources, we currently earn noninterest income from various sources. Our largest noninterest income source is service charges, primarily on deposit accounts, representing 60.3%, 107.7% and 77.1% of total noninterest income in 2003, 2002 and 2001, respectively.

This income source increased to $5.5 million in 2003, from $4.3 million in 2002, and $3.6 million in 2001. These increases were primarily due to an increase in our number of transactional and savings accounts. We constantly review service charge rates to maximize service charge income while maintaining a competitive position.

      Gain on the sale of loans and leases of $3.5 million was the second largest source of noninterest income in 2003, as compared to $0 in 2002, and $975,000 in 2001. Income from gain on sale of loans and leases as a percentage of total noninterest income was 39.2%, 0.0% and 20.6% in 2003, 2002 and 2001, respectively. This source of noninterest income is derived primarily from the sale of lease financing contracts and mortgage loans. During June and December 2003, we sold lease financing contracts on a limited recourse basis with carrying values of $30.0 and $20.0 million, respectively, to a third party. We retained servicing responsibilities for the lease financing contracts sold. We surrendered control of the lease financing receivables, as defined by SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, and accounted for these transactions as sales, recognizing net gains of approximately $1.8 million for the June 2003 sale and $1.0 million for the December 2003 sale. While no sales of our lease financing contracts were made in 2002, in December 2001 we sold $9.0 million in lease financing contracts, recognizing a gain of approximately $975,000. In addition, in September 2003 we sold approximately $42.8 million in mortgage loans to another financial institution. We did not retain the servicing rights on these mortgage loans and we accounted for this transaction as a sale, resulting in a gain of approximately $700,000. We did not sell any of our mortgage loans in 2002 and 2001. While the estimated losses on the limited recourse obligations assumed in the sale of our lease financing contracts is not significant, we established an allowance of $120,000 on June 20, 2003 and $110,000 on December 31, 2003 and have included such estimates in the other liabilities section of our December 31, 2003 and March 31, 2004 balance sheets.

      The third largest source of noninterest income during 2003 was the net gain on the sale of securities. During the year ended December 31, 2003, proceeds from sales of investment securities were approximately $83.2 million, with approximately $707,000 in gains realized. While there were no sales of investment securities during 2002, proceeds from sales of investment securities during the fiscal year ended December 31, 2001 totaled approximately $16.5 million, with $194,000 in gross gains realized.

      Our final component of noninterest income is the net gain/loss on the sale of our OREO, repossessed assets and other assets. We experienced net losses in this component of $663,000, $311,000 and $86,000 for the years ended December 31, 2003, 2002 and 2001, respectively. This trend of progressively greater losses is attributable primarily to an increased volume of losses in our lease financing portfolio as such portfolio has increased in size, which created net losses on the sale of repossessed automobiles and equipment totaling $655,000, $305,000 and $95,000 for the years 2003, 2002 and 2001, respectively. As our volume of lease financings has increased, in order to avoid building our inventory of repossessed automobiles, we have been more aggressive in our disposition efforts. OREO and repossessed assets were $6.4 million, $7.6 million and $3.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. As a result, the volume of loss on sale of OREO and repossessed assets has increased 14.2% in 2003, 7.5% in 2002 and 4.3% in 2001. There were no losses on the sale of OREO for these years.

      The loss on the sale of repossessed assets as a percentage of the lease balance at the date of repossession was 14.2% in 2003, 7.5% in 2002, and 4.3% in 2001. The ratio of loss on the sale of repossessed assets to our year end leasing portfolio balance was 0.82% in 2003, 0.51% in 2002, and 0.10% in 2001. The increase in our loss ratio for the last three years is due in part to increases in the size of our lease portfolio. Our lease portfolio increased from $134.5 million at the end of fiscal 2001 to $314.2 at the end of fiscal 2003, an increase of 133.6%. When our inventory of repossessed assets is larger, we are more aggressive in our disposition efforts. This strategy permits us to move inventory at a faster pace, but increases our losses per unit.

Noninterest Expense

      The following table sets forth a summary of noninterest expenses for the periods indicated:

	Year Ended December 31,

	2003		2002		2001

	(Amount)	(%)	(Amount)	(%)	(Amount)	(%)

	(Dollars in thousands)
Salaries and employee benefits	$15,434	53.4%	$11,943	54.4%	$9,375	53.2%
Occupancy and equipment	5,910	20.5	4,592	20.9	3,972	22.6
Professional fees	1,244	4.3	914	4.2	816	4.6
Directors’ fees	158	0.5	141	0.6	135	0.8
Office supplies	984	3.4	747	3.4	663	3.8
Other real estate owned and other repossessed assets expenses	693	2.4	516	2.4	226	1.3
Promotion and advertising	511	1.8	357	1.6	289	1.6
Lease expenses	565	2.0	247	1.1	—	—
Insurance	628	2.2	385	1.8	353	2.0
Municipal taxes	725	2.5	498	2.3	347	2.0
Commissions and service fees credit and debit cards	1,051	3.6	765	3.5	824	4.7
Other noninterest expense	972	3.4	829	3.8	607	3.4

Total noninterest expense	$28,875	100.0%	$21,934	100.0%	$17,607	100.0%

      Our total noninterest expense increased to $28.9 million in 2003, from $21.9 million in 2002 and $17.6 million in 2001. This represents a year over year increase in noninterest expense of 31.6% for 2003, 24.6% for 2002 and 25.3% for 2001. These increases can be attributed to the expanded personnel and occupancy costs associated with our business growth, our acquisition of Banco Financiero, and the recent opening of our four new branch offices (Mayaguez in 2003, Humacao and Ponce (2) in 2002). Our expansion of various groups, including EuroLease, our construction lending activities and our trust and wealth management group, also contributed to the increase in our total noninterest expense. Due to our continuing efforts to minimize noninterest expense, however, noninterest expenses as a percentage of average assets declined 2.5% in 2003, from 2.9% in 2002, and from 3.4% in 2001. We believe that our efforts to expand without comparative increases in our number of employees, in addition to the effect of the Banco Financiero acquisition, have improved our operational efficiency. Our efficiency improvement is evidenced by the decrease in our efficiency ratio to 57.9% in 2003, 62.9% in 2002, and 59.7% in 2001.

      We anticipate that the overall volume of our noninterest expense will continue to increase as we grow. However, we remain committed to controlling costs and efficiency and expect to moderate these increases relative to our revenue growth.

      Salaries and employee benefit expenses increased to $15.4 million in 2003, from $11.9 million in 2002. This increase was mainly attributable to a $266,300 increase resulting from new branch openings, a $391,500 increase resulting from our Banco Financiero acquisition, and a $1.9 million increase in expanded personnel for business growth in lease financing and construction and mortgage lending.

      Salaries and employee benefit expenses increased to $11.9 million in 2002, from $9.4 million in 2001. This increase was mainly attributable to a $418,500 increase resulting from new branch openings, a $11,400 increase resulting from our Banco Financiero acquisition, and a $1.4 million increase in expanded personnel for business growth in lease financing and construction and mortgage lending.

      Occupancy and equipment expenses increased to $5.9 million in 2003, from $4.6 million in 2002. This increase was mainly attributable to a $192,900 increase resulting from new branch openings, a $428,000 increase resulting from our Banco Financiero acquisition, and a $461,200 increase in occupancy expenses related to business growth in lease financing and construction and mortgage lending

      Occupancy and equipment expenses increased to $4.6 million in 2002, from $4.0 million in 2001. This increase was mainly attributable to a $320,500 increase resulting from new branch openings, a $13,400 increase resulting from our Banco Financiero acquisition, and a $224,400 increase in occupancy expenses related to business growth in lease financing and construction and mortgage lending.

      Professional fees were $1.2 million, $914,000 and $816,000 or 4.3%, 4.2% and 4.6% of total noninterest expenses, in 2003, 2002 and 2001, respectively. These increases are attributable primarily to the growth of our business and other legal, consulting and professional fees related to our capital raising efforts, acquisitions and our other actions to implement our strategic plan.

      Office supplies expenses were $984,000, $747,000 and $663,000, or 3.4%, 3.4% and 3.8% of our total noninterest expenses, in 2003, 2002 and 2001, respectively. These increases are attributable primarily to the expansion of our branch network and franchise.

      Our expenses related to OREO and repossessed assets were $693,000, $516,000 and $226,000, or 2.4%, 2.4% and 1.3% of total noninterest expenses in 2003, 2002 and 2001, respectively. This increase is attributable primarily to the growth of our loan and lease portfolio, and in particular, our lease financing portfolio. Repossessed assets are initially recorded at fair value upon repossession and are charged to the allowance for loan and lease losses. These assets are then periodically evaluated and recorded at fair value. Any subsequent decline in the fair value is charged to current operations.

      Insurance expenses were $628,000, $385,000 and $353,000, or 2.2%, 1.8% and 2.0% of our total noninterest expense in 2003, 2002 and 2001, respectively. Increases in insurance expenses are attributable primarily to the expansion of our branch network and our general growth.

      Municipal taxes increased to $725,000 in 2003, from $498,000 and $347,000 in 2002 and 2001, respectively. These increases are directly attributable to our asset growth.

      Commissions and service fees on credit and debit cards increased to $1.1 million in 2003, from $765,000 and $824,000 in 2002 and 2001, respectively. This increase is attributable primarily to the increase in the size of our commercial loan portfolio, which provide us with merchant point-of-sale business.

      Other noninterest expenses also increased annually during the prior three-year period, however, these increases were related in large part to our asset growth over this period. Due in part to management’s commitment to overhead control, these expense increases were significantly outpaced by our revenue growth rate.

      We also expect our noninterest expense to increase as a result of our becoming a publicly-traded company. Specifically, we expect increases in audit fees, legal fees associated with public reporting, printing costs, proxy solicitation costs, additional directors, and officers’ insurance cost and other expenses generally associated with publicly-traded companies.

Provision for Income Taxes

      For the year ended December 31, 2003, we recorded a $3.4 million income tax expense as compared to $2.7 million in 2002, and $2.1 million in 2001. Our current income tax provision is lower than a provision based on the statutory tax rate applicable to Eurobank, which is 39.0%, because we have interest income from certain investments that is exempt from Puerto Rico income tax. Exempt interest relates mostly to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities held by Eurobank International. The main reason for the increase of 2003 tax expense is the increase in our income before taxes of 55.0%, 8.0% and 33.8% when compared to 2002 and 2001, respectively.

      Income tax expense is the sum of two components: current tax expense and deferred tax expense (benefit). Current tax expense is calculated by applying our current tax rate to taxable income. The deferred tax expense accounts for the change in deferred tax assets (liabilities) from year to year. Deferred income tax assets and liabilities represent the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in our financial statements. As of December 31, 2003, 2002 and 2001, we had net deferred tax assets of $4.0 million, $3.7 million and $946,000, respectively. Please refer to “Note 18 — Income Taxes” to our 2003 consolidated financial statements for further details.

Extraordinary Gain on Acquisition of Banco Financiero de Puerto Rico

      Effective December 15, 2002, we acquired all of the capital stock of Banco Financiero de Puerto Rico for a purchase price of $1.5 million. The purchase price consisted of the issuance of our common stock, valued at $1.2 million at that time, and $326,000 in cash. The estimated fair value of the assets acquired less liabilities assumed of $2.8 million exceeded the acquisition price of $1.8 million, including additional costs associated with the acquisition of $215,000. This excess resulted in an extraordinary gain on business acquisition of $1.1 million after reducing the value of certain assets acquired by $456,000. Please refer to “Note 2 — Acquisition” to our 2003 consolidated financial statements for further details.

Financial Condition

      Our total assets as of March 31, 2004 were $1.4 billion, compared to $1.3 billion, $1.0 billion and $607.7 million as of December 31, 2003, 2002, and 2001, respectively. The increases in our total assets during 2003 and the first three months of 2004 were primarily the result of growth in our investment securities and loan and lease portfolio. The increase during 2002 was primarily the result of growth in loans and leases from current operations and from those assets acquired in the acquisition of Banco Financiero de Puerto Rico.

      Our total deposits increased to $1.1 billion as of March 31, 2004, after increasing $141.5 million, or 16.8%, to reach $984.5 million as of December 31, 2003 compared to $843.0 million as of December 31, 2002. Our asset growth during 2003 was also funded with increases in securities sold under agreements to repurchase of $143.4 million. Total deposits as of December 31, 2002 increased by $357.4 million, or 73.6%, when compared to $485.7 million as of December 31, 2001. The increase during 2002 was, in part, the result of our acquisition of Banco Financiero, in which we acquired $84.2 million of deposits. Growth for the year 2002 was also funded with a $36.8 million increase in securities sold under agreements to repurchase and a $20.0 million issuance of trust preferred capital securities.

      Stockholders’ equity increased $4.9 million during the first three months of 2004 to $70.0 million as of March 31, 2004. As of December 31, 2003, our total stockholders’ equity was $65.1 million, representing an increase of 13.5% from $57.3 million as of December 31, 2002. Our total stockholders’ equity as of December 31, 2002 represented an increase of 19.9% from $47.8 million as of December 31, 2001. In addition to earnings from operations and stock options exercised, our stockholders’ equity in 2002 was also impacted by a $2.4 million decrease, and a $1.2 million increase, in our unrealized gain (loss) on investment securities available for sale as of December 31, 2002 and 2001, respectively.

Short-Term Investments and Interest-bearing Deposits in Other Financial Institutions

      We sell federal funds, purchase securities under agreements to resell, and deposit funds in interest-bearing accounts in other financial institutions to help meet liquidity requirements and provide temporary holdings until the funds can be otherwise deployed or invested. As of December 31, 2003, 2002 and 2001, we had $19.3 million, $29.9 million and $14.7 million, respectively, in interest-bearing deposits in other financial institutions. As of March 31, 2004, we did not have any interest-bearing deposits in other financial institutions. As of March 31, 2004 and December 31, 2003, 2002 and 2001, we had $17.0 million, $20.5 million, $45.0 million and $8.1 million, respectively, in purchased securities under agreements to resell.

Investment Securities

      Our investment portfolio primarily serves as a source of interest income and, secondarily, as a source of liquidity and a management tool for our interest rate sensitivity. We manage our investment portfolio according to a written investment policy implemented by our Asset/ Liability Management Committee. Our investment policy is reviewed at least annually by our Board of Directors. Investment balances, including cash equivalents and interest-bearing deposits in other financial institutions, are subject to change over time based on our asset/ liability funding needs and our interest rate risk management objectives. Our liquidity levels take into consideration anticipated future cash flows and all available sources of credits and are maintained at levels management believes are appropriate to assure future flexibility in meeting our anticipated funding needs.

      Our investment portfolio consists of securities we intend to hold until maturity, or “held-to-maturity securities,” and all other securities are classified as “available-for-sale.” The carrying values of our available-for-sale securities are adjusted for unrealized gain or loss as a valuation allowance, and any gain or loss is reported on an after-tax basis as a component of other comprehensive income.

      The following table presents the composition, book value and market value of our investment portfolio by major category as of the dates indicated:

	Available-for-Sale		Held-to-Maturity		Total

	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value

	(In thousands)
March 31, 2004:
U.S. treasury securities	$84,782	$85,570	$—	$—	$84,782	$85,570
U.S. government agencies obligations	33,444	33,795	—	—	33,444	33,795
Collateralized mortgage obligations	208,879	208,286	—	—	208,879	208,286
Mortgage-backed securities	48,948	49,376	—	—	48,948	49,376
State and municipal obligations	4,519	4,576	—	—	4,519	4,576
Other debt securities	2,980	3,003	—	—	2,980	3,003

Total	$383,552	$384,606	$—	$—	$383,552	$384,606

December 31, 2003:
U.S. treasury securities	$84,748	$85,116	$—	$—	$84,748	$85,116
U.S. government agencies obligations	39,867	39,930	—	—	39,867	39,930
Collateralized mortgage obligations	144,885	143,189	—	—	144,885	143,189
Mortgage-backed securities	49,027	49,134	—	—	49,027	49,134
State and municipal obligations	4,519	4,575	—	—	4,519	4,575
Other debt securities	2,968	2,994	—	—	2,968	2,994

Total	$326,014	$324,938	$—	$—	$326,014	$324,938

	Available-for-Sale		Held-to-Maturity		Total

	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value

	(In thousands)
December 31, 2002:
U.S. treasury securities	$29,945	$30,260	$—	$—	$29,945	$30,260
U.S. government agencies obligations	21,547	21,863	—	—	21,547	21,863
Collateralized mortgage obligations	57,687	58,722	—	—	57,687	58,722
Mortgage-backed securities	23,900	24,127	—	—	23,900	24,127
State and municipal obligations	4,659	4,758	—	—	4,659	4,758
Other debt securities	5,919	6,065	—	—	5,919	6,065

Total	$143,657	$145,795	$—	$—	$143,657	$145,795

December 31, 2001:
U.S. treasury securities	$17,498	$17,737	$—	$—	$17,498	$17,737
U.S. government agencies obligations	10,483	10,556	—	—	10,483	10,556
Collateralized mortgage obligations	49,021	49,028	—	—	49,021	49,028
Mortgage-backed securities	6,222	6,336	—	—	6,222	6,336
State and municipal obligations	2,000	2,000	225	225	2,225	2,225
Other debt securities	3,000	3,052	—	—	3,000	3,052

Total	$88,224	$88,709	$225	$225	$88,449	$88,934

      Available-for-sale securities, which are stated at their fair market value, increased to $384.6 million as of March 31, 2004 from $324.9 million, $145.8 million and $88.7 million as of December 31, 2003, 2002 and 2001, respectively. These increases are representative of our strategy to enhance our liquidity level through the use of available-for-sale securities in addition to immediately available funds. The majority of our immediately available funds are maintained in the form of overnight investments. As of March 31, 2004, investment securities having a carrying value of approximately $253.0 million were pledged to secure borrowings and deposits of public funds and to comply with other pledging requirements.

Investment Portfolio — Maturity and Yields

      The following table summarizes the contractual maturity of investment securities held in our investment portfolio and their weighted average yields:

					As of
					March 31, 2004
			After One but		After Five but
	Within		Within Five		Within		After
	One Year		Years		Ten Years		Ten Years		Total

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(Dollars in thousands)
Investments available-for- sale:(1)(2)
U.S. treasury obligations	$—	—%	$85,570	1.94%	$—	—%	$—	—%	$85,570	1.94%
U.S. government agencies obligations	12,153	2.47	21,642	2.79	—	—	—	—	33,795	2.68
Mortgage backed securities (3)	11,245	4.64	235,464	4.92	9,665	5.54	1,289	6.05	257,663	4.94
State & political subdivisions	1,005	4.30	3,361	4.43	210	5.92	—	—	4,576	4.47
Other debt securities	3,003	3.64	—	—	—	—	—	—	3,003	3.64

Total investments available-for-sale	$27,406	3.56%	$346,037	4.05%	$9,875	5.55%	$1,289	6.05%	$384,607	4.06%
Other Investments:
FHLB stock	3,001	1.76%	—	—	—	—	—	—	3,001	1.76%
Investment in statutory trust	—	—	—	—	—	—	1,388	4.63%	1,388	4.63%

Total other investments	$3,001	1.76%	$—	—	$—	—	$1,388	4.63%	$4,389	2.67%

Total investments	$30,407	3.38%	$346,037	4.05%	$9,875	5.55%	$2,677	5.31%	$388,996	4.04%

(1)	Based on estimated fair value.

(2)	All of our income from investments in available-for-sale securities is tax exempt because these securities are held in our IBE. The yields shown in the above table are not calculated on a fully taxable equivalent basis.

(3)	Maturities of mortgage-backed securities and collateralized mortgage obligations, or CMOs, are based on anticipated lives of the underlying mortgages, not contractual maturities. CMO maturities are based on cash flow (or payment) windows derived from broker market consensus.

Other Earning Assets

      For various business purposes, we make investments in earning assets other than the interest-earning securities discussed above. As of March 31, 2004, our investment in other earning assets included $3.0 million in FHLB stock and $1.4 million equity in our statutory trusts. The following table presents the balances of other earning assets as of the dates indicated:

	As of
	March 31,	As of December 31,

Type	2004	2003	2002	2001

	(In thousands)
Statutory trusts	$1,393	$1,388	$—	$—
Federal FHLB stock	3,001	1,954	2,405	1,251

Total	$4,394	$3,342	$2,405	$1,251

Loan and Lease Portfolio

      Our primary source of income is interest on loans and leases. The following table presents the composition of our loan and lease portfolio by category as of the dates indicated:

	As of
	March 31,	As of December 31,

	2004	2003	2002	2001	2000	1999

	(In thousands)
Real estate — secured (1)(2)(3)(4)	$337,969	$321,307	$268,318	$161,810	$123,665	$87,946
Leases(5)	351,415	320,853	259,523	140,712	81,430	17,227
Commercial and industrial(6)(7)	192,721	179,737	152,880	107,047	84,009	63,815
Real estate — construction(8)	49,215	48,505	54,937	32,524	8,083	—
Consumer	26,538	26,619	31,509	18,086	17,634	17,196
Other loans	4,823	4,145	3,665	2,521	2,063	1,494

Gross loans and leases	$962,681	$901,166	$770,832	$462,700	$316,884	$187,678

Less: Unearned income	(1,437)	(1,774)	(3,041)	(4,020)	(4,686)	(1,687)

Total loans, net of unearned income	$961,244	$899,392	$767,791	$458,680	$312,198	$185,991

Less: Allowance for loan and lease losses	(9,881)	(9,394)	(6,918)	(4,513)	(3,051)	(2,143)

Loans, net	$951,363	$889,998	$760,873	$454,167	$309,147	$183,848

(1)	Includes commercial and industrial loans that are secured by real estate amounting to $315.9 million, $297.3 million, $227.3 million, $136.7 million, $106.8 million, and $71.6 million as of March 31, 2004, and December 31, 2003, 2002, 2001, 2000, and 1999, respectively.

(2)	Includes consumer loans that are secured by real estate amounting to $1.8 million, $1.6 million, $1.8 million, $1.5 million, $1.0 million, and $819,493 as of March 31, 2004, and December 31, 2003, 2002, 2001, 2000, and 1999, respectively.

(3)	Includes held for sale loans that are secured by real estate amounting to $5.5 million, $6.8 million, $5.2 million, $5.1 million, $1.1 million, and $247,825 as of March 31, 2004, and December 31, 2003, 2002, 2001, 2000, and 1999, respectively.

(4)	Includes net deferred loan cost and (fees) amounting to approximately ($120,000), ($385,000), ($187,000), ($85,000), ($358,000), and ($85,000) as of March 31, 2004, and December 31, 2003, 2002, 2001, 2000, and 1999, respectively.

(5)	Includes net deferred loan cost and (fees) amounting to approximately $5.5 million, $4.9 million, $3.4 million, $2.1 million, $1.2 million, and $159,000 as of March 31, 2004, and December 31, 2003, 2002, 2001, 2000, and 1999, respectively.

(6)	Includes overdrafts amounting to approximately $82,000, $90,000, $92,000, $67,000, and $20,000, as of March 31, 2004, and December 31, 2003, 2001, 2000, and 1999, respectively.

(7)	Includes net deferred loan cost and (fees) amounting to approximately $78,000, ($175,000), $231,000, $221,000, $113,000, and $80,000 as of March 31, 2004, and December 31, 2003, 2002, 2001, 2000, and 1999, respectively.

(8)	Includes net deferred loan cost amounting approximately $137,000 as of March 31, 2004, and none for the other periods presented.

      As of March 31, 2004 and December 31, 2003, 2002 and 2001, our total loans and leases, net of unearned income, were $961.2 million, $899.9 million, $767.8 million and $458.7 million, respectively. The increase in our loan and lease volume during the three months ended March 31, 2004 and during 2003 and

2001 resulted primarily from the growth of our operations. The significant increase in our loan and lease volume in 2002 was largely the result of our acquisition of Banco Financiero. Our total loans and leases, net of unearned income as a percentage of total assets, however, declined to 67.6% as of March 31, 2004 from 68.1%, 74.2% and 75.5% as of December 31, 2003, 2002 and 2001, respectively, as growth in other assets, such as our investment securities, outpaced the growth of our loan and lease portfolio.

      Real estate secured loans, the largest component of our loan and lease portfolio, consist primarily of commercial real estate loans and/or commercial lines of credit that are extended to finance the purchase and/or improvement of commercial real estate and/or businesses thereon or for business working capital purposes. The properties may be either owner-occupied or for investment purposes. Our loan policy adheres to the real estate loan guidelines promulgated by the FDIC in 1993. The policy provides guidelines including, among other things, review of appraised value, limitation on loan-to-value ratio, and minimum cash flow requirements to service debt. Loans secured by real estate equaled $338.0 million, $321.3 million, $268.3 million and $161.8 million as of March 31, 2004, and December 31, 2003, 2002 and 2001, respectively. The volume of our real estate loans has increased significantly as a result of our growth and as a result of our acquisition of Banco Financiero. In the acquisition, we acquired real estate loans totaling $11.8 million. The percentage of our real estate secured loans in relation to our total loan and lease portfolio, however, has remained relatively constant. Real estate secured loans as a percentage of total loans and leases were 35.3% for the three months ended March 31, 2004, and 35.7%, 34.9% and 35.3% for the fiscal years ended 2003, 2002 and 2001, respectively.

      Lease financing contracts, the second largest component of our loan portfolio, consist of automobile and equipment leases made to individuals and corporate customers. In the last two years, we have deemphasized equipment leasing and focused on automobile leasing. As of March 31, 2004, approximately 77.2% of our lease financing contracts were for new automobiles, approximately 19.7% were for used automobiles and the remaining 3.1% consisted primarily of construction and medical equipment leases. The volume of our lease financing contracts increased to $351.4 million, $320.9 million, $259.5 million and $140.7 million as of March 31, 2004 and December 31, 2003, 2002 and 2001, respectively. Lease financing contracts, as a percentage of total loans and leases were 36.5% as of March 31, 2004 and 35.7%, 33.8% and 30.7% at the end of 2003, 2002 and 2001, respectively. In December 2001, we sold $9.0 million in lease contracts to Banco Financiero de Puerto Rico. Upon the acquisition of Banco Financiero in December 2002, these leases once again became part of our lease portfolio. During June and December 2003, we sold lease contracts with carrying values of $30.0 million and $20.0 million, respectively, to another financial institution, while retaining servicing responsibilities. The lease contracts sold in 2003 were sold on a limited recourse basis. The recourse is limited to a maximum of 5.0% of the principle balance on any defaulted lease, subject to an aggregate limitation of 5.0% on all of the leases sold.

      Commercial and industrial loans include revolving lines of credit as well as term business loans. Commercial and industrial loans increased to $192.7 million as of March 31, 2004 from $179.7 million, $152.8 million and $107.0 million as of December 31, 2003, 2002 and 2001, respectively. The significant increase in commercial and industrial loans in 2002 is attributable to our acquisition of Banco Financiero de Puerto Rico. Commercial and industrial loans as a percentage of total loans were 19.5% as of March 31, 2004, and 20.0%, 19.9% and 23.3% at the end of 2003, 2002 and 2001, respectively.

      Construction loans are not a significant part of our total loan portfolio. Construction loans totaled $49.2 million, $48.5 million, $54.9 million, and $32.5 million as of March 31, 2004 and December 31, 2003, 2002 and 2001, respectively. Construction loans as a percentage of total loans and leases were 5.1%, 5.4%, 7.2% and 7.1% as of March 31, 2004 and December 31, 2003, 2002 and 2001, respectively. Since we introduced our construction lending product in the year 2000, strategic objectives with respect to residential construction lending have resulted in outstanding balances in the $40.0 million to $50.0 million range, and at the end of 2003 outstanding balances of our construction loans were $48.5 million. During 2003, a combination of factors led to a slight decrease in loans in this category. Due to a slowdown in the economy and a reduction in permits for private residential construction, acceptable risk opportunities were not as plentiful in the market. This slowdown coupled with our conservative underwriting strategy resulted in fewer lending opportunities. Furthermore, a number of projects were completed and sold during the year 2003, and as a result the corresponding loans were paid down.

      Consumer loans have historically represented a small part of our total loan and lease portfolio. The majority of consumer loans consist of personal installment loans, credit cards and consumer lines of credit. We make consumer loans only to complement our commercial business, and these loans are not emphasized by our branch managers. As a result, repayment on this portfolio has generally exceeded or equaled origination, except for 2002, when we acquired consumer loans in connection with our acquisition of Banco Financiero de Puerto Rico. Consumer loans decreased to $26.5 million as of March 31, 2004 from $26.6 million as of December 31, 2003 and $31.5 million as of December 31, 2002. Consumer loans as of December 31, 2001 totaled $18.1 million. Consumer loans as a percentage of total loans and leases were 2.8%, 3.0%, 4.1% and 3.9% at March 31, 2004 and December 31, 2003, 2002 and 2001, respectively.

      Our loan terms vary according to loan type. Commercial term loans generally have maturities of three to five years, while we generally limit real estate loan maturities to five to eight years. Lines of credit, in general, are extended on an annual basis to businesses that need temporary working capital and/or import/export financing. The following table shows our maturity distribution of loans and leases as of the dates indicated, excluding non-accrual loans. A significant part of our non-consumer loan portfolio is floating rate loans which comprise both commercial and industrial loans and commercial real estate loans. By contrast, residential mortgage loans originated by Eurobank are fixed rate. Residential mortgage loans are included in the real estate - secured category in the following table.

	As of March 31, 2004

		Over 1 Year
		through 5 Years		Over 5 Years

			Floating or		Floating or
	One Year	Fixed	Adjustable	Fixed	Adjustable
	or Less(1)	Rate	Rate	Rate	Rate	Total

	(In thousands)
Real estate — construction	$49,239	$—	$2,883	$—	$—	$52,122
Real estate — secured	57,077	50,316	164,609	28,901	28,843	329,746
Commercial and industrial	117,012	13,086	38,480	8,418	6,036	183,032
Consumer	9,017	13,909	29	3,007	—	25,962
Leases	38	174,556	—	170,960	—	345,554
Other loans	4,823	—	—	—	—	4,823

Total	$237,343	$251,867	$206,160	$211,286	$34,879	$941,239

(1)	Maturities are based upon contract dates. Demand loans are included in the one year or less category and totaled $199.9 million as of December 31, 2003.

Nonperforming Loans, Leases and Assets

      Nonperforming assets consist of loans and leases on nonaccrual status, loans 90 days or more past due and still accruing interest, loans that have been restructured resulting in a reduction or deferral of interest or principal, OREO, and other repossessed assets.

      The following table sets forth the amounts of nonperforming assets (net of the portion guaranteed by the United States government) as of the dates indicated:

	As of March 31,	As of December 31,

	2004	2003	2002	2001	2000	1999

	(Dollars in thousands)
Loans contractually past due 90 days or more but still accruing interest	$6,923	$9,700	$6,171	$3,668	$2,688	$2,834
Nonaccrual loans	20,005	17,058	15,889	6,540	4,921	3,256

Total nonperforming loans	26,928	26,758	22,060	10,208	7,609	6,090
Other real estate owned	2,804	2,774	1,963	29	535	790
Other repossessed assets	4,987	3,643	5,681	3,007	1,122	—

Total nonperforming assets	$34,719	$33,175	$29,704	$13,244	$9,266	$6,880

Nonperforming loans to total loans and leases	2.83%	3.01%	2.90%	2.25%	2.46%	3.31%
Nonperforming assets to total loans and leases plus repossessed property	3.62	3.70	3.87	2.90	2.98	3.73
Nonperforming assets to total assets	2.46	2.51	2.87	2.18	2.05	2.25

      We continuously review present and estimated future performance of the loans and leases within our portfolio and risk-rate such loans in accordance with a risk rating system. More specifically, we attempt to reduce the exposure to risks through: (1) reviewing each loan request and renewal individually; (2) utilizing a centralized approval system for loans in excess of $100,000 for secured loans and $50,000 for unsecured loans; (3) strictly adhering to written loan policies; and (4) conducting an independent credit review. In addition, loans based on short-term asset values are monitored on a monthly or quarterly basis. In general, we receive and review financial statements of borrowing customers on an ongoing basis during the term of the relationship and respond to any deterioration noted. We do not engage in sub-prime lending.

      Loans are generally placed on nonaccrual status when they become 90 days past due, unless we believe the loan is adequately collateralized and we are in the process of collection. The nonrecognition of interest income on an accrual basis does not constitute forgiveness of the interest, and collection efforts are continuously pursued. Loans may be restructured by management when a borrower has experienced some change in financial status, resulting in an inability to meet the original repayment terms, and when we believe the borrower will eventually overcome financial difficulties and repay the loan in full.

      All interest accrued but not collected for loans and leases that are placed on nonaccrual status or charged-off is reversed against interest income. The interest on these loans is accounted for on a cash basis or cost recovery method, until qualifying for return to accrual status.

      Generally, our nonperforming loans and leases have increased in connection with the growth of our loan and lease portfolio. The recent economic downturn further increased our nonperforming loans and leases to $26.9 million, $26.8 million, $22.1 million and $10.2 million as of March 31, 2004 and December 31, 2003, 2002 and 2001, respectively, compared with $7.6 million and $6.1 million as of December 31, 2000 and 1999, respectively. However, the ratio of nonperforming loans and leases over total loans and leases decreased to 2.8% as of March 31, 2004, compared to 3.0% and 2.9% as of December 31, 2003 and 2002. The ratio of nonperforming loans and leases over total loans was 2.3% as of December 31, 2001.

      We believe all loans and leases, with which we have serious doubts as to collectibility, are classified within the category of nonperforming loans and leases and are appropriately reserved.

      OREO consists of properties acquired by foreclosure or similar means and that management intends to offer for sale. Other repossessed assets are comprised primarily of repossessed automobiles and equipment subject to lease contracts. OREO and repossessed assets are initially recorded at fair value. Any resulting loss is charged to the allowance for loan and lease losses. An appraisal of OREO and repossessed assets is made periodically after a property is acquired, and a comparison between the appraised value and the carrying value is performed. Additional declines in value after acquisition, if any, are charged to current operations. Gains or losses on disposition of OREO and repossessed assets, and related operating income and maintenance expenses, are included in current operations.

      As of March 31, 2004 and December 31, 2003, our OREO consisted of 13 properties with an aggregate value of $2.8 million, compared to 10 properties with an aggregate value of $2.0 million as of December 31, 2002, and one property valued at $29,000 as of December 31, 2001. The significant increase in OREO in 2002 from 2001 is primarily attributable to eight properties acquired in the Banco Financiero de Puerto Rico acquisition in December 2002.

      Other repossessed assets as of March 31, 2004, and December 31, 2003, 2002 and 2001 were $5.0 million, $3.6 million, $5.7 million and $3.0 million, respectively. The increase in volume of repossessed assets from 1999 to 2002 was attributable to increases in volumes of our automobile lease originations. As our volume of lease financings has increased, in order to avoid building our inventory of repossessed automobiles, we have been more aggressive in our disposition efforts. The reduction in repossessed assets during 2003 was attributable to these increased disposition efforts.

      Together with OREO, the ratio of nonperforming assets as a percentage of total loans and leases plus repossessed property improved to 3.6% as of March 31, 2004 from and 3.7% and 3.9% as of December 31, 2003 and 2002, respectively. This ratio was 2.9% as of December 31, 2001.

Allowance for Loan and Lease Losses

      We have established an allowance for loan and lease losses to provide for loans in our portfolio that may not be repaid in their entirety. The allowance is based on our regular, monthly assessments of the probable estimated losses inherent in the loan and lease portfolio. Our methodology for measuring the appropriate level of the allowance relies on several key elements, which include the formula described below, specific allowances for identified problem loans and portfolio segments and the unallocated allowance.

      When analyzing the adequacy of our allowance, our portfolio is segmented into as many components as practical. Although the evaluation of the adequacy of our allowance focuses on loans and leases and pools of similar loans and leases, no part of our allowance is segregated for, or allocated to, any particular asset or group of assets. Our allowance is available to absorb all credit losses inherent in our portfolio.

      Each component would normally have similar characteristics, such as classification, type of loan or lease, industry or collateral. As needed, we separately analyze the following components of our portfolio and provide for them in our allowance:

      • credit quality;

      • sufficiency of credit and collateral documentation;

      • proper lien perfection;

      • appropriate approval by the loan officer and the loan committees;

      • adherence to any loan agreement covenants; and

      • compliance with internal policies and procedures and laws and regulations.

      The general portion of our allowance is calculated by applying loss factors to all categories of loans and leases outstanding in our portfolio. We use historic loss rates, determined over a period of years, plus migration analysis techniques. The resulting loss factors are then multiplied against the current period’s balance of loans outstanding to derive an estimated loss. We adjust the historical loss percentage for each pool of loans to reflect any current conditions that are expected to result in loss recognition. Factors that we consider include, but are not limited to:

•	effects of any changes in lending policies and procedures, including those for underwriting, collection, charge-offs, and recoveries;

•	changes in the experience, ability and depth of our lending management and staff;

•	concentrations of credit that might affect loss experience across one or more components of the portfolio;

•	levels of, and trends in, delinquencies and nonaccruals; and

•	national and local economic business trends and conditions.

      Historical loss rates are reviewed and adjusted for the above factors on a pool-by-pool basis. Rates for each pool are based on those factors management believes are applicable to that pool. When applied to a pool of loans or leases, the adjusted historical loss rate is a measure of the total inherent losses in the portfolio that would have been estimated if each individual loan or lease had been reviewed. For such pools of loans or leases, management believes that coverage of one year’s losses in the current portfolio is an appropriate measure.

      Net charge offs as a percentage of our year end portfolio balance, or “net loss experience,” has averaged 0.15% for our commercial loan portfolio over the past five years. However, because a significant portion of our business is focused on commercial lending, we have generally maintained a conservative reserve for our commercial loan portfolio. For the portion of our commercial loan portfolio adequately secured with real estate collateral, we maintain a general reserve equal to 0.50% of the outstanding balance of such portfolio. The reserve for commercial loans that are not secured by real estate is equal to 0.75% of the outstanding portfolio balance.

      Our consumer installment closed end loan portfolio has averaged a 3.07% net loss experience over the past five years. This is partially attributable to the fact that, in connection with our acquisitions of other banks, additional reserves have been built into the transaction pricing to compensate for future losses. However, we feel that the application of our loan policies has a positive impact on the loss levels in this category, and thus our general reserve for this portfolio is equal to 2.75% of the outstanding portfolio.

      Our three year old construction loan portfolio has no loss experience. Nevertheless, we maintain a general reserve for this portfolio equal to 1.0% of the portfolio balance.

      Our leasing portfolio has averaged a 0.48% net loss experience since being established in 2000. We maintain a reserve equal to 0.50% of the balance of this portfolio for general reserve purposes. As described in more detail below, we have also established a “specific reserve” over and above the general reserve for certain leases.

      The mortgage portfolio has no loss experience. The large majority of mortgage originations are sold into the secondary market and the existing portfolio is generally of a mature nature. Nevertheless, we maintain a general reserve equal to 0.25% of the mortgage portfolio for general reserve purposes.

      As of May 3, 2004 Eurobank acquired loan portfolios from Bank Trust, totaling $351.2 million with accompanying general, specific and unallocated reserves of $10.9 million. Because a number BankTrust’s problem loans were acquired by a special purpose vehicle immediately prior to closing, and as a result of a series of charge-offs performed prior closing, except with regard to the newly acquired boat financing portfolio described below, we have determined that the portfolios acquired from BankTrust generally have a risk level comparable to our portfolio prior to the BankTrust transaction. Consequently, we will continue to apply the same reserve guidelines to our portfolio.

      The only major loan category acquired from BankTrust not previously marketed by Eurobank was BankTrust’s $47.0 boat financing portfolio. As with all other BankTrust loans, the special purpose vehicle assumed all loans in the BankTrust boat financing portfolio that were more than 90 days delinquent.

Additionally, an unallocated reserve of $1.5 million was acquired from BankTrust. In the six months prior to its acquisition, BankTrust maintained a boat financing reserve between 1.6% and 1.9% of the outstanding portfolio. We currently maintain a $2.6 million general reserve on the boat financing portfolio, or 5.5% of the outstanding portfolio. While we may adjust this reserve in the future, we believe it is appropriate at this time.

      All internal and external factors that may impact the adequacy of our general reserves are reviewed on an ongoing basis with formal recommendations being made to the Board of Directors at least annually, and more frequently if deemed necessary.

      In addition to our general portfolio reserves, specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate a high probability that a loss will be incurred. This amount may be determined either by a method prescribed by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, or by a method that identifies certain qualitative factors.

      Through continual management review at branch and executive level and utilization of internal delinquency processes, both portfolios and individual loans and leases are monitored on an ongoing basis. When considered appropriate, a specific reserve will be considered on individual loan or lease accounts. A review is generally conducted of all the conditions surrounding any particular account such as the borrower’s character, existing and potential financial condition, realizable value of collateral, prospects for additional collateral and payment record. As a result, the loss potential is determined and specific reserves may be established. The level of reserve will vary depending on the analysis but we utilize the same classification categories as federal regulators, which result in varying amounts of reserve depending on loss potential.

      The unallocated portion of the allowance contains amounts that are based on management’s evaluation of conditions that are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the unallocated portion of the allowance include the following:

•	general economic and business conditions affecting our key lending areas;

•	then-existing economic and business conditions of areas outside the lending areas, such as other sections of the United States and Caribbean;

•	credit quality trends, including trends in nonperforming loans and leases expected to result from existing conditions;

•	loan and lease concentrations by collateral and by obligor;

•	specific industry conditions within portfolio segments;

•	recent loss experience in particular segments of the portfolio;

•	duration of the current business cycle;

•	bank regulatory examination results and guidance; and

•	findings of our internal and external loan review examiners.

      Our loan review officer reviews these conditions on an ongoing basis in discussion with our executive management, senior lenders and credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s estimate of the effect of such condition may be reflected as a specific allowance, applicable to such loan or portfolio segment. When any of these conditions is not evidenced by a specifically identifiable problem loan or portfolio segment, management’s evaluation of the probable loss related to such conditions is reflected in the unallocated portion of the allowance.

      Although our management believes that the allowance for loan and lease losses is adequate to absorb probable losses on existing loans and leases that may become uncollectible, there can be no assurance that our allowance will prove sufficient to cover actual loan and lease losses in the future. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of our allowance for loan and lease losses. Such agencies may require us to make additional provisions to the allowance based upon their judgments about information available to them at the time of their examinations.

      The table below summarizes, for the periods indicated, loan and lease balances at the end of each period, the daily averages during the period, changes in the allowance for loan and lease losses arising from loans and leases charged-off, recoveries on loans and leases previously charged-off, and additions to the allowance, and certain ratios related to the allowance for loan and lease losses:

	Three
	Months
	Ended
	March 31,	Year Ended December 31,

	2004	2003	2002	2001	2000	1999

	(Dollars in thousands)
Average total loans and leases outstanding during period	$922,992	$842,033	$577,995	$383,970	$246,352	$161,880

Total loans and leases outstanding at end of period	$961,244	$899,392	$767,791	$458,680	$312,198	$185,991

Allowance for loan and lease losses:
Allowance at beginning of period	9,394	6,918	4,513	3,051	2,143	2,033
Charge-offs:
Real estate — construction	—	—	—	—	—	—
Real estate — secured	5	—	—	—	—	30
Commercial and industrial	194	966	887	290	125	512
Consumer	237	1,347	1,718	710	553	827
Leases	868	2,715	767	339	55	3
Other loans	21	37	16	57	33	45

Total charge-offs	$1,325	$5,065	$3,388	$1,396	$766	$1,417

Recoveries:
Real estate — construction	—	—	—	—	—	—
Real estate — mortgages	—	—	—	—	—	6
Commercial and industrial	22	160	97	201	126	204
Consumer	62	254	180	182	190	208
Leases	228	675	142	96	15	6
Other loans	—	1	2	2	—	—

Total recoveries	$312	$1,090	$421	$481	$331	$424

Net loan charge-offs	1,013	3,975	2,967	915	435	993
Provision for loan and lease losses	1,500	6,451	3,354	2,377	1,343	1,103
Allowance acquisition — Banco Financiero	—	—	2,018	—	—	—

Allowance at end of period	$9,881	$9,394	$6,918	$4,513	$3,051	$2,143

	Three
	Months
	Ended
	March 31,	Year Ended December 31,

	2004	2003	2002	2001	2000	1999

	(Dollars in thousands)
Ratios:
Net loan charge-offs to average total loans	0.44%	0.47%	0.51%	0.24%	0.18%	0.61%
Allowance for loan and lease losses to total loans at end of period	1.03	1.04	0.90	0.98	0.98	1.15
Net loan charge-offs to allowance for loan losses at end of period	41.01	42.31	42.89	20.27	14.26	46.34
Net loan charge-offs to provision for loan and lease losses	67.53	61.62	55.23	38.49	32.39	90.03

      The rapid growth of our loan and lease portfolio in the past five years required an increased allowance for loan and lease losses. The allowance for loan and lease losses increased to $9.9 million and $9.4 million as of March 31, 2004 and December 31, 2003, respectively, from $6.9 million and $4.5 million as of December 31, 2002 and 2001, respectively. Despite the increases from provisions in our allowance for loan and lease loss, the rapid growth of our loan portfolio lowered the allowance for loan and lease losses as a percentage of total loans and leases from 1.0% at the end of 2001 to 0.9% at the end of 2002. However, the allowance for loan and lease losses as a percentage of total loans and leases increased to 1.0% in 2003 (and as of March 31, 2004) in connection with our decision to amend our credit policy to charge off a portion of our lease finance contracts that are over 120 days past due.

      In March 2003, we commenced the practice of effecting partial charge-off on all lease finance contracts that were over 120 days past due. This is done based on our historical lease loss experience. At the end of 2003, we had a historical loss ratio in lease finance contracts of approximately 11.0%. During the first quarter of 2004, this ratio increased to 12.0%. This partial charge-off is made on a quarterly basis. Accordingly, all lease finance contracts that are over 120 days past due at the end of the quarter are partially charged-off. As of March 31, 2004, we had a reserve balance of approximately $660,000 that is presented on our consolidated balance sheet as a “specific” reserve.

      Net charge-offs to average total loans and leases was to 0.44% for the three months ended March 31, 2004, and 0.47% to 0.51% and 0.24% for 2003, 2002 and 2001. Increases in these ratios for 2003 and 2002, when compared to 2001, were primarily due to the following:

•	in 2003, we amended our credit policy to require the charging off of a portion of our lease financing contracts that were over 120 days past due; and

•	in 2002, additional charge-offs were taken after our acquisition of Banco Financiero, primarily of commercial and lease financing contracts acquired in the acquisition.

      The decline in these ratios during the first three months of 2004 primarily is attributable to increase volumes in the loan and lease portfolio during this same period.

      The table below presents an allocation for loan and lease losses among the various loan categories and sets forth the percentage of loans and leases in each category to gross loans or leases. The allocation of the allowance for loan and lease losses as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions:

	As of March 31,		As of December 31,

	2004		2003		2002		2001		2000		1999

		Loan		Loan		Loan		Loan		Loan		Loan
		Category		Category		Category		Category		Category		Category
		to Gross		to Gross		to Gross		to Gross		to Gross		to Gross
	Amt.	Loans(1)	Amt.	Loans(1)	Amt.	Loans(1)	Amt.	Loans(1)	Amt.	Loans(1)	Amt.	Loans(1)

	(Dollars in thousands)
Allocated:
Real estate — construction	$494	5.17%	$464	5.38%	$495	7.13%	$249	5.52%	$41	2.55%	$—	—%
Real estate — secured	191	34.94	1,212	35.66	1,037	34.80	753	16.69	490	39.03	115	46.86
Commercial and industrial	5,548	19.65	4,067	19.94	2,265	19.83	1,589	35.21	1,232	26.51	1,363	34.00
Consumer	775	2.79	750	2.95	992	4.09	535	11.85	489	5.56	504	9.16
Leases	2,178	36.94	1,950	35.61	1,825	33.67	1,360	30.14	785	25.70	143	9.18
Other loans	25	0.51	21	0.46	18	0.48	13	0.29	10	0.65	7	0.80
Unallocated	670	—	930	—	286	—	14	0.30	4	—	11	—

Total allowance for loan and lease losses	$9,881	100.00%	$9,394	100.00%	$6,918	100.00%	$4,513	65.03%	$3,051	100.00%	$2,143	100.00%

(1)	Excludes mortgage loans held-for-sale.

Nonearning Assets

      Premises, leasehold improvements and equipment, net of accumulated depreciation and amortization, totaled $10.5 million at March 31, 2004 and December 31, 2003 compared to $9.4 million and $8.7 million at December 31, 2002 and 2001, respectively. We have no definitive agreements regarding acquisition or disposition of owned or leased facilities and, for the near-term future, we do not expect significant changes in our total occupancy expense.

Deposits

      Deposits are our primary source of funds. The following table sets forth, for the periods indicated, the distribution of our average deposit account balances and average cost of funds on each category of deposits:

	Three Months Ended
	March 31,			Year Ended December 31,

	2004			2003			2002			2001

	Average	Percent of	Average	Average	Percent of	Average	Average	Percent of	Average	Average	Percent of	Average
	Balance	Deposits	Rate	Balance	Deposits	Rate	Balance	Deposits	Rate	Balance	Deposits	Rate

	(Dollars in thousands)
Noninterest-bearing demand deposits	$99,857	9.90%	—%	$92,643	10.09%	—%	$73,189	12.03%	—%	$60,673	14.43%	—%
Money market deposits	52,118	5.17	0.59	47,896	5.21	2.70	26,843	4.41	3.51	7,020	1.67	3.29
NOW deposits	27,612	2.74	0.42	26,579	2.89	2.14	18,939	3.11	3.00	15,867	3.77	3.13
Savings deposits	250,174	24.79	0.67	197,242	21.47	2.95	98,408	16.18	3.53	52,706	12.53	3.70
Time certificates of deposit in denominations of $100,000 or more	178,613	17.70	0.75	176,216	19.18	3.03	131,728	21.65	3.71	113,923	27.10	5.38
Brokered certificates of deposits	234,030	23.20	1.01	216,395	23.55	4.19	156,983	25.81	4.78	82,780	19.69	6.06
Other time deposits	166,490	16.50	0.74	161,811	17.61	3.28	102,230	16.81	4.01	87,486	20.81	5.31

Total deposits	$1,008,894	100.00%		$918,782	100.00%		$608,320	100.00%		$420,455	100.00%

      Total deposits as of March 31, 2004 and December 31, 2003, 2002 and 2001 were $1.1 billion, $984.5 million, $843.0 million and $485.7 million, respectively, representing an increase of $141.5 million, or 16.8%, in 2003 and $357.3 million, or 73.6%, in 2002. Average deposits for the three months ended

March 31, 2004 and the years ended December 31, 2003, 2002 and 2001 were $1.0 billion, $918.8 million, $608.3 million and $420.5 million, respectively. Thus, average deposits grew by $310.5 million, or 51.0%, in 2003, and by $187.9 million, or 44.7%, in 2002. The dramatic increase in average deposits in 2003 is the result of our December 2002 acquisition of Banco Financiero. Our methodology for calculating average deposits and the timing of the acquisition causes the related increase to show up in our average deposits for 2003, instead of for 2002. We assumed $84.2 million in deposits in connection with our acquisition of Banco Financiero.

      Our core deposits increased to $611.4 million as of March 31, 2004 from $572.3 million, $450.5 million, and $254.8 million as of December 31, 2003, 2002 and 2001, respectively. As a result, the percentage of our core deposits to total deposits increased to 60.6% as of March 31, 2004 from 53.4% in 2002 and 52.5% in 2001. We attribute growth in our core deposits both to our organic growth and also to the increasing number of deposits from our expanding commercial lending customer base. The average rate paid on time deposits in denominations of $100,000 or more was 3.56% for the three months ended March 31, 2004 and 3.7%, 4.3% and 5.7% for the years ended December 31, 2003, 2002 and 2001, respectively.

      In addition to the deposits we generate locally, we have also accepted brokered deposits to augment retail deposits and to fund asset growth. In order to take advantage of historically low funding costs, we increased brokered deposits to $249.0 million as of March 31, 2004 and $228.2 million and $214.7 million as of December 31, 2003 and 2002, respectively, from $102.0 million as of December 31, 2001. Most of our brokered deposits have maturities of one to seven years. Because brokered deposits are generally more volatile and interest rate sensitive than other sources of funds, management closely monitors growth in this category.

      The following table sets forth the amount and maturities of the time deposits of $100,000 or more as of March 31, 2004:

March 31, 2004

(In thousands)
Three months or less	$71,917
Over three months through six months	40,221
Over six months through 12 months	50,902
Over 12 months	273,411

Total	$436,451

Other Sources of Funds

Securities Sold Under Agreements to Repurchase

      To support our asset base, we sell securities subject to obligations to repurchase to securities dealers and the FHLB. These repurchase transactions generally have maturities of one month to less than five years. The following table summarizes certain information with respect to securities under agreements to repurchase for the three months ended March 31, 2004 and fiscal years 2003, 2002 and 2001:

	Three
	Months
	Ended
	March 31,	Year Ended December 31,

	2004	2003	2002	2001

	(Dollars in thousands)
Balance at year-end	$223,993	$207,523	$64,113	$27,364
Average monthly aggregate balance outstanding during the year	202,712	92,069	44,472	40,823
Maximum aggregate balance outstanding at any month-end	223,993	207,523	64,113	63,804
Weighted average interest rate for the year	1.24%	1.71%	2.60%	4.54%
Weighted average interest rate at year-end	1.07	1.25	2.04	2.43

FHLB Advances

      Although deposits and repurchase agreements are the primary source of funds for our lending and investment activities and for general business purposes, we may obtain advances from the Federal Home Loan Bank of New York as an alternative source of liquidity. The following table provides a summary of FHLB advances for the three months ended March 31, 2004 and fiscal years 2003, 2002 and 2001:

	Three
	Months
	Ended
	March 31,	Year Ended December 31,

	2004	2003	2002	2001

	(Dollars in thousands)
Balance at year-end	$10,700	$10,700	$18,850	$15,250
Average balance during the year	10,700	14,954	18,186	15,053
Maximum amount outstanding at any month-end	10,700	18,850	18,850	15,250
Average interest rate during the year	7.21%	5.30%	5.73%	6.11%
Average interest rate at year-end	7.21	5.64	5.66	5.97

Junior Subordinated Debentures; Trust Preferred Securities

      On December 19, 2002, Eurobank Statutory Trust II (“Trust II”) issued $20 million of floating rate Trust Preferred Capital Securities (the “Trust II Preferred Securities”) due in 2032 with a liquidation amount of $1,000 per security. Distributions payable on each capital security will be payable at an annual rate equal to 4.7% beginning on (and including) the date of original issuance and ending on (but excluding) March 26, 2003, and at an annual rate for each successive period equal to the three-month London Interbank Offered Rate (LIBOR), plus 3.3% with a ceiling rate of 11.8%. The Trust II Preferred Securities are fully and unconditionally guaranteed by EuroBancshares. Following the issuance of the Trust II Preferred Securities by Trust II, EuroBancshares issued $20.6 million of floating rate Junior Subordinated Deferrable Interest Debentures (the “2002 Debentures”) due in 2032 to Trust II. The terms of the 2002 Debentures, which comprise substantially all of the assets of Trust II, are identical to the terms of the Trust II Preferred Securities. The 2002 Debentures are conditionally guaranteed by EuroBancshares. Eurobank subsequently issued an unsecured promissory note to EuroBancshares for the issued amount and at an annual rate equal to that being paid on the Trust II Preferred Securities. See “Recent accounting pronouncements,” below.

      On December 18, 2001, Eurobank Statutory Trust I (“Trust I”) issued $25.0 million of floating rate Trust Preferred Capital Securities Series I (“Trust I Preferred Securities”) due in 2031 with a liquidation amount of $1,000 per security. Distributions payable on each Trust I Preferred Security will be payable at an annual rate equal to 5.6% beginning on (and including) the date of original issuance and ending on

(but excluding) March 18, 2002, and at an annual rate for each successive period equal to the three-month LIBOR, plus 3.6% with a ceiling rate of 12.5%. The Trust I Preferred Securities are fully and unconditionally guaranteed by EuroBancshares, which was a wholly owned subsidiary of Eurobank in 2001. Following the issuance of the Trust I Preferred Securities, EuroBancshares issued $25.8 million of floating rate Junior Subordinated Deferrable Interest Debentures (the “2001 Debentures”) to Trust I due in 2031. The terms of the 2001 Debentures, which comprise substantially all of the assets of Trust I, are equal to the terms of the capital securities issued by Trust I. These trust preferred securities are conditionally guaranteed by EuroBancshares. Eurobank subsequently issued an unsecured promissory note to us for the issued amount and at an annual rate equal to that being paid on the Trust Preferred Capital Securities Series I due in 2031.

Capital Resources and Capital Adequacy Requirements

      We are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can trigger regulatory actions that could have a material adverse effect on our business, financial condition, results of operations, cash flows and/or future prospects. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that rely on quantitative measures of our assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      We monitor compliance with bank regulatory capital requirements, focusing primarily on the risk-based capital guidelines. Under the risk-based capital method of capital measurement, the ratio computed is dependent on the amount and composition of assets recorded on the balance sheet and the amount and composition of off-balance sheet items, in addition to the level of capital. Generally, Tier 1 capital includes common stockholders’ equity our Series A Preferred Stock, our junior subordinated debentures (subject to certain limitations) less goodwill. Total capital represents Tier 1 plus the allowance for loan and lease loss (subject to certain limits).

      In the past three years, our primary sources of capital have been internally generated operating income through retained earnings and capital derived from the issuance of the 2001 and 2002 Debentures. Specifically, in the last year we have raised $20.9 million in regulatory tier 1 capital and $24.1 supplemental capital (regulatory tier 2 capital) through the issuance of the Debentures. As of March 31, 2004 and December 31, 2003, 2002 and 2001, total stockholders’ equity was $70.0 million, $65.1 million, $57.3 million and $47.8 million, respectively. Increases in stockholders’ equity during this period are attributable primarily to internally generated operating income and stock option exercises. We are not aware of any material trends that could materially affect our capital resources other than those described in the section of this prospectus captioned “Risk Factors.”

      As of March 31, 2004, we and Eurobank both qualified as “well-capitalized” institutions under the regulatory framework for prompt corrective action. The following table presents the regulatory standards for well-capitalized institutions, compared to our capital ratios for Eurobank as of the dates specified:

						To Be Well Capitalized
			For Minimum Capital			Under Prompt Corrective
	Actual		Adequacy Purposes			Action Provision

			Amount		Ratio	Amount		Ratio
	Amount Is	Ratio Is	Must Be		Must Be	Must Be		Must Be

	(Dollars in thousands)
As of March 31, 2004:
Total Capital (to Risk Weighted Assets)
EuroBancshares, Inc.	$121,556	11.10%	>$	87,581	>8.00%		N/A
Eurobank	120,465	11.00		>87,601	>8.00	>$	109,501	>10.00%
Tier 1 Capital (to Risk Weighted Assets)
EuroBancshares, Inc.	88,569	8.09		>43,791	>4.00		N/A
Eurobank	78,002	7.12		>43,800	>4.00		>65,701	>6.00
Leverage (to average assets)
EuroBancshares, Inc.	88,569	6.60		>53,678	>4.00		N/A
Eurobank	78,002	5.81		>53,568	>4.00		>67,098	>5.00
As of December 31, 2003:
Total Capital (to Risk Weighted Assets)
EuroBancshares, Inc.	$117,934	11.60%	>$	81,308	>8.00%		N/A
Eurobank	117,614	11.57		>81,315	>8.00	>$	101,643	>10.00%
Tier 1 Capital (to Risk Weighted Assets)
EuroBancshares, Inc.	84,400	8.30		>40,654	>4.00		N/A
Eurobank	75,638	7.44		>40,657	>4.00		>60,986	>6.00
Leverage (to average assets)
EuroBancshares, Inc.	84,400	6.76		>49,958	>4.00		N/A
Eurobank	75,638	6.06		>49,958	>4.00		>50,822	>5.00
As of December 31, 2002:
Total Capital (to Risk Weighted Assets)
EuroBancshares, Inc.	$105,461	12.79%		>65,952	>8.00%		N/A
Eurobank	104,033	12.78		>65,960	>8.00	>$	82,450	>10.00%
Tier 1 Capital (to Risk Weighted Assets)
EuroBancshares, Inc.	71,110	8.63		>32,976	>4.00		N/A
Eurobank	64,692	7.99		>32,980	>4.00		>49,470	>6.00

					To Be Well Capitalized
			For Minimum Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provision

			Amount	Ratio	Amount	Ratio
	Amount Is	Ratio Is	Must Be	Must Be	Must Be	Must Be

	(Dollars in thousands)
Leverage (to average assets)
EuroBancshares, Inc.	71,110	7.93	>35,879	>4.00	N/A
Eurobank	64,692	7.37	>35,879	>4.00	>41,225	>5.00
As of December 31, 2001:
Total Capital (to Risk Weighted Assets)
EuroBancshares, Inc.	N/A	N/A	N/A	N/A	N/A
Eurobank	$75,677	15.26%	>$ 39,668	>8.00%	>$ 49,592	>10.00%
Tier 1 Capital (to Risk Weighted Assets)
EuroBancshares, Inc.	N/A	N/A	N/A	N/A	N/A
Eurobank	47,443	9.57	>19,834	>4.00	>29,755	>6.00
Leverage (to average assets)
EuroBancshares, Inc.	N/A	N/A	N/A	N/A	N/A
Eurobank	47,433	8.27	>22,947	>4.00	>24,796	>5.00

Liquidity Management

      Maintenance of adequate liquidity requires that sufficient resources be available at all times to meet our cash flow requirements. Liquidity in a banking institution is required primarily to provide for deposit withdrawals and the credit needs of customers and to take advantage of investment opportunities as they arise. Liquidity management involves our ability to convert assets into cash or cash equivalents without incurring significant loss, and to raise cash or maintain funds without incurring excessive additional cost. For this purpose, we maintain a portion of our funds in cash and cash equivalents, deposits in other financial institutions and loans and securities available for sale. Our liquid assets as of March 31, 2004, December 31, 2003, 2002 and 2001 totaled approximately $157.9 million, $144.0 million, $137.0 million and $65.0 million, respectively. Our liquidity level measured as a percentage of net cash, short-term and marketable assets to net deposits and short-term liabilities was 15.8%, 15.2%, 16.9% and 14.3% as of March 31, 2004 and December 31, 2003, 2002 and 2001, respectively.

      There were no changes in our liquidity management with respect to investments and loan sales, during 2003 compared to 2002. Nonetheless, we managed our mix of assets and liabilities with the goal of reducing our exposure to interest rate risk, maintaining adequate liquidity and coordinating the sources and uses of funds. During 2003, we sold some loans and investment securities amounting to $133.0 million in order to capitalize on market opportunities. We sought to maintain a moderate exposure to movements in interest rates in long-term assets but we wanted to capitalize on the residential mortgage loan market opportunities. Accordingly, during 2003, we actively originated residential mortgage loans and sold the loan production and part of the existing portfolio in the secondary market to local financial institutions. Also, we sought to maintain a stable exposure in lease contracts. Therefore, during 2003, we sold $50.0 million of our lease contract portfolio to other financial institutions while retaining the servicing rights. We sold $83.0 million of our investment securities during 2003 that allowed us to realize gains without negatively affecting our monthly revenues.

      As a secondary source of liquidity, we rely on advances from the FHLB to supplement our supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB are typically secured by qualified residential and commercial mortgage loans, and investment securities. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the FHLB’s assessment of the institution’s creditworthiness. Other funding alternatives available are local and United States conventional and brokered time deposits, unsecured lines of credit with correspondent banks, borrowing lines with brokers and the Federal Reserve Bank of New York. To participate in the broker time deposits market, we must be categorized as “well capitalized” under the regulatory framework for prompt corrective action unless we obtain a waiver from the FDIC. Restrictions on our ability to participate in this market could place limitations on our growth strategy or could result in our participation in other more expensive funding sources. Our expansion strategies will have to be reviewed to reflect the possible limitation to funding sources and changes in cost structures. We do not foresee any changes in our capital ratios that would restrict our ability to participate in the brokered deposit market. Our target liquidity ratio established in our Liquidity Policy of liquid assets as a percentage of net deposits and short-term liabilities is 10.0%. Our liquidity demands are not seasonal and all trends have been stable over the last three years. We are not aware of any trends or demands, commitments, events or uncertainties that will result in or that are reasonably likely to materially impair our liquidity. Generally, financial institutions determine their target liquidity ratios internally, based on the composition of their liquidity assets and their ability to participate in different funding markets that can provide the required liquidity. In addition, the local market has characteristics make it impossible to compare our liquidity needs and sources to the liquidity needs and sources of our peers in the rest of the nation. After careful analysis of the diversity of liquidity sources available to us, our asset quality and the historic stability of our core deposits, we have determined that our target liquidity ratio is adequate.

      In addition to the normal influx of liquidity from core deposit growth, together with repayments and maturities of loans and investments, we utilize brokered and out-of-market certificates of deposit, FHLB borrowings and broker-dealer repurchase agreements to meet our liquidity needs. The FHLB borrowings are collateralized by first mortgage residential loans, selected investment securities and FHLB stock. Pre-approved repurchase agreement availability with major brokers and banks totaled $270.0 million at March 31, 2004, subject to acceptable unpledged marketable securities available for sale. In addition, Eurobank is able to borrow from the Federal Reserve Bank using securities as collateral. Eurobank also maintains pre-approved overnight borrowing lines at various correspondent banks, which provided additional short-term borrowing capacity of $7.0 million at March 31, 2004.

      During 2003 and the three months ended March 31, 2004, asset growth was funded with growth in deposits and borrowings. The deposit growth was distributed as follows as of March 31, 2004: $23.6 million in demand deposits; $73.8 million in savings accounts; $76.2 million in time deposits of which $52.1 million was comprised of brokered deposits. The increase in the level of borrowings was primarily attributable to securities sold under agreements to repurchase of $166.6 million.

      As of December 31, 2003, deposit growth was distributed as follows: $19.3 million in demand deposits; $83.6 million in savings accounts; $29.1 million in time deposits of which $13.5 million was comprised of brokered deposits. The increase in the level of borrowings was primarily attributable to securities sold under agreements to repurchase of $143.4 million. During 2003, cash inflows from operating activities exceeded cash outflows by $7.2 million.

      During 2002, asset growth was funded with growth in deposits and borrowings. The deposit growth was distributed as follows: $101.4 million in demand deposits; $80.0 million in savings accounts; $225.9 million in time deposits of which $112.7 million was comprised of brokered deposits. The increase in the level of borrowings was primarily attributable to securities sold under agreements to repurchase of $36.7 million and the issuance of $26.6 million of junior subordinated debentures. During 2002, cash inflows from operating activities exceeded cash outflows by $9.7 million.

      During 2001, asset growth was funded with growth in deposits and borrowings. The deposit growth was distributed as follows: $17.1 million in demand deposits; $17.4 million in savings accounts; $100.8 million in time deposits of which $42.3 million was comprised of brokered deposits. The increase in the level of borrowings was primarily attributable to notes payable and the issuance of $29.0 million of junior subordinated debentures. During 2001, cash outflows from operating activities exceeded cash inflows by $4.6 million.

      Our net cash outflows from investment activities for the three months ended March 31, 2004 and for the years 2003, 2002 and 2001 were $230.3 million, $279.3 million, $349.3 million and $140.9 million, respectively. The higher net investing cash outflows experienced in 2003 were primarily due to growth in the investment securities portfolio, which provided additional collateral in that year to support wholesale funding increases. In 2002 and 2001, the higher net investing outflow was attributable to growth of our loan and lease portfolio.

      Our net cash inflows from financing activities for the three months ended March 31, 2004 and the years 2003, 2002 and 2001 were $332.1 million, $277.0 million, $333.6 million and $147.1 million, respectively. During the first three months of 2004 and in 2003 and 2002, the net financing cash inflows were primarily provided by deposit and repurchase agreements growth. In 2001, the net financing cash inflows were primarily provided by deposit and trust preferred securities growth.

Quantitative and Qualitative Disclosure About Market Risks

      Interest rate risk is the most significant market risk affecting us. Other types of market risk, such as foreign currency risk and commodity price risk, do not arise in the normal course of our business activities. Interest rate risk can be defined as the exposure to a movement in interest rates that could have an adverse effect on our net interest income or the market value of our financial instruments. The ongoing monitoring and management of this risk is an important component of our asset and liability management process, which is governed by policies established by Eurobank’s Board of Directors and carried out by Eurobank’s Asset/ Liability Management Committee. The Asset/ Liability Management Committee’s objectives are to manage our exposure to interest rate risk over both the one year planning cycle and the longer term strategic horizon and, at the same time, to provide a stable and steadily increasing flow of net interest income. Interest rate risk management activities include establishing guidelines for tenor and repricing characteristics of new business flow, the maturity ladder of wholesale funding, investment security purchase and sale strategies and mortgage loan sales, as well as derivative financial instruments.

      Our primary measurement of interest rate risk is earnings at risk, which is determined through computerized simulation modeling. The primary simulation model assumes a static balance sheet, using the balances, rates, maturities and repricing characteristics of all of the Bank’s existing assets and liabilities, including off-balance sheet financial instruments. Net interest income is computed by the model assuming market rates remaining unchanged and compares those results to other interest rate scenarios with changes in the magnitude, timing and relationship between various interest rates. At March 31, 2004, we modeled rising ramp and declining interest rate simulations in 100 basis point increments over a 12-month period. The impact of imbedded options in such products as callable and mortgage-backed securities, real estate mortgage loans and callable borrowings were considered. Changes in net interest income in the rising and declining rate scenarios are then measured against the net interest income in the rates unchanged scenario. The Asset/ Liability Management Committee utilizes the results of the model to quantify the estimated exposure of net interest income to sustained interest rate changes.

      In the March 31, 2004 simulation, our model indicated an exposure in the level of net interest income to rising rates for a 12-month period. The hypothetical rate scenarios consider a change of 100 and 200 basis points during a 12-month period. The decreasing rate scenarios have a floor of 200 basis points. This floor causes liabilities to have little cost reduction, while assets do have a decrease in yields, causing a small loss in declining rate simulations of 200 basis points. At March 31, 2004, the net interest income at risk for year one in the 100 basis point falling rate scenario was calculated at $644,000, or 1.6% lower than the net interest income in the rates unchanged scenario, and $2.0 million, or 5.0%, lower than the net interest income in the rates unchanged scenario at the March 31, 2004 simulation with a 200 basis point decrease. These exposures are well within our policy guidelines of 15.0%. At March 31, 2004, the net interest income for year one in the 100 basis point rising rate scenario was calculated to be $1.1 million, or 2.7%, higher than the net interest income in the rates unchanged scenario, and $2.6 million, or 6.5%, higher than the net interest income in the rate unchanged scenario at the March 31, 2004 simulation with a 200 basis point increase. Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan and security prepayments, deposit run-offs and pricing and reinvestment strategies and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions we may take in response to changes in interest rates. We cannot assure you that our actual net interest income would increase or decrease by the amounts computed by the simulations. The following table indicates the estimated impact on net interest income under various interest rate scenarios as of March 31, 2004:

	Change in Future
	Net Interest Income

	At March 31, 2004

Change in Interest Rates	Dollar Change	Percentage Change

	(Dollars in thousands)
+200 basis points over one year	$2,604	6.51%
+100 basis points over one year	1,070	2.68
-100 basis points over one year	(644)	(1.61)
-200 basis points over one year	(2,017)	(5.04)

      We also monitor the repricing terms of our assets and liabilities through gap matrix reports for the rates in unchanged, rising and falling interest rate scenarios. The reports illustrate, at designated time frames, the dollar amount of assets and liabilities maturing or repricing.

      The following table sets forth, on a stand-alone basis, Eurobank’s amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 2004, which we anticipate, based upon certain assumptions, to reprice or mature in each of the future time periods shown. The projected repricing of assets and liabilities anticipates prepayments and scheduled rate adjustments, as well as contractual maturities under an interest rate unchanged scenario within the selected time intervals. While we believe such assumptions are reasonable, we cannot assure you that assumed repricing rates will approximate our actual future deposit activity.

	As of March 31, 2004
	Volumes Subject to Repricing Within

	0-1	2-180	181-365	1-3	Over	Non-Interest
	Days	Days	Days	Years	3 Years	Sensitive	Total

	(Dollars in thousands)
Assets:
Short-term investments and federal funds sold	$17,001	$—	$—	$—	$—	$—	$17,001
Investment securities and FHLB/ Federal Reserve Bank stock	—	74,190	55,553	217,125	39,682	—	386,550
Loans	—	521,145	40,575	179,830	194,159	—	935,709
Fixed and other assets	—	—	—	—	—	$72,678	72,678

Total assets	$17,001	$595,335	$96,128	$396,955	$233,841	$72,678	$1,411,938

Liabilities and Stockholders’ Equity:
Interest-bearing checking, savings and money market accounts	$—	$51,956	$—	$—	$287,374	$111,157	$450,486
Certificates of deposit	—	197,284	72,608	217,808	116,190	—	603,890
Borrowed funds	—	214,631	19,990	33,819	—	—	268,440
Other liabilities	—	—	—	—	—	7,802	7,802
Stockholders’ equity	—	12,500	—	—	—	68,819	81,319

Total liabilities and stockholders’ equity	$—	$476,371	$92,598	$251,627	$403,564	$187,778	$1,411,938

Period gap	$17,001	$118,964	$3,530	$145,328	$(169,723)

Cumulative gap	17,001	$135,965	$139,495	$284,823	$115,100

Period gap to total assets	1.20%	8.43%	0.25%	10.29%	(12.02)%

Cumulative gap to total assets	1.20%	9.63%	9.88%	20.17%	8.15%

Cumulative interest-earning assets to cumulative interest-bearing liabilities	N/A	128.54%	124.52%	134.71%	109.40%

      Certain shortcomings are inherent in the method of analysis presented in the gap table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. More importantly, changes in interest rates, prepayments and early withdrawal levels may deviate significantly from those assumed in the calculations in the table. As a result of these shortcomings, we focus more on earnings at risk simulation modeling than on gap analysis. Even though the gap analysis reflects a ratio of cumulative gap to total assets within acceptable limits, the earnings at risk simulation modeling is considered by management to be more informative in forecasting future income at risk.

      Finally, we also monitor core funding utilization in each interest rate scenario as well as market value of equity. These measures are used to evaluate long-term interest rate risk beyond the two-year planning horizon.

Aggregate Contractual Obligations

      The following table represents our on and off-balance sheet aggregate contractual obligations, other than deposit liabilities, to make future payments to third parties as of the date specified:

	As of March 31, 2004

	Less than	One Year to	Over Three Years
	One Year	Three Years	to Five Years	Over Five Years

	(In thousands)
FHLB advances	$2,500	$8,200	$—	$—
Junior subordinated debenture	—	—	—	46,393
Operating leases	1,796	3,274	1,887	7,539

Total	$4,296	$11,474	$1,887	$53,932

Off-Balance Sheet Arrangements

      During the ordinary course of business, we provide various forms of credit lines to meet the financing needs of our customers. These commitments, which have a term of less than one year, represent a credit risk and are not represented in any form on our balance sheets.

      As of March 31, 2004 and December 31, 2003, 2002, and 2001, we had commitments to extend credit of $149.6 million, $152.7 million, $135.0 million, and $103.0 million, respectively. These commitments included standby letters of credit of $443,000, $2.7 million, $2.7 million, and $1.9 million, for March 31, 2003 and December 31, 2003, 2002 and 2001, respectively, and commercial letters of credit of $994,000, $977,000, $1.3 million, and $744,000 for the same periods. Starting in the fiscal year 2003, in accordance with FIN 45, it is our policy to recognize the estimated fair value of our obligations under standby letters of credit issued, which are then reduced by credits to earnings as we are released from the stand-ready risk. However, at December 31, 2003 and March 31, 2004, no obligation was recorded since the amounts were inconsequential.

      The effect on our revenues, expenses, cash flows and liquidity of the unused portions of these commitments cannot reasonably be predicted because there is no guarantee that the lines of credit will be used. For more information regarding our off-balance sheet arrangements, see “Note 24 — Financial Instruments with Off-Balance-Sheet Risk” to our consolidated financial statements.

Recent Accounting Pronouncements

      In December 2003, SFAS No. 132 (revised), Employers’ Disclosures about Pensions and Other Postretirement Benefits, was issued. SFAS No. 132 (revised) prescribes employers’ disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. The statement retains and revises the disclosure requirements contained in the original SFAS No. 132. It also requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined-benefit pension plans and other postretirement benefit plans. The statement generally is effective for fiscal years ending after December 15, 2003. The adoption of SFAS No. 132 (revised) had no effect on our financial statements.

      In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 (SOP 03-3), Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This statement addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 does not apply to loans originated by the entity. SOP 03-3 limits the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. SOP 03-3 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. SOP 03-3 prohibits investors from displaying accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairment. SOP 03-3 prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this statement. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. Early adoption is encouraged. We elected to defer the adoption of SOP 03-3 until the year ending December 31, 2005. The impact of SOP 03-3 cannot be reasonably estimated at this time as it relates to future loan acquisitions.

      During the fourth quarter of 2003, the Company adopted FASB’s Emerging Issues Task Force Issue No. 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-1). EITF 03-1 provides new guidance regarding impairment accounting on debt and equity securities carried at amounts higher than the securities’ fair values and disclosure of additional information about unrealized losses. The initial adoption of EITF 03-1 resulted in additional disclosures in our financial statements.

      SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The statement also includes required disclosures for financial instruments within its scope. For us, the statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the statement will be effective for us on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. This statement did not have a material impact on our financial statements.

      In April 2003, SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. In addition, except for certain situations, all provisions of this statement are to be applied prospectively. Also, the provisions related to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 did not have an impact on our financial condition or results of operations for the year ended December 31, 2003.

      In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. The FASB’s stated intent in issuing FIN No. 46 was to clarify the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 requires an enterprise to consolidate a variable interest entity (as defined in FIN No. 46) if that enterprise has a variable interest (or combination of variable interests) that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected returns if they occur, or both. In December 2003, the FASB issued a revised FIN No. 46 (FIN No. 46R), which attempts to clarify the guidance in the original interpretation. FIN No. 46 applies to variable interest entities created after January 31, 2003. FIN No. 46 also applies to all variable interest entities created prior to February 1, 2003 that are considered to be special-purpose entities (as defined in FIN No. 46R) as of December 31, 2003. FIN No. 46R must be applied to all variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. Certain variable interest entities that are qualifying special purpose entities subject to the reporting requirements for SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, are not required to be consolidated under the provisions of FIN No. 46. At December 31, 2003, we had two wholly owned statutory trusts that issued trust preferred securities. Prior to our adoption of FIN No. 46R, the statutory trusts were consolidated subsidiaries. However, effective December 31, 2003 we adopted the provisions of FIN No. 46R, requiring the deconsolidation of these trusts. As a result, our statutory trusts are no longer consolidated with us or Eurobank. Commencing on December 31, 2003, we refer to the trust preferred securities we issued through Eurobank Statutory Trust I and Eurobank Statutory Trust II as junior subordinated debentures instead of trust preferred securities, as we had referred to these securities prior to that date.

      In December 2002, SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123, was issued. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. We have included disclosures required by this standard in the notes to our consolidated financial statements.

      In November 2002, Financial Accounting Standards Board Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of SFAS No. 5, 57, and 107 and a rescission of FIN 34, was issued. This interpretation enhances the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation were applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002. This statement did not have a material impact on our financial statements.

      In June 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of SFAS No. 146 were effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 had no effect on our financial statements.

      In April 2002, SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued. SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13, Accounting for Leases, to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, were applied in fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to SFAS No. 13 were effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 had no effect on our financial statements.

      In June 2001, Financial Accounting Standards Board SFAS No. 143, Accounting for Asset Retirement Obligations, was issued. SFAS No. 143 requires us to record the fair value of an asset retirement obligation as a liability in the period in which we incur a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. We also would record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation would be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. We were required to adopt SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 had no effect on our financial statements.

MANAGEMENT

Executive Officers and Directors

      The following table sets forth information concerning our directors and executive officers as of May 3, 2004.

Name	Age	Position Held with Eurobank	Position Held with EuroBancshares

Rafael Arrillaga-Torréns, Jr.	55	Director, Chairman of the Board, President and Chief Executive Officer	Class C Director, Chairman of the Board, President and Chief Executive Officer
Yadira R. Mercado	44	Executive Vice President, Chief Financial Officer and Corporate Secretary	Executive Vice President, Chief Financial Officer and Corporate Secretary
Jorge E. Sepúlveda-Estrada	49	Senior Vice President and Treasurer	Senior Vice President and Treasurer
Pedro Feliciano Benítez	62	Director and Vice Chairman of the Board	Class C Director and Vice Chairman
James I. Thomson	59	Executive Vice President, Risk Management and Chief Lending Officer	None
Luis S. Suau Hernandez	53	Senior Vice President San Juan-Metropolitan Area	None
Fausto Peña Villegas	51	Senior Vice President Northern Region	None
Ricardo X. Pou Vendrell	34	Senior Vice President Southern Region	None
Roberto Carreras Sosa	49	Senior Vice President Eastern Region	None
Jaime Noble Fernández	53	Senior Vice President EuroLease, a division of Eurobank	None
Juan Ramón Gómez-Cuétara Aguilar	28	Director(1)	Class B Director(1)
Antonio R. Pavía Bibiloni	56	Director	Class B Director
Plácido González Córdova	82	Director	Class C Director
Jorge Calderón Drowett	68	Director	Class A Director
Ricardo Levy Echeandía	47	Director	Class A Director
Diana López-Feliciano, Esq.	48	Director	Class A Director
William Torres Torres	50	Director	Class B Director

(1)	Juan Ramón Gómez-Cuétara Aguilar was elected as a director at our April 26, 2004 annual stockholders meeting. He has agreed to serve as a director of both EuroBancshares and Eurobank pending approval by the Commissioner of Financial Institutions of Puerto Rico.

      Rafael Arrillaga-Torréns, Jr. Mr. Arrillaga has served as Chairman of Eurobank’s Board of Directors and President and Chief Executive Officer of Eurobank since 1993. He also has served in those same capacities with EuroBancshares since 2002. Before being named President and Chief Executive Officer of Eurobank, Mr. Arrillaga practiced law from 1974 until 1993, specializing in banking, tax and corporate law. Mr. Arrillaga was involved in the organization of Eurobank, and has served as a director of Eurobank since 1979.

      Yadira R. Mercado. Ms. Mercado currently serves as our Executive Vice President, Chief Financial Officer and Corporate Secretary, positions she has held since 1993. She served as Senior Vice President of Finance and Operations at Eurobank from 1991 to 1993. Prior to joining Eurobank in 1991, Ms. Mercado held various executive officer positions with several banking institutions in Puerto Rico.

      Jorge E. Sepúlveda-Estrada. Mr. Sepúlveda-Estrada has served as Eurobank’s Senior Vice President-Treasurer since 1993, overseeing Eurobank’s management and investment strategies, and has served in the same capacity with EuroBancshares since 2002. He has over thirty years of banking experience, including previous experience as a financial consultant, bank treasurer and investment officer.

      Pedro Feliciano Benítez. Mr. Feliciano has been a member of the Board of Directors of Eurobank since 1999 and has served as a director and Vice Chairman of the Board of EuroBancshares since 2002. Mr. Feliciano has served as President of Las Piedras Construction Corp., a civil works construction company, since he founded the company in 1970.

      James I. Thomson. Mr. Thomson serves as Eurobank’s Executive Vice President, Risk Management and Chief Lending Officer, positions he has held since 1999. Prior to joining Eurobank, Mr. Thomson worked for the Royal Bank of Canada beginning in 1968 and last served as Puerto Rico’s Regional Manager from 1996 to 1999.

      Luis S. Suau Hernandez. Mr. Suau currently serves as Eurobank’s Senior Vice President for the San Juan-Metropolitan Region, a position he has held since 2003. He previously served as Vice President and Manager of our San Juan branch office from 1997 to 2003. Mr. Suau has over 30 years of experience in the banking industry.

      Fausto Peña Villegas. Mr. Peña currently serves as Eurobank’s Senior Vice President for the Northern Region, a position he has held since 2001. He previously served as Assistant Vice President for Banco Santander de Puerto Rico from 1997 to 2001. Mr. Peña has over 25 years of experience in the banking industry, including officer positions with Banco Central Hispano Puerto Rico and Banco Santander de Puerto Rico.

      Ricardo X. Pou Vendrell. Mr. Pou currently serves as Eurobank’s Senior Vice President for the Southern Region, a position he has held since 2003. Previously, Mr. Pou served as President of Banco Financiero de Puerto Rico from 2001 through 2002. In 2002, Eurobank acquired Banco Financiero. Prior to working at Banco Financiero, Mr. Pou received his MBA from the University of Wisconsin-Madison in May of 2001. Mr. Pou is also certified public accountant and a certified valuation analyst.

      Roberto Carreras Sosa. Mr. Carreras is Eurobank’s Senior Vice President for the Eastern Region, a position he has held since 2002. Mr. Carreras has over 25 years of banking experience including positions with the Banco Popular de Puerto Rico from 1997 to 2001 and Roig Commercial Bank from 1988 to 1997.

      Jaime Noble Fernández. Mr. Noble currently serves as Eurobank’s Senior Vice President of EuroLease, a division of Eurobank, a position he has held since 2000. In 1999, he was a consultant to Eurobank. Prior to joining Eurobank, Mr. Noble served as Vice President of First Leasing, a division of

Firstbank of Puerto Rico, from 1998 to 2000 and as President of ELBON Leasing Co., Inc. from 1995 to 1998. Mr. Noble has 29 years of experience in the leasing business.

      Juan Ramón Gómez-Cuétara Aguilar. Mr. Gómez-Cuétara was appointed to our Board to fill the vacancy left by the resignation of his father, Juan Ramón Gómez-Cuétara Fernández in January 2004 and was elected to our Board at our annual stockholders meeting in April 2004. Mr. Gómez-Cuétara was also appointed to serve on the Board of Eurobank. He has agreed to serve on our Board pending regulatory approval from the Commissioner of Financial Institutions of Puerto Rico. Mr. Gómez-Cuétara is currently the Deputy General Manager of Risi, S.A., a Spanish company involved in the manufacture and processing of snack foods, and he has served in that capacity since 2003. Prior to joining Risi, he was an auditor with PricewaterhouseCoopers in Madrid, Spain from 2001 to 2003. Mr. Gómez-Cuétara received his degree in business administration from the Universidad CEU San Pablo in Madrid, Spain in 2001.

      Antonio R. Pavía Bibiloni. Mr. Pavía has been a member of the Board of Directors of Eurobank since 1998 and has served as a director of EuroBancshares since 2002. Mr. Pavía has held a number of senior executive and management positions in various financial institutions. He currently serves as President of Bartolo, Inc., a large gasoline station operations company, and has held this position since 1996.

      Plácido González Córdova. Mr. González has been a member of the Board of Directors of Eurobank since 1997 and has served as a director of EuroBancshares since 2002. Prior to joining Eurobank’s Board of Directors, Mr. González was a founder and director of Banco de Comercio, a full service commercial bank in Puerto Rico that was acquired by Eurobank in 1997.

      Jorge Calderón Drowett. Mr. Calderón has been a member of the Board of Directors of Eurobank since 1997 and has served as a director of EuroBancshares since 2002. Mr. Calderón currently serves as President of Calderón & Asociados, Inc., a property and management developer, and has served in that position since 1998. Previously, he served as Vice President of Finance for San Juan Cement Company, Inc. from 1974 until 1996. He is also a certified public accountant.

      Ricardo Levy Echeandía. Mr. Levy has been a member of our Board of Directors and a member of the Board of Directors of Eurobank since 2002. Currently, he is President of Francisco Levy Hijos, Inc., a general contractor and developer, and has served in that capacity since 2002. From 1999 until 2002, Mr. Echeandía served as Executive Vice President and Treasurer of Francisco Levy Hijos, Inc.

      Diana López-Feliciano, Esq. Ms. López-Feliciano has been a member of the Board of Directors of Eurobank since 2001 and has served as a director of EuroBancshares since 2002. Ms. López-Feliciano is an attorney in private practice and has been an assistant professor of environmental law at the Eugenio María de Hostos Law School since 1999. She has also been a professor of environmental law at the University of Puerto Rico School of Civil Engineering since 2002.

      William Torres Torres. Mr. Torres has been a member of the Board of Directors of Eurobank since 1999 and has served as a director of EuroBancshares since 2002. Mr. Torres, a certified public accountant, is the managing partner of Torres CPA Group, the accounting firm he founded in 1981.

Composition of the Board

      Our amended and restated certificate of incorporation provides that the terms of office of the members of our Board of Directors be divided into three classes, Class A, Class B and Class C, each of the members of which will serve for a staggered three-year term. The terms of the current Class A, B and C directors are set to expire at the annual meeting of stockholders in 2006, 2007, and 2005, respectively. Our amended and restated bylaws authorize our Board of Directors to fix the number of directors at not less than seven nor more than 11. The Board of Directors currently has eight members and one director-elect, Mr. Gómez-Cuétara.

      The directors of Eurobank are elected by EuroBancshares, as the sole stockholder of Eurobank, each year and they hold office for a term of one year or until their successors are chosen and qualified. All of our directors are also currently directors of Eurobank.

Corporate Governance Reforms

      After our registration statement, of which this prospectus is a part, is declared effective by the SEC and our common stock is approved for quotation on the Nasdaq National Market, we will become subject to a host of new corporate governance and related requirements under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the SEC’s rules implementing Sarbanes-Oxley and the enhanced corporate governance listing standards of The Nasdaq Stock Market, Inc.

      Sarbanes-Oxley, which was enacted on July 30, 2002 to address questionable corporate and accounting practices, imposes on public companies a variety of new requirements, prohibitions and disclosure obligations, including, but not limited to:

•	certifications by the chief executive officer and chief financial officer as to the accuracy and adequacy of periodic reports filed with the SEC;

•	implementation and evaluation of the company’s systems of disclosure controls and procedures and internal control over financial reporting;

•	auditing related restrictions, including prohibition on auditors providing certain non-audit services to public companies, mandatory audit partner rotation and restrictions on hiring employees of former auditors;

•	independence requirements and increased responsibilities for the audit committee, including responsibility for the engagement of the company’s auditor, pre-approval of all services provided by the auditor, establishment of procedures for addressing accounting-related complaints and company disclosure of whether any member of the audit committee qualifies as an “audit committee financial expert”;

•	disclosure of whether the company has a code of ethics applicable to the chief executive officer and senior financial officers; and

•	prohibition on the extension of personal loans to executive officers and directors (subject to certain exemptions).

      In addition, The Nasdaq Stock Market, Inc. implemented a number of additional listing requirements concerning director independence, board nominations, executive compensation and related corporate governance matters.

Corporate Governance Principles and Board Matters

      We are committed to having sound corporate governance principles, both at the holding company level and at Eurobank. Such principles are essential to running our business efficiently and to maintaining our integrity in the marketplace. We have adopted a set of Corporate Governance Guidelines that embodies these principles. EuroBancshares and Eurobank have also adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants, in accordance with the applicable Nasdaq rules. In addition, our Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, are bound by a separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers that complies with Item 406 of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”) and with the applicable Nasdaq rules. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer and Senior Financial Officers will be posted on our Internet website under the Investor Relations page as soon as practicable.

Director Compensation

      Meetings of our Board of Directors are held regularly each quarter. Directors are not compensated for attending meetings of the Board of Directors of EuroBancshares. Meetings of the Board of Directors of Eurobank are held regularly each month. Directors receive fees of $1,250 per meeting for attendance at a meeting of the Board of Directors of Eurobank. The Board of Directors of Eurobank also has several committees, and the directors receive $400 for attending each committee meeting or special meeting of the Board of Directors. Directors who are employees or officers of Eurobank do not receive fees for attending Board of Directors or committee meetings.

     Board Independence

      Our Board of Directors has determined that each of our current directors, except Messrs. Arrillaga, Feliciano and Torres, is independent under the applicable Nasdaq rules. Mr. Arrillaga is an executive officer of both EuroBancshares and Eurobank. Mr. Torres is the owner of certain real estate of which portions are leased to Eurobank. During the fiscal year 2003, a corporation controlled by Mr. Torres received lease payments from us totaling $142,000. Another corporation controlled equally by Mr. Torres and Mr. Feliciano received lease payments from the Bank in the amount of $96,000 for the years 2001, 2002 and 2003. For additional information, see the section of this prospectus captioned “Certain Relationships and Related Transactions.”

Director Qualifications

      We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all stockholders. When considering potential director candidates, the Board also considers the candidate’s character, judgment, diversity, age, skills, including financial literacy and experience in the context of our needs and the needs of the Board of Directors.

Independent Director Meetings

      On March 15, 2004, the independent members of our Board of Directors resolved that, in the future, they will meet regularly, separately from the full Board of Directors and outside the presence of our management in executive session.

Stockholder Communications with Our Board of Directors

      Our Board of Directors has established a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with our Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 270 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. Any such communication must contain:

•	a representation that the stockholder is a holder of record of our capital stock;

•	the name and address, as they appear on our books, of the stockholder sending such communication; and

•	the class and number of shares of our capital stock that are beneficially owned by such stockholder.

      The Corporate Secretary will forward such communications to our Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Board Structure and Committee Composition

      As of the date of this prospectus, our Board has nine directors and the following committees: Audit; Compensation; Nominating; Compliance and Strategic Planning. In addition, Eurobank has the following committees: Credit; Trust; and Asset/ Liability Management.

      The membership during the last fiscal year and the function of each of the committees are described below. Our Board of Directors meets at least quarterly and the Board of Directors of Eurobank meets at least once each month. During the fiscal year 2003, our Board held nine meetings and the Eurobank Board held 12 meetings. Each director attended at least 75% of the total of all Board and applicable committee meetings. Directors are encouraged to attend annual meetings of our stockholders. All directors attended the last annual meeting of our stockholders.

Committees of EuroBancshares

Audit Committee

      Our Board of Directors has established an Audit Committee to assist the Board in fulfilling its responsibilities for general oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of independent auditors and our internal audit function, and risk assessment and risk management. The duties of the Audit Committee include:

•	appointing, evaluating and determining the compensation of our independent auditors;

•	reviewing and approving the scope of the annual audit, the audit fee and the financial statements;

•	reviewing disclosure controls and procedures, internal control over financial reporting, the internal audit function and corporate policies with respect to financial information;

•	reviewing other risks that may have a significant impact on our financial statements;

•	preparing the Audit Committee report for inclusion in the annual proxy statement;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters; and

•	evaluating annually the Audit Committee charter and the committee’s performance.

      The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

      Our Board of Directors has adopted a written charter for the Audit Committee meeting applicable standards of the SEC and Nasdaq. The members of the Audit Committee are Jorge Calderón Drowett, Antonio R. Pavía Bibiloni and Diana López-Feliciano. Mr. Calderón serves as Chairman of the Audit Committee. The Audit Committee meets regularly and held 10 meetings during fiscal year 2003. The Board of Directors has determined that the Audit Committee satisfies the independence and other composition requirements of the SEC and Nasdaq. Our Board has determined that Mr. Calderón qualifies as an “audit committee financial expert” under Item 401(h) of Regulation S-K under the Exchange Act, and has the requisite accounting or related financial expertise required by applicable Nasdaq rules.

Compensation Committee

      Our Compensation Committee discharges the Board’s responsibilities relating to compensation of our Chief Executive Officer, other executive officers and directors; produces an annual report on executive compensation for inclusion in our annual proxy statement; and provides general oversight of compensation structure, including our equity compensation plans and benefit programs. Other specific duties and responsibilities of the Compensation Committee include:

•	reviewing and approving objectives relevant to executive officer compensation;

•	evaluating performance and determining the compensation of our Chief Executive Officer and other executive officers in accordance with those objectives (salary revisions for all of our executive officers and employees are made every 12 months);

•	approving employment agreements for executive officers;

•	approving and amending our stock option plans (subject to stockholder approval, if required);

•	approving any changes to nonequity-based benefit plans involving a material financial commitment by us or Eurobank;

•	recommending to the Board the compensation for our directors and Eurobank’s directors;

•	evaluating human resources and compensation strategies; and

•	evaluating annually the Compensation Committee charter and the Committee’s performance.

      Our Board of Directors has adopted a written charter for our Compensation Committee. The Compensation Committee is composed of three directors, Pedro Feliciano Benítez, Plácido González Córdova and Ricardo Levy Echeandía, each of whom the Board has determined is independent under applicable rules and regulations of the SEC, Nasdaq and the Internal Revenue Service. Mr. Feliciano serves as the Committee’s Chairman. The Compensation Committee held two meetings during the fiscal year 2003.

Nominating and Governance Committee

      Our Board has established a Nominating and Governance Committee for the purpose of reviewing all Board-recommended and stockholder-recommended nominees, determining each nominee’s qualifications and making a recommendation to the full Board as to which persons should be our Board’s nominees. Our Board has adopted a written charter for the Nominating and Governance Committee. This Committee is composed of three directors, Pedro Feliciano Benítez, Plácido González Córdova and Ricardo Levy Echeandía, each of whom the Board has determined is independent under the Nasdaq rules. The duties and responsibilities of the Nominating and Governance Committee include:

•	identifying and recommending to our Board individuals qualified to become members of our Board and to fill vacant Board positions;

•	recommending to our Board the director nominees for the next annual meeting of stockholders;

•	recommending to our Board director committee assignments;

•	reviewing and evaluating succession planning for our Chief Executive Officer and other executive officers;

•	monitoring the continuing education program for our directors;

•	developing and recommending an annual self-evaluation process for our Board and its committees; and

•	evaluating annually the Nominating and Governance Committee charter and the Committee’s performance.

      Our Board of Directors believes that it is necessary that the majority of our Board of Directors be comprised of independent directors and that it is desirable to have at least one audit committee financial expert serving on the Audit Committee. The Nominating and Governance Committee considers these requirements when recommending Board nominees. Our Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Our Nominating and Governance Committee will regularly assess the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or other circumstances. When considering potential director candidates, the Nominating and Governance Committee also considers the candidate’s character, judgment, age, skills, including financial literacy, and experience in the context of our needs, the needs of Eurobank and the existing directors. While the Nominating and Governance Committee has the authority to do so, we have not, as of the date of this prospectus, paid any third party to assist in identifying and evaluating Board nominees.

      Our Board of Directors has established a procedure whereby our stockholders can nominate potential director candidates. The Nominating and Governance Committee will consider director candidates recommended by our stockholders in a similar manner as those recommended by members of management or other directors, provided the stockholder submitting such nomination has complied with procedures set forth in our amended and restated bylaws.

      No candidate for election to our Board has been recommended within the preceding year by a beneficial owner of 5% or more of our common stock.

Compliance Committee

      The Compliance Committee reviews the compliance of EuroBancshares and Eurobank with laws and regulations applicable to bank holding companies and their subsidiary banks. The members of the Compliance Committee throughout 2003 and as of the date of this prospectus were William Torres Torres, Jorge Calderón Drowett, Antonio Pavía Bibiloni and Rafael Arrillaga-Torréns, Jr. Mr. Torres serves as the Chairman of the Compliance Committee. The Compliance Committee generally meets at least quarterly. The Compliance Committee held three meetings during 2003. For additional information, see the section of this prospectus captioned “Supervision and Regulation.”

Strategic Planning Committee

      Our Board has established a Strategic Planning Committee that is responsible for delineating our future strategy and business goals. In addition, it provides general guidance in the development of our strategic plan. The Strategic Planning Committee also advised our Board of Directors in its selection of an underwriter for this offering. The members of the Strategic Planning Committee are William Torres Torres, Antonio Paviá Bibiloni, Jorge Calderón Drowett, Rafael Arrillaga-Torréns, Jr. and Yadira R. Mercado. Mr. Torres serves as the Chairman of the Strategic Planning Committee. During 2003, the Strategic Planning Committee held three meetings.

Committees of Eurobank

Credit Committees

      The Board of Directors’ Credit Committee is responsible for Eurobank’s commercial lending policies and procedures. The Credit Committee also approves loans from $2.0 million to $3.5 million, and recommends to the full Board of Directors loans in excess of $3.5 million. Loans in excess of $3.5 million are approved by the full Board of Directors. The members of the Credit Committee are Rafael Arrillaga-Torréns, Jr., Ricardo Levy Echeandía, Jorge Calderón Drowett, Antonio Pavía Bibiloni and William Torres Torres. Mr. Pavía serves as Chairman of the Credit Committee. The Credit Committee meets as often as necessary, and usually on a bi-weekly basis. In practice, a significant number of loans in excess of $2.0 million are reviewed and approved by the full Board of Directors of Eurobank. In addition, the Board has delegated to the executive credit committee lending authority to approve loans between $1.0 million and $2.0 million. Messrs. Arrillaga, Thomson, and Suau, together with Arturo Somohano serve on this committee. This executive credit committee meets on a daily basis and any three members can review and approve any particular loan proposal. Further, the President and Chief Lending Officer, jointly, can approve loans up to $1.0 million. Below these threshold levels executives and managers have been delegated individual lending authority at various levels.

Trust Committee

      The Board of Directors’ Trust Committee is responsible for overseeing all aspects of Eurobank’s trust operations. The Trust Committee is comprised of Rafael Arrillaga-Torréns, Jr., Antonio Pavía Bibiloni, William Torres Torres and Ricardo Levy Echeandía, with Mr. Torres serving as its Chairman. Our Trust Committee meets as often as necessary, but generally meets quarterly. In 2003, the Trust Committee held three meetings.

Asset/ Liability Management Committee

      Eurobank’s Asset/ Liability Management Committee is comprised of officers of Eurobank and includes no members of our Board of Directors. The Asset/ Liability Management Committee meets as necessary, and is primarily responsible for:

•	development and control over the implementation of liquidity risk and market risk management policies;

•	review of interest rate and exchange rate movement, forecasts, and the development of Eurobank’s strategy under specific market conditions; and

•	continued improvement of the overall asset/liability structure of Eurobank.

      In practice, the Asset/ Liability Management Committee members meet informally several times each month and conduct one formal committee meeting quarterly.

Compensation Committee Interlocks and Insider Participation

      None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the current members of our Compensation Committee has ever been an employee of ours or any of our subsidiaries.

Executive Compensation

Summary of Cash and Certain Other Compensation

      The following table sets forth all compensation received during the three years ended December 31, 2003 by our Chief Executive Officer and our three other most highly compensated executives whose total compensation exceeded $100,000 in such fiscal year. These four officers are referred to as the named executive officers in this prospectus.

					Long-term
					Compensation
	Annual Compensation
					Securities
Name and Principal				Other Annual	Underlying
Position	Year	Salary(1)	Bonus	Compensation(2)	Options

Rafael Arrillaga-Torréns, Jr.	2003	$325,000	$150,200	—	50,000
Chairman of the Board,	2002	300,000	100,200	—	35,250
Chief Executive Officer and President	2001	300,000	80,500	—	30,000
Yadira R. Mercado	2003	$175,000	$85,200	—	36,000
Executive Vice President, Chief Financial	2002	165,000	55,200	—	23,500
Officer and Corporate Secretary	2001	120,000	45,200	—	20,000
James I. Thomson	2003	$182,000	$20,000	—	20,000
Executive Vice President, Risk Management	2002	175,000	15,000	—	16,450
and Chief Lending Officer of Eurobank	2001	175,000	10,000	—	14,000
Jaime Noble Fernández	2003	$182,400	$65,000	—	25,000
Senior Vice President,	2002	176,000	40,000	—	18,800
EuroLease, a division of Eurobank	2001	160,000	25,000	—	16,000

(1)	Amounts shown do not include amounts expended by Eurobank pursuant to plans (including group life and health) that do not discriminate in scope, terms or operation in favor of the executive officer and that are generally available to all salaried employees.

(2)	Does not include the value of perquisites or other personal benefits because the amount of such benefits does not exceed the lesser of $50,000 or 10% of total amount of annual salary and bonus of any named individual.

Stock Option Grants in 2003

      The following table provides information concerning individual grants of stock options during calendar year 2003 to each of the named executive officers. Unless otherwise indicated, the exercise prices represent the fair market value of the common stock on the grant date.

      The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent certain assumed rates of appreciation in the value of our common stock. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. The potential realizable value is calculated based on the five year term of the option at its time of grant. It is calculated based on the assumption that our common stock appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises depend on the future performance of the our common stock. The amounts reflected in the table may not necessarily be achieved.

					Potential Realizable
					Value of Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options	Exercise		Price Appreciation for
	Underlying	Granted to	Price		Option Term
	Options	Employees in	Per	Expiration
Name	Granted	Fiscal 2003	Share	Date	5%	10%

Rafael Arrillaga-Torréns, Jr.	50,000	8.71%	$5.00	3/15/2008	$319,070	$402,628
Yadira R. Mercado	36,000	6.27	5.00	3/15/2008	229,731	289,892
James I. Thomson	20,000	3.48	5.00	3/15/2008	127,628	161,051
Jaime Noble Fernández	25,000	4.36	5.00	3/15/2008	159,535	201,314

Year End 2003 Option Values

      The following table provides information about stock options exercised in 2003 and options held as of December 31, 2003 by each of the named executive officers. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-The-Money Options at
	Acquired		December 31, 2003(1)		December 31, 2003(1)(2)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Rafael Arrillaga-Torréns, Jr.	—	—	115,250	—	$428,031	—
Yadira R. Mercado	—	—	79,500	—	$293,688	—
James I. Thomson	—	—	50,450	—	$189,331	—
Jaime Noble Fernández	—	—	59,800	—	$223,075	—

(1)	“Exercisable” refers to those options which were both exercisable and vested while “Unexercisable” refers to those options which were unvested.

(2)	Value is determined by subtracting the exercise price from the fair market value of our common stock as of December 31, 2003 as determined by the Board of Directors to be $8.13 and multiplying by the number of shares underlying the options.

Stock Option Plan

      In 1997, Eurobank’s Board of Directors adopted a long-term incentive compensation program in the form of a stock option plan (the “1997 Stock Option Plan”). Both executive officers and directors were eligible to participate in the 1997 Stock Option Plan. Under the 1997 Stock Option Plan, a maximum number of 1,100,000 shares could be issued upon the exercise of stock options granted under the plan.

      In 2002, our Board of Directors adopted a long-term incentive compensation plan (the “2002 Stock Option Plan”) that became effective when we became a holding company for Eurobank. At that time, all of the Eurobank options granted under the 1997 Stock Option Plan were assumed by EuroBancshares under the 2002 Stock Option Plan and became options to purchase shares of EuroBancshares common stock. Under the 2002 Stock Option Plan, a maximum of 1,500,000 shares of common stock may be issued upon the exercise of options granted under the plan. As of March 15, 2004, all outstanding options were 100% vested and 1,156,864 shares of common stock were issuable in connection with the exercise of outstanding options. Of those shares issuable under outstanding options, 482,864 shares were subject to options originally granted under the 1997 Stock Option Plan and 337,000 shares were subject to options granted under the 2002 Stock Option Plan. In addition, 100,000 shares of common stock have been issued pursuant to the exercise of options granted under the 2002 Stock Option Plan. Thus, as of March 31, 2004, 726,000 shares of our common stock remained available for option grants under the 2002 Stock Option Plan.

      The 2002 Stock Option Plan is intended to provide our directors, executive officers and employees the opportunity to acquire a proprietary interest in the success of EuroBancshares by granting stock options to such directors, executive officers and employees. Specifically, the plan is intended to advance the interests of EuroBancshares by (1) enabling us to attract and retain the best available individuals for positions of substantial responsibility; (2) providing additional incentive to such persons by affording them an opportunity for equity participation in our business; and (3) rewarding directors, executive officers and employees for their contributions to our business.

      The 2002 Stock Option Plan is administered by our Compensation Committee. The Compensation Committee has authority with respect to the stock option plan to:

•	adopt, amend and rescind administrative and interpretive rules relating to the plan;

•	accelerate the time of exercisability of any stock option that has been granted;

•	construe the terms of the plan and any related agreement (including those terms governing eligibility); and

•	make all other determinations and perform all other acts necessary or advisable for administering the plan, including the delegation of such ministerial acts and responsibilities as the Compensation Committee deems appropriate.

      Both “Incentive Stock Options” and “Nonstatutory Options” may be granted under the 2002 Stock Option Plan from time to time. Incentive Stock Options are stock options intended to satisfy the requirements of Section 1046 of the Puerto Rico Internal Revenue Code. Nonstatutory Options are stock options that do not satisfy the requirements of Section 1046 of the Puerto Rico Internal Revenue Code.

      Under our 2002 Stock Option Plan, the aggregate fair market value (determined as of the date an option is granted) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year may not exceed $100,000. Shares acquired upon the exercise of Nonstatutory Options may not be sold for a period of one year after such options are exercised.

      The option price to be paid upon exercise of an Incentive Stock Option will not be less than the greater of: (1) the par value per share of our common stock; or (2) 100% of the fair market value per share of our common stock on the date of the grant of the Incentive Stock Option. The option price to be paid upon exercise of a Nonstatutory Option will be determined by the Compensation Committee at the time of grant.

      Each option (including Incentive Stock Options and Nonstatutory Options) granted under the 2002 Stock Option Plan expires five years after the date the option is granted, unless a shorter period is determined by the Compensation Committee. Each option may be exercised upon such terms and conditions as the Compensation Committee determines. In making any determination as to whom options shall be granted, and as to the number of shares to be covered by such options, the Compensation Committee considers the duties of the respective employees, their present and potential contributions to our success, profitability and growth, and such other factors as the Compensation Committee deems relevant in connection with accomplishing the purposes of our 2002 Stock Option Plan.

      As allowed by SFAS No. 123, Accounting for Stock-Based Compensation, and as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of Financial Accounting Standards Board Statement No. 123, we have elected to continue to measure cost for our stock compensation plan using the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Entities choosing to continue applying APB Opinion No. 25 on employee stock options granted on or after January 1996 must provide pro forma disclosures of the consolidated net income, as if the fair value method of accounting had been applied. Under this method, compensation cost is measured at the grant date based on the fair value of the employee stock option and is recognized ratably over the service period of the option, which is usually the vesting period.

      SFAS No. 123 established accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans. The per share fair value of stock options granted during 2003, 2002, and 2001 was $0.64, $0.80, and $0.84 on the date of grant using the Black-Scholes option pricing model (excluding a volatility assumption) with the following weighted average assumptions used for grants in 2003, 2002 and 2001, respectively: no dividend yield for 2003, 2002 and 2001; risk-free interest rates of 2.8% for 2003, 4.0% for 2002, and 6.0% for 2001; and expected lives of five years.

Severance Payment Agreements

      In 1999, we entered into a Severance Payment Agreement with Ms. Yadira R. Mercado our Executive Vice President, Chief Financial Officer and Corporate Secretary. On each anniversary of the date of commencement of the Severance Payment Agreement, the term is automatically extended for an additional one-year period unless we notify Ms. Mercado not less than 90 days prior to an anniversary date of the agreement, advising her that such agreement will not be extended. Alternatively, Ms. Mercado’s Severance Payment Agreement will terminate on the second anniversary of an event constituting a “change in control.” The Severance Payment Agreement provides for a severance payment to Ms. Mercado in connection with either (1) an involuntary termination of her employment after a “change in control” of EuroBancshares, or (2) following “constructive termination” of her employment subsequent to a “change in control” of EuroBancshares.

      For purposes of the Severance Payment Agreement, “constructive termination” generally includes a material change in the status, authority, duties, responsibilities, compensation, perquisites, conditions of employment, or location of employment of the employee from those that existed before the change in control, or in the event of the employee’s disability. Any claim or controversy arising out of or relating to the Severance Payment Agreement will be resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association.

      For purposes of the Severance Payment Agreement, a “change in control” is deemed to have occurred if:

•	any entity, person or group of persons acting in concert becomes the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of securities of EuroBancshares representing more than 25% of the combined voting power of EuroBancshares or any successor;

•	the effective date of a merger or consolidation of EuroBancshares with one or more other corporations or banks as a result of which the holders of our outstanding voting stock immediately prior to the merger hold less than 66% of the combined voting power of the surviving or resulting corporation or bank;

•	the effective date of a transfer of all or substantially all of the property of EuroBancshares to any individual or entity, other than to an entity of which we own at least 80% of the combined voting power; or

•	as a result of, or in connection with, any cash, tender or exchange offer after a merger, contested election, or other business combination, or any combination of the foregoing, the services of the employee are no longer required in his or her present capacity.

      To illustrate the potential impact of the Severance Payment Agreement, if employment during 2004 were terminated under the circumstances set forth in the Severance Payment Agreement following a change in control, or for “good reason,” the amount payable to Ms. Mercado, based upon compensation earned during 2003, would be approximately $540,000.

Employment Agreements

      Other than the Severance Payments Agreement described above, we do not have any other employment agreements with any of our named executive officers. All of our named executive officers serve at the pleasure of our Board of Directors. We do not maintain any “key-man” life insurance policies on any of our executive officers. If any of these individuals leaves his or her respective position, this could have a material adverse effect on our business, financial condition, results of operations, cash flows and/or future prospects.

Health and Insurance Benefits

      Our full-time officers and employees are provided hospitalization and major medical insurance. We pay a substantial part of the premiums for these coverages. All insurance coverage under these plans is provided under group plans on generally the same basis to all full-time employees. In addition, we maintain term life insurance, which provides benefits to all employees who have completed three or more months of full-time employment with us. The terms of our policy provide benefits equal to three times the employee’s annual base earnings (exclusive of overtime pay or bonuses) up to a maximum of $300,000.

Eurobank Master Trust Retirement Plan Program for Employees

      Effective January 1, 2000, Eurobank adopted the Eurobank Master Trust Retirement Plan Program, a defined contribution plan under Section 1165(e) of the Puerto Rico Internal Revenue Code, covering all full-time employees of EuroBancshares who have completed three months of service and are 18 years of age or older. We give each prospective eligible employee written notice of his or her eligibility to participate in the plan in sufficient time to enable each of them to participate in the plan. Under the provisions of the plan, employees may contribute up to 10% of their compensation each year after deducting social security, up to a specific maximum established by law. We match each employee’s contribution up to 3% of their base compensation that they contribute to the plan. Participants become vested in our contributions plus actual earnings on such contributions after three years of service.

Restricted Stock Grants

      On April 26, 2004, our Board voted and agreed to issue 3,700 shares of our common stock (valued at $8.13 per share) to certain of our officers and employees in consideration for prior service to us. These stock grants were effected pursuant to the terms of certain Restricted Stock Purchase Agreements between us and the officers and employees. Under the terms of these Restricted Stock Purchase Agreements the stock remains unvested until the 5th anniversary of the date of the grant. In the event the restricted stock grantee leaves prior to the 5th anniversary, the restricted stock grantee forfeits all right, title and interest in the restricted stock. The Restricted Stock Purchase Agreement also provides for the payment of a one-time cash bonus pursuant to which we will withhold applicable taxes due as a result of the restricted stock grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Under Section 402 of the Sarbanes-Oxley Act of 2002, it is now unlawful for any issuer to extend, renew or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer of that issuer. This prohibition does not apply to loans that were made on or prior to July 30, 2002, or certain types of loans described in Section 402 that are:

•	made available by the issuer in the ordinary course of the issuer’s consumer credit business;

•	of a type generally made available by such issuer to the public; and

•	made by the issuer on market terms, or terms that are no more favorable than those offered by the issuer to the general public.

      Section 402 also does not apply to loans by an insured depository institution, if the loan is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act or the Federal Reserve’s Regulation O.

      Certain of our officers, directors and principal stockholders and their affiliates have had transactions with the Bank, including borrowings and investments in certificates of deposit. Our management believes that all such loans and investments have been and will continue to be made in the ordinary course of business of Eurobank on substantially the same terms, including interest rates paid and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and do not involve more than the normal risk of collectibles or present other unfavorable features. Therefore, we believe that all of these transactions comply with Section 402 of the Sarbanes-Oxley Act or have been made pursuant to a valid exception from Section 402 of the Sarbanes-Oxley Act. As of December 31, 2003, the aggregate amount of all loans which individually exceed $60,000 to our officers and directors, members of their immediate families and the firms and corporations in which they have at least a 100% beneficial interest was approximately $3.5 million.

      Two of our directors, William Torres Torres and Pedro Feliciano Benítez are principals in corporations that own certain real estate of which portions are leased to Eurobank. During the fiscal year 2003, a corporation controlled by Mr. Torres received lease payments from Eurobank totaling $142,000. Another corporation controlled equally by Mr. Torres and Mr. Feliciano received lease payments in the amount of $96,000 for the years 2001, 2002 and 2003. We believe that the terms of the leases between Eurobank and the corporations controlled by Mr. Torres and Mr. Feliciano are on an arm’s-length basis. In addition, we paid $45,000 in 2001 and $49,000 in 2002 to the accounting firm in which Mr. Torres is a principal for certain accounting services provided to Eurobank.

PRINCIPAL AND SELLING STOCKHOLDERS

      The following table sets forth information regarding beneficial ownership of our common stock as of July 15, 2004 by (1) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and named executive officers as a group, and (5) each selling stockholder.

      Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power and options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished to us information with respect to beneficial ownership. Except as otherwise indicated in the footnotes to this table, we believe that the beneficial owners of common stock listed below, based on information each of them has provided to us, have sole investment and voting power with respect to their shares.

      The table lists applicable percentage ownership based on 15,534,376 shares of common stock outstanding as of July 15, 2004, and also lists applicable percentage ownership based on 15,534,376 shares of common stock outstanding after the completion of this offering. Shares of common stock subject to options currently exercisable or exercisable within 60 days of July 15, 2004 are deemed outstanding for the purpose of calculating the percentage ownership of the person holding these options, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise noted, the address for each stockholder listed below is: c/o EuroBancshares, Inc., 270 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918.

					Shares to be
	Shares Beneficially Owned				Beneficially Owned
	Prior to the Offering			Shares	After the Offering
Name of Beneficial				Being
Owners	Number		Percentage	Offered	Number	Percentage

Greater than 5% stockholders and selling stockholders:
Juan Ramón Gómez-Cuétara Fernández(1)	1,108,682		7.46%
Andrés Llorente 1-3A
Alcalá de Henáres
Madrid, Spain
Dionisio Trigo-Gonzalez	637,484		4.29%	314,988	322,496
Mimosa Street #14
Sta. Maria
San Juan, Puerto Rico
Ruben Jordan	60,000		*	40,000	20,000
PH 2204 Pasas Cond
San Juan, Puerto Rico
Parques de Atracciones, S.A.	473,400		3.19%	90,000	383,400
Taquigrafo Garrigia #97 2-9
Barcelona, Spain
Directors and Named Executive Officers:
Rafael Arrillaga-Torréns, Jr.	598,966		3.80%
Yadira R. Mercado	154,062	(3)	0.98%
James I. Thomson	76,806	(4)	*
Jaime Noble Fernández	109,800	(5)	*
Pedro Feliciano Benítez	5,213,586	(6)	33.31%
Jorge Calderón Drowett	160,500		1.03%
Plácido González Córdova	1,731,204		11.14%
Juan Ramón Gómez-Cuétara Aguilar	—	(8)	—
Ricardo Levy Echeandía	916,648	(9)	5.62%
Antonio R. Pavía Bibiloni	124,806	(10)	*
William Torres Torres	442,600	(11)	2.83%
Diana López-Feliciano	98,488	(12)	*
All directors and executive officers as a group (12 persons)	9,627,466	(13)	58.47%

*	Represents less than 1% of total shares outstanding.

(1)	Juan Ramón Gómez-Cuétara Fernández is the father of director Juan Ramón Gómez-Cuétara Aguilar.

(2)	Includes 52,974 shares of common stock held by Mr. Arrillaga’s wife and 165,250 stock options that are presently exercisable.

(3)	Includes 124,500 stock options that are presently exercisable.

(4)	Includes 76,806 stock options that are presently exercisable.

(5)	Includes 99,800 stock options that are presently exercisable.

(6)	Includes 115,250 stock options that are presently exercisable.

(7)	Includes 31,048 shares of our common stock held by a corporation controlled by Mr. González and 118,026 stock options that are presently exercisable. Does not include 10,518 shares owned by

Mr. González’s daughter. Mr. González disclaims voting and investment powers over the shares owned by his daughter.

(8)	A foreign corporation wholly owned by Mr. Gómez-Cuétara Aguilar’s father owns 931,136 shares of our common stock. In addition, his father personally owns 115,250 shares of our common stock. Mr. Gómez-Cuétara Aguilar disclaims voting and investment powers with respect to shares owned by the corporation and his father.

(9)	A corporation, controlled by Mr. Levy’s family, which employs Mr. Levy as an executive officer, owns 432,246 shares of our common stock. Mr. Levy’s brother and the family of his late brother own 254,226 shares. Mr. Levy disclaims voting and investment powers over this latter 254,226 shares. In addition, the estate of Mr. Levy’s late father owns 292,872 shares. Because of Mr. Levy’s voting power over the shares of his late father and those owned by the corporation, these have been included as controlled by Mr. Levy for purposes of the above table. Includes 50,000 stock options that are presently exercisable.

(10)	Includes 118,026 stock options that are presently exercisable.

(11)	Includes 115,250 stock options that are presently exercisable.

(12)	Includes 70,562 stock options that are presently exercisable.

(13)	Includes 931,864 stock options that are presently exercisable.

SUPERVISION AND REGULATION

      This following is a summary description of the relevant laws, rules and regulations governing banks and bank and financial holding companies. The descriptions of, and references to, the statutes and regulations below are brief summaries and do not purport to be complete. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

General

      The supervision and regulation of bank holding companies and their subsidiaries are intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the bank holding company stockholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks, including the power to impose substantial fines and other penalties for violations of laws and regulations.

      Various legislation is from time to time introduced in Congress and Puerto Rico’s legislature, including proposals to overhaul the bank regulatory system, expand the powers of depository institutions and limit the investments that depository institutions may make with insured funds. Such legislation may change applicable statutes and the operating environment of EuroBancshares and Eurobank in substantial and unpredictable ways. We cannot determine the ultimate effect that future legislation or implementing regulations would have upon the financial condition and results of operations of EuroBancshares or Eurobank, or any of their subsidiaries.

EuroBancshares

      EuroBancshares is a financial holding company registered under the Bank Holding Company Act, and is subject to supervision, regulation and examination by the Federal Reserve Board. The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

Regulatory Restrictions on Dividends; Source of Strength

      EuroBancshares is regarded as a legal entity separate and distinct from its other subsidiaries. The principal source of our revenue is dividends received from Eurobank. Various federal and state statutory provisions limit the amount of dividends Eurobank can pay to EuroBancshares without regulatory approval. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries.

      Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company, in certain circumstances, could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

      In the event of a bank holding company’s bankruptcy under Chapter 11 of the United States Bankruptcy Code, the trustee will be deemed to have assumed, and is required to cure immediately, any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

Activities “Closely Related” to Banking

      The Bank Holding Company Act prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the Federal Reserve Board, by order or regulation, to be so closely related to banking or managing or controlling banks, as to be a proper incident thereto. These activities include, among other things, numerous services and functions performed in connection with lending, investing, and financial counseling and tax planning. In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve Board considers a number of factors, and weighs the expected benefits to the public (such as greater convenience and increased competition or gains in efficiency) against the risks of possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices). The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced through acquisition of a going concern.

Gramm-Leach Bliley Act; Financial Holding Companies

      The Gramm-Leach-Bliley Financial Modernization Act of 1999, revised and expanded the provisions of the Bank Holding Company Act by including a new section that permits a bank holding company to elect to become a financial holding company to engage in a full range of activities that are “financial in nature.” The qualification requirements and the process for a bank holding company that elects to be treated as a financial holding company require that all of the subsidiary banks controlled by the bank holding company at the time of election to become a financial holding company must be and remain at all times “well-capitalized” and “well managed.” EuroBancshares made an election to become a financial holding company on September 20, 2002.

      The Gramm-Leach-Bliley Act further requires that, in the event that the bank holding company elects to become a financial holding company, the election must be made by filing a written declaration with the appropriate Federal Reserve Bank that:

•	states that the bank holding company elects to become a financial holding company;

•	provides the name and head office address of the bank holding company and each depository institution controlled by the bank holding company;

•	certifies that each depository institution controlled by the bank holding company is “well-capitalized” as of the date the bank holding company submits its declaration;

•	provides the capital ratios for all relevant capital measures as of the close of the previous quarter for each depository institution controlled by the bank holding company; and

•	certifies that each depository institution controlled by the bank holding company is “well managed” as of the date the bank holding company submits its declaration.

      The bank holding company must have also achieved at least a rating of “satisfactory record of meeting community credit needs” under the Community Reinvestment Act during the institution’s most recent examination.

      Financial holding companies may engage, directly or indirectly, in any activity that is determined to be:

•	financial in nature;

•	incidental to such financial activity; or

•	complementary to a financial activity provided it “does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.”

      The Gramm-Leach-Bliley Act specifically provides that the following activities have been determined to be “financial in nature”: lending, trust and other banking activities; insurance activities; financial or economic advisory services; securitization of assets; securities underwriting and dealing; existing bank holding company domestic activities; existing bank holding company foreign activities and merchant banking activities. In addition, the Gramm-Leach-Bliley Act specifically gives the Federal Reserve Board the authority, by regulation or order, to expand the list of “financial” or “incidental” activities, but requires consultation with the United States Treasury Department, and gives the Federal Reserve Board authority to allow a financial holding company to engage in any activity that is “complementary” to a financial activity and does not “pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.”

Privacy Policies

      Under the Gramm-Leach-Bliley Act, all financial institutions are required to adopt privacy policies, restrict the sharing of nonpublic customer data with nonaffiliated parties and establish procedures and practices to protect customer data from unauthorized access. EuroBancshares and its subsidiaries have established policies and procedures to assure our compliance with all privacy provisions of the Gramm-Leach-Bliley Act.

Safe and Sound Banking Practices

      Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve Board’s Regulation Y, for example, generally requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve Board could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

      The Federal Reserve Board has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1 million for each day the activity continues.

Annual Reporting; Examinations

      We are required to file annual reports with the Federal Reserve Board, and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may examine a bank holding company or any of its subsidiaries, and charge the company for the cost of such the examination.

Capital Adequacy Requirements

      The Federal Reserve Board has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies having $150.0 million or more in assets on a consolidated basis. EuroBancshares currently has consolidated assets in excess of $150.0 million is therefore subject to the Federal Reserve Board’s capital adequacy guidelines.

      Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a “risk-weighted” asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital. To be considered “well-capitalized,” a bank holding company must maintain, on a consolidated basis, (i) a Tier 1 risk-based capital ratio of at least 6.0%, and (ii) a total risk-based capital ratio of 10.0% or greater. As of March 31, 2004, our Tier 1 risk-based capital ratio was 8.1% and its total risk-based capital ratio was 11.1%. Thus, EuroBancshares is considered “well-capitalized” for regulatory purposes.

      In addition to the risk-based capital guidelines, the Federal Reserve Board uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company’s Tier 1 capital divided by its average total consolidated assets. Certain highly-rated bank holding companies may maintain a minimum leverage ratio of 3.0%, but other bank holding companies are required to maintain a leverage ratio of at least 4.0%. As of March 31, 2004, our leverage ratio was 6.6%.

      The federal banking agencies’ risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions, substantially above the minimum supervisory levels, without significant reliance on intangible assets.

Imposition of Liability for Undercapitalized Subsidiaries

      Bank regulators are required to take “prompt corrective action” to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes “undercapitalized,” it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary’s compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution’s holding company is entitled to a priority of payment in bankruptcy.

      The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution’s assets at the time it became undercapitalized or the amount necessary to cause the institution to be “adequately capitalized.” The bank regulators have greater power in situations where an institution becomes “significantly” or “critically” undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior

Federal Reserve Board approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

Acquisitions by Bank Holding Companies

      The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all, or substantially all, of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

Control Acquisitions

      The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute acquisition of control.

      In addition, any company is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding common stock of the company, or otherwise obtaining control or a “controlling influence” over the company.

Cross-guarantees

      Under the Federal Deposit Insurance Act, or FDIA, a depository institution (which definition includes both banks and savings associations), the deposits of which are insured by the FDIC, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (1) the default of a commonly controlled FDIC-insured depository institution or (2) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution “in danger of default.” “Default” is defined generally as the appointment of a conservator or a receiver and “in danger of default” is defined generally as the existence of certain conditions indicating that default is likely to occur in the absence of regulatory assistance. In some circumstances (depending upon the amount of the loss or anticipated loss suffered by the FDIC), cross-guarantee liability may result in the ultimate failure or insolvency of one or more insured depository institutions in a holding company structure. Any obligation or liability owed by a subsidiary bank to its parent company is subordinated to the subsidiary bank’s cross-guarantee liability with respect to commonly controlled insured depository institutions. Eurobank is currently the only FDIC-insured depository institution subsidiary of EuroBancshares.

      Because EuroBancshares is a legal entity separate and distinct from Eurobank, its right to participate in the distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors. In the event of a liquidation or other resolution of Eurobank, the claims of depositors and other general or subordinated creditors of Eurobank would be entitled to a priority of payment over the claims of holders of any obligation of Eurobank to its shareholders, including any depository institution holding company (such as EuroBancshares) or any shareholder or creditor of such holding company.

USA Patriot Act

      On October 26, 2001, President Bush signed into law comprehensive anti-terrorism legislation known as the USA Patriot Act. Title III of the USA Patriot Act requires financial institutions to help prevent, detect and deter international money laundering and the financing of terrorism. The effectiveness of a financial institution in combating money laundering activities is a factor to be considered in any application submitted by the financial institution under the Bank Merger Act or the Bank Holding Company Act, which acts apply to Eurobank and EuroBancshares, respectively. EuroBancshares and its subsidiaries, including Eurobank, have adopted systems and procedures to comply with the USA Patriot Act and regulations adopted thereunder by the Secretary of the Treasury.

Eurobank

      Eurobank is subject to extensive regulation and examination by the Commissioner of Financial Institutions of Puerto Rico and the FDIC, which insures its deposits to the maximum extent permitted by law, and is subject to certain Federal Reserve Board regulations of transactions with its affiliates. The federal and Puerto Rico laws and regulations which are applicable to Eurobank, regulate, among other things, the scope of its business, its investments, its reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. In addition to the impact of such regulations, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

Transactions with Affiliates

      There are various statutory and regulatory limitations, including those set forth in sections 23A and 23B of the Federal Reserve Act and Regulation W, governing the extent to which Eurobank will be able to purchase assets from or securities of or otherwise finance or transfer funds to EuroBancshares or its nonbanking subsidiaries. Among other restrictions, such transfers by Eurobank to EuroBancshares or any of its nonbanking subsidiaries generally will be limited to 10.0% of Eurobank’s capital and surplus and, with respect to EuroBancshares and all such nonbanking subsidiaries, to an aggregate of 20.0% of Eurobank’s subsidiary’s capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

      In addition, any transaction by a bank with an affiliate and any sale of assets or provision of services to an affiliate generally must be on terms that are substantially the same, or at least as favorable, to the bank as those prevailing at the time for comparable transactions with nonaffiliated companies.

Loans to Insiders

      Sections 22(g) and (h) of the Federal Reserve Act and its implementing regulation, Regulation O, place restrictions on loans by a bank to executive officers, directors, and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a bank and certain of their related interests, or insiders, and insiders of affiliates, may not exceed, together with all other outstanding loans to such person and related interests, the bank’s loans-to-one-borrower limit (generally equal to 15% of the institution’s unimpaired capital and surplus). Section 22(h) also requires that loans to insiders and to insiders of affiliates be made on terms substantially the same as offered in comparable transactions to other persons, unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the bank and (ii) does not give preference to insiders over other employees of the bank. Section 22(h) also requires prior Board of Directors approval for certain loans, and the aggregate amount of extensions of credit by a bank to all insiders cannot exceed the institution’s unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers.

Dividends

      The ability of Eurobank to pay dividends on its common stock is restricted by the Puerto Rico Banking Act of 1933, as amended, the FDIA and FDIC regulations. In general terms, the Puerto Rico Banking Act provides that when the expenditures of a bank are greater than receipts, the excess of expenditures over receipts shall be charged against the undistributed profits of the bank and the balance, if any, shall be charged against the required reserve fund of the bank. If there is no sufficient reserve fund to cover such balance in whole or in part, the outstanding amount shall be charged against the bank’s capital account. The Puerto Rico Banking Act provides that until said capital has been restored to its original amount and the reserve fund to 20% of the original capital, the bank may not declare any dividends. In general terms, the FDIA and the FDIC regulations restrict the payment of dividends when a bank is undercapitalized, when a bank has failed to pay insurance assessments, or when there are safety and soundness concerns regarding a bank.

      The payment of dividends by Eurobank may also be affected by other regulatory requirements and policies, such as maintenance of adequate capital. If, in the opinion of the regulatory authority, a depository institution under its jurisdiction is engaged in, or is about to engage in, an unsafe or unsound practice (that, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such depository institution cease and desist from such practice. The Federal Reserve Board has issued a policy statement that provides that insured banks and bank holding companies should generally pay dividends only out of operating earnings for the current and preceding two years. In addition, all insured depository institutions are subject to the capital-based limitations required by the Federal Deposit Insurance Corporation Improvement Act of 1991.

FDIC Capital Requirements

      Eurobank is also subject to certain restrictions on the payment of dividends as a result of the requirement that it maintain adequate levels of capital in accordance with guidelines promulgated from time to time by applicable regulators.

      The FDIC and the Commissioner of Financial Institutions of Puerto Rico monitor the capital adequacy of Eurobank by using a combination of risk-based guidelines and leverage ratios. The agencies consider the bank’s capital levels when taking action on various types of applications and when conducting supervisory activities related to the safety and soundness of individual banks and the banking system.

      Under the risk-based capital guidelines, a risk weight factor of 0% to 100% is assigned to each category of assets based generally on the perceived credit risk of the asset class. The risk weights are then multiplied by the corresponding asset balances to determine a “risk-weighted” asset base. At least half of the risk-based capital must consist of core (Tier 1) capital, which is comprised of:

•	common stockholders’ equity (includes common stock and any related surplus, undivided profits, disclosed capital reserves that represent a segregation of undivided profits, and foreign currency translation adjustments; less net unrealized losses on marketable equity securities);

•	certain noncumulative perpetual preferred stock and related surplus; and

•	minority interests in the equity capital accounts of consolidated subsidiaries, and excludes goodwill and various intangible assets.

      The remainder, supplementary (Tier 2) capital, may consist of

•	allowance for loan and lease losses, up to a maximum of 1.25% of risk-weighted assets;

•	certain perpetual preferred stock and related surplus;

•	hybrid capital instruments;

•	perpetual debt;

•	mandatory convertible debt securities;

•	term subordinated debt;

•	intermediate-term preferred stock; and

•	certain unrealized holding gains on equity securities.

      “Total risk-based capital” is determined by combining core capital and supplementary capital.

      Under the regulatory capital guidelines, Eurobank must maintain a total risk-based capital to risk-weighted assets ratio of at least 8.0%, a Tier 1 capital to risk-weighted assets ratio of at least 4.0%, and a Tier 1 capital to adjusted total assets ratio of at least 4.0% (3.0% for banks receiving the highest examination rating) to be considered adequately capitalized. See discussion in the section below captioned “The FDIC Improvement Act.”

FIRREA

      The Financial Institutions Reform, Recovery and Enforcement Act of 1989, or FIRREA, includes various provisions that affect or may affect Eurobank. Among other matters, FIRREA generally permits bank holding companies to acquire healthy thrifts as well as failed or failing thrifts. FIRREA removed certain cross-marketing prohibitions previously applicable to thrift and bank subsidiaries of a common holding company. Furthermore, a multi-bank holding company may now be required to indemnify the federal deposit insurance fund against losses it incurs with respect to such company’s affiliated banks, which in effect makes a bank holding company’s equity investments in healthy bank subsidiaries available to the FDIC to assist such company’s failing or failed bank subsidiaries.

      In addition, pursuant to FIRREA, any depository institution that has been chartered less than two years, is not in compliance with the minimum capital requirements of its primary federal banking regulator, or is otherwise in a troubled condition must notify its primary federal banking regulator of the proposed addition of any person to the Board of Directors or the employment of any person as a senior executive officer of the institution at least 30 days before such addition or employment becomes effective. During such 30-day period, the applicable federal banking regulatory agency may disapprove of the addition of employment of such director or officer. Eurobank is not subject to any such requirements.

      FIRREA also expanded and increased civil and criminal penalties available for use by the appropriate regulatory agency against certain “institution-affiliated parties” primarily including (i) management, employees and agents of a financial institution, as well as (ii) independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs and who caused or are likely to cause more than minimum financial loss to or a significant adverse affect on the institution, who knowingly or recklessly violate a law or regulation, breach a fiduciary duty or engage in unsafe or unsound practices. Such practices can include the failure of an institution to timely file required reports or the submission of inaccurate reports. Furthermore, FIRREA authorizes the appropriate banking agency to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets or take other action as determined by the ordering agency to be appropriate.

The FDIC Improvement Act

      The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, made a number of reforms addressing the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions, and improvement of accounting standards. This statute also limited deposit insurance coverage, implemented changes in consumer protection laws and provided for least-cost resolution and prompt regulatory action with regard to troubled institutions.

      FDICIA requires every bank with total assets in excess of $500 million to have an annual independent audit made of the bank’s financial statements by a certified public accountant to verify that the financial statements of the bank are presented in accordance with generally accepted accounting principles and comply with such other disclosure requirements as prescribed by the FDIC.

      FDICIA also places certain restrictions on activities of banks depending on their level of capital. FDICIA divides banks into five different categories, depending on their level of capital. Under regulations adopted by the FDIC, a bank is deemed to be “well-capitalized” if it has a total Risk-Based Capital Ratio of 10.0% or more, a Tier 1 Capital Ratio of 6.0% or more and a Leverage Ratio of 5.0% or more, and the bank is not subject to an order or capital directive to meet and maintain a certain capital level. Under such regulations, a bank is deemed to be “adequately capitalized” if it has a total Risk-Based Capital Ratio of 8.0% or more, a Tier 1 Capital Ratio of 4.0% or more and a Leverage Ratio of 4.0% or more (unless it receives the highest composite rating at its most recent examination and is not experiencing or anticipating significant growth, in which instance it must maintain a Leverage Ratio of 3.0% or more). Under such regulations, a bank is deemed to be “undercapitalized” if it has a total Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0% or a Leverage Ratio of less than 4.0%. Under such regulations, a bank is deemed to be “significantly undercapitalized” if it has a Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0% and a Leverage Ratio of less than 3.0%. Under such regulations, a bank is deemed to be “critically undercapitalized” if it has a Leverage Ratio of less than or equal to 2.0%. In addition, the FDIC has the ability to downgrade a bank’s classification (but not to “critically undercapitalized”) based on other considerations even if the bank meets the capital guidelines. According to these guidelines, currently and on a pro forma basis after the offering, Eurobank will be classified as “well-capitalized” as of March 31, 2004.

      In addition, if a state non-member bank is classified as undercapitalized, the bank is required to submit a capital restoration plan to the FDIC. Pursuant to FDICIA, an undercapitalized bank is prohibited from increasing its assets, engaging in a new line of business, acquiring any interest in any company or insured depository institution, or opening or acquiring a new branch office, except under certain circumstances, including the acceptance by the FDIC of a capital restoration plan for the bank.

      Furthermore, if a state non-member bank is classified as undercapitalized, the FDIC may take certain actions to correct the capital position of the bank; if a bank is classified as significantly undercapitalized or critically undercapitalized, the FDIC would be required to take one or more prompt corrective actions. These actions would include, among other things, requiring: sales of new securities to bolster capital; improvements in management; limits on interest rates paid; prohibitions on transactions with affiliates; termination of certain risky activities and restrictions on compensation paid to executive officers. If a bank is classified as critically undercapitalized, FDICIA requires the bank to be placed into conservatorship or receivership within ninety days, unless the FDIC determines that other action would better achieve the purposes of FDICIA regarding prompt corrective action with respect to undercapitalized banks.

      The capital classification of a bank affects the frequency of examinations of the bank and impacts the ability of the bank to engage in certain activities and affects the deposit insurance premiums paid by such bank. Under FDICIA, the FDIC is required to conduct a full-scope, on-site examination of every bank at least once every twelve months. An exception to this rule is made, however, that provides that banks (i) with assets of less than $100 million, (ii) are categorized as “well-capitalized,” (iii) were found to be well managed and its composite rating was outstanding and (iv) has not been subject to a change in control during the last twelve months, need only be examined by the FDIC once every eighteen months.

Brokered Deposits

      Under FDICIA, banks may be restricted in their ability to accept brokered deposits, depending on their capital classification. “Well-capitalized” banks are permitted to accept brokered deposits, but all banks that are not well-capitalized are not permitted to accept such deposits. The FDIC may, on a case-by-case basis, permit banks that are adequately capitalized to accept brokered deposits if the FDIC determines that acceptance of such deposits would not constitute an unsafe or unsound banking practice with respect to the bank. Deposits obtained from financial intermediaries, so-called “brokered deposits,” represented approximately 23.6% of Eurobank’s total deposits as of March 31, 2004. As previously mentioned, Eurobank is currently well-capitalized and therefore is not subject to any limitations with respect to its brokered deposits.

Federal Limitations on Activities and Investments

      The equity investments and activities as a principal of FDIC-insured state-chartered banks such as Eurobank are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank.

FDIC Deposit Insurance Assessments

      In addition, under FDICIA, the FDIC is authorized to assess insurance premiums on a bank’s deposits at a variable rate depending on the probability that the deposit insurance fund will incur a loss with respect to the bank. (Under prior law, the deposit insurance assessment was a flat rate, regardless of the likelihood of loss.) In this regard, the FDIC has issued regulations that provide for a transitional risk-based deposit assessment that determines the deposit insurance assessment rates on the basis of the bank’s capital classification and supervisory evaluations. Each of these categories have three subcategories, resulting in nine assessment risk classifications. The three subcategories with respect to capital are “well-capitalized,” “adequately capitalized” and “less than adequately capitalized” (which would include “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized” banks). The three subcategories with respect to supervisory concerns are “healthy,” “supervisory concern” and “substantial supervisory concern.” A bank is deemed “healthy” if it is financially sound with only a few minor weaknesses. A bank is deemed subject to “supervisory concern” if it has weaknesses that, if not corrected, could result in significant deterioration of the bank and increased risk to the Bank Insurance Fund, or BIF. A bank is deemed subject to “substantial supervisory concern” if it poses a substantial probability of loss to the BIF.

      On June 30, 1996, the Deposit Insurance Funds Act of 1996, or DIFA, was enacted and signed into law as part of the Economic Growth and Regulatory Paperwork Reduction Act of 1996. DIFA established the framework for the eventual merger of the BIF and the Savings Association Insurance Fund, or SAIF, into a single Deposit Insurance Fund. It repealed the statutory minimum premium and, under implementing FDIC regulations promulgated in 1997, premiums assessed by both the BIF and the SAIF are to be assessed using the matrix described above at a rates between 0 cents and 27 cents per $100 of deposits.

      DIFA also separated, effective January 1, 1997, the Financing Corporation, or FICO, assessment to service the interest on its bond obligations from the BIF and SAIF assessments. The amount assessed on individual institutions by the FICO will be in addition to the amount, if any, paid for deposit insurance according to the FDIC’s risk-related assessment rate schedules. The FICO rate may be adjusted quarterly to reflect changes in assessment bases for the BIF and the SAIF. Accordingly, Eurobank may be subject to two separate premiums (for servicing interest on bond obligations and for the BIF/SAIF insurance), if such premiums are assessed.

      The FDIC may terminate the deposit insurance of any insured depository institution, including Eurobank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of Eurobank’s deposit insurance.

Community Reinvestment Act

      Under the Community Reinvestment Act, or CRA, as implemented by the Congress in 1977, a financial institution has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires federal examiners, in connection with the examination of a financial institution, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The CRA also requires all institutions to make public disclosure of their CRA ratings. EuroBancshares has a Compliance Committee, which oversees the planning of products, and services offered to the community, especially those aimed to serve low and moderate income communities. The FDIC rated Eurobank as “satisfactory” in meeting community credit needs under the CRA at its most recent examination for CRA performance.

Consumer Laws and Regulations

      In addition to the laws and regulations discussed herein, Eurobank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. Eurobank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

Interstate Branching

      Effective June 1, 1997, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 amended the FDIA and certain other statutes to permit state and national banks with different home states to merge across state lines, with approval of the appropriate federal banking agency, unless the home state of a participating bank had passed legislation prior to May 31, 1997 expressly prohibiting interstate mergers. Under the Riegle-Neal Act amendments, once a state or national bank has established branches in a state, that bank may establish and acquire additional branches at any location in the state at which any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in the state which has opted out, whether through an acquisition or de novo.

      For purposes of the Riegle-Neal Act’s amendments to the FDIA, Eurobank is treated as a state bank and is subject to the same restrictions on interstate branching as other state banks. However, for purposes of the IBE Act, Eurobank is considered to be a foreign bank and may branch interstate by merger or de novo to the same extent as a domestic bank in Eurobank’s home state. It is not yet possible to determine how these statutes will be harmonized, with respect either to which federal agency will approve interstate transactions or to which “home state” determination rules will apply.

      Eurobank currently does not have any branches outside Puerto Rico, nor will the acquisition of BankTrust result in any branches outside of Puerto Rico.

Federal Home Loan Bank System

      The FHLB system, of which Eurobank is a member, consists of 12 regional FHLBs governed and regulated by the Federal Housing Finance Board. The FHLBs serve as reserve or credit facilities for member institutions within their assigned regions. They are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system. They make loans (i.e., advances) to members in accordance with policies and procedures established by the FHLB and the boards of directors of each regional FHLB.

      As a system member, Eurobank is entitled to borrow from the FHLB of New York, or FHLB-NY, and is required to own capital stock in the FHLB-NY in an amount equal to the greater of 1% of the aggregate of the unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the beginning of each fiscal year, which for this purpose is deemed to be not less than 30% of assets or 5% of the total amount of advances by the FHLB-NY to Eurobank. Eurobank is in compliance with the stock ownership rules described above with respect to such advances, commitments and letters of credit and home mortgage loans and similar obligations. All loans, advances and other extensions of credit made by the FHLB-NY to Eurobank are secured by a portion of the its mortgage loan portfolio, certain other investments and the capital stock of the FHLB-NY held by Eurobank.

Mortgage Banking Operations

      Eurobank is subject to the rules and regulations of FHA, VA, FNMA, FHLMC and GNMA with respect to originating, processing, selling and servicing mortgage loans and the issuance and sale of mortgage-backed securities. Those rules and regulations, among other things, prohibit discrimination and establish underwriting guidelines which include provisions for inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts and, with respect to VA loans, fix maximum interest rates. Mortgage origination activities are subject to, among others, the Equal Credit Opportunity Act, Federal Truth-in-Lending Act and the Real Estate Settlement Procedures Act and the regulations promulgated thereunder which, among other things, prohibit discrimination and require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs. Eurobank is also subject to regulation by the Commissioner of Financial Institutions of Puerto Rico, with respect to, among other things, the establishment of maximum origination fees on certain types of mortgage loan products.

Puerto Rico Regulation

      As a commercial bank organized under the laws of Puerto Rico, Eurobank is subject to the supervision, examination and regulation of the Commissioner of Financial Institutions of Puerto Rico, pursuant to the Puerto Rico Banking Act of 1933, as amended. Certain of those activities are described in this “Regulation and Supervision” section above.

Puerto Rico Banking Law

      Section 12 of the Puerto Rico Banking Law requires the prior approval of the Commissioner of Financial Institutions of Puerto Rico with respect to a transfer of capital stock of a bank that results in a change of control of the bank. Under Section 12, a change of control is presumed to occur if a person or group of persons acting in concert, directly or indirectly, acquire more than 5.0% of the outstanding voting capital stock of the bank. The Commissioner of Financial Institutions of Puerto Rico has interpreted the restrictions of Section 12 as applying to acquisitions of voting securities of entities controlling a bank, such as a bank holding company. Under the Puerto Rico Banking Law, the determination of the Commissioner of Financial Institutions of Puerto Rico whether to approve a change of control filing is final and non-appealable.

      Section 16 of the Puerto Rico Banking Law requires every bank to maintain a legal reserve which shall not be less than 20% of its demand liabilities, except government deposits (federal, state and municipal) which are secured by actual collateral. The reserve is required to be composed of any of the following securities or combination thereof: (1) legal tender of the United States; (2) checks on banks or trust companies located in any part of Puerto Rico, to be presented for collection during the day following that on which they are received; (3) money deposited in other banks or depository institutions, subject to immediate collection; (4) federal funds sold to any Federal Reserve Bank and securities purchased under agreement to resell executed by the bank with such funds that are subject to be repaid to the bank on or before the close of the next business day and (5) any other asset that the Commissioner of Financial Institutions of Puerto Rico determines from time to time.

      Section 17 of the Puerto Rico Banking Law permits Puerto Rico commercial banks to make unsecured loans to any one person, firm, partnership or corporation, up to an aggregate amount of 15.0%

the sum of (i) paid-in capital; (ii) reserve fund of the commercial bank; (iii) 50.0% of the commercial bank’s retained earnings and (iv) any other components that the Commissioner of Financial Institutions of Puerto Rico may determine from time to time. As of March 31, 2004, the legal lending limit for Eurobank under this provision was approximately $10.2 million. If such loans are secured by collateral worth at least 25.0% more than the amount of the loan, the aggregate maximum amount may reach one-third of the sum of Eurobank’s paid-in capital, reserve fund, retained earnings and any other components that the Commissioner of Financial Institutions of Puerto Rico may determine from time to time. As of March 31, 2004, the legal lending limit for Eurobank under this provision was approximately $10.3 million. There are no restrictions under Section 17 of the Puerto Rico Banking Law on the amount of loans which are fully secured by bonds, securities and other evidences of indebtedness of the Government of the United States, of the Commonwealth of Puerto Rico, or by bonds, not in default, of authorities, instrumentalities or dependencies of the Commonwealth of Puerto Rico or its municipalities.

      Section 17 of the Puerto Rico Banking Law also prohibits Puerto Rico commercial banks from making loans secured by their own stock and from purchasing their own stock, unless such purchase is necessary to prevent losses because of a debt previously contracted in good faith. The stock so purchased by the Puerto Rico commercial bank must be sold by the bank in a public or private sale within one year from the date of purchase.

      Section 27 of the Puerto Rico Banking Law also requires that at least 10.0% of the yearly net income of a Puerto Rico commercial bank be credited to a reserve fund until the amount deposited to the credit of the reserve fund is equal to 100.0% of total paid-in capital (common and preferred) of the commercial bank. As of March 31, 2004, Eurobank had $2.6 million in its reserve fund.

      Section 27 of the Puerto Rico Banking Law also provides that when the expenditures of a Puerto Rico commercial bank are greater than receipts, the excess of the expenditures over receipts shall be charged against the undistributed profits of the bank, and the balance, if any, shall be charged against the reserve fund, as a reduction thereof. If there is no reserve fund sufficient to cover such balance in whole or in part, the outstanding amount shall be charged against the capital account and no dividends shall be declared until said capital has been restored to its original amount and the reserve fund to 20% of the original capital of the bank.

      Section 14 of the Puerto Rico Banking Law authorizes Eurobank to conduct certain financial and related activities directly or through subsidiaries, including lease financing of personal property, operating small loans companies and mortgage loans activities. Eurobank recently organized an IBE subsidiary, EBS Overseas.

Puerto Rico Usury Law

      The rate of interest that Eurobank may charge on real estate and other types of loans to individuals in Puerto Rico is subject to Puerto Rico’s usury law. That law is administered by the Finance Board, which consists of the Secretaries of the Treasury, Commerce and Consumer Affairs Departments, the Commissioner of Financial Institutions of Puerto Rico, the President of the Planning Board, the President of the Government Development Bank for Puerto Rico, the Secretary of Economic Development and Commerce Department and a representative of the private financial industry. The Finance Board promulgates regulations which specify maximum rates on various types of loans to individuals and revises those regulations periodically as general interest rates change.

      Among the most important regulations enforced on interest rates are Regulations 5722, 5782 and 6070. Pursuant to Regulation 5782, there is no limitation on interest rates that may be charged on small personal loans. The same rule applies to retail installment sale contracts and credit card loans as provided by Regulation 6070. The rates on these loans are established as a result of the market and competition.

      Interest rates that may be charged on personal loans, personal lines of credit, cash advances on credit cards, commercial loans or commercial lines of credit and residential and commercial mortgage loans are not restricted by Regulation 5722. The rates on these loans are established as a result of the market and competition. Regulation 5722 does establish restrictions on prepayment penalties and late charges for all loans, except commercial loans.

International Banking Center Regulatory Act

      We recently transferred all of the assets and liabilities of our IBE Eurobank International, which operated as a division of Eurobank, to a recently organized IBE subsidiary of Eurobank, EBS Overseas. We also have an IBE that operates as a division of Eurobank under the name BT International. We acquired this IBE in connection with the acquisition of BankTrust. Due to statutory limitations on the amount of assets that can be transferred to subsidiary IBEs while still preserving tax benefits, we will continue to operate the acquired IBE as a division of Eurobank and will not immediately transfer its assets to our new subsidiary IBE, EBS Overseas.

      The business and operations of our IBEs are subject to supervision and regulation by the Commissioner of Financial Institutions of Puerto Rico. Under the IBE Act, no sale, encumbrance, assignment, merger, exchange or transfer of shares, interest or participation in the capital of an IBE may be initiated without the prior approval of the Commissioner of Financial Institutions of Puerto Rico, if by such transaction a person would acquire, directly or indirectly, control of 10% or more of any class of stock, interest or participation in the capital of the IBE. The IBE Act and the regulations issued thereunder by the Commissioner of Financial Institutions of Puerto Rico limit the business activities that may be carried out by an IBE. Such activities are limited in part to persons and assets located outside of Puerto Rico. The IBE Act provides further that every IBE must have not less than $300,000 of unencumbered assets or acceptable financial guarantees.

      Pursuant to the IBE Act and the IBE regulations, our IBEs must maintain books and records of all their transactions in the ordinary course of business. The IBEs are also required to submit to the Commissioner of Financial Institutions of Puerto Rico quarterly and annual reports of their financial condition and results of operations, including annual audited financial statements.

      The IBE Act empowers the Commissioner of Financial Institutions of Puerto Rico to revoke or suspend, after notice and hearing, a license issued thereunder if, among other things, the IBE fails to comply with the IBE Act, the IBE regulations or the terms of its license, or if the Commissioner of Financial Institutions of Puerto Rico finds that the business or affairs of the IBE are conducted in a manner that is not consistent with the public interest.

      IBEs generally are exempt from taxation under United States federal law and Puerto Rico law. Recently, the Legislature of Puerto Rico and the Governor of Puerto Rico approved a law amending the IBE Act. This law imposes income taxes at normal statutory rates on each IBE that operates as a unit of a bank, if the IBE’s net income generated after December 31, 2003 exceeds 40% of the bank’s net income in the taxable year commenced on July 1, 2003, 30% of the bank’s net income in the taxable year commencing on July 1, 2004, and 20% of the bank’s net income in the taxable year commencing on July 1, 2005, and thereafter. It does not impose income taxation on an IBE that operates as a subsidiary of a bank. Thus, only BT International, which operates as a division of Eurobank rather than a subsidiary, is impacted by the new law. However, we cannot give you any assurance that the IBE Act will not be modified in the future in a manner to reduce the tax benefits available to EBS Overseas. A reduction of such tax benefits may reduce our earnings.

EuroSeguros, Inc.

      EuroSeguros is a wholly owned subsidiary of EuroBancshares and is registered as a corporate agent and general agency with the Office of the Commissioner of Insurance of the Commonwealth of Puerto Rico. EuroSeguros is subject to regulation by the Commissioner of Insurance relating to, among other things, licensing of employees, sales practices, charging of commissions and obligations to customers.

Future Legislation and Economic Policy

      Management of EuroBancshares and Eurobank cannot predict what other legislation or economic and monetary policies of the various regulatory authorities might be enacted or adopted or what other regulations might be adopted or the effects thereof. Future legislation and policies and the effects thereof might have a significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid from time and savings deposits. Such legislation and policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

DESCRIPTION OF EUROBANCSHARES CAPITAL STOCK

General

      The following summary describes the material terms of our capital stock and is subject to, and qualified in its entirety by, applicable law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws. We have filed these organizational documents as exhibits to the registration statement of which this prospectus is a part.

      Our authorized capital stock consists of 170,000,000 shares, of which 150,000,000 shares are common stock, par value $0.01 per share, and 20,000,000 shares are preferred stock, par value $0.01 per share. As of July 15, 2004, we had 14,112,646 shares of common stock outstanding and 436,704 shares of Series A Preferred Stock outstanding. After giving effect to this offering, we will have [               ] shares of common stock outstanding (plus any shares issued upon the exercise of the underwriters’ over-allotment option) and 433,337 shares of Series A Preferred Stock outstanding.

Common Stock

      Our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, validly issued, fully paid and non-assessable. Subject to the rights of holders of preferred stock that may be issued, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our Board of Directors may from time to time determine. Our shares of common stock are neither redeemable nor convertible, and the holders of common stock have no preemptive or subscription rights to purchase any of our securities.

      Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding (including holders of Series A Preferred Stock and our junior subordinated debentures described below). Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

      Our Board of Directors may approve for issuance, without approval of the holders of common stock, preferred stock that has voting, dividend or liquidation rights superior to that of our common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in our control.

      The holders of our common stock are entitled to receive such dividends as are declared by our Board of Directors. We have not paid cash dividends historically, nor do we anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and such other factors as the Board of Directors may deem relevant.

      Various banking laws applicable to the Bank limit the payment of dividends, management fees and other distributions by the Bank to us, and may therefore limit our ability to pay dividends on our common stock. In addition, we generally are unable to declare and pay dividends on our common stock if there are any accrued and unpaid dividends on our Series A Preferred Stock for the preceding 12 months. For further discussion on this matter, see the section of this prospectus captioned “Supervision and Regulation.”

Preferred Stock

      Our amended and restated certificate of incorporation authorizes our Board of Directors to issue preferred stock in classes or series, and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. Pursuant to this authority, on March 15, 2004, in connection with our acquisition of BankTrust, our Board of Directors designated a series of 600,000 shares of Series A Preferred Stock to be issued to certain stockholders of BankTrust in exchange for their shares of BankTrust preferred stock in the acquisition. On May 3, 2004, we issued 433,337 shares of our Series A Preferred Stock. The rights, preferences, privileges, qualifications, restrictions and limitations of the Series A Preferred Stock are described in the Certificate of Designation.

      The shares of outstanding Series A Preferred Stock are validly issued, fully paid and nonassessable. The rights of holders of Series A Preferred Stock could be subject to, and may be adversely affected by, the rights of holders of any additional series of preferred stock that may be issued in the future and that may rank prior to, or on a parity with, the Series A Preferred Stock as to dividends or distributions of assets. However, any such issuance is subject to the approval of the holders of at least two–thirds of the aggregate liquidation preference of the outstanding shares of the Series A Preferred Stock.

      The shares of Series A Preferred Stock are not convertible into, or exchangeable for, shares of common stock, any other class or classes of capital stock or any other security, or any other series of any class or classes of our capital stock or any other security. The shares of Series A Preferred Stock do not contain a sinking fund provision, and have no preemptive rights. We treat the Series A Preferred Stock as Tier 1 Capital for purposes of the risk-based capital guidelines of the Federal Reserve. The shares of Series A Preferred stock are subject to redemption under the circumstances described under “Redemption at Our Option” below.

      Since we are a holding company, our right, and hence the rights of our creditors and stockholders, to participate in any distribution of assets of any subsidiary upon our liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, including depositors in the case of the Bank, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Dividend Rights

      Holders of shares of our Series A Preferred Stock are entitled to receive when, as and if declared by our Board of Directors, out of funds legally available therefor, monthly noncumulative cash dividends payable on the last day of each calendar month at a rate per annum equal to 6.825%. The Board of Directors is not obligated or required to declare or pay dividends on the Series A Preferred Stock, even if we have funds available for the payment of such dividends. If our Board of Directors does not declare a dividend with regard to the Series A Preferred Stock for a given dividend period, we have no obligation to pay the dividend accrued for such dividend period or to pay any interest thereon, whether or not dividends are declared in any future dividend period.

      So long as any shares of Series A Preferred Stock remain outstanding, we are not permitted to

•	declare, set apart or pay any dividend or make any other distribution of assets (other than dividends paid or other distributions made on stock ranking junior to the Series A Preferred Stock) on, shares of common stock or of any other class of our stock ranking junior to the Series A Preferred Stock; or

•	redeem, purchase, set apart or otherwise acquire (except upon conversion or exchange for stock ranking junior to the Series A Preferred Stock) shares of common stock or of any other class of our stock ranking junior to the Series A Preferred Stock;

      unless (1) all accrued and unpaid dividends on the Series A Preferred Stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date shall have been paid or are paid contemporaneously, and the full monthly dividend on the Series A Preferred Stock for the then-current month has been or is contemporaneously declared and paid or declared and set apart for payment; and (2) we have not defaulted in the payment of the redemption price of any shares of Series A Preferred Stock called for redemption.

Redemption at Our Option

      Shares of Series A Preferred Stock are redeemable at our option (with the consent of the Board of Governors of the Federal Reserve System), in whole or in part, at any time or from time to time on not less than 30, nor more than 60, days’ written notice, at a redemption price of $25.00 per share, plus accrued but unpaid dividends from the dividend payment date immediately preceding the payment date (without any cumulation for unpaid dividends for prior dividend periods on the Series A Preferred Stock) to the date fixed for redemption.

Voting Rights

      Except as described below and as required by applicable laws, holders of the Series A Preferred Stock have no special voting rights, and their consent is not required for taking any corporate action.

      Any amendment, alteration or repeal of the rights, preferences and privileges of the Series A Preferred Stock by way of amendment of the certificate of incorporation, whether by merger or otherwise (including, without limitation, the authorization or issuance of any shares ranking, as to dividend rights or rights on liquidation, winding up and dissolution, senior to the Series A Preferred Stock) that would materially and adversely affect the powers, preferences or special rights of the Series A Preferred Stock shall not be effective (unless otherwise required by applicable law) except with the consent in writing of the holders of at least two-thirds of the outstanding aggregate liquidation preference of the outstanding shares of the Series A Preferred Stock, or with the sanction of a special resolution passed at a separate general meeting by the holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of such preferred stock. Notwithstanding the foregoing, we may, without the consent or sanction of the holders of the Series A Preferred Stock, authorize and issue shares of capital stock ranking, as to dividend rights and rights on liquidation, winding up and dissolution, on a parity with or junior to the Series A Preferred Stock.

      If we do not pay monthly dividends for 18 consecutive months, the holders of the Series A Preferred Stock will be entitled to appoint two members of our Board of Directors; any director so appointed shall vacate board membership if, following the 18-month failure to pay dividends, we shall have resumed the payment of dividends in full on the Series A Preferred Stock and each such other series of stock for 12 consecutive monthly dividend periods.

Liquidation Rights

      In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of shares of common stock or any other class or series of our stock ranking junior to the shares of Series A Preferred Stock as to such a distribution, an amount equal to $25.00 per share, plus an amount equal to dividends declared and unpaid for the then-current dividend period up to the date of liquidation (without accumulation of accrued and unpaid dividends for prior dividend periods) to the date fixed for payment of such distribution. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the Series A Preferred Stock and any other shares of our capital stock ranking as to such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of all such shares will share ratably in any such distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After payment of the full amount of the liquidation preference to which they would otherwise be entitled, the holders of shares of Series A Preferred Stock will be entitled to no other payments. A consolidation or merger of us with or into any other corporation or the sale, lease or conveyance of any or all of our assets will not be regarded as a liquidation, dissolution or winding up of our business.

Junior Subordinated Debentures; Trust Preferred Securities

      On December 19, 2002 we issued $20.0 million of Trust II Preferred Securities through a special purpose trust subsidiary, Trust II, which is wholly owned by us. Dividend payments on Trust II Preferred Securities are funded by interest payments we make on the 2002 Debentures issued to Trust II. The Trust II Preferred Securities mature 30 years after the issuance date and have a five-year call provision, except under limited circumstances where the security may be called earlier. Trust II pays interest quarterly at a rate equal to three-month LIBOR plus a margin of 325 basis points. At March 31, 2004, the interest rate being paid on the 2001 and 2002 Trust II Preferred Securities (and related 2002 Debentures) was 4.40% and the annual interest payments amounted to $904,000, based on the applicable interest rate at that date.

      On December 18, 2001 we issued $25.0 million of Trust I Preferred Securities through a special purpose trust subsidiary, Trust I, which is wholly owned by us. Dividend payments on the Trust I Preferred Securities are funded by interest payments we make on the 2001 Debentures issued to Trust I. The Trust I Preferred Securities mature 30 years after the issuance date and have a five-year call provision, except under limited circumstances where the security may be called earlier. Trust I pays interest quarterly at a rate equal to three-month LIBOR plus a margin of 360 basis points. At March 31, 2004, the interest rate being paid on the Trust I Preferred Securities (and related 2001 Debentures) was 4.70% and the annual interest payments amounted to $1.2 million, based on the applicable interest rate at that date.

      The interest payments on the 2002 and 2001 Trust Preferred Securities and related 2002 and 2001 Debentures are currently expected to be funded by dividends paid to us by Eurobank. Our principal and interest payments on the 2002 and 2001 Debentures are in a senior position to the liquidation rights of holders of our common stock. For additional information regarding the Junior Subordinated Debentures and the Trust Preferred Securities, see the section of this prospectus captioned “Management’s Discussion and Analysis — Junior Subordinated Debentures; Trust Preferred Securities.”

Limitation of Liability and Indemnification Matters

      Our amended and restated certificate of incorporation provides that the personal liability of our directors in cases of monetary claims for damages resulting from the breach of their fiduciary duties as directors shall be eliminated, provided that such provision does not eliminate or limit the liability of the director for: (1) any breach of the duty of loyalty of the director to us, or our stockholders; (2) acts or omissions not in good faith, or which involve intentional misconduct or knowing violations of law; (3) unlawful payments of dividends or purchase and redemption of our stock; or (4) any transaction where the director derives an improper personal benefit.

      Our certificate of incorporation also provides for indemnification of agents including directors, officers and employees to the maximum extent allowed by Puerto Rico law. Our certificate of incorporation requires indemnification of any person who was or is a party, or is threatened to be made a party, to any imminent, pending or resolved action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent if the Board of Directors (or other committee or entity empowered to make such a determination) formally determines that he acted in good faith and in a manner reasonably deemed consistent with, or not opposed to, our best interests. With respect to any criminal action or proceeding, the Board of Directors (or other committee or entity empowered to make such a determination) must formally determine that he had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Company, no indemnification shall be made if such person is determined to be liable to us, unless and only to the extent that the court in which such proceeding was brought determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that a director, officer, employee or agent has prevailed in defense of any such action, suit or proceeding, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him. The indemnification provided by our certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of uninvolved stockholders, directors or otherwise.

      Our certificate of incorporation also provides that we may purchase and maintain insurance covering our directors, officers, employees and agents against any liability asserted against any of them and incurred by any of them, whether or not we would have the power to indemnify them against such liability under the provisions of our certificate of incorporation and applicable law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Certain Anti-takeover Provisions of our Certificate of Incorporation and Bylaws

      Our amended and restated certificate of incorporation and bylaws contain provisions that may prevent, discourage or delay any change in the control of EuroBancshares and may make it more difficult to remove a member of the Board of Directors or management. These provisions include:

Blank Check Preferred Stock

      Our Board of Directors has the authority to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control or takeover.

Staggered Board of Directors

      Our amended and restated certificate of incorporation provides that our Board of Directors will be divided into three classes of approximately equal numbers of directors, with the term of office of one class expiring each year over a three-year period. Classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Board. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders.

      The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of EuroBancshares even though such a transaction could be beneficial to our stockholders. The classification of our Board also increases the likelihood the incumbent directors will retain their positions.

Director Removal and Vacancies

      Pursuant to our amended and restated bylaws, vacancies in our Board of Directors may be filled only by the affirmative vote of a majority of the directors then in office.

Supermajority Vote; Fair Price Requirement

      Our amended and restated certificate of incorporation contains a “supermajority vote; fair price requirement” provision. This provision limits our ability to enter into certain business combinations with a control person. With limited exceptions, to approve such a combination, the provision requires a vote of not less than 80% of the total votes entitled to be cast in an election of our directors and that are not attributable to shares owned by a control person.

      The term “control person” generally includes any of our stockholders who, together with their “affiliates” and “associates” (as defined in our amended and restated certificate of incorporation), beneficially owns in the aggregate 10% or more of our outstanding shares of our common stock.

      A “business combination” is defined to include:

•	any merger or consolidation of EuroBancshares with or into a control person, or any merger or consolidation of a control person with or into EuroBancshares, or one of our subsidiaries;

•	any sale or other disposition of all or any substantial part of our assets or the assets of one of our subsidiaries to a control person, or any sale or other disposition of all, or any substantial part of, the assets of a control person to us or to one of our subsidiaries;

•	the issuance of any of our securities or the securities of one of our subsidiaries to a control person, or our acquisition or the acquisition by one of our subsidiaries of the securities of a control person;

•	any reclassification of our common stock, or any recapitalization involving our common stock within five years after a control person becomes a control person; or

•	any agreement, contract or other arrangement providing for any of the transactions listed above.

      Notwithstanding the foregoing, there are certain exceptions when a business combination with a control person would not be subject to the supermajority vote requirement, including:

•	when our Board of Directors by at least a two-thirds vote has expressly approved and recommended the business combination to our stockholders;

•	when the business combination is solely between EuroBancshares and another corporation, 50% or more of the voting stock of which is owned by us and none of which is owned by a control person, and where each holder of our common stock receives the same type of consideration in proportion to his holdings;

•	when the business combination is solely between EuroBancshares and another corporation and, following the business combination, those stockholders owning all of our voting stock immediately prior to the business combination own greater than 50% of the voting stock of the entity that survives the business combination; or

•	a business combination wherein all of the following conditions are satisfied:

•	the per share consideration to be received in the business combination is not less than the higher of (1) the highest per share price paid by the control person in acquiring any of its holdings of our common stock, or (2) the highest per share market price for our common stock in the three months preceding the date of the proxy statement for the business combination;

•	after becoming a control person and prior to the consummation of the business combination, the control person has not (1) acquired any newly issued shares of our common stock from us (with certain limited exceptions), (2) received any benefit (except proportionately as a stockholder) of any loans or any other financial assistance or tax credits from us, or (iii) made any changes to our business or equity capital structure; and

•	a proxy statement, responsive to the requirements of the Exchange Act, as amended, is mailed to all of our public stockholders of record for the purposes of soliciting stockholder approval of the business combination.

Evaluation of Business Combinations

      Pursuant to our amended and restated certificate of incorporation, our Board of Directors, when evaluating any offer of another party to

•	purchase or exchange any securities or property for any of our outstanding equity securities,

•	engage in any business combination (as defined above with respect to the “supermajority vote; fair price” provision), or

•	purchase or otherwise acquire all or substantially all of our properties and assets,

      may in its sole discretion, in connection with the exercise of its judgment in determining what is in our best interests and the best interests of our stockholders, give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including (without limitation): the financial and managerial resources and future prospects of the other party, the possible side effects on our business and our subsidiaries and on our employees, customers, suppliers and creditors (as well as those of our subsidiaries), and the effects on the communities in which our facilities are located. In evaluating any such offer, our Board of Directors shall be deemed to be performing their duly authorized duties and acting in our best interests.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock and Series A Preferred Stock is American Stock Transfer & Trust Corporation.

TAXATION

General

      In the opinion of Acosta & Ramirez C.S.P., our Puerto Rico tax counsel, the following discussion describes the material Puerto Rico tax considerations relating to the purchase, ownership and disposition of our common stock offered under this prospectus. In the opinion of Jenkens & Gilchrist, a Professional Corporation, our United States tax counsel, the following discussion under the caption “Taxation — United States Taxation” presents the opinion of our United States tax counsel, Jenkens & Gilchrist, a Professional Corporation, regarding the material United States federal income and estate tax considerations relating to purchase, ownership and disposition of our common stock offered under this prospectus. The opinions are based on various assumptions, including assumptions regarding the accuracy of factual representations made by us and are subject to limitations. This discussion does not intend to describe all of the tax considerations that may be relevant to a particular investor in light of that person’s particular circumstances and does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Puerto Rico and the United States.

      This discussion is based on the tax laws of Puerto Rico and the United States as in effect on the date of this prospectus, as well as regulations, administrative pronouncements and judicial decisions available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this discussion. A prospective investor should be aware that an opinion of counsel represents only such counsel’s best legal judgment and that it is not binding on the Puerto Rico Treasury Department, any municipality or agency of Puerto Rico, the United States Internal Revenue Service or the courts. Accordingly, there can be no assurance that the opinions set forth herein, if challenged, would be sustained.

      You should consult your own tax advisor as to the application of the tax considerations discussed below to your individual circumstances, as well as the application of any state, local, foreign or other tax.

Puerto Rico Taxation

      The following discussion does not intend to cover all aspects of Puerto Rico taxation that may be relevant to a purchaser of EuroBancshares common stock in light of the purchaser’s particular circumstances, or to purchasers subject to special rules of taxation, such as life insurance companies, “Special Partnerships,” “Subchapter N Corporations,” registered investment companies, and certain pension trusts.

      For purposes of the discussion below, and the discussion under “United States Taxation,” a “Puerto Rico corporation” is a corporation organized under the laws of Puerto Rico. For purposes of the discussion below, a “foreign corporation” is a corporation organized under the laws of a jurisdiction other than Puerto Rico. Corporations organized under the laws of the United States or any of the states of the United States are considered “foreign corporations” for Puerto Rico income tax purposes.

Ownership and Disposition of Common Stock

Taxation of Dividends

      General. Distributions of cash or other property made by EuroBancshares on its common stock will be treated as dividends to the extent that it has current or accumulated earnings and profits. To the extent that a distribution exceeds the current and accumulated earnings and profits of EuroBancshares, the distribution will be applied against and reduce the adjusted tax basis of the common stock in the hands of the holder. The excess of any distribution of this type over the adjusted tax basis will be treated as gain on the sale or exchange of the common stock and will be subject to income tax as described below.

      The following discussion regarding the income taxation of dividends on EuroBancshares common stock received by individuals not residents of Puerto Rico and foreign corporations not engaged in a trade or business in Puerto Rico assumes that dividends will constitute income from sources within Puerto Rico.

Generally, a dividend declared by a Puerto Rico corporation will constitute income from sources within Puerto Rico unless the corporation derived less than 20% of its gross income from sources within Puerto Rico for the three taxable years preceding the year of the declaration. EuroBancshares has represented that it derives more than 20% of its gross income from Puerto Rico sources on an annual basis since its incorporation in 2001.

      Individual Residents of Puerto Rico and Puerto Rico Corporations. In general, stockholders who are individuals and are residents of Puerto Rico will be subject to a 10% income tax on dividends paid on EuroBancshares common stock. This tax is generally required to be withheld by EuroBancshares on dividends paid on its common stock. An individual may elect for this withholding not to apply. In that case he or she will be required to include the amount of the dividend as ordinary income and will be subject to income tax thereon at the normal income tax rates, which may be up to 33%.

      Puerto Rico corporations that are stockholders will be subject to income tax on dividends paid on EuroBancshares common stock at the normal corporate income tax rates, subject to the dividend received deduction discussed below. No withholding will be imposed on dividends paid to Puerto Rico corporations on EuroBancshares common stock. The dividend received deduction will be equal to 85% of the dividend received, but the deduction may not exceed 85% of the corporation’s net taxable income. Based on the applicable maximum Puerto Rico normal corporate income tax rate of 39%, the maximum effective income tax rate on these dividends will be 5.85% after accounting for the dividend received deduction.

      As a practical matter, dividends on EuroBancshares common stock held in “street name” through foreign financial institutions or other securities intermediaries not engaged in trade or business in Puerto Rico will generally be subject to a 10% withholding tax imposed on foreign corporations. See “Foreign Corporations.” Accordingly, individuals resident of Puerto Rico who desire to file an election out of the applicable 10% withholding tax should have their shares of common stock issued and registered in their own name. Similarly, Puerto Rico corporations that own any shares of common stock and wish to avoid the withholding imposed on foreign corporations should have their shares issued and registered in their own name in order to ensure that no withholding is made on dividends.

      United States Citizens Not Residents of Puerto Rico. Dividends paid on EuroBancshares common stock to a United States citizen who is not a resident of Puerto Rico will be subject to the 10% Puerto Rico income tax, which will be withheld by EuroBancshares. These individuals may elect for the 10% Puerto Rico income tax and withholding not to apply, and in that case he or she will be required to include the amount of the dividend as ordinary income and will be subject to income tax thereon at the normal income tax rates, which may be up to 33%. Notwithstanding the making of this election, a separate 10% withholding tax will be required on the amount of the dividend unless the individual timely files with EuroBancshares or its agent a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $1,300 if single or $3,000 if married. Withholding exemption certificates will only be accepted by EuroBancshares or its agent from individuals who have the shares of common stock registered in their names. Individuals who hold shares of common stock in “street name” will not be eligible to file with EuroBancshares or its agent withholding exemption certificates.

      Individuals Not Citizens of the United States and Not Residents of Puerto Rico. Dividends paid on EuroBancshares common stock to any individual who is not a citizen of the United States and who is not a resident of Puerto Rico will generally be subject to a 10% Puerto Rico income tax which will be withheld at source by EuroBancshares.

      Foreign Corporations. The income taxation of dividends paid on EuroBancshares common stock to a foreign corporation will depend on whether or not the corporation is engaged in a trade or business in Puerto Rico in the taxable year of the dividend.

      A foreign corporation that is engaged in a trade or business in Puerto Rico will be subject to the normal corporate income tax rates applicable to Puerto Rico corporations on their net income that is effectively connected with the active conduct of a trade or business in Puerto Rico. This income will include all net income from sources within Puerto Rico and certain items of net income from sources outside Puerto Rico that are effectively connected with the active conduct of a trade or business in Puerto Rico. Net income from sources within Puerto Rico will include dividends on the common stock. A foreign corporation that is engaged in a trade or business in Puerto Rico will be entitled to claim the 85% dividend received deduction discussed above in connection with Puerto Rico corporations.

      In general, foreign corporations that are engaged in a trade or business in Puerto Rico are also subject to a 10% branch profits tax. However, dividends on EuroBancshares common stock received by these corporations will be excluded from the computation of the branch profits tax liability of these corporations.

      A foreign corporation that is not engaged in a trade or business in Puerto Rico will be subject to a 10% withholding tax on dividends received on EuroBancshares common stock.

      Partnerships. Partnerships are generally taxed in the same manner as corporations. Accordingly, the preceding discussion with respect to Puerto Rico and foreign corporations is equally applicable in the case of most Puerto Rico and foreign partnerships, respectively.

Taxation of Gains Upon Sales or Exchanges other than Redemptions

      General. The sale or exchange of EuroBancshares common stock will give rise to gain or loss equal to the difference between the amount realized on the sale or exchange and the tax basis of the commo stock in the hands of the holder. Any gain or loss that is required to be recognized will be a capital gain or loss if the common stock is held as a capital asset by the holder and will be a long-term capital gain or loss if the stockholders’ holding period of the common stock exceeds six months. The deductibility of capital losses is subject to limitations.

      Individual Residents of Puerto Rico and Puerto Rico Corporations. Gain on the sale or exchange of EuroBancshares common stock by an individual resident of Puerto Rico or a Puerto Rico corporation will generally be required to be recognized as gross income and will be subject to income tax. If the stockholder is an individual and the gain is a long-term capital gain, the gain will be taxable at a maximum rate of 10%. If the stockholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for an alternative tax rate of 12.5%.

      United States Citizens Not Residents of Puerto Rico. A United States citizen who is not a resident of Puerto Rico will not be subject to Puerto Rico income tax on the sale or exchange of EuroBancshares common stock if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, gain on the sale or exchange of common stock will be considered to be income from sources outside Puerto Rico if all rights, title and interest in or to the common stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the common stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, an amount equal to 10% of the payments received will be withheld at the source; and if the gain constitutes a long-term capital gain, it will be subject to a tax at a maximum rate of 10%. The amount of tax withheld at source will be creditable against the stockholder’s Puerto Rico income tax liability.

      Individuals Not Citizens of the United States and Not Residents of Puerto Rico. An individual who is not a citizen of the United States and who is not a resident of Puerto Rico will be subject to the rules described above under “United States Citizens Not Residents of Puerto Rico.” However, if the gain resulting from the sale or exchange of common stock constitutes income from sources within Puerto Rico, an amount equal to 25% of the payments received will be withheld at the source; provided, that if the gain resulting from the sale or exchange represents a net capital gain, the individual will generally be subject to tax on this gain at a fixed rate of 29%. The amount of tax withheld at source will be creditable against the stockholder’s Puerto Rico income tax liability.

      Foreign Corporations. A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the sale or exchange of EuroBancshares common stock if the gain is (1) from sources within Puerto Rico or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico. Any such gain will qualify for an alternative tax of 12.5% if it qualifies as a long-term capital gain.

      In general, foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on the sale or exchange of common stock and that is subject to Puerto Rico income tax will be taken into account. However, a deduction will be allowed in the computation for any income tax paid on the gain realized on the sale or exchange.

      A foreign corporation that is not engaged in a trade or business in Puerto Rico will generally be subject to a corporate income tax rate of 29% on any capital gain realized on the sale or exchange of our common stock if the gain is from sources within Puerto Rico. Gain on the sale or exchange of common stock will generally not be considered to be from sources within Puerto Rico if all rights, title and interest in or to the common stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the common stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the payments received resulting from the sale or exchange constitutes income from sources within Puerto Rico, an amount equal to 25% of the payments received will be withheld at the source and be creditable against the stockholder’s Puerto Rico income tax liability. In the case of such foreign corporation, no income tax will be imposed if the gain constitutes income from sources outside Puerto Rico.

      Partnerships. Partnerships are generally taxed as corporations. Accordingly, the discussion with respect to Puerto Rico and foreign corporations is equally applicable to most Puerto Rico and foreign partnerships, respectively.

Taxation of Redemptions

      A redemption of shares of EuroBancshares common stock for cash will be treated as a distribution taxable as a dividend to the extent of EuroBancshares’ current or accumulated earnings and profits if it is “essentially equivalent to a dividend.” Under regulations issued by the Department of the Treasury of Puerto Rico (1) a redemption of stock that completely terminates a stockholder’s interest in a corporation does not constitute a dividend, and (2) certain pro rata redemptions among all the stockholders will be treated as a dividend. In situations not described by these regulations, the Department of the Treasury of Puerto Rico will generally follow principles applied by the United States Internal Revenue Service under the United States Internal Revenue Code of 1986, in determining whether a distribution is essentially equivalent to a dividend. The Department of the Treasury of Puerto Rico, however, is not bound by Internal Revenue Service determinations on this issue and is free to adopt a different rule.

      If the redemption of EuroBancshares common stock is not treated as a dividend, it will generally generate gain or loss that will be measured as provided above under “Taxation of Gains upon Sales or Exchanges (Not including Redemptions)” for a sale or exchange of common stock. Gain on the redemption of our common stock will generally be recognized and will be subject to income tax. If the holder of the common stock is an individual resident of Puerto Rico and the gain is a long-term capital gain, the gain will be taxable at a maximum rate of 10%. If the stockholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for the alternative tax rate of 12.5%.

      If the stockholder is an individual who is not a resident of Puerto Rico or a foreign corporation or foreign partnership, any gain realized by the holder on the redemption of EuroBancshares common stock that is not taxable as a dividend may be subject to Puerto Rico income tax if the gain constitutes income from sources within Puerto Rico or is effectively connected with a trade or business conducted by the holder in Puerto Rico. The Puerto Rico income tax law does not clearly provide a source of income rule for a gain of this nature. As a result thereof, these prospective stockholders should be aware that a gain realized from a redemption of our common stock may be subject to Puerto Rico income tax.

Estate and Gift Taxation

      The transfer of EuroBancshares common stock by inheritance by an individual who is a resident of Puerto Rico at the time of his or her death will not be subject to estate tax if the individual is a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. The transfer of EuroBancshares common stock by gift by an individual who is a resident of Puerto Rico at the time of the gift will not be subject to gift tax. Other individuals should consult their own tax advisors in order to determine the appropriate treatment for Puerto Rico estate and gift tax purposes of the transfer of EuroBancshares common stock by death or gift.

Municipal License Taxation

      Individuals and corporations that are not engaged in a trade or business in Puerto Rico will not be subject to municipal license tax on dividends paid on our common stock or on any gain realized on the sale, exchange or redemption of such common stock.

      A corporation or partnership, Puerto Rico or foreign, that is engaged in a trade or business in Puerto Rico will generally be subject to municipal license tax on dividends paid on EuroBancshares common stock and on the gain realized on the sale, exchange or redemption of such common stock if the dividends or gain are attributable to that trade or business. The municipal license tax is imposed on the volume of business of the taxpayer, and the tax rates range from a maximum of 1.5% for financial businesses to a maximum of 0.5% for other businesses.

Property Taxation

      EuroBancshares common stock will not be subject to Puerto Rico property tax.

United States Taxation

      The following discussion is limited to the United States federal tax consequences of the ownership and disposition of EuroBancshares common stock by U.S. Holders, as defined below, and Puerto Rico corporations. This discussion is based on the existing United States Internal Revenue Code of 1986, as amended (the “Code”) and regulations (temporary, final and proposed) of the United States Department of the Treasury promulgated thereunder, administrative pronouncements and judicial decisions, all of which are subject to change, even with retroactive effect. This discussion deals only with common stock, offered pursuant to this prospectus, that is held by initial purchasers as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a purchaser in light of that person’s particular circumstances or to purchasers subject to special rules, such as entities that are taxed under the Code as partnerships, or pass-through entities, “Subchapter S Corporations,” life insurance companies, tax exempt entities, dealers in securities, financial institutions, or persons that hold EuroBancshares common stock as part of a straddle, hedge or conversion transaction, that are subject to the United States alternative minimum tax, or whose functional currency is not the United States dollar.

      As used herein, the term “U.S. Holder” means a beneficial owner of common stock that does not own directly, indirectly, constructively or by attribution, 10% or more of the vote or value of EuroBancshares stock and is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (A) a court within the United States is able to exercise primary supervision over its administration and one or more United States Persons (as such term is defined in the Code) have authority to control all substantial decisions of the trust, or (B) the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a United States domestic trust.

      The term “U.S. Holder” does not include individual Puerto Rico residents who are not citizens or residents of the United States nor does it include Puerto Rico corporations. As used herein, the term “Puerto Rico U.S. Holder” means an individual U.S. Holder who is a bona fide resident of Puerto Rico during the entire taxable year (or, in certain cases, a portion thereof), within the meaning of Section 933 of the Code.

Ownership and Disposition of the Common Stock

Taxation of Dividends

      General. Under the source of income rules of the Code, dividends on EuroBancshares common stock generally will constitute gross income from sources outside the United States if less than 25% of its gross income on an ongoing basis is effectively connected with a trade or business in the United States. EuroBancshares has represented that since its incorporation, it has not derived in any taxable year, nor does it expect to derive in the future, 25% or more of its gross income as income that is effectively connected with a trade or business in the United States. Accordingly, based on this representation, dividends distributed with respect to EuroBancshares common stock will constitute gross income from sources outside the United States so long as EuroBancshares continues to meet the gross income test described above. Accordingly, the following discussion assumes that such dividends will constitute gross income from sources outside the United States.

      In addition, Section 933 of the Code will generally exempt from United States federal income taxation income received by a Puerto Rico U.S. Holder if the income is derived from sources within Puerto Rico. Neither the Code nor the Treasury Regulations state how to determine when dividends will constitute gross income from sources within Puerto Rico. However, the Internal Revenue Service and the courts have generally applied the source of income rules of the Code to make this determination. Under these rules, dividends paid by a Puerto Rico corporation would generally be sourced as income from within Puerto Rico if less than 25% of its gross income is effectively connected with a trade or business outside Puerto Rico. EuroBancshares has represented that it is a Puerto Rico corporation and that since its incorporation, it has not derived in any taxable year, nor does it expect to derive in the future, 25% or more of its gross income as income that is effectively connected with a trade or business outside Puerto Rico. Based on this representation, dividends from EuroBancshares would be treated as gross income from sources in Puerto Rico under the source of income rules of the Code. Accordingly, the following discussion assumes that dividends will constitute gross income from sources within Puerto Rico within the meaning of Section 933 of the Code. If this assumption is not correct and it is determined that distributions of dividends constitute gross income from sources within the United States, Puerto Rico U.S. Holders will be required to include such distributions in their respective gross income for purposes of calculating their applicable United States federal income tax.

      You should consult your own tax advisors regarding the application of the sourcing rules to common stock in your particular circumstances.

      U.S. Holders other than Puerto Rico U.S. Holders. Subject to the discussion under “Passive Foreign Investment Company Rules” and “Foreign Personal Holding Company Rules” below, distributions made by EuroBancshares with respect to its common stock, including the amount of any Puerto Rico taxes withheld on the distribution, will be includable in the gross income of a U.S. Holder, other than a Puerto Rico U.S. Holder, as foreign source dividend income to the extent the distributions are paid out of EuroBancshares’ current or accumulated earnings and profits as determined under United States federal income tax principles. These dividends will not be eligible for the dividends received deduction generally allowed to U.S. Holders that are corporations.

      Under recently enacted United States federal income tax legislation, “qualified dividend income” received by certain non-corporate U.S. Holders (including individuals) in taxable years beginning after

December 31, 2002, and beginning before January 1, 2009, generally will be subject to United States federal income tax at a maximum rate of 15%. Dividends in respect of EuroBancshares common stock may constitute “qualified dividend income” for this purpose provided that it is not a “foreign personal holding company” or a “passive foreign investment company” (both, as described below) and certain other requirements, including the length of your holding period for such stock, are satisfied. You should consult your own tax advisors regarding the availability of this preferential rate in your particular circumstances. To the extent, if any, that the amount of any of EuroBancshares’ distributions exceed its current and accumulated earnings and profits as determined under United States federal income tax principles, such excess will be treated first as a tax-free return of the U.S. Holder’s tax basis in the common stock and thereafter as capital gain.

      Subject to certain conditions and limitations contained in the Code, any Puerto Rico income tax imposed on dividends distributed by EuroBancshares in accordance with Puerto Rico law will generally be eligible for credit against the U.S. Holder’s United States federal income tax liability. See “Puerto Rico Taxation — Ownership and Disposition of Common Stock — Taxation of Dividends” above. For purposes of calculating a U.S. Holder’s United States foreign tax credit limitation, dividends distributed by EuroBancshares will generally constitute foreign source “passive income” or, in the case of certain U.S. Holders (those predominantly engaged in the active conduct of a banking, insurance, financing or similar business), foreign source “financial services income.”

      Puerto Rico U.S. Holders. In general, subject to the discussion under “Passive Foreign Investment Company Rules” and “Foreign Personal Holding Company Rules” below, distributions of dividends made by EuroBancshares with respect to its common stock to a Puerto Rico U.S. Holder will not be includable in the stockholder’s gross income and will be exempt from United States federal income taxation. In addition, for United States federal income tax purposes, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico U.S. Holder’s gross income.

      Puerto Rico Corporations. In general, distributions of dividends made by EuroBancshares with respect to its common stock to a Puerto Rico corporation will not, in the hands of the Puerto Rico corporation, be subject to United States income tax if the dividends are not effectively connected with a United States trade or business of the Puerto Rico corporation and the Puerto Rico corporation is not treated as a United States domestic corporation for purposes of the Code. The Code provides special rules that could change the tax consequences discussed above for Puerto Rico corporations that are “controlled foreign corporations,” “personal holding companies,” “foreign personal holding companies,” or “passive foreign investment companies.”

Taxation of Sales or Exchanges

      U.S. Holders other than Puerto Rico U.S. Holders. A U.S. Holder, other than a Puerto Rico U.S. Holder, will recognize gain or loss on the sale or other disposition of EuroBancshares common stock, including redemptions treated as sales or exchanges of EuroBancshares common stock under the Code, in an amount equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder’s adjusted tax basis in the common stock. Subject to the discussion under “Passive Foreign Investment Company Rules” below, the gain or loss will be a capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock is more than one year. Certain noncorporate U.S. Holders (including individuals) may be eligible for preferential rates of United States federal income tax with respect to their long-term capital gains. The deductibility of capital losses is subject to limitations under the Code. U.S. Holders should consult their own tax advisors concerning the treatment of capital gains and losses in their particular circumstances. Redemptions of EuroBancshares common stock that are not treated as sales or exchanges for United States federal income tax purposes will generally be subject to income tax as dividends to the extent of EuroBancshares’ current and accumulated earnings and profits as determined under United States federal income tax principles.

      Gain recognized by a U.S. Holder on the sale or other disposition of EuroBancshares common stock will generally be treated as United States source income.

      Puerto Rico U.S. Holders. In general, and subject to the discussion under “Passive Foreign Investment Company Rules” below, gain from the sale or exchange of EuroBancshares common stock, including redemptions treated as sales or exchanges of the common stock under the Code, by a Puerto Rico U.S. Holder who is a nonresident of the United States for purposes of Section 865(g)(1) of the Code for the entire taxable year in which the sale of the stock occurs, will not be includable in the stockholder’s gross income and will be exempt from United States federal income taxation provided either:

•	an income tax equal to at least 10% of the gain derived from such sale is actually paid to Puerto Rico with respect to that gain; or

•	more than 50% in the aggregate of EuroBancshares’ gross income for the three year period ending with the close of its taxable year immediately preceding the year in which such sale occurred was derived from the active conduct of a trade or business in Puerto Rico and EuroBancshares is engaged in the active conduct of a trade or business in Puerto Rico.

For purposes of the preceding sentence, a Puerto Rico U.S. Holder may elect to treat EuroBancshares and its wholly-owned (direct or indirect) subsidiaries as one corporation EuroBancshares has represented that more than 50% in the aggregate of the gross income of EuroBancshares and its wholly owned subsidiaries was in each of its prior taxable years, and is expected to be, effectively connected with the active conduct of a trade or business in Puerto Rico. Puerto Rico U.S. Holders should consult with their tax advisors regarding whether such an election would be beneficial to them in their particular circumstances. Also, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico U.S. Holder’s gross income. Redemptions of the common stock that are not treated as sales or exchanges under the Code will generally be treated as dividends to the extent of EuroBancshares’ current and accumulated earnings and profits as determined under United States federal income tax principles.

      Puerto Rico Corporations. In general, any gain derived by a Puerto Rico corporation from the sale or exchange of EuroBancshares common stock will not, in the hands of the Puerto Rico corporation, be subject to United States federal income tax if the gain is not effectively connected with a United States trade or business of the Puerto Rico corporation and the Puerto Rico corporation is not treated as a United States domestic corporation for purposes of the Code. The Code provides special rules that could change the tax consequences discussed above for Puerto Rico corporations that are “controlled foreign corporations,” “personal holding companies,” “foreign personal holding companies,” or “passive foreign investment companies.” Redemptions of EuroBancshares common stock that are not treated as sales or exchanges under the Code will generally be treated as dividends to the extent of EuroBancshares’ current and accumulated earnings and profits as determined under United States federal income tax principles.

Information Reporting and Backup Withholding

      Information reporting requirements will generally apply to dividends on, and the proceeds of a sale or exchange of, EuroBancshares common stock that are paid within the United States (and, in some cases, outside the United States) to U.S. Holders, other than Puerto Rico U.S. Holders, and certain exempt recipients (such as corporations). Certain U.S. Holders may be subject to backup withholding at the rate of 28% on dividends paid or the proceeds of a sale or exchange of EuroBancshares common stock. Generally, backup withholding applies only when the taxpayer fails to furnish or certify a proper taxpayer identification number or when the payor is notified by the Internal Revenue Service that the taxpayer has failed to report payments of interest and dividends properly. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedure for obtaining any applicable exemption.

Passive Foreign Investment Company Rules

      The Code provides special rules for distributions received by U.S. Holders on stock of a passive foreign investment company (“PFIC”) as well as amounts received from the sale or other disposition of PFIC stock. For purposes of the PFIC rules, pledges generally will be considered dispositions.

      A non-United States corporation generally will be classified as a PFIC for United States federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the gross value of its assets, determined on the basis of a quarterly average, is attributable to assets that produce passive income or are held for the production of passive income. For this purpose, passive income generally includes, among other items, dividends, interest, rents, royalties and gains from the sale or exchange of passive assets. Passive assets generally are assets which produce passive income or which are held for the production of passive income. Based upon certain proposed Treasury Regulations under the PFIC provisions of the Code (the “Proposed Regulations”), banking income earned by an active bank and assets held by a non-United States bank that are used to produce income in the active conduct of a banking business are not considered passive income and assets, respectively.

      If a foreign corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the foreign corporation is treated as owning its proportionate share of the assets of the corporation, and as if it had received directly its proportionate share of the income of such other corporation. EuroBancshares has represented that it wholly owns EuroSeguros, Inc. and Eurobank. Thus, for purposes of the PFIC tests, EuroBancshares will be treated as owning all of the assets of and receiving directly all of the income of EuroSeguros, Inc. and Eurobank.

      Based on representations of EuroBancshares, we do not expect that either it or any of its subsidiaries will meet the income or asset test in its current taxable year. EuroBancshares has represented that it expects to continue to conduct its affairs in a manner so that neither it nor any of its subsidiaries will meet the criteria to be considered a PFIC in the foreseeable future. If, contrary to these expectations, either EuroBancshares or any of its subsidiaries is determined to be a PFIC for any taxable year, a U.S. Holder would generally be subject to taxation under special rules, regardless of whether EuroBancshares or any of its subsidiaries remains a PFIC, with respect to (1) any “excess distribution” made by EuroBancshares to the U.S. Holder and (2) any gain realized on the sale, pledge or other disposition of EuroBancshares common stock or the stock of the subsidiary that was determined to be a PFIC.

      “Excess distributions” are, generally, any distributions received by the U.S. Holder on EuroBancshares common stock in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or the U.S. Holder’s holding period for the common stock if shorter. Under these rules, (1) the excess distribution or gain would be allocated ratably over each day in the U.S. Holder’s holding period for the common stock, (2) the amount allocated to the current taxable year and any taxable year prior to the first taxable year beginning after December 31, 1986 in which EuroBancshares would be a PFIC would be taxed as ordinary income, and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed on the resulting tax attributable to each such year. Proposed Regulations provide that Puerto Rico U.S. Holders would generally only be subject to the rule described in (3) above to the extent that any excess distribution or gain is allocated to a taxable year during which the individual held the common stock and was not a bona fide resident of Puerto Rico during the entire taxable year within the meaning of Section 933 of the Code or, in certain cases, a portion thereof. Gains recognized on a sale, pledge or other disposition are generally treated in the same manner as if such gain were an excess distribution.

      As an alternative to these rules, if EuroBancshares is a PFIC, U.S. Holders may, in certain circumstances, elect a mark-to-market treatment with respect to their common stock, provided that the common stock will constitute “marketable stock” for purposes of these rules. In general, marketable stock is stock that is treated under applicable Treasury regulations as being regularly traded on a “qualified exchange,” which includes Nasdaq.

      If a mark-to-market election is available and is validly made, then for each taxable year of ownership, a U.S. Holder generally would include in gross income, as an item of ordinary income, the excess, if any, of the fair market value of common stock at the end of such taxable year over such U.S. Holder’s adjusted tax basis, and would deduct from gross income, as an ordinary loss, the excess, if any, of the adjusted tax basis of the stock over its fair market value at the end of the taxable year (but only to the extent of the amount previously included in such U.S. Holder’s gross income as a result of the mark-to-market election). A U.S. Holder’s adjusted tax basis in common stock will be adjusted to reflect any such income or loss that is included in, or deducted from, such U.S. Holder’s gross income. If the mark-to-market election is made, it can only be revoked with the consent of the Internal Revenue Service. Special rules apply if the mark-to-market election is not made for the first taxable year in which a U.S. Holder owns shares in a PFIC and with respect to indirect holders.

      Alternatively, a U.S. Holder of shares in a PFIC may, if the PFIC satisfies certain information reporting requirements and grants access to its books of account, make a “QEF election,” pursuant to which the U.S. Holder will include in taxable income each year the U.S. Holder’s pro rata share of the ordinary earnings and net realized capital gain of the PFIC (whether or not such earnings or gain is distributed). EuroBancshares has represented that it does not anticipate, at this time, providing a purchaser with the necessary information or access that would be required to enable the purchaser to make a QEF election.

      If EuroBancshares or any of its subsidiaries is determined to be a PFIC in any year, a U.S. Holder who beneficially owns common stock during that year must make an annual return on Internal Revenue Service Form 8621 that describes any distributions received from EuroBancshares and any gain realized on the disposition of common stock.

      If there is an overlap of income inclusion under the FPHC rules (discussed below) and the PFIC rules, the FPHC rules will generally take precedence. A Puerto Rico U.S. Holder will only be required to include in his/her gross income any PFIC income for United States federal income tax purposes to the extent required by the Code.

      You should consult your own tax advisors regarding the application of the PFIC rules to EuroBancshares common stock in your particular circumstances, including the availability of making an election to avoid adverse United States federal income tax consequences under the PFIC rules in the case that either EuroBancshares or any of its subsidiaries is a PFIC for any given taxable year.

Foreign Personal Holding Company Rules

      A non-United States corporation will be classified as a foreign personal holding company (“FPHC”) for United States federal income tax purposes if (i) at any time during the taxable year at issue, five or fewer individuals who are United States citizens or residents, referred to as a “United States group,” own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation’s stock measured by voting power or value, and (ii) at least 60% of its gross income for the taxable year is “FPHC income” or, if the corporation has been classified as a FPHC for any preceding tax year ending after August 26, 1937, at least 50% of its gross income for the taxable year is “FPHC income,” with certain exceptions. Under these constructive ownership rules, a person will be treated as owning shares of EuroBancshares’ stock owned by certain members of the person’s family, shares of stock that could be acquired upon the exercise of an option held by the person and a proportionate amount of EuroBancshares stock owned by a corporation, partnership, estate, or trust in which that person is a shareholder, partner or beneficiary. If a non-United States corporation meets the stock ownership test and is a shareholder in a FPHC, then for purposes of determining whether it meets the gross income test and determining its “undistributed foreign personal holding company income,” discussed below, a dividend is deemed included in its gross income for the applicable taxable year equal to its proportionate share of the FPHC’s “undistributed foreign personal holding company income” to the extent of the FPHC’s current and accumulated earnings and profits determined in accordance with United States tax principles. If there is an overlap of income inclusion under the FPHC rules and the PFIC rules (discussed above), the FPHC rules will generally take precedence. A Puerto Rico U.S. Holder will not be required to include in his/her gross income any “undistributed foreign personal holding company income” for United States federal income tax purposes and such income will be exempt from United States federal income taxation provided the income constitutes gross income from sources within Puerto Rico within the meaning of Section 933 of the Code.

      If EuroBancshares or any of its subsidiaries were to be treated as a FPHC, their applicable “undistributed foreign personal holding company income” (as defined for United States federal income tax purposes) will be imputed to U.S. Holders on the last day on which a United States group (as defined above) existed in the applicable taxable year. In the event a United States group ceases to exist prior to the end of a taxable year, the proportion of the FPHC’s undistributed foreign personal holding company income includible in such U.S. Holder’s income would be based on the ratio of the number of days in the taxable year up to and including the last day on which the “United States group” existed to the total number of days in that year. If EuroBancshares is a FPHC, such income will be taxable as a deemed dividend to U.S. Holders to the extent of EuroBancshares’ current and accumulated earnings and profits even if no cash dividend were actually paid and would not be eligible for a reduced rate of tax under recently enacted legislation. The amount of the deemed dividend included in the gross income of a U.S. Holder will be treated as then reinvested by the U.S. Holder as a contribution to the capital of EuroBancshares, and the U.S. Holder’s tax basis in EuroBancshares common stock will generally be increased by that same amount. Distributions by EuroBancshares to its shareholders with respect to their stock in subsequent taxable years will generally be subject to income tax as dividends to the extent of EuroBancshares’ current and accumulated earnings and profits, reduced to reflect the amount any deemed FPHC dividends. A distribution paid by EuroBancshares to a U.S. Holder that is characterized as a dividend would likewise not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009. Further, in such case, upon the death of any United States individual owning shares in a FPHC, such individual’s heirs or estate will not be entitled to a “step-up” in the basis of the common shares which might otherwise be available under United States federal income tax laws. If EuroBancshares is not a FPHC and such income is from one or more of its subsidiaries that are FPHCs, then the “undistributed personal holding company income” of the subsidiaries that are FPHCs could be taxable as a deemed dividend to U.S. Holders in certain circumstances.

      EuroBancshares has represented that prior to this offering, it and its subsidiaries satisfied the stock ownership test for classification as a FPHC in 2004 (i.e., 50% or more of the shares of EuroBancshares stock has been owned or deemed owned by five or fewer individuals who are U.S. citizens or residents and therefore constitute a “United States group”). As discussed below, unless Eurobank and its subsidiaries that are organized and doing business under the banking and credit laws of Puerto Rico (which we refer to as “Banking Subsidiaries”) receive certificates from the Commissioner of the Internal Revenue Service that they are not FPHCs, it is likely that Eurobank and such subsidiaries would meet the gross income test and be treated as FPHCs in 2004. Furthermore, if Eurobank and its Banking Subsidiaries do not receive a certificate for 2004, it is likely that EuroBancshares would also meet the gross income test and be treated as a FPHC in 2004. In addition, even if Eurobank and its Banking Subsidiaries receive certificates that they are not FPHCs, EuroBancshares could still be treated as a FPHC for 2004 if its FPHC income (including the “undistributed foreign personal holding company income” of any subsidiary classified as a FPHC) is sufficient to meet the gross income test, although EuroBancshares has represented that it expects to manage its affairs in such a manner as to make such event unlikely.

      EuroBancshares has also represented, however, that immediately following the consummation of the offering, it expects that less than 50% of its stock will be owned or deemed owned by five or fewer individuals who are U.S. citizens or residents. In other words, based upon the current ownership information and certain assumptions regarding the expected ownership of EuroBancshares after this offering, EuroBancshares expects that a “United States group” will no longer exist with respect to EuroBancshares and its subsidiaries immediately following the completion of the offering. If a “United States group” does not exist immediately following the completion of the offering, a U.S. Holder that does not otherwise own EuroBancshares common stock prior to the completion of the offering will not be required to include any “undistributed foreign personal holding company income” in their taxable income in 2004 provided a “United States group” does not exist for the remainder of EuroBancshares’ taxable year. There can be no assurances, however, that, contrary to EuroBancshares representations and expectations, a “United States group” will no longer exist immediately following the completion of the offering. EuroBancshares intends therefore, to take the actions described immediately below in an attempt to prevent EuroBancshares and its subsidiaries from being treated as FPHCs in 2004.

      Generally, a corporation organized and doing business under the banking and credit laws of a foreign country will not be treated as a FPHC provided it establishes annually (or at other periodic intervals) to the satisfaction of the Internal Revenue Service that such corporation is not formed or availed of for the purpose of evading or avoiding United States income taxes which would otherwise be imposed upon its shareholders. If this is so established, the Commissioner of the Internal Revenue Service (or such other official to whom such authority has been delegated) will issue a certificate to the corporation that it is not a FPHC. EuroBancshares has represented that it plans to timely apply for a certificate from the Internal Revenue Service for Eurobank and each of its Banking Subsidiaries for each entity’s 2004 taxable year. It is not free from doubt that Eurobank and each of its Banking Subsidiaries would be eligible to receive a certificate. Consequently, no assurance can be made that the Internal Revenue Service will issue such certificates. If EuroBancshares obtains the certificates, neither Eurobank nor its Banking Subsidiaries will be treated as a FPHC in that taxable year. In addition, provided that Eurobank and each of its Banking Subsidiaries receives a certificate that it is not a FPHC, no “undistributed foreign personal holding company income” should be imputed to EuroBancshares from Eurobank and its Banking Subsidiaries, and it is likely that any actual dividends received by EuroBancshares from Eurobank would not be treated as FPHC income for purposes of determining whether EuroBancshares is a FPHC in that taxable year. EuroBancshares also has represented that Eurobank and each of its Banking Subsidiaries will seek a certificate for each of their future taxable years for which EuroBancshares reasonably believes that the ownership test and the income test are met. If Eurobank or any of its Banking Subsidiaries obtain a certificate in any given taxable year from the Internal Revenue Service that it is not a FPHC, each U.S. Holder must attach a copy of the certificate to his or her individual United States federal income tax return for such taxable year. If a certificate has been applied for but has not been issued at the time the U.S. Holder’s United States federal income tax return is filed and the ownership test was met at any time after the date the U.S. Holder acquired shares of EuroBancshares pursuant to this offering, the U.S. Holder should compute the tax on his or her United States federal income tax return by treating EuroBancshares, Eurobank and its Banking Subsidiaries, as applicable, as FPHCs. If, after the U.S. Holder’s return is filed, a certificate is subsequently issued (or it is shown that the ownership test or income test was not met), the U.S. Holder may file a claim for refund or an amended return, attaching a copy of the certificate.

      If certificates are issued by the Internal Revenue Service to Eurobank and to its Banking Subsidiaries that they are not FPHCs in 2004, EuroBancshares has represented that it expects, based upon its projected gross revenues for the remainder of the year (including those of any subsidiary treated as a FPHC in 2004), that EuroBancshares will not meet the gross income test in 2004. As noted above, EuroBancshares has also represented that it expects, based on its existing shareholder base, the expected dispersion of ownership of its common shares following this offering and its projected income, that neither EuroBancshares nor any of its subsidiaries will meet the ownership and gross income tests in 2005. Due to legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of its shareholder base, our gross income and/or the gross income of its subsidiaries and other circumstances that could change the application of the FPHC rules to EuroBancshares, there cannot be any certainty that EuroBancshares or any of its subsidiaries will not be considered a FPHC. Furthermore, if EuroBancshares of any of its subsidiaries is or becomes a FPHC, EuroBancshares cannot be certain that the amount required to be included in a U.S. Holder’s income under the FPHC rules would be immaterial.

      You should consult your own tax advisors regarding the application of the FPHC rules to common stock in your particular circumstances in the case that we are a FPHC for any given taxable year.

Estate and Gift Taxation

      The transfer of EuroBancshares common stock by inheritance or gift by an individual who is a resident of Puerto Rico at the time of his or her death or at the time of the gift will not be subject to United States federal estate and gift tax if the individual is a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. Other individuals should consult their own tax advisors in order to determine the appropriate treatment for United States federal estate and gift tax purposes of the transfer of EuroBancshares common stock by death or gift.

SHARES ELIGIBLE FOR FUTURE SALE

      If our stockholders sell, or there is a perception they may sell, substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market following the offering, the market price of our common stock could decline. These sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

      Upon completion of this offering, we will have outstanding an aggregate of [                    ] shares of our common stock (plus any shares issued upon exercise of the underwriters’ over-allotment option) and [                    ] shares of common stock issuable upon the exercise of outstanding options. Of these shares, all of the shares sold in the offering (plus any shares issued upon exercise of the underwriter’s over-allotment option) will be freely tradeable without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates,” (as that term is defined in Rule 144 under the Securities Act), which generally include officers, directors or 10% stockholders, which shares will be subject to the resale limitations of Rule 144, or purchased under the directed share program, which shares will be subject to a 180-day lock-up period. The remaining outstanding shares of common stock held by existing stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered, or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below.

      Taking into account the lock-up agreements described below, and assuming Keefe, Bruyette & Woods, Inc. does not release any parties from these agreements, the following shares will be eligible for sale in the public market at the following times:

•	beginning on the effective date of this offering, only the [ ] shares of common stock sold in this offering (but excluding any shares purchased under the directed share program) and the [ ] shares of common stock not subject to lock-up agreements will be immediately available for sale in the public market;

•	beginning 180 days after the date of this prospectus, the expiration date for the lock-up agreements, any shares purchased under the directed share program and approximately [ ] shares of common stock held by affiliates will be eligible for sale pursuant to Rule 144, including the volume restrictions described below; and Rule 701.

      Beginning 180 days after the date of this prospectus, the expiration date for the lock-up agreements, approximately [                    ] shares of common stock issued pursuant to Rule 701 prior to this offering and held by non-affiliates will be eligible for sale in the market, although approximately [                    ] of these shares will remain subject to vesting requirements.

Lock-Up Agreements

      We, our directors and officers, the selling stockholders and substantially all of our existing stockholders owning approximately [                    ]% of our outstanding common stock immediately prior to the offering have entered into lock-up agreements (and the purchasers of shares of our common stock under the directed share program will agree to restrictions) generally providing, subject to limited exceptions, that they will not, without the prior written consent of Keefe, Bruyette & Woods, Inc., directly or indirectly, during the period ending 180 days after the date of this prospectus:

•	offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, any shares of common stock of EuroBancshares, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock of EuroBancshares, whether now owned or hereafter acquired, owned directly (including holding as a custodian) or with respect to which such stockholder has beneficial ownership within the rules and regulations of the SEC, or file or cause to be filed any registration statement under the Securities Act with respect to the foregoing; or

•	engage in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of any shares of common stock of EuroBancshares, such prohibited hedging or other transactions to include any short sale or grant of any right (including without limitation any put or call option) with respect to any shares of common stock of EuroBancshares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

      The 180-day restricted period described above is subject to extension under limited circumstances. In the event that either (1) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 180-day restricted period and ends on the last day of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, then the restricted period will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the earnings release is issued or the material news or material event relating to us occurs.

      As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144, 144(k) or 701, shares subject to lock-up agreements will not be eligible for sale until these agreements expire or are waived by Keefe, Bruyette & Woods, Inc. on behalf of the underwriters.

Rule 144

      In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the total number of our then outstanding shares of common stock (approximately [ ] shares immediately after this offering), as shown by our most recent published report or statement at that time; or

•	the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 also are subject to manner of sale provisions, notice requirements and the availability of current public information about us. To the extent that shares were acquired from one of our affiliates, such acquiring person’s holding period for purposes of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 144(k)

      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation, or notice provisions of Rule 144.

Rule 701

      In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchased shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares (subject to the terms of any applicable lock-up agreements) 90 days after the effective date of the offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

      As soon as practicable after the completion of this offering, we intend to file a registration statement under the Securities Act to register shares to be issued under our stock option plan. We expect this registration statement to become effective immediately upon filing with the SEC. Shares covered by this registration statement will be freely tradeable, subject to vesting provisions, terms of the lock-up agreements and, in the case of affiliates only, the restrictions of Rule 144 other than the holding period requirement.

UNDERWRITING

      Subject to the terms and conditions of the underwriting agreement among us, the Bank, the selling stockholders and Keefe, Bruyette & Woods, Inc., UBS Securities LLC and Brean Murray & Co., Inc., as representatives (the “Representatives”), on behalf of the underwriters, the underwriters named below have severally agreed to purchase from us and the selling stockholders, and we and the selling stockholders have severally agreed to sell to the underwriters the following respective numbers of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Number of
Underwriters	Shares

Keefe, Bruyette & Woods, Inc.
UBS Securities LLC
Brean Murray & Co., Inc.

Total

      Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the shares offered by this prospectus, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated. The underwriting agreement provides that the underwriters’ obligations are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the shares, and to various other conditions customary in a firm commitment underwritten public offering, such as receipt by the underwriters of officers’ certificates, legal opinions and comfort letters. Pursuant to the underwriting agreement, we will reimburse the underwriters for certain fees and expenses, including fees and expenses of counsel incident to securing review by the NASD, Inc. of the terms of the sale of the shares and the costs and expenses of the underwriters incident to the offer and sale of reserved shares.

      The underwriters propose to offer our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to selected securities dealers (who may include the underwriters) at that price less a concession not in excess of $[                    ] per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $[ ] per share to certain brokers and dealers. After the initial public offering, the offering price and other selling terms may be changed from time to time by the Representatives of the underwriters. The underwriters expect to deliver the shares of common stock on or about [                    ], 2004.

      At our request, the underwriters have reserved up to [                    ] shares of our common stock for sale, at the initial public offering price, to our directors, officers, employees and related persons. Any shares purchased under this directed share program will be subject to a 180-day lock-up period. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

      We and the selling stockholders have granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to [                    ] additional shares solely to cover over-allotments, if any, at the same price per share to be paid by the underwriters for the other shares in this offering. If the underwriters purchase any additional shares under this option, each underwriter will be committed to purchase the additional shares in approximately the same proportion allocated to them in the table above.

      The following table shows the per share and total underwriting discounts to be paid by us and the selling stockholders to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share		Total

Underwriting Discount to Be Paid by:	No Exercise	Full Exercise	No Exercise	Full Exercise

Us	$—	$—	$—	$—
Selling Stockholders	$—	$—	$—	$—

      Prior to this offering, there has been no public market for our common stock. We have applied for quotation of our common stock on the Nasdaq National Market under the symbol “EUBK.” The initial public offering price for the common stock will be determined by negotiations between the Representatives of the underwriters and us and the offering price of the common stock may not be indicative of the market price following the offering. In addition to prevailing market conditions, the factors considered in determining the initial public offering price will include:

•	the valuation multiples of publicly-traded companies that the Representatives believe are comparable to us;

•	our financial information;

•	our history and prospects and the outlook for our industry;

•	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development and the progress of our business plan; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the initial offering price.

      In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the market price of our common stock during and after the offering, such as the following:

•	The underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them;

•	The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option;

•	The underwriters may stabilize or maintain the price of the common stock by bidding; and

•	The underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

      The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      We, the Bank and the selling stockholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in connection with those liabilities.

      We, our directors and officers, the selling stockholders and substantially all of our existing stockholders owning approximately [                    ]% of our outstanding common stock immediately prior to the offering have entered into lock-up agreements (and the purchasers of shares of our common stock under the directed share program will agree to restrictions) generally providing, subject to limited exceptions, that they will not, without the prior written consent of Keefe, Bruyette & Woods, Inc., directly or indirectly, during the period ending 180 days after the date of this prospectus:

•	offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, any shares of common stock of EuroBancshares, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock of EuroBancshares, whether now owned or hereafter acquired, owned directly (including holding as a custodian) or with respect to which such stockholder has beneficial ownership within the rules and regulations of the SEC, or file or cause to be filed any registration statement under the Securities Act with respect to the foregoing; or

•	engage in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of any shares of common stock of EuroBancshares, such prohibited hedging or other transactions to include any short sale or grant of any right (including without limitation any put or call option) with respect to any shares of common stock of EuroBancshares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

      The 180-day restricted period described above is subject to extension under limited circumstances. In the event that either (1) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 180-day restricted period and ends on the last day of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, then the restricted period will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the earnings release is issued or the material news or material event relating to us occurs.

      On December 18, 2001, Eurobank issued $25.0 million and on December 19, 2002 EuroBancshares issued $20.0 million in trust preferred securities. These trust preferred securities were placed by Keefe, Bruyette & Woods, Inc. In addition, from time to time, in the ordinary course of business, Eurobank enters into transactions for the purchase or sale of securities and the placement of brokered deposits with several broker-dealers and commercial banks in the United States and Puerto Rico markets including, but not limited to, UBS Securities LLC and Keefe, Bruyette & Woods, Inc.

LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas, in reliance upon certain matters passed upon by Fiddler, Gonzalez & Rodriguez, P.S.C. as to the laws of the Commonwealth of Puerto Rico.

      Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Houston, Texas.

EXPERTS

      KPMG LLP, independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2002 and 2003 and for the years then ended, as set forth in their report. Their report refers to the adoption of the provisions of Financial Accounting Standards Board’s

Interpretation No. 46R, Consolidation of Variable Interest Entities, as of December 31, 2003. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on KPMG LLP’s report, given on their authority as experts in accounting and auditing.

      Our financial statements as of December 31, 2001, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of this firm as experts in accounting and auditing in giving these reports. We have been unable to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it as an expert and as having audited the consolidated financial statements for the year ended December 31, 2001 and including its audit report in this prospectus. Under these circumstances, Rule 437(a) under the Securities Act permits this registration statement to be filed without the consent of Arthur Andersen LLP. This lack of consent may limit your ability to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement on Form S-1 we filed with the SEC. This prospectus does not contain all of the information contained in the registration statement and all of its exhibits and schedules. For further information about us and the common stock being offered by this prospectus, please see the complete registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of these documents.

      You may read and copy our registration statement and all of its exhibits and schedules at the SEC Public Reference Room located at 450 Fifth Street, N.W., Washington, DC, 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement is also available from the SEC’s Web site at http://www.sec.gov.

      After this offering, we intend to provide annual reports to our stockholders that include financial information examined and reported on by an independent registered public accounting firm.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only on the date of this prospectus regardless of the time of the delivery of this prospectus or of any sale of our common stock.

      No action is being taken in any jurisdiction outside the United States to permit public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession or distribution of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

      Until                     , 2004, all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

EUROBANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002
(With Independent Auditors’ Report Thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors

EuroBancshares, Inc:

      We have audited the accompanying consolidated balance sheets of EuroBancshares, Inc. and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The financial statements of Eurobank (included herein as the consolidated financial statements of EuroBancshares, Inc. and subsidiaries) for the year ended December 31, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated January 11, 2002.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the 2003 and 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of EuroBancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

      As discussed in note 1, the Company has adopted the provision of Financial Accounting Standards Board’s Interpretation No. 46R, Consolidation of Variable Interest Entities, as of December 31, 2003.

/s/ KPMG LLP

San Juan, Puerto Rico

February 25, 2004, except as to note 30,
     which is as of July 15, 2004

Stamp No. 1987926 of the Puerto Rico

Society of Certified Public Accountants
was affixed to the record copy of this report.

EUROBANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

ASSETS
Cash and due from banks	$22,522,342	$17,620,623
Interest-bearing deposits	19,324,216	29,881,975
Securities purchased under agreements to resell	20,483,736	45,014,420
Investment securities available for sale:
Pledged securities with creditors’ right to repledge	213,355,417	65,515,000
Other securities available for sale	111,582,625	80,279,865
Other investments	3,342,100	2,405,200
Loans held for sale	6,846,330	5,238,539
Loans, net of allowance for loan and lease losses of $9,393,943 in 2003 and $6,918,141 in 2002	883,151,891	755,634,838
Accrued interest receivable	6,792,687	5,483,643
Customers’ liability on acceptances	558,085	280,960
Premises and equipment, net	10,531,353	9,379,933
Other assets	22,443,283	18,570,501

Total assets	$1,320,934,065	$1,035,305,497

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$104,757,697	$85,444,179
Interest bearing	879,791,433	757,600,898

Total deposits	984,549,130	843,045,077
Securities sold under agreements to repurchase	207,523,000	64,112,687
Acceptances outstanding	558,085	280,960
Notes payable to Federal Home Loan Bank	10,700,000	18,850,000
Junior subordinated debentures	46,393,000	—
Trust Preferred Capital Securities	—	45,000,000
Accrued interest payable	2,868,130	3,439,945
Accrued expenses and other liabilities	3,267,464	3,241,347

	1,255,858,809	977,970,016

Stockholders’ equity:
Preferred stock:
Preferred stock, $0.01 par value. Authorized 20,000,000 shares; none issued	—	—
Common stock:
Common stock, $0.01 par value. Authorized 12,500,000 shares; issued and outstanding 13,947,396 and 13,879,370 shares in 2003 and 2002, respectively	69,737	69,397
Capital paid in excess of par value	42,943,014	42,675,749
Retained earnings:
Reserve fund	2,348,598	1,299,469
Undivided profits	20,521,151	11,687,559
Accumulated other comprehensive income (loss)	(807,244)	1,603,307

Total stockholders’ equity	65,075,256	57,335,481
Commitments and contingencies (notes 16, 17, 20, 22, 24, and 25)

Total liabilities and stockholders’ equity	$1,320,934,065	$1,035,305,497

See accompanying notes to consolidated financial statements.

EUROBANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2003, 2002, and 2001

	2003	2002	2001

Interest income:
Loans, including fees	$64,952,274	48,958,689	37,719,014
Securities available for sale	6,009,233	5,341,882	6,284,082
Interest-bearing deposits, securities purchased under agreements to resell, and other	554,344	667,158	586,497

Total interest income	71,515,851	54,967,729	44,589,593

Interest expense:
Deposits	27,384,400	21,467,060	18,471,478
Securities sold under agreements to repurchase, notes payable, and other	4,537,848	3,656,508	2,907,063

Total interest expense	31,922,248	25,123,568	21,378,541

Net interest income	39,593,603	29,844,161	23,211,052
Provision for loan and lease losses	6,451,000	3,353,686	2,377,000

Net interest income after provision for loan and lease losses	33,142,603	26,490,475	20,834,052

Noninterest income:
Service charges — fees and other	5,456,397	4,331,341	3,640,658
Net gain on sale of securities	707,155	—	194,842
Net loss on sale of other real estate owned, repossessed assets, and on disposition of other assets	(662,556)	(310,567)	(86,143)
Gain on sale of loans	3,546,634	—	974,669

Total noninterest income	9,047,630	4,020,774	4,724,026

Noninterest expense:
Salaries and employee benefits	15,434,082	11,943,084	9,374,586
Occupancy	5,909,923	4,592,442	3,971,872
Professional services	1,402,283	1,055,126	951,460
Commissions and service fees	1,050,733	764,348	719,880
Office supplies	984,290	746,458	662,444
Insurance	627,540	384,635	352,558
Promotional	510,782	356,823	289,108
Other	2,955,414	2,091,610	1,285,110

Total noninterest expense	28,875,047	21,934,526	17,607,018

Income before income taxes and extraordinary item	13,315,186	8,576,723	7,951,060
Provision for income taxes	3,432,465	2,723,852	2,147,090

Income before extraordinary item	9,882,721	5,852,871	5,803,970
Extraordinary gain on acquisition of Banco Financiero (note 2)	—	1,080,983	—

Net income	$9,882,721	6,933,854	5,803,970

Earnings per share:
Basic:
Income before extraordinary item	$.71	.43	.47
Extraordinary item	—	0.8	—

Net income	$.71	.51	.47

Diluted:
Income before extraordinary item	$.69	.42	.46
Extraordinary item	—	.08	—

Net income	$.69	.50	.46

See accompanying notes to consolidated financial statements.

EUROBANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME
Years Ended December 31, 2003, 2002, and 2001

	2003	2002	2001

Preferred stock:
Balance at beginning of year	$—	$—	$—
Issuance of preferred stock	—	—	—

Balance at end of year	—	—	—

Class A common stock:
Balance at beginning of year	—	—	20,000,000
Issuance of common stock	—	—	—
Transfer to common stock and capital paid in excess of par value (note 19)	—	—	(20,000,000)

Balance at end of year	—	—	—

Class B common stock:
Balance at beginning of year	—	—	2,026,032
Transfer to common stock (note 19)	—	—	(2,026,032)

Balance at end of year	—	—	—

Common stock:
Balance at beginning of year	69,397	6,778,497	—
Issuance of EuroBank common stock	—	9,924	752,465
Exchange as a result of the creation of the holding company	—	(6,720,537)	—
Purchase and retirement of common stock	—	(97)	—
Issuance of common stock	340	1,610	—
Transfer from Class A common stock (note 19)	—	—	4,000,000
Transfer from Class B common stock (note 19)	—	—	2,026,032

Balance at end of year	69,737	69,397	6,778,497

Capital paid in excess of par value — common stock:
Balance at beginning of year	42,675,749	34,610,787	13,746,145
Issuance of EuroBank common stock	—	56,073	—
Exchange as a result of the creation of the holding company	—	6,720,537	—
Purchase and retirement of common stock	—	(87,319)	—
Issuance of common stock	267,265	1,375,671	4,864,642
Transfer from Class A common stock (note 19)	—	—	16,000,000

Balance at end of year	42,943,014	42,675,749	34,610,787

(Continued)

EUROBANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME
Years Ended December 31, 2003, 2002, and 2001

	2003	2002	2001

Reserve fund:
Balance at beginning of year	1,299,469	602,857	24,920
Transfer from undivided profits	1,049,129	696,612	577,937

Balance at end of year	2,348,598	1,299,469	602,857

Undivided profits:
Balance at beginning of year	11,687,559	5,450,317	224,284
Net income	9,882,721	6,933,854	5,803,970
Transfer to reserve fund	(1,049,129)	(696,612)	(577,937)

Balance at end of year	20,521,151	11,687,559	5,450,317

Accumulated other comprehensive income (loss), net of taxes:
Balance at beginning of year	1,603,307	363,467	41,961
Unrealized net gain (loss) on investment securities available for sale, net	(2,410,551)	1,239,840	321,506

Balance at end of year	(807,244)	1,603,307	363,467

Total stockholders’ equity	$65,075,256	$57,335,481	$47,805,925

Comprehensive income:
Net income	$9,882,721	$6,933,854	$5,803,970

Other comprehensive income (loss), net of tax:
Unrealized net gains (losses) on investment securities available for sale	(1,880,185)	1,239,840	420,135
Reclassification adjustment for realized gains included in net income	(530,366)	—	(98,629)

Unrealized net gains (losses) on investment securities available for sale, net of tax	(2,410,551)	1,239,840	321,506

Comprehensive income	$7,472,170	$8,173,694	$6,125,476

See accompanying notes to consolidated financial statements.

EUROBANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002, and 2001

	2003	2002	2001

Cash flows from operating activities:
Net income	$9,882,721	$6,933,854	$5,803,970
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,442,973	1,243,089	1,058,957
Provision for loan and lease losses	6,451,000	3,353,686	2,377,000
Deferred tax provision (benefit)	473,178	303,568	(145,846)
Extraordinary item (note 2)	—	(1,080,983)	—
Net gain on sale of securities	(707,155)	—	(194,842)
Gain on sale of loans	(3,546,634)	—	(974,669)
Loss on sale of foreclosed and other assets	662,556	310,567	—
Net (discount accretion) premium amortization on securities, net	2,916,668	337,728	(166,237)
Decrease in deferred loan costs	(1,688,506)	(1,241,706)	(1,088,410)
Proceeds from sale of trading securities	—	—	150,000
Origination of loans held for sale	(49,165,365)	(32,634,629)	(30,612,487)
Proceeds from sale of loans held for sale	48,284,312	32,447,691	26,639,287
(Increase) decrease in accrued interest receivable	(1,309,044)	(1,602,118)	(16,564)
Net (increase) decrease in other assets	(5,930,458)	9,258,004	(9,690,676)
(Decrease) increase in accrued interest payable, accrued expenses, and other liabilities	(545,698)	(404,516)	2,185,111

Net cash provided by (used in) operating activities	7,220,548	17,224,235	(4,675,406)

Cash flows from investing activities:
Net decrease in securities purchased under agreements to resell and federal funds sold	24,530,684	(35,450,327)	(3,259,485)
Net increase (decrease) in interest-bearing deposits	10,557,759	(13,122,683)	(14,656,543)
Proceeds from sale of investment securities available for sale	83,219,690	—	16,483,030
Purchases of investment securities available for sale	(400,874,835)	(105,347,471)	(69,970,575)
Proceeds from principal payments and maturities of investment securities available for sale	133,088,387	52,692,672	69,303,774
Purchases of investment securities held to maturity	(1,673,100)	(1,188,900)	—
Proceeds from principal payments, maturities, and calls of investment securities held to maturity	2,124,700	260,100	992,100
Proceeds from sale of loans	50,000,046	—	—
Net increase in loans	(194,890,697)	(255,641,865)	(141,360,471)
Proceeds from sale of foreclosed and other assets	17,160,959	6,693,814	3,638,020
Capital expenditures	(2,594,393)	(1,947,741)	(2,127,612)
Acquisition of Banco Financiero including direct costs (note 3p)	—	(541,272)	—
Cash and due from banks of Banco Financiero	—	4,273,349	—

Net cash used in investing activities	(279,350,800)	(349,320,324)	(140,957,762)

Cash flows from financing activities:
Net increase in deposits	141,504,053	273,148,701	135,267,149
Increase in securities sold under agreements to repurchase	143,410,313	36,749,187	(22,699,084)
Repayment of notes payable	(8,150,000)	(1,950,000)	(600,000)
Issuance of notes payable	—	5,550,000	4,600,000
Proceeds from issuance of Trust Preferred Capital Securities	—	20,000,000	25,000,000
Proceeds from issuance of common stock	267,605	220,998	5,617,107
Purchase and retirement of common stock	—	(87,416)	—

Net cash provided by financing activities	277,031,971	333,631,470	147,185,172

Net increase in cash and cash equivalents	4,901,719	1,535,381	1,552,004
Cash and cash equivalents, beginning of year	17,620,623	16,085,242	14,533,238

Cash and cash equivalents, end of year	$22,522,342	$17,620,623	$16,085,242

See accompanying notes to consolidated financial statements.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

(1)     Organization

      EuroBancshares, Inc. (the Company or EuroBancshares) was incorporated on November 21, 2001, under the laws of the Commonwealth of Puerto Rico to engage, for profit, in any lawful acts or businesses and serve as the holding company for Eurobank (the Bank). The Bank is a full service commercial bank with a delivery system of 19 branches in Puerto Rico. During 2002, the Bank became a wholly owned subsidiary of EuroBancshares, Inc. The reorganization into a holding company was effected on July 1, 2002 pursuant to an agreement and plan of merger by and among the Bank, Euro Interim Bank (a nonoperating bank organized under the laws of the Commonwealth of Puerto Rico for purposes of the merger), and the Company whereby the common stock of the Bank was converted into common stock of the Company.

      In connection with the merger of the Bank and Euro Interim Bank, which was carried out as part of the reorganization, each stockholder of the Bank who owned at least 100 shares of the Bank stock was entitled to receive from the Company, in exchange for each share of the Bank stock owned as of the effective date of the merger, one share of the voting common stock of the Company, par value $0.01 per share. All remaining stockholders of the Bank received cash for their shares of the Bank stock equal to $9.00 per share. On September 20, 2002, the Company became a financial holding company. As part of the reorganization, each holder of options to acquire shares of the Bank stock outstanding received one option to purchase a share of the Company’s stock. The formation of the Company and the reorganization has been accounted for at historical cost. Financial statements of the Bank as of December 31, 2001 and for the year then ended have been presented for comparative purposes, as it is the same accounting entity.

      As a financial holding company, the Company is subject to the provisions of the Bank Holding Company Act, and to the supervision and regulation by the board of governors of the Federal Reserve System.

      The consolidated financial statements of the Company include the accounts of its wholly owned subsidiaries: the Bank; Euroseguros, Inc. (Euroseguros or the Agency), a company acting as an agent to sell life, property, and casualty insurance products in Puerto Rico, principally to customers of the Bank; Eurobank Statutory Trust I (the Trust); and Eurobank Statutory Trust II (the Trust II). However, effective December 31, 2003, the Company adopted Financial Accounting Standards Board’s Interpretation No. 46R (FIN 46R), Consolidation of Variable Interest Entities. FIN 46R required the Company to deconsolidate the Trust and Trust II as of December 31, 2003. Deconsolidation resulted in the recharacterization of the liability previously presented as Trust Preferred Capital Securities as junior subordinated debentures payable to the statutory trusts that issued the capital securities. The Company’s equity interest in the Trust and Trust II has been included in other investments in the 2003 consolidated balance sheet. The Trust and the Trust II are special purpose vehicles that entered into financing transactions involving the issuance of Trust Preferred Capital Securities (note 15).

(2)     Acquisition

      Effective December 15, 2002, the Company, through the Bank, acquired all of the then issued and outstanding shares of common stock of Banco Financiero de Puerto Rico (Banco Financiero) for a purchase price of $1,548,671, consisting of the issuance of common stock of the Company valued at $1,222,280 and $326,391 paid in cash. Banco Financiero was a commercial bank which operated through three branches in Ponce, Puerto Rico. Also, as a result of this transaction, Banco Financiero merged with and into the Bank in a business combination. The estimated fair value of the assets acquired less liabilities assumed of $2,844,535 exceeded the acquisition price of $1,763,552, including additional costs associated to the acquisition of $214,881. This excess resulted in an extraordinary gain on business acquisition of

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$1,080,983 after reducing the value of property and equipment amounting to $456,351. All other assets were either financial assets, deferred tax assets or assets held for sale.

      The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

Cash and due from banks	$4,273,349
Interest-bearing deposits	2,102,749
Investment securities	3,115,463
Federal funds sold	1,514,480
Loans receivable, net	72,203,612
Other assets, including deferred taxes of $3,450,529	4,865,127

Total assets acquired	88,074,780

Deposits	(84,233,389)
Other liabilities	(996,856)

Total liabilities assumed	(85,230,245)

Net assets acquired	$2,844,535

      The Company has received the opinion of its tax counselor, dated December 15, 2002, to the effect that the acquisition will be treated for Puerto Rico income taxes as a tax-free reorganization.

      The results of operations of the Company include the operations of the acquired bank after the date of acquisition.

      The pro forma information below is theoretical in nature and not necessarily indicative of future consolidated results of operations of the Company or the consolidated results of operations which would have resulted had the Company acquired the stock of Banco Financiero as of beginning of the years presented. The Company’s unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2002 and 2001, assuming Banco Financiero had been acquired as of January 1, 2001, are as follows:

	Years Ended December 31,

	2002	2001

Interest income	$61,008,396	$52,073,582
Income before extraordinary item	3,588,728	3,299,013
Net income	4,669,711	3,299,013
Earnings per share — diluted	.34	.26

(3)	Summary of Significant Accounting Policies

      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Following is a

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

description of significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements:

(a)	Cash Equivalents

      For purposes of the presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption cash and due from banks. Due from banks is defined as balances maintained in demand deposits accounts at correspondent banks which are available for immediate withdrawal.

(b)	Securities Purchased Under Agreements to Resell

      The Company enters into purchases of securities under agreements to resell. The amounts advanced under these agreements represent short-term investment transactions.

(c)	Investment Securities Available for Sale

      Investment securities available for sale consist of bonds, notes, and other debt securities not classified as trading or held-to-maturity securities. Investment securities available for sale are recorded at fair value and unrealized gains and losses, net of tax, on these investments are reflected as a separate component of stockholders’ equity in accumulated other comprehensive income until realized. Realized gains or losses on sales of investment securities available for sale are recognized when realized and are computed on the specific-identification basis.

      Declines in fair value of securities below their cost that are deemed to be other than temporary result in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

      Premiums and discounts are amortized over the estimated average life of the related investment security available for sale as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

(d)	Other Investments

      Other investments include Federal Home Loan Bank (FHLB) stock and equity investment in the Trust and Trust II (unconsolidated statutory trusts). The FHLB stock is carried at cost, representing the amount for which the FHLB would redeem the stock. Investment in statutory trusts is carried on the equity method of accounting.

(e)	Loans Held for Sale

      Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(f)	Loans and Allowance for Loan and Lease Losses

      Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted by any charge-offs, unearned finance charges, allowance for loan losses, and net deferred nonrefundable fees or costs on origination. The allowance for loan and lease losses is an estimate to provide for probable collection losses in the loan and lease portfolios. Losses are charged and recoveries are credited to the allowance account at the time a loss is incurred or a recovery takes place.

      The Company follows a consistent procedural discipline and accounts for loan and lease loss contingencies in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies, and SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures. The following is a description of how each portion of the allowance for loan and lease losses is determined.

      When analyzing the adequacy of the allowance for loan and lease losses, the portfolio is segmented into as many components as practical. Although the evaluation of the adequacy of the allowance for loan and lease losses focuses on loans and pools of similar loans, no part of the allowance is segregated for, or allocated to, any particular asset or group of assets. The allowance for loan and lease losses is available to absorb all credit losses inherent in the portfolio.

      Each component would normally have similar characteristics, such as classification, type of loan, industry, or collateral. As needed, the Company separately analyze the following components of the portfolio and provides for them in the allowance for loan and lease losses: credit quality; sufficiency of credit and collateral documentation; proper lien perfection; appropriate approval by the loan officer and the loan committees; adherence to any loan agreement covenants; and compliance with internal policies and procedures and laws and regulations.

      The general portion of the allowance for loan and lease losses is calculated by applying loss factors to all categories of loans and leases outstanding in the portfolio. The Company use historic loss rates, determined over a period of years, plus migration analysis techniques. The resulting loss factors are then multiplied against the current period’s balance of loans outstanding to derive an estimated loss. The historical loss percentage for each pool of loans is adjusted to reflect any current conditions that are expected to result in loss recognition. Factors consider include, but are not limited to effects of any changes in lending policies and procedures, including those for underwriting, collection, charge-offs, and recoveries; changes in the experience, ability and depth of our lending management and staff; concentrations of credit that might affect loss experience across one or more components of the portfolio; levels of, and trends in, delinquencies and nonaccruals; and national and local economic business trends and conditions.

      Historical loss rates are reviewed and adjusted for the above factors on a pool-by-pool basis. Rates for each pool are based on those factors management believes are applicable to that pool. When applied to a pool of loans or leases, the adjusted historical loss rate is a measure of the total inherent losses in the portfolio that would have been estimated if each individual loan had been reviewed. For such pools of loans, coverage of one year’s losses in the current portfolio may be an appropriate measure.

      Specific allowances are provided in the event that the specific analysis on each classified loan or lease indicates that it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan or lease agreement. The Company considers these impaired loans and leases and measures impairment based on either (a) the present value of the expected future cash flows of the impaired loan or lease discounted at the loan’s original effective rate, (b) the observable market price of the impaired loans and lease, or (c) the fair value of the collateral of a

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis, except that collateral-dependent loans for which foreclosure is probable which are measured at the fair value of the collateral. When the measure of the impaired loan is less than the recorded amount, the impairment is recorded through a valuation allowance. In a troubled debt restructuring involving a restructured loan, the Company measures impairment by discounting the total expected future cash flows at the loan’s original effective rate of interest. The provision for loan loss is adjusted in order to state the allowance for loan and lease losses to the required level as determined above.

      The unallocated portion of the allowance for loan and lease losses contains amounts that are based on management’s evaluation of conditions that are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem loans or portfolio segments. Among the conditions evaluated in connection with the unallocated portion of the allowance for loan and lease losses are general economic and business conditions affecting our key lending areas; then-existing economic and business conditions of areas outside the lending areas, such as other sections of the United States and Caribbean; credit quality trends, including trends in nonperforming loans and leases expected to result from existing conditions; loan and lease concentrations by collateral and by obligor; specific industry conditions within portfolio segments; recent loss experience in particular segments of the portfolio; duration of the current business cycle; bank regulatory examination results and guidance; and findings of our internal and external loan review examiners.

      The Company’s loan review officer reviews these conditions on an ongoing basis in discussion with executive management, senior lenders and credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s estimate of the effect of such condition may be reflected as a specific allowance, applicable to such loan or portfolio segment. When any of these conditions is not evidenced by a specifically identifiable problem loan or portfolio segment, management’s evaluation of the probable loss related to such conditions is reflected in the unallocated portion of the allowance for loan and lease losses.

      Management believes that the allowance for loan and lease losses is adequate; however, regulatory agencies, including the Federal Reserve and the Federal Deposit Insurance Corporation (the FDIC), as an integral part of their examination process, periodically review the Company’s allowance for loan and lease losses.

      The Company classifies loans as nonperforming when they become 90 days past due.

(g)	Lease Financing

      The Company leases vehicles and equipment to individual and corporate customers. The finance method of accounting is used to recognize revenue on lease contracts that meet the criteria specified by SFAS No. 13, Accounting for Leases, as amended. Aggregate rentals due over the term of the leases less unearned income are included in net loans. Unearned income is amortized using a method that results in approximate level rates of return on the principal amounts outstanding. Finance lease origination fees and costs are deferred and amortized over the average life of the portfolio as an adjustment of yield.

(h)	Transfer of Financial Assets and Servicing Rights Retained

      Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (a) the assets have been isolated from the Company, (b) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (c) the Company does

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

      Upon completion of a transfer of assets that satisfies the conditions described above to be accounted for as a sale, the Company:

•	Derecognizes all assets sold;

•	Recognizes all assets obtained and liabilities incurred in consideration as proceeds of the sale;

•	Initially measures, at fair value, assets obtained and liabilities incurred in a sale; and

•	Recognizes in earnings any gain or loss on the sale.

      The Company receives fees for servicing activities on loans it has sold. These activities include, but are not limited to, collecting principal, interest, and escrow payments from borrowers; paying taxes and insurance from escrowed funds; monitoring delinquencies; and accounting for and remitting principal and interest payments. To the extent that the servicing fees exceed or do not provide adequate compensation for the services provided, the Company records a servicing asset or liability for the fair value of the servicing retained.

(i)	Servicing Assets

      The Company has no contracts to service loans for others, except for servicing retained on the sale of leases. The total cost of leases to be sold with servicing assets retained is allocated to the servicing assets and the leases (without the servicing assets), based on their relative fair values. Servicing assets are amortized in proportion to and over the period of estimated net servicing income. In addition, the Company assesses capitalized servicing assets for impairment based on the fair value of those assets.

      To estimate the fair value of servicing assets the Company considers prices for similar assets and the present value of expected future cash flows associated with the servicing assets calculated using assumptions that market participants would use in estimating future servicing income and expense, including discount rates, anticipated prepayment, and credit loss rates. For purposes of evaluating and measuring impairment of capitalized servicing assets, the Company evaluates separately servicing retained for each loan portfolio sold. The amount of impairment recognized, if any, is the amount by which the capitalized servicing assets exceed its estimated fair value. Impairment is recognized through a valuation allowance with changes included in net income for the period in which the change occurs. Servicing assets are included as part of other assets in the balance sheets.

(j)	Premises and Equipment

      Premises and equipment are stated at cost, less accumulated depreciation and amortization, which are computed utilizing the straight-line method over the estimated useful lives of the depreciable assets. Leasehold improvements are stated at cost and are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter. Expenditures for major improvements and remodeling are capitalized while maintenance and repairs are charged to expense. Gains or losses on disposition of premises and equipment and related operating income and maintenance expenses are included in current operations.

(k)	Other Real Estate and Repossessed Assets

      Other real estate and repossessed assets, normally obtained through foreclosure or other workout situations, are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Any resulting loss is charged to the allowance for loan losses. An appraisal of other real estate properties and

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

repossessed assets is made periodically after its acquisition and comparison between the appraised value and the carrying value is performed. Additional declines in value after acquisition, if any, are charged to current operations. Gains or losses on disposition of other real estate and repossessed assets and related operating income and maintenance expenses are included in current operations.

(l)	Trust Services

      In connection with its trust activities, the Company administers and is custodian of assets which amounted to approximately $10,227,000 and $4,176,000 at December 31, 2003 and 2002, respectively.

(m) Securities Sold Under Agreements to Repurchase

      The Company sells securities under agreements to repurchase the same or similar securities. Amounts received under these agreements represent short-term financing transactions.

(n) Income Taxes

      The Company uses the asset and liability method for the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred income tax assets and liabilities are determined for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future as well as net operating losses carryforwards. The computation is based on enacted tax laws and rates applicable to periods in which the temporary differences are expected to be recovered or settled.

(o) Reserve Fund

      The Banking Law of Puerto Rico requires that a reserve fund be created and that annual transfers of at least 10% of annual net income of the Bank be made, until such fund equals total paid-in capital. Such transfers restrict the retained earnings, which would otherwise be available for dividends. If net losses are experienced, such losses will be initially charged to retained earnings before reducing the reserve fund.

(p) Interest Income

      Interest income on loans and investment securities is recognized on a basis which produces a constant yield over the term of the loan or security. Accrual of interest income is discontinued when collectibility of the related loan appears doubtful or after 90 days of delinquency, unless the credit is well secured and in process of collection. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(q) Loan Origination and Commitment Fees

      Loan fees and certain direct loan origination costs are deferred, and the net amount is recognized in interest income using the interest method over the contractual life of the loans. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(r) Earnings Per Share

      Basic earnings per share represent income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

(s) Supplementary Cash Flow Information

      Supplemental disclosures of cash flow information are as follows:

	2003	2002	2001

Cash paid during the years for:
Interest	$32,494,000	$23,939,000	$21,085,000
Income taxes	3,116,000	2,037,000	924,000
Noncash transactions:
Repossessed assets acquired through foreclosure of loans	$15,431,000	$7,463,000	$6,225,000
Change in fair value of available-for-sale securities	(3,214,069)	1,653,120	428,675
Tax effect of change in fair value of available-for-sale securities	(803,518)	413,280	107,169
Capital contribution through issuance of EuroBancshares common stock on acquisition of Banco Financiero (note 2)	—	1,222,280	—

(t) Stock Option Plan

      As allowed by SFAS No. 123, Accounting for Stock-Based Compensation, and as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123, the Company has elected to continue to measure cost for its stock compensation plan using the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Entities choosing to continue applying APB Opinion No. 25 must provide pro forma disclosures of the consolidated net income, as if the fair value method of accounting had been applied. Under this method, compensation cost is measured at the grant date based on the fair value of the employee stock option and is recognized ratably over the service period of the option, which is usually the vesting period.

      SFAS No. 123 established accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans. The per share fair value of stock options granted during 2003, 2002, and 2001 was $.64, $.80, and $.84 on the date of grant using the Black-Scholes option pricing model (excluding a volatility assumption) with the following weighted average assumptions used for grants in 2003, 2002, and 2001, respectively: no dividend yield for 2003, 2002, and 2001; risk-free interest rates of 2.75% for 2003, 4% for 2002, and 6% for 2001; and expected lives of five years.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates the effect on net income if the fair value based method had been applied to all outstanding stock-based compensation in each period.

	2003	2002	2001

			(Unaudited)
Net income, as reported	$9,882,721	$6,933,854	$5,803,970
Deduct total stock-based employee compensation expense determined under fair value based method for all awards	(364,421)	(270,832)	(277,452)

Pro forma net income	$9,518,300	$6,663,022	$5,526,518

Earnings per share:
Basic — as reported	$.71	$.51	$.47
Basic — pro forma	.69	.49	.45
Diluted — as reported	.69	.50	.46
Diluted — pro forma	.67	.49	.44

      As part of the reorganization described in note 1, each holder of options to acquire shares of the Bank stock outstanding at the merger effective date received one option to purchase a share of the Company stock in exchange for each option to purchase a share of the Bank stock that such person held as of the merger effective date.

(u) Comprehensive Income

      Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. In addition to net income, the Company recognizes unrealized holding gains and losses arising during the year in comprehensive income.

(v) Impairment of Long-Lived Assets

      The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company’s financial statements. In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

      Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(w) Derivative Instruments

      The Company does not purchase, sell, or enter into derivative financial instruments or derivative commodity instruments as defined by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.

(x) Reclassifications

      Certain amounts in the 2002 financial statements have been reclassified to conform with 2003 presentation.

(y) Business Segments

      An operating segment is a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate performance. Presently, the Company’s decisions are generally based on specific market areas and/or product offerings. Accordingly, based on the financial information now regularly evaluated by the Company’s chief operating decision-maker, the Company operates in a single business segment.

(z) Recently Issued Accounting Standards

      In June 2001, SFAS No. 143, Accounting for Asset Retirement Obligations, was issued. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also would record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation would be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company was required to adopt SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 had no effect on the Company’s financial statements.

      In April 2002, SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued. SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13, Accounting for Leases, to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, were applied in fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to SFAS No. 13 were effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 had no effect on the Company’s financial statements.

      In June 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of SFAS No. 146 were effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 had no effect on the Company’s financial statements.

      In November 2002, FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 5, 57, and 107 and a rescission of FIN 34, was issued. This interpretation enhances the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation were applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002. This statement did not have a material impact on the Company’s financial statements.

      In December 2002, SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123, was issued. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Disclosures required by this standard are included in the notes to these consolidated financial statements.

      In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. The FASB’s stated intent in issuing FIN No. 46 was to clarify the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 requires an enterprise to consolidate a variable interest entity (as defined in FIN No. 46) if that enterprise has a variable interest (or combination of variable interests) that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected returns if they occur, or both. In December 2003, the FASB issued a revised FIN No. 46 (FIN No. 46R), which attempts to clarify the guidance in the original interpretation. FIN No. 46 applies to variable interest entities created after January 31, 2003. FIN No. 46 also applies to all variable interest entities created prior to February 1, 2003 that are considered to be special-purpose entities (as defined in FIN No. 46R) as of December 31, 2003. FIN No. 46R must be applied to all variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. Certain variable interest entities that are qualifying special purpose entities subject to the reporting requirements for SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, are not required to be consolidated under the provisions of FIN No. 46. At December 31, 2003, the Company had two wholly owned statutory trust that issued trust preferred securities (also referred to as Capital Securities). Prior to FIN No. 46R, the statutory trusts were consolidated subsidiaries of the Company. The Company adopted the provisions of FIN No. 46R, requiring the deconsolidation of these trusts effective December 31, 2003. Refer to note 15 to the consolidated financial statements for further information of the statutory trusts.

      In April 2003, SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133, (b) clarifies when a derivative contains a financing component, (c) amends the definition of an underlying to conform it to language used in FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and (d) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. In

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

addition, except for certain situations, all provisions of this statement are to be applied prospectively. Also, the provisions related to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 did not have an impact on the Company’s financial condition or results of operations for the year ended December 31, 2003.

      In December 2003, SFAS No. 132 (revised), Employers’ Disclosures about Pensions and Other Postretirement Benefits, was issued. SFAS No. 132 (revised) prescribes employers’ disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. The statement retains and revises the disclosure requirements contained in the original SFAS No. 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined-benefit pension plans and other postretirement benefit plans. The statement generally is effective for fiscal years ending after December 15, 2003. The adoption of SFAS No. 132 (revised) had no effect on the Company’s financial statements because the Company has no plans subject to the agreements of such statement.

      SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The statement also includes required disclosures for financial instruments within its scope. For the Company, the statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. This statement did not have a material impact on the Company’s financial statements.

      During the fourth quarter of 2003, the Company adopted EITF No. 03-1 (EITF 03-1), The Meaning of Other-Than-Temporary Impairment and its Application of Certain Investments. EITF 03-1 provides new guidance regarding impairment accounting on debt and equity securities carried at amounts higher than the securities’ fair values and disclosure of additional information about unrealized losses. The initial adoption of EITF 03-1 resulted in additional disclosures.

      In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 (SOP 03-3), Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This statement addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 does not apply to loans originated by the entity. SO 03-3 limits the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. SOP 03-3 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. SOP 03-3 prohibits investors from displaying accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairment. SOP 03-3 prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this statement. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. SO 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. Early adoption is encouraged. The Company elected to

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

adopt SOP 03-3 for the year ending December 31, 2005. The impact of the new accounting pronouncement can not be reasonably estimated, as it is related to future loan acquisitions.

(4)     Securities Purchased Under Agreements to Resell

      Securities purchased under agreements to resell at December 31, 2003 and 2002 consist of short-term investments. The following table summarizes certain information on securities purchased under agreements to resell:

	2003	2002	2001

Amount outstanding at year-end	$20,483,736	$45,014,420	$8,049,613
Maximum aggregate balance outstanding at any month-end	49,314,518	45,014,420	16,132,455
Average monthly aggregate balance outstanding during the year	21,017,618	20,232,036	7,667,805
Weighted average interest rate for the year ended December 31	1.19%	1.68%	4.20%
Weighted average interest rate at year-end	1.00%	1.25%	1.75%

      The amounts advanced under those agreements are reflected as assets in the balance sheet. It is the Company’s policy to take possession of securities purchased under agreements to resell. Agreements with third parties specify the Company’s rights to request additional collateral, based on its monitoring of the fair value of the underlying securities on a daily basis. The securities are segregated by the broker or dealer custodian bank account designated under a written custodial agreement that explicitly recognizes the Company’s interest in the securities.

      The fair value of the collateral securities held by the Bank on these transactions as of December 31, 2003 and 2002 was approximately $20,504,000 and $45,608,000, respectively.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)     Investment Securities Available for Sale

      Investment securities available for sale and related contractual maturities as of December 31 are as follows:

	2003

		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Fair Value

Commonwealth of Puerto Rico obligations:
One through five years	$4,317,444	$48,556	$—	$4,366,000
More than five years	201,685	7,815	—	209,500
U.S. corporate notes:
Less than one year	2,967,893	26,442	—	2,994,335
U.S. Treasury obligations:
One through five years	84,748,443	367,808	—	85,116,251
Federal Home Loan Bank notes:
Less than one year	1,000,000	6,347	—	1,006,347
One through five years	23,052,150	24,598	—	23,076,748
Five through ten years	5,356,640	12,474	—	5,369,114
Federal National Mortgage Association notes:
One through five years	7,449,036	21,951	—	7,470,987
Federal Home Loan Mortgage corporation notes:
One through five years	3,009,060	—	(2,324)	3,006,736
Mortgage-backed securities:
More than one year	193,912,017	400,923	(1,990,916)	192,322,024

Total	$326,014,368	$916,914	$(1,993,240)	$324,938,042

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2002

	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Commonwealth of Puerto Rico obligations:
One through five years	$2,000,000	$72,360	$—	$2,072,360
More than five years	2,659,266	28,853	(1,989)	2,686,130
U.S. corporate notes:
Less than one year	968,647	—	(3,287)	965,360
One through five years	4,950,822	150,000	(1,402)	5,099,420
U.S. Treasury obligations:
Less than one year	24,974,854	183,496	—	25,158,350
One through five years	4,969,674	132,226	—	5,101,900
Federal Home Loan Bank notes:
Less than one year	7,992,109	147,721	—	8,139,830
One through five years	8,550,855	62,597	(167)	8,613,285
Federal National Mortgage Association notes:
One through five years	5,003,227	106,773	—	5,110,000
Mortgage-backed securities:
Less than one year	173,949	921	—	174,870
More than five years	81,413,719	1,366,596	(106,955)	82,673,360

Total	$143,657,122	$2,251,543	$(113,800)	$145,794,865

      Contractual maturities on certain investment securities available for sale could differ from actual maturities since certain issuers have the right to call or prepay these securities.

      At December 31, 2003 and 2002, no investments in obligations that are payable from and secured by the same source of revenue or taxing authority, other than the U.S. Government, exceeded 10 percent of stockholders’ equity.

      During the year ended December 31, 2003 proceeds from sales of investment securities available for sale were approximately $83,220,000 and gross gains of approximately $707,000 were realized. During 2002, there were no sales of investment securities available for sale. Proceeds from sales of investment securities available for sale during the year ended December 31, 2001, were approximately $16,483,000 and gross gains of approximately $195,000 were realized.

      Gross unrealized losses on investment securities available for sale and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003, were as follows:

	Less Than 12 Months		12 Months or More		Total

	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value

U.S. agency debt securities	$2,324	$3,006,736	$—	$—	$2,324	$3,006,736
Mortgage-backed securities	1,990,916	135,098,409	—	—	1,990,916	135,098,409

	$1,993,240	$138,105,145	$—	$—	$1,993,240	$138,105,145

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

U.S. Agency Debt Securities — The unrealized losses on investments in U.S. agency debt securities were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

•	Mortgage-Backed Securities — The unrealized losses on investments in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these securities are guaranteed by Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC). It is expected that the securities would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

      Interest income on investment securities is summarized as follows:

	2003	2002	2001

Taxable	$76,753	$324,306	$490,705
Tax-exempt	5,836,773	4,928,345	5,663,350
Dividends	95,707	89,231	130,027

	$6,009,233	$5,341,882	$6,284,082

(6)     Other Investments

      Other investments at December 31, 2003 and 2002 consist of the following:

	2003	2002

FHLB stock, at cost	$1,953,600	$2,405,200
Investment in statutory trusts (notes 1 and 15)	1,388,500	—

Other investments	$3,342,100	$2,405,200

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7)     Pledged Assets

      At December 31, 2003, various securities and loans were pledged to secure the following:

	Carrying
Asset Pledged	Value	Items Secured/Collateralized

Securities	$10,593,237	Deposits of public funds
Commercial loans guaranteed by the Small Business Administration	1,570,969	Deposits of public funds
Securities	16,040,904	Notes payable to Federal Home Loan Bank
Residential mortgage loans	2,186,641	Notes payable to Federal Home Loan Bank
Securities	125,000	Assets pledged with the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico for IRA Trust
Securities	220,766	Assets for Eurobank IRA Trust
Securities	438,300	Assets pledged with the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico for the IRA Trust and the International Banking Entity operations
Securities	297,155	Assets pledged with the Federal Reserve Bank for Treasury, tax, and loan account
Securities	2,179,136	Assets pledged with the Federal Reserve Bank for Discount Window
Securities	213,355,417	Securities sold under agreements to repurchase

(8)     Loans, Net

      A summary of the Company’s loan portfolio at December 31, is as follows:

	2003	2002

Commercial and industrial	$476,745,889	$380,384,767
Real Estate — Construction	48,505,160	54,936,789
Real Estate — Mortgage	15,941,467	34,198,273
Consumer	28,249,806	33,303,160
Lease financing contracts	315,935,299	256,087,396
Overdrafts	4,235,486	3,665,207

	889,613,107	762,575,592
Deferred loan costs, net	4,706,774	3,018,268
Unearned finance charges	(1,774,047)	(3,040,881)
Allowance for loan and lease losses	(9,393,943)	(6,918,141)

Loans, net	$883,151,891	$755,634,838

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the net financing leases receivable at December 31, were as follows:

	2003	2002

Minimum lease payments	$285,444,407	$236,128,785
Guaranteed residual payments	30,490,892	19,958,611
Deferred origination costs, net	4,932,656	3,408,211
Less unearned income (equipment leases)	(1,734,141)	(2,837,458)
Less allowance for lease losses	(1,950,090)	(1,824,616)

	$317,183,724	$254,833,533

      Guaranteed residual payments on automobile leases apply to leases where there is a more than nominal final payment for transfer of vehicles to lessee. Such amounts are obligations of the lessee, which are generally established at amounts not to exceed the vehicles’ estimated values at the end of the lease term.

      At December 31, 2003, future minimum lease payments are expected to be received as follows:

2004	$82,105,444
2005	65,082,932
2006	57,733,651
2007	46,809,422
2008	26,930,784
Thereafter	6,782,174

$285,444,407

      The following is a summary of information pertaining to impaired loans:

	2003	2002

Impaired loans with related allowance	$7,187,000	$7,261,000
Impaired loans that did not require allowance	6,242,000	6,084,000

Total impaired loans	$13,429,000	$13,345,000

Allowance for impaired loans	$451,000	$491,000

	2003	2002	2001

Average investment in impaired loans	$13,246,000	$10,210,000	$5,769,000
Interest income recognized on impaired loans	547,000	574,000	220,000
Interest income recognized on a cash basis on impaired loans	547,000	574,000	220,000

      No additional funds are committed to be advanced in connection with impaired loans.

      As of December 31, 2003, 2002, and 2001, loans in which the accrual of interest has been discontinued amounted to $17,058,295, $15,889,045, and $6,539,665, respectively. If these loans had been accruing interest, the additional interest income realized would have been $822,355, $833,228, and $571,111 for 2003, 2002, and 2001, respectively.

      Commercial and industrial loans with principal outstanding balances amounting to approximately $3,650,000 and $3,600,000 in 2003 and 2002, respectively, are guaranteed by the U.S. government through the Small Business Administration at percentages varying from 75% to 90% in 2003 and 2002. As of

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003 and 2002, industrial loans with a principal outstanding balance of approximately $1,556,000 and $2,650,000, respectively, were guaranteed by the U.S. government through the U.S. Department of Agriculture.

(9)	Allowance for Loan and Lease Losses

      The following analysis summarizes the changes in the allowance for loan losses for the years ended December 31:

	2003	2002	2001

Balance at beginning of year	$6,918,141	$4,512,932	$3,050,556
Provision for loan and lease losses	6,451,000	3,353,686	2,377,000
Loans charged-off	(5,065,207)	(3,387,240)	(1,396,326)
Recoveries	1,090,009	420,764	481,702
Allowance from the acquisition of Banco Financiero	—	2,017,999	—

Balance at end of year	$9,393,943	$6,918,141	$4,512,932

(10)	Premises and Equipment, Net

      Premises and equipment at December 31, are as follows:

	Estimated
	Useful Lives	2003	2002

Building	40 years	$5,748,836	$5,748,836
Leasehold improvements	5 to 20 years	5,315,561	3,550,728
Furniture, fixtures, and equipment	2 to 5 years	8,734,216	7,737,752
Construction in progress		122,362	925,217

		19,920,975	17,962,533
Accumulated depreciation and amortization		(9,389,622)	(8,582,600)

		$10,531,353	$9,379,933

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(11)     Other Assets

      Other assets at December 31, consist of the following:

	2003	2002

Deferred tax assets, net (note 18)	$4,010,050	$3,679,710
Merchant credit cards items in the process of collection	1,918,965	1,246,016
Auto Insurance claims receivable on repossessed vehicles	1,214,016	592,333
Accounts receivable	806,545	160,364
Other real estate, net of valuation allowance of $27,525 in 2003 and 2002	2,774,124	1,962,571
Other repossessed assets, net of valuation allowance of $671,058 and $610,396 in 2003 and 2002, respectively	3,642,886	5,680,630
Servicing assets, net of amortization of $629,483 in 2003 (note 17)	3,031,297	—
Prepaid expenses and deposits	3,982,463	3,911,766
Other	1,062,937	1,337,111

	$22,443,283	$18,570,501

      Other repossessed assets are presented net of an allowance for losses. The following analysis summarizes the changes in the allowance for losses for the years ended December 31:

	2003	2002	2002

Balance, beginning of year	$610,396	$188,037	$—
Provision for losses	522,660	428,530	188,037
Net charge-offs	(461,998)	(6,171)	—

Balance, end of year	$671,058	$610,396	$188,037

(12)     Deposits

      Total interest bearing deposits as of December 31 consisted of the following:

	2003	2002

Savings deposits:
Savings accounts	$230,326,464	$146,763,099
NOW and money market accounts	77,019,283	67,446,555

	307,345,747	214,209,654

Time deposits:
Under $100,000	166,232,067	156,930,112
$100,000 and over	406,213,619	386,461,132

	572,445,686	543,391,244

	$879,791,433	$757,600,898

      Interest expense on time deposits over $100,000 or more amounted to approximately $14,396,000, $12,383,000, and $11,146,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2003, the scheduled maturities of time deposits are as follows:

2004	$268,267,442
2005	90,857,109
2006	106,627,488
2007	57,021,068
2008	34,357,471
Thereafter	15,315,108

$572,445,686

      At December 31, 2003 and 2002, the Bank had brokered certificates of deposit amounting to approximately $228,212,000 and $214,679,000, respectively.

(13)     Securities Sold Under Agreements to Repurchase

      Securities sold under agreements to repurchase represent short-term financing transactions with securities dealers and the FHLB. The following table summarizes certain information on securities sold under agreements to repurchase:

	2003	2002	2001

Amount outstanding at year-end	$207,523,000	$64,112,687	$27,363,500
Maximum aggregate balance outstanding at any month-end	207,523,000	64,112,687	63,803,500
Average monthly aggregate balance outstanding during the year	92,068,813	44,472,450	40,822,996
Weighted average interest rate for the year	1.71%	2.60%	4.54%
Weighted average interest rate at year-end	1.25%	2.04%	2.43%

      The investment securities underlying such agreements were delivered to the dealers with whom the agreements were transacted. The dealers may have sold, loaned, or otherwise disposed of such securities in the normal course of business operations, but have agreed to resell to the Company substantially the same securities on the maturity dates of the agreements.

      The following table presents the liability associated with the repurchased transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the amortized cost

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and approximate market value of the collateral (including accrued interest) as of December 31, 2003 and 2002:

	2003

				Weighted
	Repurchase	Amortized Cost	Market Value	Average
	Liability	of Collateral	of Collateral	Interest Rate

U.S. Treasury securities — within 30 days	$84,975,000	$84,748,443	$85,116,251	0.89%

Obligations of U.S. Government agencies and corporations — within 30 days	4,450,000	4,550,000	4,551,283	1.18%

Mortgage-backed securities — after 90 days	19,979,554	21,436,974	21,440,930	1.41%

Collateralized mortgage obligations:
Within 30 days	35,445,000	36,860,804	36,620,424	1.47%
After 30 to 90 days	7,034,000	7,115,127	7,052,649	1.16%
After 90 days	55,639,446	59,239,196	58,573,880	1.65%

	98,118,446	103,215,127	102,246,953	1.55%

	$207,523,000	$213,950,544	$213,355,417	1.26%

	2002

		Amortized		Weighted
	Repurchase	Cost of	Market Value	Average
	Liability	Collateral	of Collateral	Interest Rate

U.S. Treasury securities — within 30 days	$29,996,687	$29,944,528	$30,260,250	1.27%

Obligations of U.S. Government agencies and corporations:
Within 30 days	—	—	—	—
After 30 to 90 days	4,938,000	5,003,227	5,110,000	1.33%
After 90 days	2,756,805	3,000,000	3,028,800	2.66%

	7,694,805	8,003,227	8,138,800	1.81%

Mortgage-backed securities — After 90 days	2,221,933	2,794,644	2,817,746	4.79%

Collateralized mortgage obligations:
Within 30 days	4,616,000	4,725,466	4,812,998	1.35%
After 90 days	19,583,262	21,738,693	22,205,929	3.48%

	24,199,262	26,464,159	27,018,927	3.07%

	$64,112,687	$67,206,558	$68,235,723	2.14%

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(14)     Notes Payable to FHLB

      At December 31, the Company owes several advances to the FHLB as follows:

Maturity	Interest Rate Range	2003	2002

2003	2.89% to 7.28%	$—	$8,150,000
2004	6.50% to 6.81%	2,500,000	2,500,000
2006	4.81% to 5.72%	7,000,000	7,000,000
2007	5.20%	1,200,000	1,200,000

		$10,700,000	$18,850,000

      Interest rates are fixed for the term of each advance and are payable on the first business day of the following month when the original maturity of the note exceeds six months. In notes with original terms of six months or less, interest is paid at maturity. Interest payments during 2003, 2002, and 2001 amounted to approximately $831,000, $998,000, and $902,000, respectively. These notes are guaranteed by approximately $16,041,000 in securities and $2,187,000 in mortgage loans as of December 31, 2003 (note 7).

(15)     Junior Subordinated Debentures

      On December 18, 2001, the Trust issued $25,000,000 of floating rate Trust Preferred Capital Securities Series 1 due in 2031 with a liquidation amount of $1,000 per security. Distributions payable on each capital security is payable at an annual rate equal to 5.60% beginning on (and including) the date of original issuance and ending on (but excluding) March 18, 2002, and at an annual rate for each successive period equal to the three-month London Interbank Offered Rate (LIBOR), plus 3.60% with a ceiling rate of 12.50%. The capital securities of the Trust are fully and unconditionally guaranteed by EuroBancshares (a wholly owned subsidiary of the Bank in 2001), now the Company (note 1). EuroBancshares then issued $25,774,000 of floating rate junior subordinated deferrable interest debentures to the Trust due in 2031. The terms of the debentures, which comprise substantially all of the assets of the Trust, are equal to the terms of the capital securities issued by the Trust. These debentures are fully and unconditionally guaranteed by the Bank. The Bank subsequently issued an unsecured promissory note to EuroBancshares for the issued amount and at an annual rate equal to that being paid on the Trust Preferred Capital Securities Series 1 due in 2031.

      On December 19, 2002, the Trust II issued $20,000,000 of floating rate Trust Preferred Capital Securities due in 2032 with a liquidation amount of $1,000 per security. Distributions payable on each capital security will be payable at an annual rate equal to 4.66% beginning on (and including) the date of original issuance and ending on (but excluding) March 26, 2003, and at an annual rate for each successive period equal to the three-month LIBOR plus 3.25% with a ceiling rate of 11.75%. The capital securities of the Trust II are fully and unconditionally guaranteed by EuroBancshares. EuroBancshares then issued $20,619,000 of floating rate junior subordinated deferrable interest debentures to the Trust II due in 2032. The terms of the debentures, which comprise substantially all of the assets of the Trust II, are equal to the terms of the capital securities issued by the Trust II. These debentures are fully and unconditionally guaranteed by the Bank. The Bank subsequently issued an unsecured promissory note to the EuroBancshares for the issued amount and at an annual rate equal to that being paid on the Trust Preferred Capital Securities due in 2032.

      Interest expense on Trust Preferred Capital Securities amounted to approximately $2,124,000, $1,472,000, and $54,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Prior to FIN No. 46R, the statutory trusts described above, were considered subsidiaries of the Company. The capital securities were included in the consolidated balance sheet as of December 31, 2002 under the caption Trust Preferred Capital Securities, and the retained common capital securities of the statutory trusts were eliminated against the Company’s investment in the statutory trusts. Distributions on the trust preferred capital securities were recorded as interest expense on the consolidated statement of income for the year ended December 31, 2002.

      As a result of the adoption of FIN No. 46R, the Company deconsolidated these statutory trusts effective December 31, 2003. The junior subordinated debentures issued by the Company to the statutory trusts, totaling $46,393,000 were reflected in the Company’s consolidated balance sheet at December 31, 2003 under the caption of “Junior Subordinated Debentures”. In the future, the Company will record interest expense on the corresponding junior subordinated debentures in the consolidated statement of income. At December 31, 2003, the Company also recorded in the caption of other investments in the consolidated balance sheet, the common securities issued by statutory trusts.

      The Federal Reserve has indicated in supervisory letter SR 03-13 (the Supervisory Letter), dated July 2, 2003 that trust preferred securities will be treated as Tier 1 capital until notice is given of the contrary. The Supervisory Letter also indicates that the Federal Reserve will review the regulatory implications of any accounting treatment changes and will provide further guidance if necessary or warranted.

(16)     Commitments and Contingencies

      The Company leases certain premises used in its operations under operating lease agreements expiring at various dates through 2032. The total approximated minimum rental payments and the related approximated minimum future rental income, respectively, under the agreements, including rentals based upon increases in taxes and other costs, are approximately as follows:

	Minimum	Estimated
	Rental	Rental
	Payments	Income	Net

Year:
2004	$1,792,000	$237,000	$1,555,000
2005	1,775,000	237,000	1,538,000
2006	1,557,000	237,000	1,320,000
2007	1,134,000	237,000	897,000
2008	851,000	—	851,000
Thereafter	7,710,000	—	7,710,000

	$14,819,000	$948,000	$13,871,000

      Rent expense for the years ended December 31, 2003, 2002, and 2001 was approximately $1,780,000, $1,322,000, and $1,127,000, respectively.

      The Company is involved as plaintiff or defendant in a variety of routine litigation incidental to the normal course of business. Management believes, based on the opinion of legal counsel, that it has adequate defense or insurance protection with respect to such litigations and that any losses therefrom, whether or not insured, would not have a material adverse effect on the results of operations or financial position of the Company.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(17)     Sale of Receivables and Servicing Assets

      During June and December 2003, the Company sold to a third party lease financing contracts with carrying values of $30,000,011 and $20,000,035, respectively. In these sales the Company retained servicing responsibilities and servicing assets of $2,316,450 and $1,344,330 were recognized on each transaction. The Company surrendered control of the lease financing receivables, as defined by SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, and accounted for these transactions as sales. The net proceeds from these sales amounted to approximately $50 million and recognized net gains of approximately $1,797,000 and $1,023,000 during the year ended December 31, 2003. Under the terms of the transactions, the Company has limited recourse obligations to repurchase up to $1.5 million and $1.0 million of defaulted leases. The Company has recorded provisions for the estimated losses from the limited recourse obligations. No loan repurchases were made during 2003.

      Additionally, in September 2003, the Company sold to Citibank, N.A. approximately $42.8 million of mortgage loans. The Company surrendered control of the mortgage loans receivables, including servicing rights, as defined by SFAS No. 140, and accounted for this transaction as sale. The net proceeds from the sale of such loans amounted to approximately $43.5 million, resulting in a gain of approximately $700,000 during the year ended December 31, 2003.

      Total loans serviced for others were $45,300,506 at December 31, 2003. Quantitative information about delinquencies of servicing assets for principal amount over 60 days past due is $90,771.

      The movement in servicing assets for the year ended December 31, 2003 was as follows:

Allocated cost of servicing retained	$3,660,780
Amortization	(629,483)

Balance, end of year	3,031,297
Less valuation allowance	—

Balance, end of year, net	$3,031,297

      Key assumptions used in measuring the servicing assets at the dates of the sales completed during the year ended December 31, 2003, were as follows:

Prepayment rate	5.5%
Weighted average life (in years)	3.9 to 4.03
Discount rate	9.35 to 9.95%

      The estimated fair value of servicing assets at December 31, 2003 was $3,086,408. Such fair value was estimated by an independent financial advisor using the present value of expected cash flows associated with the servicing assets using a prepayment assumption of 12%. For purposes of impairment, the Company considers each of its sold lease portfolios individually. Risk characteristics of leases within each sold lease portfolio are considered similar.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The estimated aggregate amortization expense related to servicing assets for the next five years is as follows:

2004	$1,556,089
2005	936,125
2006	455,236
2007	83,847
2008	—

$3,031,297

      During December 2001, the Company sold to Banco Financiero, in a transaction unrelated to the acquisition described in note 2, a portion of its lease financing contracts portfolio with a carrying value of $9,015,447 as of December 28, 2001 (the Agreement). In this sale, the Company retained only servicing responsibilities; however, no servicing asset was recognized as the servicing arrangement provides for adequate compensation. The Company surrendered control of the lease financing receivables, as defined by SFAS No. 140, and accounted for this transaction as sale and recognized a gain of approximately $975,000 during the year ended December 31, 2001. The Company had a limited recourse obligation as per the Agreement that required the Company to repurchase defaulted lease up to certain limits. Nevertheless, as a result of the acquisition of Banco Financiero, this portfolio is now part of the Company’s lease finance contracts portfolio.

      No receivables were sold during 2002.

(18)     Income Taxes

      Puerto Rico income tax law does not provide for filing a consolidated income tax return; therefore, the income tax expense reflected in the accompanying consolidated statements of income represents the sum of the income tax expense of the individual companies. At December 31, 2003, the Company’s tax provision and related accounts are substantially those of its subsidiary Bank.

      The Bank is subject to Puerto Rico income tax at statutory rates. Under the provisions of the Puerto Rico Internal Revenue Code of 1994, as amended, the Bank is subject to regular tax or the alternative minimum tax, whichever is higher. Customarily, the effective tax rate is lower than the statutory rate primarily because interest income on certain U.S. and Puerto Rico securities is exempt from Puerto Rico income taxes.

      The Bank is also subject to federal income tax on its U.S. source income. However, the Bank had no taxable U.S. income for the years ended December 31, 2003, 2002, and 2001. The Bank is not subject to federal income tax on U.S. Treasury securities that qualify as portfolio interest, nor to the branch profit tax and the branch-level interest tax on such income.

      During 2000, the Bank established an international bank unit engaged in investment securities, deposits, and other funding transactions outside Puerto Rico. The revenue generated by these transactions, net of related interest costs and operating expenses, is exempt from Puerto Rico taxes.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Total income taxes for the years ended December 31 are as follows:

	2003	2002	2001

Income from operations	$3,432,465	$2,723,852	$2,147,090
Stockholder’s equity for unrealized gains and losses on investment securities	(803,518)	413,280	107,170

	$2,628,947	$3,137,132	$2,254,260

      The components of the income tax provision from operations for the years ended December 31, are as follows:

	2003	2002	2001

Current tax provision	$2,959,287	$2,420,284	$2,292,936
Deferred tax provision (benefit)	473,178	303,568	(145,846)

Total income tax provision	$3,432,465	$2,723,852	$2,147,090

      The difference between the income tax provision and the amount computed using the statutory rate at December 31, is due to the following:

	2003		2002		2001

	Amount	Rate	Amount	Rate	Amount	Rate

Income tax at statutory rate	$5,192,923	39.00%	$3,344,922	39.00%	$3,100,913	39.00%
Change in the beginning-of-the-year balance of valuation allowance	(584,712)	(4.40)	—	—	—	—
Benefits of tax-exempt interest income, net	(175,070)	(1.31)	(146,381)	(1.71)	(339,094)	(4.26)
International banking unit	(1,054,468)	(7.92)	(524,366)	(6.11)	(435,460)	(5.48)
(Allowance) disallowance of certain expenses for tax purposes and other items	53,792	0.41	49,677	0.58	(179,269)	(2.26)

	$3,432,465	25.78%	$2,723,852	31.76%	$2,147,090	27.00%

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

purposes. Significant components of the Bank’s deferred tax assets and liabilities at December 31, were as follows:

	2003	2002

Deferred tax assets:
Allowance for loan losses	$3,663,638	$2,698,075
Net operating loss carryforward	2,297,665	2,850,472
Unrealized loss on securities available for sale	269,082	—
Other temporary differences	469,568	427,384

Gross deferred tax assets	6,699,953	5,975,931
Less valuation allowance	—	(584,712)

Deferred tax assets	6,699,953	5,391,219

Deferred tax liabilities:
Deferred loan costs, net	(1,835,642)	(1,177,073)
Servicing assets	(854,261)	—
Unrealized gain on securities available for sale	—	(534,436)

Deferred tax liabilities	(2,689,903)	(1,711,509)

Net deferred tax assets	$4,010,050	$3,679,710

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Bank will need to generate future taxable income of approximately $5.9 million related to its operations of the former Banco Financiero (note 2) prior to the expiration of the net operating loss carryforwards through the year 2009. Such operations yielded approximately $1.4 million of taxable income during 2003 and considering economies of scale to be achieved from the merger and projected future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Bank will realize the benefits of these deductible differences at December 31, 2003. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

      At December 31, 2003, the Bank has net operating loss carryforwards for income tax purposes of approximately $5,891,000, which are available to offset future taxable income of the former Banco Financiero operations (note 2), if any, through 2009.

(19)     Stock Transactions

      During 2003, EuroBancshares issued 68,026 of the common stock shares at $3.94 per share through stock options exercised.

      As a result of the reorganization into a holding company (note 1), on July 1, 2002, EuroBancshares became the sole owner of the Bank’s common stock. As part of such reorganization, the outstanding 13,576,842 shares of the Bank common stock, $1 par value, were exchanged to 13,576,842 shares of EuroBancshares common stock, $0.01 par value per share. Also as part of the reorganization, during 2002

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

EuroBancshares purchased and retired approximately 19,414 shares of its outstanding common stock, $0.01 par value, held by the remaining minority stockholders at a price of $4.50 per share.

      During 2002, EuroBancshares issued 77,500 of its common stock shares at $2.00 per share through stock options exercised. In addition, as a result of the acquisition of Banco Financiero (note 2), EuroBancshares also issued 244,456 shares of its common stock, $0.01 par value, at a price of $5 per share, amounting to $1,222,280.

      During 2002, the Bank issued 19,848 of the common stock shares at $3.33 per share through stock options exercised.

      During 2001, the Bank converted its 8,000,000 Class A shares and 2,026,032 Class B shares outstanding with a par value of $5 and $1, respectively, into 12,052,064 shares of common stock with a par value of $1 and capital paid in excess of par value of $34,610,787.

      During 2001, the Bank issued 1,399,478 of the new common stock shares at $3.83 per share through a private placement on September 24, 2001, and 105,452 through stock options exercised.

      During 2001, the Bank amended its articles of incorporation and authorized the issuance of 1,000,000 shares of preferred stock at $10 par value, of which none had been issued.

(20)     Stock Option Plan

      During 2002, the board of directors approved the stock option plan (the Plan), which was ratified at a special meeting of stockholders. Under the Plan, an aggregate of 1,355,700 shares of authorized common stock of the Company, representing 10% of the shares of common stock outstanding on February 25, 2002, were reserved for issuance under the Plan. The outstanding options as of December 31, 2003 include options granted under a stock option plan held by the Bank until the reorganization.

      All officers and directors of EuroBancshares are eligible under the Plan, provided, however, that stock options shall not be exercisable by an optionee who is the owner of 5% or more of the issued and outstanding shares of the Company or in exercising the stock options would become the owner of 5% or more of the issued and outstanding shares of the Company, unless the optionee obtains the approvals required from the appropriate regulatory agencies to hold shares in excess of such percent. Any eligible person may hold more than one option at a time.

      The compensation committee, appointed by the board of directors, has absolute discretion to select which of the eligible persons will be granted stock options, the number of shares of the Company’s common stock subject to such options, whether stock appreciation rights will be granted for such options and generally, to determine the terms and conditions of such options in accordance with the provisions of the Plan. Options are exercisable within five years after the grant date at the discretion of the optionee. The options are granted at the approximate fair value of the Company’s common stock at the date of issuance, accordingly no compensation expense has been recorded during the years ended December 31, 2003, 2002 and 2001.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the status of stock options under the Plan at December 31, 2003, 2002, and 2001 and changes during the years then ended is presented in the table below:

	2003		2002		2001

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding January 1	616,140	$3.97	375,676	$3.05	151,128	$2.08
Granted	574,000	5.00	337,812	4.50	330,000	3.33
Exercised	(68,026)	3.94	(97,348)	2.27	(105,452)	2.51

Options outstanding and exercisable December 31	1,122,114	$4.50	616,140	$3.97	375,676	$3.05

      The following is a summary of outstanding and exercisable options under the Plan at December 31, 2003:

	Options
	Outstanding
	and	Exercise
Date Granted	Exercisable	Price	Exercisable Date	Expiration Date

1999	5,552	$3.33	December 30, 1999	December 30, 2004
2001	240,000	3.33	February 28, 2001	February 28, 2006
2002	302,562	4.50	February 26, 2002	February 26, 2007
2003	574,000	5.00	March 24, 2003	March 24, 2008

	1,122,114

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(21)     Earnings Per Share

      The following is a reconciliation of the income and share data in the basic and diluted earnings per share computations for the year ended December 31:

	2003	2002	2001

Income before extraordinary item	$9,882,721	$5,852,871	$5,803,970
Extraordinary gain on the acquisition of Banco Financiero	—	1,080,983	—

Income available to common shareholders	$9,882,721	$6,933,854	$5,803,970

Weighted average number of common shares outstanding applicable to basic EPS	13,881,272	13,622,970	12,351,686
Effect of dilutive securities	352,896	101,278	75,954

Adjusted weighted average number of common shares outstanding applicable to diluted earnings per share	14,234,168	13,724,248	12,427,640

Basic earnings per share:
Income before extraordinary item	$.71	$.43	$.47
Extraordinary item	—	.08	—

Net income	$.71	$.51	$.47

Diluted earnings per share:
Income before extraordinary item	$.69	$.42	$.46
Extraordinary item	—	.08	—

Net income	$.69	$.50	$.46

      For periods prior to the formation of the holding company (note 1), the share information above is that of the Bank, since the exchange of shares of that transaction was one to one (note 19).

      After December 31, 2003, the Company issued additional common shares as part of a private placement offering and the acquisition of The Bank & Trust of Puerto Rico (note 30).

(22)     Employees’ Benefit Plan

      The Company maintains a defined contribution plan covering substantially all its employees after three months of service. Under the provisions of the plan, employees elect to contribute to the plan from up to 10% of their compensation and the Company matches 100% of the amount contributed by the employees up to maximum of 3% of the employees’ annual compensation. The amount of contribution expense recognized by the Company for the years ended December 31, 2003, 2002, and 2001 amounted to $185,000, $140,000, and $135,000, respectively.

(23)     Related-Party Transactions

      The Company makes loans to its directors, principal stockholders, officers, employees, organizations, and individuals associated with them in the normal course of business. At December 31, 2003 and 2002, loans outstanding with these parties amounted to $4,108,945 and $4,159,779, respectively, all of which are substantially on the same terms and credit risks as loans to third parties.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The summary of change in the related-party loans follows (in thousands):

	Executive			Principal
	Officers			Shareholders
	and Related	Directors and		and Related
	Parties	Related Parties	Employees	Parties	Total

Balance, December 31, 2001	$583,275	$4,023,038	$365,609	$344	$4,972,266
Additions	759,864	2,248,715	73,218	707	3,082,504
Reductions	(623,492)	(3,239,471)	(32,028)	—	(3,894,991)

Balance, December 31, 2002	719,647	3,032,282	406,799	1,051	4,159,779
Additions	99,124	678,485	208,574	573	986,756
Reductions	(408,942)	(408,360)	(220,288)	—	(1,037,590)

Balance, December 31, 2003	$409,829	$3,302,407	$395,085	$1,624	$4,108,945

      Deposits of $7,836,751 and $6,369,869 from these parties were outstanding as of December 31, 2003 and 2002, respectively.

(24)     Financial Instruments with Off-Balance-Sheet Risk

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers, such as commitments to extend credit, approved loans not yet disbursed, unused lines of credit, and standby letters of credit. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amount reflects the extent of involvement the Company has in this particular class of financial instrument.

      The Company’s exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual notional amount of those instruments. The Company uses some credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      Unless noted otherwise, the Company requires collateral or other security to support financial instruments with credit risk. The Company performs its normal credit granting due diligence procedures, to the extent necessary, in evaluating its involvement in financial instruments with credit risk.

      At December 31, the approximate contract or notional amount of the Company’s financial instruments with off-balance-sheet risk follows:

	2003	2002

Financial instruments whose contract amounts represent credit risk — stand-by and commercial letters of credit	$3,674,000	$4,043,000
Commitments to extend credit, approved loans not yet disbursed, and unused lines of credit:
Variable rate	131,815,000	107,830,000
Fixed rate	20,910,000	27,141,000

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Unused lines of credit are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

      Commercial and stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. All guarantees expire within a year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds certificates of deposit as collateral supporting those commitments for which collateral is deemed necessary.

(25)     Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments in accordance with SFAS No. 107, as amended by SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments.

(a)	Cash and Due from Banks, Securities Purchased under Agreements to Resell, and Interest-Bearing Deposits

      The carrying amount of cash and cash equivalents, securities purchased under agreements to resell, and interest-bearing deposits is a reasonable estimate of fair value, due to the short-term nature of these instruments.

(b)	Investment Securities Available for Sale

      The fair value of investment securities available for sale is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     (c)     Other Investments

      The carrying value of FHLB stock approximates fair value based on the redemption provisions of the FHLB. The carrying value of equity interest in unconsolidated statutory trusts approximates the fair value of the residual equity in the trusts.

     (d)     Loans and Loans Held for Sale

      Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, consumer, mortgage, and other loans. Each loan category is further segmented into fixed and adjustable interest rate terms. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan.

      The estimate of fair value of loans considers the credit risk inherent in the portfolio through the allowance for loan losses. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific-borrower information.

     (e)     Accrued Interest Receivable

      The carrying amount of accrued interest receivable is a reasonable estimate of its fair value, due to the short-term nature of the instruments.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     (f)     Deposits

      The fair value of deposits with no stated maturity, such as demand deposits, savings accounts, money market, and checking accounts is equal to the amount payable on demand as of December 31, 2003 and 2002. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rate currently offered for deposits of similar remaining maturities.

     (g)     Security Sold Under Agreements to Repurchase

      The fair value of securities sold under agreements to repurchase are estimated using discounted cash flow analysis using rates for similar types of borrowing arrangements.

     (h)     Notes Payable to Federal Home Loan Bank

      The fair value of notes payable is calculated by discounted scheduled cash flows through the estimated maturity using market discount rates.

     (i)     Accrued Interest Payable, Accrued Expenses, and Other Liabilities

      The carrying amount of accrued interest payable, accrued expenses, and other liabilities is a reasonable estimate of fair value, due to the short-term nature of the instruments.

     (j)     Junior Subordinated Debentures

      The fair value of junior subordinated debentures payable to statutory trust outstanding is calculated by discounting scheduled cash flows through the estimated maturity using the annual rate for each successive period equal to the three-month LIBOR, plus 3.60%, and the three-month LIBOR, plus 3.25%.

     (k)     Trust Preferred Capital Securities

      The fair value of Trust Preferred Capital Securities outstanding is calculated by discounting scheduled cash flows through the estimated maturity using the annual rate for each successive period equal to the three-month LIBOR, plus 3.60%, and the three-month LIBOR, plus 3.25%.

     (l)     Commitments to Extend Credit and Letters of Credit

      The fair value of commitments to extend credit and letters of credit was not readily available and not deemed significant.

     (m)     Limitations

      The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      The fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. As described for investments and mortgage-backed securities, the tax ramifications related to the realization of the unrealized gains and losses may have a significant effect on fair value estimates and have not been considered in many of the estimates.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Following are the carrying amount and fair value of financial instruments as of December 31:

	2003		2002

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and cash equivalents	$22,522,342	$22,522,342	$17,620,623	$17,620,623
Interest-bearing deposits	19,324,216	19,324,216	29,881,975	29,881,975
Securities purchased under agreements to resell	20,483,736	20,483,736	45,014,420	45,014,420
Investment securities available for sale	324,938,042	324,938,042	145,794,865	145,794,865
Other investments	3,342,100	3,342,100	2,405,200	2,405,200
Loans held for sale	6,846,330	6,846,330	5,238,539	5,238,539
Loans, net	883,151,891	886,156,371	755,634,838	760,747,294
Accrued interest receivable	6,792,687	6,792,687	5,483,643	5,483,643
Financial liabilities:
Deposits	984,549,130	1,008,458,089	843,045,077	863,816,014
Securities sold under agreements to repurchase	207,523,000	207,649,425	64,112,687	64,784,764
Notes payable to FHLB	10,700,000	11,543,272	18,850,000	19,917,351
Junior subordinated debentures	46,393,000	46,395,250	—	—
Trust Preferred Capital Securities	—	—	45,000,000	45,018,004
Accrued interest payable	2,868,130	2,868,130	3,439,945	3,439,945
Accrued expenses and other liabilities	3,267,464	3,267,464	3,241,347	3,241,347

(26)	Significant Group Concentrations of Credit Risk

      Most of the Company’s business activities are with customers located within Puerto Rico. The Company has a commercial and industrial concentrated loan portfolio with no significant concentration in any economic sector.

(27)	Regulatory Matters

      The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

      Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

defined) to average assets (Leverage) (as defined). Management believes, as of December 31, 2003 and 2002, that the Company and the Bank met all capital adequacy requirements to which they are subject.

      The most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I Leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the institution’s capital category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2003 and 2002 are also presented in the table.

      At December 31, required and actual regulatory capital amounts and ratios are as follow (dollars in thousands):

	2003

					Well
	Required		Actual		Capitalized
	Amount	Ratio	Amount	Ratio	Ratio

Total capital (to risk-weighted assets):
Consolidated	$81,308	8.00%	$117,934	11.60%	N/A
Eurobank	81,315	8.00%	117,614	11.57%	≥10.00%
Tier I capital (to risk-weighted assets):
Consolidated	40,654	4.00%	84,400	8.30%	N/A
Eurobank	40,657	4.00%	75,638	7.44%	≥6.00%
Tier I capital (to average assets):
Consolidated	49,958	4.00%	84,400	6.76%	N/A
Eurobank	49,958	4.00%	75,638	6.06%	≥5.00%

	2002

					Well
	Required		Actual		Capitalized
	Amount	Ratio	Amount	Ratio	Ratio

Total capital (to risk-weighted assets):
Consolidated	$65,952	8.00%	$105,461	12.79%	N/A
Eurobank	65,960	8.00%	104,033	12.78%	≥10.00%
Tier I capital (to risk-weighted assets):
Consolidated	32,976	4.00%	71,110	8.63%	N/A
Eurobank	32,980	4.00%	64,692	7.99%	≥6.00%
Tier I capital (to average assets):
Consolidated	35,879	4.00%	71,110	7.93%	N/A
Eurobank	35,879	4.00%	64,692	7.37%	≥5.00%

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(28)	Parent Company Financial Information

      As discussed in note 1, Eurobancshares became the holding company of Eurobank effecive March 18, 2002. The following condensed financial information presents the financial position of EuroBancshares as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended.

Condensed Balance Sheets:

	2003	2002

	(In thousands)
ASSETS
Notes receivable from Eurobank	$32,500	$32,500
Interest receivable from Eurobank	38	67
Interest receivable from other subsidiaries	2	2
Due from Eurobank	331	171
Investment in Eurobank	77,255	69,785
Investment in other subsidiaries	1,412	1,393
Prepaid expenses	3	2

Total assets	$111,541	$103,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to other subsidiary	$10	$106
Junior subordinated debentures held by subsidiaries	46,393	46,393
Accrued interest payable to other subsidiaries	63	85

Total liabilities	46,466	46,584
Stockholders’ equity	65,075	57,336

Total liabilities and stockholders’ equity	$111,541	$103,920

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Income:

	Year Ended
	December 31

	2003	2002

	(In thousands)
Income:
Interest on note receivable from Eurobank	$1,513	$1,412
Dividend income from preferred stock of Eurobank	610	16
Dividend income from other subsidiaries	66	44

Total interest income	2,189	1,472
Interest expense on junior subordinated debentures	2,189	1,472

Net interest income	—	—
Equity in undistributed earnings of subsidiaries	9,891	6,951
Noninterest expense	8	17

Earnings before income taxes	9,883	6,934
Provision for income taxes	—	—

Net income	$9,883	$6,934

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Cash Flows:

	Year Ended
	December 31

	2003	2002

	(In thousands)
Cash flows from operating activities:
Net income	$9,883	$6,934

Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed earnings of subsidiaries	(9,891)	(6,951)
Decrease (increase) in accrued interest receivable from subsidiaries	29	(15)
Increase in prepaid expenses	(1)	(2)
Increase in due from Eurobank	(160)	(171)
Increase (decrease) in accrued interest payable to subsidiaries	(128)	30
Increase in due to other subsidiary	—	107
Other	—	(66)

Net cash used in operating activities	(268)	(134)

Cash flows from financing activities:
Proceeds from issuance of common stock	268	221
Purchase and retirement of common stock	—	(87)

Net cash provided by financing activities	268	134

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	$—	$—

Supplemental disclosure:
Issuance of EuroBancshares common stock on acquisition of Banco Financiero	$—	$1,222
Conversion of note receivable from Eurobank in Eurobank’s preferred stock	—	12,500
Note receivable resulting from Trust Preferred Capital Securities issuance	—	20,000
Note payable to the Trust II in connection with its creation	—	619
Equity in other comprehensive income of subsidiary	(2,411)	1,240

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(29)	Selected Quarterly Financial Data (Unaudited)

      The quarterly results of operations for the years ended December 31, 2003 and 2002 are as follows:

	Year Ended December 31, 2003

	Fourth		Second	First
	Quarter	Third Quarter	Quarter	Quarter

Interest income	$18,735,453	$18,113,546	$17,398,785	$17,268,067
Interest expense	8,050,132	7,972,925	7,944,189	7,955,002

Net interest income	10,685,321	10,140,621	9,454,596	9,313,065
Provision for loan and lease losses	1,330,000	1,450,000	1,577,000	2,094,000

Net interest income after provision for loan losses	9,355,321	8,690,621	7,877,596	7,219,065
Total other income	2,811,942	1,843,708	3,283,312	1,108,668
Total other expenses	8,115,283	7,082,156	7,220,886	6,456,722

Income before income taxes	4,051,980	3,452,173	3,940,022	1,871,011
Income tax	467,835	1,001,042	1,380,348	583,240

Net income	$3,584,145	$2,451,131	$2,559,674	$1,287,771

Net income per share:
Basic	$.26	$.18	$.19	$.10
Diluted	.25	.18	.18	.09

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2002

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

Interest income	$15,675,155	$14,347,000	$13,289,878	$11,655,696
Interest expense	7,189,114	6,514,357	6,023,986	5,396,111

Net interest income	8,486,041	7,832,643	7,265,892	6,259,585
Provision for loan and lease losses	1,034,462	1,006,000	540,224	773,000

Net interest income after provision for loan losses	7,451,579	6,826,643	6,725,668	5,486,585
Total other income	1,005,186	956,305	1,088,666	970,617
Total other expenses	6,358,082	5,092,489	5,572,576	4,911,379

Income before income taxes	2,098,683	2,690,459	2,241,758	1,545,823
Income tax	706,625	841,416	718,061	457,749
Extraordinary gain	1,080,983	—	—	—

Net income	$2,473,041	$1,849,043	$1,523,697	$1,088,074

Earnings per share:
Basic earnings per share:
Income before extraordinary item	$.10	$.14	$.12	$.08
Extraordinary item	.08	—	—	—

Net income	$.18	$.14	$.12	$.08

Diluted earnings per share:
Income before extraordinary item	$.10	$.14	$.11	$.08
Extraordinary item	.08	—	—	—

Net income	$.18	$.14	$.11	$.08

(30)	Subsequent Events

      The Bank was defendant in a suit filed in 1994 alleging that money was permitted to be withdrawn from a corporate account at the Bank without full written authorization. On March 30, 2004, the court ruled against the Bank ordering restoration of approximately $890,000 in funds, interest thereon, and attorney’s fees. While the trial court found in favor of plaintiff, the Bank intends to appeal the decision. Management, based on the opinion of its legal counsel, expects to prevail.

      On May 3, 2004, the Company acquired all of the capital stock of The Bank & Trust of Puerto Rico (BankTrust) for approximately $23.1 million for which the Company issued 683,268 common shares (valued at $8.13 per share) and 433,337 shares of noncumulative preferred stock, Series A (valued at $25 per share) and made cash payments of approximately $6.7 million. BankTrust was a commercial bank operating in Puerto Rico through an existing network of five branches and whose total assets at December 31, 2003 amounted to approximately $567 million. The BankTrust acquisition is consistent with the Company’s growth strategy.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table (unaudited) summarizes the estimated value of the assets acquired and liabilities assumed as of December 31, 2003 (in thousands):

Cash and cash equivalents	$36,109
Investments securities	130,156
Loans, net	381,169
Other assets	12,200

Total assets acquired	559,634

Deposits	(433,571)
Borrowings	(90,662)
Other liabilities	(11,821)

Total liabilities acquired	(536,054)

Net assets acquired	$23,580

      The Company has received a private letter ruling from the Puerto Rico Treasury Department to the effect that the acquisition will be treated for Puerto Rico income taxes as a tax-free reorganization.

      In connection with the acquisition of BankTrust, on May 12, 2004, the Company issued 738,462 shares of common stock to its common stockholders and to holders of options to purchase its common stock who were not otherwise stockholders, through a private placement offering. The net proceeds received by the Company from the private placement of its common stock were $6,000,004.

      On June 21, 2004, the Board of Directors approved a two-for-one stock split of the Company’s common stock. The stock split was payable in the form of a stock dividend and entitled each stockholder of record at the close of business on July 1, 2004 to receive one share of common stock for every outstanding share of common stock held on that date. The 100% stock dividend was distributed on July 15, 2004. All share data and earnings per share data in these financial statements give effect to the stock split, applied retroactively, to all periods presented.

EUROBANK

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2001 and 2000
Together with Auditors’ Report

      THIS IS A COPY OF AN AUDIT REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF EUROBANCSHARES, INC. AND SUBSIDIARIES AS OF DECEMBER 31, 2000 AND 2001 AND EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001. THIS AUDIT REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH THE FILING OF THIS REGISTRATION STATEMENT.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of

Eurobank:

      We have audited the accompanying consolidated balance sheets of Eurobank (a Puerto Rico corporation) as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders’ equity and other comprehensive income, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eurobank as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

San Juan, Puerto Rico,

January 11, 2002.

EUROBANK

CONSOLIDATED BALANCE SHEETS

December 31, 2001 and 2000

	2001	2000

ASSETS
Cash and Cash Equivalents	$16,085,242	$14,533,238
Interest Bearing Deposits	14,656,543	—
Securities Purchased under Agreements to Resell	8,049,613	4,790,128
Trading Securities	—	149,130
Investment Securities Available for Sale	88,708,791	103,736,957
Investment Securities	1,476,193	2,467,473
Loans Held for Sale	5,051,600	1,078,400
Loans, net	449,115,342	308,068,792
Accrued Interest Receivable	3,881,525	3,864,961
Customers’ Liability on Acceptances	543,956	333,630
Bank Premises and Equipment, net	8,675,281	7,606,626
Other Assets	11,471,234	5,379,900

Total assets	$607,715,320	$452,009,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand	$101,364,666	$84,294,352
Savings	66,836,935	49,464,441
Time	317,461,386	216,637,045

Total deposits	485,662,987	350,395,838
Securities Sold under Agreements to Repurchase	27,363,500	50,062,584
Acceptances Outstanding	543,956	333,630
Notes Payable	15,250,000	11,250,000
Accrued Interest Payable	2,241,658	1,948,462
Accrued Expenses and Other Liabilities	3,847,294	1,955,379
Trust Preferred Capital Securities	25,000,000	—

	559,909,395	415,945,893

Commitments and Contingencies (Notes 14 and 20)
Stockholders’ Equity:
Preferred stock — $10 par value; 1,000,000 shares authorized, none issued	—	—
Common stock — Class A, $5 par value; 4,000,000 shares authorized, 4,000,000 shares issued and outstanding in 2000	—	20,000,000
Class B, $1, par value; 2,500,000 shares authorized, 2,026,032 shares issued and outstanding in 2000	—	2,026,032
Common stock, $1 par value; 12,500,000 shares authorized, 6,778,497 shares issued and outstanding in 2001	6,778,497	—
Capital paid in excess of par value	34,610,787	13,746,145
Accumulated other comprehensive income	363,467	41,961
Retained earnings —
Reserve fund	602,857	24,920
Undivided profits	5,450,317	224,284

Total stockholders’ equity	47,805,925	36,063,342

Total liabilities and stockholders’ equity	$607,715,320	$452,009,235

The accompanying notes are an integral part of these consolidated balance sheets.

EUROBANK

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2001, 2000 and 1999

	2001	2000	1999

Interest Income:
Loans, including loan fees	$37,719,014	$27,701,238	$16,209,408
Securities	6,284,082	6,480,609	4,070,663
Interest-bearing deposits, securities purchased under agreements to resell, and other	586,497	606,609	449,528

Total interest income	44,589,593	34,788,456	20,729,599

Interest Expense:
Deposits	18,471,478	12,383,322	8,988,219
Securities sold under agreements to repurchase, notes payable and other	2,907,063	4,489,105	403,134

Total interest expense	21,378,541	16,872,427	9,391,353

Net interest income	23,211,052	17,916,029	11,338,246
Provision for Loan Losses	2,377,000	1,343,000	1,103,000

Net Interest Income after Provision for Loan Losses	20,834,052	16,573,029	10,235,246

Non-Interest Income:
Service charges, fees and other	3,640,658	3,059,386	2,782,814
Net gain on sale of securities	194,842	354,063	—
Net loss on sale of other real estate owned, repossessed assets and on disposition of other assets	(86,143)	—	—
Gain on sale of loans	974,669	—	—

Total non-interest income	4,724,026	3,413,449	2,782,814

Non-Interest Expense:
Salaries and employee benefits	9,374,586	7,639,986	5,039,122
Occupancy	3,971,872	3,313,706	2,445,503
Professional services	951,460	575,945	547,537
Insurance	352,558	310,789	206,839
Promotional	289,108	269,316	150,493
Other	2,667,434	1,938,162	1,674,023

Total non-interest expense	17,607,018	14,047,904	10,063,517

Income before Income Taxes	7,951,060	5,938,574	2,954,543
Provision for Income Taxes	2,147,090	1,907,990	1,170,284

Net Income	$5,803,970	$4,030,584	$1,784,259

Earnings Per Share:
Basic earnings per common share	$.94	$.80	$.36

Diluted earnings per common share	$.93	$.80	$.36

The accompanying notes are an integral part of these consolidated statements.

EUROBANK

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

AND OTHER COMPREHENSIVE INCOME
For the Years Ended December 31, 2001, 2000 and 1999

	2001	2000	1999

Class A Common Stock:
Balance at beginning of year	$20,000,000	$15,004,850	$15,004,850
Issuance of common stock	—	4,995,150	—
Transfer to common stock and capital paid in excess of par value (see Note 17)	(20,000,000)	—	—

Balance at end of year	—	20,000,000	15,004,850

Class B Common Stock:
Balance at beginning of year	2,026,032	2,026,032	1,958,196
Issuance of common stock	—	—	67,836
Transfer to common stock (see Note 17)	(2,026,032)	—	—

Balance at end of year	—	2,026,032	2,026,032

Common Stock:
Balance at beginning of year	—	—	—
Issuance of common stock	752,465	—	—
Transfer from Class A common stock (see Note 17)	4,000,000	—	—
Transfer from Class B common stock (see Note 17)	2,026,032	—	—

Balance at end of year	6,778,497	—	—

Capital Paid in Excess of Par Value:
Balance at beginning of year	13,746,145	12,096,731	12,000,137
Issuance of common stock	4,864,642	1,649,414	97,164
Acquisition of treasury stock	—	—	(570)
Transfer from Class A common stock (see Note 17)	16,000,000	—	—

Balance at end of year	34,610,787	13,746,145	12,096,731

Treasury Stock, at cost:
Balance at beginning of year	—	(156)	—
Stock sold (purchased) at cost	—	156	(156)

Balance at end of year	—	—	(156)

Accumulated Other Comprehensive Income (Loss), net of taxes:
Balance at beginning of year	41,961	(1,186,148)	(345,540)
Unrealized net gain (loss) on investment securities available for sale	321,506	1,228,109	(840,608)

Balance at end of year	363,467	41,961	(1,186,148)

Reserve Fund:
Balance at beginning of year	24,920	—	—
Transfer from undivided profits	577,937	24,920	—

Balance at end of year	602,857	24,920	—

Undivided Profits (Accumulated Deficit):
Balance at beginning of year	224,284	(3,781,380)	(5,565,639)
Net Income	5,803,970	4,030,584	1,784,259
Transfer to reserve fund	(577,937)	(24,920)	—

Balance at end of year	5,450,317	224,284	(3,781,380)

Total stockholders’ equity	$47,805,925	$36,063,342	$24,159,929

	2001	2000	1999

Comprehensive Income:
Net income	$5,803,970	$4,030,584	$1,784,259

Other comprehensive income (loss), net of tax-
Unrealized net gains (losses) on investment securities available for sale	420,135	1,228,109	(840,608)
Reclassification adjustment for realized gains included in net income	(98,629)	—	—

Unrealized net gains (losses) on investment securities available for sale, net of tax	321,506	1,228,109	(840,608)

Comprehensive income	$6,125,476	$5,258,693	$943,651

The accompanying notes are an integral part of these consolidated statements.

EUROBANK

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001, 2000 and 1999

	2001	2000	1999

Cash Flows from Operating Activities:
Net income	$5,803,970	$4,030,584	$1,784,259

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	1,058,957	921,825	759,167
Provision for loan losses	2,377,000	1,343,000	1,103,000
Deferred tax (benefit) provision	(145,846)	1,470,544	1,132,788
Net gain on sale of securities	(194,842)	(354,063)	—
Gain on sale of loans	(974,669)	—	—
Net (discount accretion) premium amortization on securities, net	(166,237)	26,975	(65,725)
Decrease in deferred loan costs	(1,088,410)	(524,073)	(395,024)
Proceeds from sale of trading securities	150,000	129,676,563	—
Purchases of trading securities	—	(129,763,387)	—
Increase in accrued interest receivable	(16,564)	(1,300,642)	—
Increase in other assets	(6,052,656)	(760,799)	(418,741)
Increase in accrued interest payable, accrued expenses and other liabilities	2,185,111	1,578,047	43,457

Total adjustments	(2,868,156)	2,313,990	1,396,860

Net cash provided by operating activities	2,935,814	6,344,574	3,181,119

Cash Flows from Investing Activities:
(Increase) decrease in securities purchased under agreements to resell	(3,259,485)	207,339	1,921,880
(Increase) decrease of interest bearing deposits	(14,656,543)	—	150,000
Purchases of investment securities available for sale	(69,970,575)	(104,559,757)	(50,801,002)
Proceeds from maturities and sales of investment securities available for sale	85,786,804	83,771,730	37,626,743
Purchases of investment securities	—	(848,200)	(593,000)
Proceeds from investment securities called	992,100	—	3,430,000
Net increase in loans	(145,333,671)	(126,118,444)	(31,772,105)
Capital expenditures, net	(2,127,612)	(1,065,923)	(728,809)

Net cash used in investing activities	(148,568,982)	(148,613,255)	(40,766,293)

Cash Flows from Financing Activities:
Net increase in demand deposits and savings accounts	34,442,808	10,832,586	10,749,046
Net increase in time deposits	100,824,341	88,327,890	12,253,423
(Decrease) increase in securities sold under agreements to repurchase	(22,699,084)	40,107,584	9,955,000
Repayment of notes payable	(600,000)	(10,000,000)	—
Issuance of notes payable	4,600,000	3,400,000	13,850,000
Proceeds from issuance of trust preferred capital securities	25,000,000	—	—
Proceeds from sale of treasury stock	—	1,170	—
Purchase of treasury stock	—	—	(726)
Proceeds from issuance of common stock	5,617,107	6,643,550	165,000

Net cash provided by financing activities	147,185,172	139,312,780	46,971,743

Net Increase (Decrease) in Cash and Cash Equivalents	1,552,004	(2,955,901)	9,386,569
Cash and Cash Equivalents, beginning of year	14,533,238	17,489,139	8,102,570

Cash and Cash Equivalents, end of year	$16,085,242	$14,533,238	$17,489,139

The accompanying notes are an integral part of these consolidated statements.

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001, 2000 and 1999

1.	Organization and Summary of Significant Accounting Policies:

Organization and Basis of Presentation

      Eurobank (the Bank) is a full service commercial bank with a delivery system of fifteen branches in Puerto Rico. During December 2001, Eurobank organized EuroBancshares, Inc. (the Subsidiary), a wholly owned subsidiary incorporated in Puerto Rico. The Subsidiary in turn formed a special purpose vehicle, Eurobank Statutory Trust I (the Trust), incorporated in the state of Connecticut. The Trust entered into a financing transaction involving the issuance of trust preferred capital securities. It is the intent of the Bank to restructure this wholly owned subsidiary into a holding company during year 2002.

      The accounting and reporting policies of the Bank, its Subsidiary and the Trust conform with accounting principles generally accepted and banking industry practices in the United States. The accompanying financial statements have been consolidated during 2001 to include the newly formed entities. Consequently, the accompanying financial statements as of December 31, 2000, and for the years ended December 31, 2000 and 1999, do not include any accounts from the Subsidiary and/or the Trust.

Principles of consolidation

      The consolidated financial statements include the accounts of the Bank, its subsidiary, and the Trust. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Securities Purchased under Agreements to Resell

      The Bank purchases securities under agreements to resell. The amounts advanced under these agreements represent short-term financing transactions and are carried at the amounts at which the transactions will be settled.

Trading Securities

      The Bank acquires securities for trading and carries its trading account at market. The Bank classifies as trading those securities that are acquired and held principally for the purpose of selling them in the near term. Realized and unrealized changes in market value are recorded separately in the trading profit or loss account in the periods in which the changes occur. Interest revenue and expense arising from trading instruments are included in the consolidated income statements as part of net interest income rather than in the trading profit or loss account.

Investment Securities Available for Sale

      Investment securities available for sale are recorded at fair value and unrealized gains and losses on these investments are reflected as a separate component of stockholders’ equity in accumulated other comprehensive income. Gains or losses on sales of investments securities available for sale are recognized when realized and are computed on the basis of specific identification.

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Investment Securities

      Investment securities are carried at cost, adjusted for premium amortization and discount accretion. The Bank classifies as investment securities those investments which it has the intent and the ability to hold until maturity.

Interest Income

      Interest income on loans and investment securities is recognized on a basis which produces a constant yield over the term of the loan or security. Accrual of interest income is discontinued when collectibility of the related loan appears doubtful or after 90 days of delinquency, unless the credit is well secured and in process of collection. The interest on these loans is accounted on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans Held for Sale

      Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans and Allowance for Loan Losses

      Loans are stated at the amount of unpaid principal, reduced by unearned finance charges, allowance for loan losses and net deferred nonrefundable fees. The allowance for loan losses is an estimate to provide for probable collection losses in the loan portfolio. Losses are charged and recoveries are credited to the allowance account at the time a loss is incurred or a recovery takes place.

      The Bank provides for loan losses based on factors which, in management’s judgment, deserve recognition in estimating loan losses. Factors considered by management include the growth and composition of the loan portfolio, economic conditions, the value and adequacy of collateral, and the current level of the allowance. These factors are reviewed periodically and adjustments, as they become necessary, are reported in the periods in which they become known.

      Management believes that the allowance for loan losses is adequate; however, regulatory agencies, including the Federal Deposit Insurance Corporation (the FDIC), as an integral part of their examination process, periodically review the Bank’s allowance for loan losses.

      The Bank classifies loans as non-performing when they become 90 days past due.

      The Bank measures impaired loans based on the present value of expected future cash flows discounted at the loan’s original effective interest rate. As a practical expedient, impairment may be measured based on the loan’s observable market price or the fair value of the collateral (if the loan is collateral dependent). When the measure of the impaired loan is less than the recorded amount, the impairment is recorded through a valuation allowance.

Bank Premises and Equipment

      Bank premises and equipment are stated at cost, less accumulated depreciation and amortization, which is computed utilizing the straight-line method over the estimated useful lives of the depreciable assets. Leasehold improvements are stated at cost and are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is lower. Expenditures for major improvements and remodeling are capitalized while maintenance and repairs are charged to expense. Gains

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or losses on disposition of Bank premises and equipment, and related operating income and maintenance expenses are included in current operations.

Other Real Estate and Repossessed Assets

      Other real estate and repossessed assets, normally obtained through foreclosure or other workout situations, are stated at the lower of the outstanding loan balance at the time of acquisition, or the fair market value of the property or repossessed asset based on appraisals. Any resulting loss is charged to the allowance for loan losses. An appraisal of other real estate properties and repossessed assets is made periodically after its acquisition and comparison between the appraised value and the carrying value is performed. Additional declines in value after acquisition, if any, are charged to current operations. Gains or losses on disposition of other real estate and repossessed assets and related operating income and maintenance expenses are included in current operations.

Trust Services

      In connection with its trust activities, the Bank administers and is custodian of assets which amounted to approximately $1,255,000 and $1,028,000 at December 31, 2001 and 2000, respectively.

Securities Sold under Agreement to Repurchase

      The Bank sells securities under agreements to repurchase the same or similar securities. Amounts received under these agreements represent short-term financing transactions and the securities underlying the agreements remain in the asset accounts.

Income Taxes

      The Bank uses the asset and liability method for the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Bank’s consolidated financial statements or tax returns. Deferred income tax assets and liabilities are determined for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. The computation is based on enacted tax laws and rates applicable to periods in which the temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Reserve Fund

      The Banking Law of Puerto Rico requires that a reserve fund be created and that annual transfers of at least 10% of annual consolidated net income be made, until such fund equals total paid-in capital. Such transfers restrict the retained earnings, which would otherwise be available for dividends. On the other hand, if net losses are experienced, such losses will be initially charged to retained earnings and the balance, if any, will be then charged to or included as a reduction of the reserve fund.

Loan Origination and Commitment Fees

      Loan origination and commitment fees and certain loan origination costs are deferred. These are amortized over the life of the related loans as a yield adjustment.

Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

      The Bank recognizes financial and servicing assets based on a financial component approach that focuses on assets controlled and the liabilities that have been incurred. Financial assets are derecognized when control has been surrendered and liabilities are derecognized when extinguished.

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Cash Flows

      The Bank considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

•	Supplemental Disclosures of Cash Flow Information:

	2001	2000	1999

Cash paid during the years for—
Interest	$21,085,000	$16,195,000	$9,177,000

Income taxes	$923,995	$20,000	$—

      Noncash transactions during the years 2001 and 2000 consist of the acquisition of other repossessed assets and other real estate of approximately of $6,625,000 and $1,222,000, respectively. During 1999, noncash transactions consisted of the acquisition of other real estate of approximately $25,000.

Stock Option Plan

      As allowed by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, the Bank elected to continue to measure cost for its stock compensation plans using the intrinsic value based method prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”. Under the intrinsic value method, cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Entities choosing to continue applying APB Opinion No. 25 on employee stock options granted on or after January 1996 must provide pro forma disclosures of the consolidated net income, as if the fair value method of accounting had been applied. Under this method cost is measure at the grant date based on the fair value of the employee stock option and is recognized ratably over the service period of the option, which is usually the vesting period. The difference between applying the provisions of APB Opinion No. 25 and the pro forma disclosure required by SFAS No. 123 is not material to the accompanying consolidated financial statements or to the computation of earnings per share.

Comprehensive Income

      Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. In addition to net income, the Bank recognizes unrealized holding gains and losses arising during the year in comprehensive income.

Earnings Per Common Share

      Basic earnings per common share are computed by dividing net income attributable to common stock, by the weighted average number of common shares outstanding during each year. The Bank’s average number of common shares outstanding used in the computation of earnings per common share was 6,175,843, 5,035,176 and 4,993,249 at December 31, 2001, 2000 and 1999, respectively. Diluted earnings per share are computed by dividing net income to common stock, by the weighted average number of common shares outstanding during each year, plus any stock options outstanding. The Bank’s average number of common shares outstanding used in the computation of diluted earnings per share was 6,213,820, 5,063,629 and 5,021,702 at December 31, 2001, 2000 and 1999, respectively.

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Accounting Pronouncements

      During 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140 (SFAS No. 140), “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This statement replaces SFAS No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, revising the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125’s provisions without reconsideration. This statement was effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and for recognition and reclassification of collateral and for disclosure relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. It is management’s opinion that the implementation of all other provisions of SFAS No. 140 did not have a significant impact on the Bank’s consolidated financial statements.

      During 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 (SFAS No. 141), “Business Combinations”, which supersedes APB Opinion No. 16, “Business Combinations”, and FASB Statement No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises”. All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. This Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. It is the opinion of management that the implementation of SFAS No. 141 will not have a material impact on the Bank’s consolidated results of operations or financial position.

      During 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 (SFAS No. 142), “Goodwill and Other Intangible Assets”, which supersedes APB Opinion No. 17, “Intangible Assets”. This statement addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of this Statement are required to be applied starting with fiscal years beginning after December 31, 2001. It is the opinion of management that the implementation of SFAS No. 142 will not have a material impact on the Bank’s consolidated results of operations or financial position.

      During 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143 (SFAS No. 143), “Accounting for Asset Retirement Obligations”. This Statement amends SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies”. This Statement applies to all entities and applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. As described in this Statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by a legal construction of a contract under the doctrine of promissory estoppel. The provisions of this Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. It is the opinion of management that the implementation of SFAS No. 143 will not have a material impact on the Bank’s consolidated results of operations or financial position.

      During 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 (SFAS No. 144), “Accounting for the Impairment or Disposal of Long-Lived Assets”. This Statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. This Statement also amends ARB No. 51, “Consolidated Financial Statements”, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. It is the opinion of management that the implementation of SFAS No. 144 will not have a material impact on the Bank’s consolidated results of operations or financial position.

2.	Trading Securities:

      Proceeds from sales and redemption of trading securities during the years ended December 31, 2001 and 2000, were approximately $150,000 and $129,677,000, respectively. No gain or loss was recognized during the year 2001. Gross gains of approximately $92,000 and gross losses of approximately $38,000 were realized during 2000. During 2000 the Bank conducted its trading activities mostly with U.S. Treasury securities. At December 31, 2000, the trading securities outstanding consisted of a U.S. Treasury Bill, which matured during 2001.

3.	Investment Securities Available for Sale:

      Investment securities available for sale and related contractual maturities as of December 31, are as follows:

	2001

	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

Commonwealth of Puerto Rico obligations — One through five years	$2.000.000	$—	$—	$2,000,000
U.S. Corporate Notes — One through five years	3,000,000	52,140	—	3,052,140
U.S. Treasury Notes — Less than one year	17,498,609	238,440	—	17,737,049
Federal Home Loan Bank Notes — One through five years	7,983,024	64,275	—	8,047,299
Federal Farm Credit Bank Notes — Less than one year	2,499,811	8,939	—	2,508,750
Federal National Mortgage Association Notes — Less than one year	274,312	905	—	275,217
One through five years	555,196	5,415	—	560,611
More than five years	4,073,817	131,702	—	4,205,519
Mortgage-Backed Securities — Less than one year	840,456	13,023	—	853,479
More than five years	49,498,943	364,186	(394,402)	49,468,727

Total	$88,224,168	$879,025	$(394,402)	$88,708,791

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2000

	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

U.S. Treasury Bills — Less than one year	$9,752,500	$17,800	$—	$9,770,300
U.S. Treasury Notes —
Less than one year	11,969,793	93,957	—	12,063,750
One through five years	27,487,121	303,504	—	27,790,625
Federal Home Loan Bank Notes —
Less than one year	22,519,453	6,048	(84,188)	22,441,313
One through five years	5,000,000	—	(450,000)	4,550,000
Federal Farm Credit Bank Notes —
Less than one year	4,999,142	—	(10,892)	4,988,250
One through five years	2,497,588	24,287	—	2,521,875
Federal National Mortgage Association Notes —
One through five years	2,500,000	—	(7,750)	2,492,250
Mortgage-Backed Securities —
Less than one year	2,496,572	7,227	(6,507)	2,497,292
One through five years	4,154,742	12,442	(7,352)	4,159,832
More than five years	10,304,099	164,637	(7,266)	10,461,470

Total	$103,681,010	$629,902	$(573,955)	$103,736,957

      Contractual maturities on certain investment securities available for sale could differ from actual maturities since certain issuers have the right to call or prepay these securities.

      Proceeds from sales of investment securities available for sale during the years ended December 31, 2001 and 2000, were approximately $16,483,000 and $45,361,000, respectively. Gross gains of approximately $195,000 and $300,000 were realized during 2001 and 2000, respectively. During 1999, there were no sales of investment securities available for sale.

4.	Investment Securities:

      Investment securities and related contractual maturities at December 31, are as follows:

	2001

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Commonwealth of Puerto Rico obligations —
Less than one year	$224,793	$207	$—	$225,000
Other securities	1,251,400	—	—	1,251,400

	$1,476,193	$207	$—	$1,476,400

	2000

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Commonwealth of Puerto Rico obligations —
One through five years	$228,973	$4,052	$—	$233,025
Other securities	2,238,500	—	—	2,238,500

	$2,467,473	$4,052	$—	$2,471,525

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Contractual maturities on certain investment securities could differ from actual maturities since certain issuers have the right to call or prepay these securities.

      During 2001 approximately $992,000 of investment securities were called by the issuer. During 2000, no investment securities were called by the issuer. During 1999, proceeds from investment securities that were called by the issuer were approximately $3,430,000. No gains or losses were realized on securities called during the years 2001, 2000 and 1999.

5.	Investments Pledged:

      At December 31, 2001, various securities and loans were pledged to secure the following:

Asset Pledged	Approximate Amount	Items Secured/Collateralized

Securities	$3,187,000	Deposits of public funds
Loans	$4,851,000	Deposits of public funds
Securities	$15,628,000	Notes payable from Federal Home Loan Bank (see Note 12)
Securities	$152,000	Assets pledged with Puerto Rico Treasury Department for IRA Trust
Securities	$2,403,000	Assets pledged with Federal Reserve for discount window
Securities	$431,000	Assets pledged with Commissioner of Financial Institutions of the Commonwealth of Puerto Rico for the trust and international bank operations
Securities	$27,720,000	Securities sold under agreements to repurchase (see Note 11)
Securities	$300,000	Treasury, tax and loan account

6.     Loans, Net:

      A summary of the Bank’s loan portfolio at December 31, is as follows:

	2001	2000

Commercial and industrial	$243,923,044	$190,840,433
Construction	32,524,384	8,082,600
Mortgage	18,566,607	15,116,916
Consumer	19,615,416	18,677,250
Lease financing contracts	138,629,173	80,269,950
Other	2,613,134	2,130,101

	455,871,758	315,117,250
Deferred loan costs	1,776,562	688,152
Unearned finance charges	(4,020,046)	(4,686,054)
Allowance for loan losses	(4,512,932)	(3,050,556)

Loans, net	$449,115,342	$308,068,792

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, the approximate recorded investment in loans that were considered impaired is as follows:

	2001	2000

Impaired loans with related allowance	$3,000,000	$1,839,000
Impaired loans that did not require allowance	3,300,000	2,767,000

Total impaired loans	$6,300,000	$4,606,000

Allowance for impaired loans	$299,000	$192,000

Interest income recognized on impaired loans	$220,000	$198,000

      The average outstanding amount of impaired loans during the years ended December 31, 2001 and 2000, was approximately $5,769,000 and $4,803,000, respectively.

      The following schedule reflects the approximate outstanding principal amount and the effect on earnings of nonperforming loans.

	2001	2000	1999

Principal balance as of December 31	$6,292,000	$4,968,000	$3,303,000

Interest income which would have been recorded had the loans not been classified as nonperforming	$584,000	$477,000	$852,000

      At December 31, 2001 and 2000, $2,849,000 and $2,900,000, respectively, of these nonperforming loans were guaranteed by U.S. Department of Agriculture and or the Small Business Administration.

      Commercial and industrial loans with principal outstanding balances amounting to approximately $2,364,000 and $1,908,000 in 2001 and 2000, respectively, are guaranteed by the U.S. government through the Small Business Administration at percentages varying from 75% to 90% and 70% to 75% in 2001 and 2000, respectively. As of December 31, 2001 and 2000, industrial loans with a principal outstanding balance of approximately $2,650,000 and $2,847,000, respectively, were guaranteed by the U.S. government through the U.S. Department of Agriculture.

      During 2001 and 2000, $4,851,000 and $3,935,000 of the guaranteed loans were pledged to secure public funds.

7.     Allowance for Loan Losses:

      The following analysis summarizes the changes in the allowance for loan losses for the years ended December 31:

	2001	2000	1999

Balance, January 1	3,050,556	$2,143,324	$2,032,960
Provision for loan losses	2,377,000	1,343,000	1,103,000
Loans charged off	(1,396,326)	(766,992)	(1,417,383)
Recoveries credited	481,702	331,224	424,747

Balance, December 31	$4,512,932	$3,050,556	$2,143,324

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Bank Premises and Equipment, Net:

      Bank premises and equipment at December 31, are as follows:

	Estimated
	Useful Lives	2001	2000

Building	40	$5,744,611	$5,738,981
Leasehold improvements	5 to 20	2,910,947	2,661,999
Furniture, fixtures and equipment	2 to 5	6,684,016	5,615,216
Construction in progress		857,607	142,491

		16,197,181	14,158,687
Accumulated depreciation and amortization		(7,521,900)	(6,552,061)

		$8,675,281	$7,606,626

9.     Other Assets:

      Other assets at December 31, consist of the following:

	2001	2000

Deferred tax assets, net	$946,029	$907,348
Accounts receivable	3,707,448	969,235
Other real estate	29,000	534,775
Other repossessed assets	3,006,835	1,121,680
Prepaid expenses and deposits	2,345,651	885,163
Other	1,436,271	961,699

	$11,471,234	$5,379,900

10.     Time Deposits:

      The Bank’s time deposits include certificates of deposit in denominations of $100,000 or more amounting to approximately $223,903,000 and $147,479,000 at December 31, 2001 and 2000, respectively. Interest expense on these deposits amounted to approximately $11,146,000 and $5,963,000 for the years ended December 31, 2001 and 2000, respectively.

11.     Securities Sold under Agreements to Repurchase:

      Securities sold under agreements to repurchase represent short-term financing transactions with securities dealers and the Federal Home Loan Bank. The following table summarizes certain information on securities sold under agreements to repurchase at December 31:

	2001	2000

Amount outstanding at year-end	$27,363,500	$50,062,584
Maximum aggregate balance outstanding at any month-end	$63,803,500	$88,521,630
Average monthly aggregate balance outstanding during the year	$40,822,996	$54,350,198
Weighted average interest rate —
For the year ended December 31	4.54%	6.35%

At December 31	2.43%	6.43%

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The investment securities underlying such agreements were delivered to the dealers with whom the agreements were transacted. The dealers may have sold, loaned, or otherwise disposed of such securities in the normal course of business operations, but have agreed to resell to the Bank substantially the same securities on the maturity dates of the agreements.

      At December 31, 2001 and 2000, investment securities with a carrying value of $27,720,000 and $49,884,528 were pledged as collateral under these agreements.

12.     Notes Payable:

      At December 31, the Bank owes several advances to the Federal Home Loan Bank as follows:

Maturity	Interest Rate Range	2001	2000

2001	5.32%	$—	$600,000
2002	1.93% to 5.72%	1,950,000	1,350,000
2003	4.95% to 7.28%	6,800,000	6,800,000
2004	6.50% to 6.81%	2,500,000	2,500,000
2005	5.72%	4,000,000	—

		$15,250,000	$11,250,000

      These notes are guaranteed by approximately $15,628,000 in securities outstanding as of December 31, 2001. Interest rates are fixed for the term of each advance and payable on the first business day of the following month when the original maturity of the note exceeds six months. In notes with original terms of six months or less, interest is paid at maturity. Interest payments during 2001, 2000 and 1999, amounted to approximately $902,000, $1,100,000 and $282,000, respectively.

13.     Trust Preferred Capital Securities:

      On December 18, 2001, the Trust issued $25,000,000 of floating rate Trust Preferred Capital Securities Series 1 due in 2031 with a liquidation amount of $1,000 per security. Distributions payable on each capital security will be payable at an annual rate equal to 5.60% beginning on (and including) the date of original issuance and ending on (but excluding) March 18, 2002, and at an annual rate for each successive period equal to the 3-month LIBOR, plus 3.60% with a ceiling rate of 12.50%. The capital securities of the Trust are fully and unconditionally guaranteed by the Bank’s wholly owned subsidiary (EuroBancshares).

      EuroBancshares then issued $25,000,000 floating rate junior subordinated deferrable interest debentures to the Trust due in 2031. The terms of the EuroBancshares debentures, which comprises substantially all of the assets of the Trust, are equal to the terms of the capital securities issued by the Trust. These debentures are fully and unconditionally guaranteed by the Bank.

      The Bank subsequently issued an unsecured promissory note to EuroBancshares at an annual rate equal to that being paid on the Trust Preferred Capital Securities Series 1 due in 2031. Consequently, the Bank holds as of December 31, 2001, $25,000,000 in trust preferred capital securities in the accompanying consolidated balance sheets.

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.     Commitments and Contingencies:

      The Bank leases certain premises used in its operations under operating lease agreements expiring at various dates through 2017. The total approximated minimum rental payments under the agreements, including rentals based upon increases in taxes and other costs, are approximately as follows:

Year	Amount

2002	$1,360,000
2003	1,357,000
2004	1,026,000
2005	942,000
2006	788,000
Thereafter	6,343,000

$11,816,000

      Rent expense for the years ended December 31, 2001, 2000 and 1999, was approximately $1,127,000, $841,000 and $787,000, respectively.

      The Bank is involved as plaintiff or defendant in a variety of routine litigation incidental to the normal course of business. Management believes, based on the opinion of legal counsel, that it has adequate defense or insurance protection with respect to such litigation and that any losses therefrom, whether or not insured, would not have a material adverse effect on the consolidated results of operations or financial position of the Bank.

15.     Sale of Receivables:

      During December 2001 the Bank sold a portion of its lease financing contracts portfolio with a current net value of $9,015,447 as of December 28, 2001 (the Agreement). In this sale, the Bank retained various interests such as servicing responsibilities, certain subordinated interests, such as late payment fees, assumption fees and other. The Bank surrendered control of the lease financing receivables, as defined by SFAS 140, and accounted for this transaction as sale and recognized a gain of approximately $975,000 during the year ended December 31, 2001.

      The Bank has a limited recourse obligation as per the Agreement that requires the Bank to repurchase any defaulted lease up to 7.5% of the sales price of all leases sold, which amounts to approximately $750,000. Nevertheless, it is management’s expectation, based on prior loss experience, that such limited recourse will not exceed $60,000 during the average portfolio life which approximates five years.

      Management has estimated that the compensation to be received for servicing the portfolio approximates the expenses the Bank is expected to incur in the servicing. Therefore, it is management’s opinion that the net effect of these items did not have a significant impact on the Bank’s consolidated financial statements. As a result, no servicing asset or liability was recorded.

      No receivables were sold during 2002 and 1999.

16.     Income Taxes:

      The Bank is subject to Puerto Rico income tax at statutory rates. Under the provisions of the Puerto Rico Internal Revenue Code of 1994, as amended, the Bank is subject to regular tax or the alternative minimum tax, whichever is higher. Customarily, the effective tax rate is lower than the statutory rate

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

primarily because interest income on certain U.S. and Puerto Rico securities is exempt from Puerto Rico income taxes.

      The Bank is also subject to federal income tax on its U.S. source income. However, the Bank had no taxable U.S. income for the years ended December 31, 2001, 2000 and 1999. As a result of the U.S. Tax Reform Act of 1986, effective January 1, 1990, the Bank is not subject to federal income tax on U.S. Treasury securities that qualify as portfolio interest, nor to the branch profit tax and the branch level interest tax.

      During 2000, the Bank established an International Bank Unit engaged in investment securities, deposits and other funding transactions outside Puerto Rico. The revenues generated by these transactions, net of related interest costs and operating expenses, are exempt from Puerto Rico taxes.

      The components of the income tax provision for the years ended December 31, are as follows:

	2001	2000	1999

Current tax provision	$2,292,936	$437,446	$37,496
Deferred tax (benefit) provision	(145,846)	1,470,544	1,132,788

Total income tax provision	$2,147,090	$1,907,990	$1,170,284

      The difference between the income tax provision and the amount computed using the statutory rate at December 31, is due to the following:

	2001		2000		1999

	Amount	Rate	Amount	Rate	Amount	Rate

Income tax at statutory rate	$3,100,913	39.00%	$2,316,043	39.00%	$1,152,272	39.00%
Benefits of tax-exempt interest income, net	(339,094)	(4.26)	(413,502)	(6.96)	—	—
International banking unit	(435,460)	(5.48)	(11,287)	(0.19)	—	—
(Allowance) disallowance of certain expenses for tax purposes and other items	(179,269)	(2.26)	16,736	0.28	18,012	0.61

	$2,147,090	27.00%	$1,907,990	32.13%	$1,170,284	39.61%

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Bank’s deferred tax assets and liabilities at December 31, were as follows:

	2001	2000	1999

Net operating loss carryforward	$—	$—	$1,389,796
Alternative minimum tax credit	—	—	217,314
Allowance for loan losses	1,760,044	1,189,714	835,896
Deferred loan costs	(692,859)	(268,380)	(63,991)
Tax effect of unrealized (gains) and losses on securities available for sale	(121,156)	(13,986)	395,380
Other temporary differences	—	—	12,869

	$946,029	$907,348	$2,787,264

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.     Stock Transactions:

      During 2001, the Bank converted its 4,000,000 Class A shares and 2,026,032 Class B shares outstanding with a par value of $5 and $1, respectively, into 6,026,032 shares of common stock with a par value of $1 and capital paid in excess of par value of $34,610,787.

      During 2001, the Bank issued 699,739 of the new common stock shares at $7.65 per share through a private placement on September 24, 2001, and 52,726 through stock options exercised.

      During 2001, the Bank amended its articles of incorporation and authorized the issuance of 1,000,000 shares of preferred stock at $10 par value, of which none had been issued.

      During 2000, the Bank issued 999,030 of its Class A common stock at $6.65 per share through a private placement on December 29, 2000. In addition, during 2000, the Bank sold the Class B common stock held in treasury at $7.50 per share.

      During 1999, the Bank issued 26,586 shares of its Class B common stock in accordance with certain provisions of its merger agreement with another commercial bank. During 1997, the Bank had placed in escrow 180,000 shares of Class B common stock to provide for any contingency resulting from those matters. In accordance with the merger agreement, the Bank maintained the shares in escrow until June 30, 1999, when the final settlement was made.

      During 1999, the Bank purchased 156 shares of its own $1 par value stock, Class B common stock at $4.65 per share.

18.     Stock Option Plan:

      During 1997, the Board of Directors approved and the shareholders ratified the Stock Option Plan (the Plan). Under the Plan an aggregate of 550,000 shares of authorized but unissued common stock Class B of the Bank, representing 10% of the shares of common stock outstanding on June 30, 1997, were reserved for issuance under the Plan.

      All officers and directors of Eurobank are eligible under the Plan, provided, however, that stock options shall not be exercisable by an optionee who is the owner of 5% or more of the issued and outstanding shares of the Bank or in exercising the stock options would become the owner of 5% or more of the issued and outstanding shares of the Bank, unless the optionee obtains the approvals required from the appropriate regulatory agencies to hold shares in excess of such percent. Any eligible person may hold more than one option at a time.

      The compensation committee, appointed by the Board of Directors, has absolute discretion to select which of the eligible persons will be granted stock options, the number of shares of the Bank’s common stock subject to such options, whether stock appreciation rights will be granted for such options and generally, to determine the terms and conditions of such options in accordance with the provisions of the Plan. Options are exercisable within five years after the grant date at the discretion of the optionee. The options are granted at the approximate fair value of the Bank’s common stock at the date of issuance.

      At December 31, 2001, the options issued and outstanding were as follows:

Date	Options	Options	Options	Options	Exercise
Granted	Granted	Exercised	Cancelled	Outstanding	Price	Date Exercisable	Expiration Date

1997	137,400	84,213	14,437	38,750	$4.00	November 18, 1997	November 18, 2002
1999	4,164	—	—	4,164	6.65	December 30, 1999	December 30, 2004
2001	165,000	20,076	—	144,924	6.65	February 28, 2001	February 28, 2005

	306,564	104,289	14,437	187,838

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The cost of these options is measured as the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount and employee must pay to acquire the stock. The cost recognized by the Bank for its stock compensation plan was approximately $139,000 during 2001. No cost was recognized during 2000 and 1999.

19.     Related Party Transactions:

      The Bank makes loans to its directors, principal stockholders, officers, employees and organizations and individuals associated with them in the normal course of business. At December 31, 2001 and 2000, loans outstanding with these parties amounted to $4,972,265 and $4,475,893, respectively. Management believes that none of the above loans to related parties involve more than the normal risk of collectibility, nor present other features considered unfavorable as compared to loans to nonrelated parties. Deposits of $8,693,695 and $8,638,698 from these parties were outstanding as of December 31, 2001 and 2000, respectively.

20.	Financial Instruments with Off-Balance Sheet Risk:

      The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers, such as standby letters of credit. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amount of the standby letters of credit reflect the extent of involvement the Bank has in this particular class of financial instrument.

      The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

      Unless noted otherwise, the Bank requires collateral or other security to support financial instruments with credit risk. The Bank performs its normal credit granting due diligence procedures, to the extent necessary, in evaluating its involvement in financial instruments with credit risk.

      At December 31, the approximate contract or notional amount of the Bank’s financial instruments with off-balance sheet risk follows:

	2001	2000

Financial instruments whose contract amounts represent credit risk —
Stand-by and commercial letters of credit	$2,655,000	$3,570,000

Commitments to extend credit, approved loans not yet disbursed and unused lines of credit	$103,000,000	$79,000,000

      Stand-by letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. All guarantees will expire within a year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds certificates of deposit as collateral supporting those commitments for which collateral is deemed necessary.

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Fair Value of Financial Instruments:

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments in accordance with SFAS No. 107, “Disclosure about Fair Value of Financial Instruments.”

Cash and Cash Equivalents, Securities Purchased under Agreements to Resell and Interest-Bearing Deposits

      The carrying amount of cash and cash equivalents, securities purchased under agreements to resell and interest-bearing deposits is a reasonable estimate of fair value.

Trading Securities, Investment Securities Available for Sale and Investment Securities

      The fair value of trading securities, investment securities available for sale and investment securities are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans and Loans Held for Sale

      Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, consumer, mortgage and other loans. Each loan category is further segmented into fixed and adjustable interest rate terms.

      The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan.

      The estimate of fair value of loans considers the credit risk inherent in the portfolio through the allowance for loan losses. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

Accrued Interest Receivable

      The carrying amount of accrued interest receivable is a reasonable estimate of its fair value.

Deposits

      The fair value of deposits with no stated maturity, such as demand deposits, savings accounts, money market and checking accounts is equal to the amount payable on demand as of December 31, 2001 and 2000. The fair value of fixed maturity certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Notes Payable

      The fair value of notes payable is calculated by discounting scheduled cash flows through the estimated maturity using market discount rates.

Accrued Interest Payable, Accrued Expenses and Other Liabilities

      The carrying amount of accrued interest payable, accrued expenses and other liabilities is a reasonable estimate of fair value.

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Trust Preferred Capital Securities

      The fair value of trust preferred capital securities outstanding is calculated by discounting scheduled cash flows through the estimated maturity using the annual rate for each successive period equal to the 3-month LIBOR, plus 3.60%.

Commitments to Extend Credit and Letters of Credit

      The fair value of commitments to extend credit and letters of credit is estimated considering these commitments as loan equivalents. Fair values are estimated for commitments to extent credit with similar financial characteristics. Commitments to extend credit are segregated by type such as commercial, consumer, mortgage and other loans. Each commitment category is further segmented into fixed and adjustable interest rate terms.

      The fair value of commitments to extend credit and letters of credit is calculated by discounting scheduled cash flows at market discount rates that reflect the credit and interest rate risks inherent in the commitments to extend credit guarantees and letters of credit. Assumptions regarding credit risks, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

Limitations

      The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subject in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      The fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. As described for investments and mortgage-backed securities, the tax ramifications related to the realization of the unrealized gains and losses may have a significant effect on fair value estimates and have not been considered in many of the estimates.

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Following are the cost and fair value of financial instruments as of December 31:

	2001		2000

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Balance sheet financial instruments —
Cash and cash equivalents	$16,085,242	$16,085,242	$14,533,238	$14,533,238

Interest bearing deposits	$14,656,543	$14,656,543	$—	$—

Securities purchased under agreements to resell	$8,049,613	$8,049,613	$4,790,128	$4,790,128

Trading securities	$—	$—	$149,130	$149,130

Investment securities available for sale	$88,708,791	$88,708,791	$103,736,957	$103,736,957

Investment securities	$1,476,193	$1,476,400	$2,467,473	$2,471,525

Loans held for sale	$5,051,600	$5,051,600	$1,078,400	$1,078,400

Loans, net	$449,115,342	$451,396,376	$308,068,792	$312,046,360

Accrued interest receivable	$3,881,525	$3,881,525	$3,864,961	$3,864,961

Deposits —
Demand deposits	$101,364,666	$101,364,666	$84,294,352	$84,294,352
Savings and time deposits	384,298,321	392,263,169	266,101,486	266,569,691

Total	$485,662,987	$493,627,835	$350,395,838	$350,864,043

Securities sold under agreements to repurchase	$27,363,500	$27,330,100	$50,062,584	$50,062,584

Notes payable	$15,250,000	$15,931,549	$11,250,000	$11,383,988

Accrued interest payable	$2,241,658	$2,241,658	$1,948,462	$1,948,462

Accrued expenses and other liabilities	$3,847,294	$3,847,294	$1,955,379	$1,955,379

Trust preferred capital securities	$25,000,000	$25,010,003	$—	$—

	2001		2000

	Contract or		Contract or
	Notional Amount	Fair Value	Notional Amount	Fair Value

Off-balance sheet financial instruments —
Stand-by and commercial letters of credit	$2,655,000	$2,655,000	$3,570,000	$3,570,000

Commitments to extend credit	$103,000,000	$103,000,000	$79,000,000	$79,000,000

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.	Significant Group Concentrations of Credit Risk:

      Most of the Bank’s business activities are with customers located within Puerto Rico. The Bank has a commercial and industrial concentrated loan portfolio with no significant concentration in any economic sector.

23.	Regulatory Matters:

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines, the regulators require the Bank to meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as indicated above, of Total and Tier I Capital (as defined) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (Leverage) (as defined).

      The most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Tier I Leverage, Tier I risk based and Total risk-based ratios of not less than 5.0%, 6.0% and 10.0%, respectively. At December 31, 2001, the Bank’s actual leverage ratio, Tier I/Core and Total Capital Ratios to risk weighted assets were 8.27%, 15.26%, and 9.57%, respectively. Management believes that as of December 31, 2001, the Bank maintains all capital adequacy requirements to which it is subject. Further, there are no conditions or events since that notification that management believes have changed the institution’s capital category.

      At December 31, required and actual regulatory capital amounts and ratios follow:

	2001

	Required		Actual		Well Capitalized

	Amount	Ratio	Amount	Ratio	Ratio

	(Dollars in thousands)
Tier 1 Capital (to Risk Weighted Assets)	$19,834	4.00%	$47,443	9.57%	≥6.00%

Total Capital (to Risk Weighted Assets)	$39,668	8.00%	$75,677	15.26%	≥10.00%

Tier I Capital (to Average Assets)	$22,947	4.00%	$47,443	8.27%	≥5.00%

EUROBANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2000

	Required		Actual		Well Capitalized

	Amount	Ratio	Amount	Ratio	Ratio

	(Dollars in thousands)
Tier 1 Capital (to Risk Weighted Assets)	$13,270	4.00%	$36,021	10.86%	≥6.00%

Total Capital (to Risk Weighted Assets)	$28,540	8.00%	$39,072	11.78%	≥10.00%

Tier I Capital (to Average Assets)	$17,681	4.00%	$36,021	8.15%	≥5.00%

EUROBANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
March 31, 2004

EUROBANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Unaudited)
March 31, 2004

ASSETS
Cash and due from banks	$15,539,537
Securities purchased under agreements to resell	17,000,938
Investment securities available for sale:
Pledged securities with creditors’ right to repledge	257,043,725
Other securities available for sale	127,563,013
Other investments	4,394,100
Loans held for sale	5,546,104
Loans, net of allowance for loan and lease losses of $9,880,885	945,816,795
Accrued interest receivable	7,471,965
Customers’ liability on acceptances	442,959
Premises and equipment, net	10,469,516
Other assets	22,489,017

Total assets	$1,413,777,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$111,613,320
Interest bearing	943,219,877

Total deposits	1,054,833,197
Securities sold under agreements to repurchase	223,992,500
Acceptances outstanding	442,959
Notes payable to Federal Home Loan Bank	10,700,000
Notes payable to statutory trusts	46,393,000
Accrued interest payable	3,196,116
Accrued expenses and other liabilities	4,209,049

1,343,766,821

Stockholders’ equity:
Preferred stock:
Preferred stock, $0.01 par value. Authorized 20,000,000 shares; none issued	—
Common stock:
Common stock, $0.01 par value. Authorized 12,500,000 shares; issued and outstanding 14,112,646	70,563
Capital paid in excess of par value	43,700,563
Retained earnings:
Reserve fund	2,581,061
Undivided profits	22,613,313
Accumulated other comprehensive income	1,045,348

Total stockholders’ equity	70,010,848

Total liabilities and stockholders’ equity	$1,413,777,669

See accompanying notes to consolidated financial statements.

EUROBANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)
For the Three Months Periods Ended March 31, 2004 and 2003

	2004	2003

Interest income:
Loans, including fees	$16,751,129	$15,564,072
Securities available for sale	2,127,403	1,592,129
Interest-bearing deposits, securities purchased under agreements to resell, and other	127,810	111,866

Total interest income	19,006,342	17,268,067

Interest expense:
Deposits	7,033,199	6,816,994
Securities sold under agreements to repurchase, notes payable, and other	1,314,122	1,138,008

Total interest expense	8,347,321	7,955,002

Net interest income	10,659,021	9,313,065
Provision for loan and lease losses	1,500,000	2,094,000

Net interest income after provision for loan and lease losses	9,159,021	7,219,065

Noninterest income:
Service charges — fees and other	1,636,904	1,237,081
Net loss on sale of other real estate owned, repossessed assets, and on disposition of other assets	(43,782)	(128,413)

Total noninterest income	1,593,122	1,108,668

Noninterest expense:
Salaries and employee benefits	4,004,042	3,567,990
Occupancy	1,532,016	1,386,316
Professional services	354,031	276,326
Insurance	149,508	124,513
Promotional	115,670	149,624
Other	1,208,270	951,953

Total noninterest expense	7,363,537	6,456,722

Income before income taxes	3,388,606	1,871,011
Provision for income taxes	1,063,981	583,240

Net income	$2,324,625	$1,287,771

Earnings per share:
Basic:	$.17	$.10

Diluted:	$.16	$.09

See accompanying notes to consolidated financial statements.

EUROBANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME
(Unaudited)

For the three months periods ended March 31, 2004 and 2003

	2004	2003

Common stock:
Balance at beginning of period	$69,737	$69,397
Issuance of common stock	826	—

Balance at end of period	70,563	69,397

Capital paid in excess of par value — common stock:
Balance at beginning of period	42,943,014	42,675,749
Issuance of common stock	757,549	—

Balance at end of period	43,700,563	42,675,749

Reserve fund:
Balance at beginning of period	2,348,598	1,299,469
Transfer from undivided profits	232,463	128,777

Balance at end of period	2,581,061	1,428,246

Undivided profits:
Balance at beginning of period	20,521,151	11,687,559
Net income	2,324,625	1,287,771
Transfer to reserve fund	(232,463)	(128,777)

Balance at end of period	22,613,313	12,846,553

Accumulated other comprehensive income (loss), net of taxes:
Balance at beginning of period	(807,244)	363,467
Unrealized net gain on investment securities available for sale	1,852,592	568,228

Balance at end of period	1,045,348	931,695

Total stockholders’ equity	$70,010,848	$57,951,640

Comprehensive income:
Net income	$2,324,625	$1,287,771
Other comprehensive income, net of tax:
Unrealized net gains on investment securities available for sale, net of tax	1,852,592	568,228

Comprehensive income	$4,177,217	$1,855,999

See accompanying notes to consolidated financial statements.

EUROBANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Periods ended March 31, 2004 and 2003

	2004	2003

	(Unaudited)
Cash flows from operating activities:
Net income	$2,324,625	$1,287,770

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	400,341	325,892
Provision for loan and lease losses	1,500,000	2,094,000
Deferred tax benefit	(109,535)	(34,402)
Loss on sale of foreclosed and other assets	43,782	128,413
Net premium amortization on securities, net	985,137	144,294
Decrease in deferred loan costs	(431,845)	(399,946)
Origination of loans held for sale	1,300,226	(3,985,813)
Decrease in accrued interest receivable	(679,278)	(365,148)
Net increase in other assets	(263,523)	(994,879)
Increase in accrued interest payable, accrued expenses, and other liabilities	1,269,572	548,878

Net cash provided by (used in) operating activities	6,339,502	(1,250,941)

Cash flows from investing activities:
Net decrease in securities purchased under agreements to resell and federal funds sold	3,482,798	24,303,448
Net increase (decrease) in interest-bearing deposits	19,324,216	(24,311)
Purchases of investment securities available for sale	(90,080,949)	(41,412,893)
Proceeds from principal payments and maturities of investment securities available for sale	31,558,749	31,233,618
Purchases of investment securities held to maturity	(1,297,500)	(16,700)
Proceeds from principal payments, maturities, and calls of investment securities held to maturity	250,000	7,700
Net increase in loans	(63,733,059)	(44,786,034)
Capital expenditures	(338,504)	(541,975)

Net cash used in investing activities	(100,834,249)	(31,237,147)

Cash flows from financing activities:
Net increase in deposits	70,284,067	37,247,890
Increase in securities sold under agreements to repurchase	16,469,500	(6,742,687)
Proceeds from issuance of common stock	758,375	—

Net cash provided by financing activities	87,511,942	30,505,203

Net decrease in cash and cash equivalents	(6,982,805)	(1,982,885)
Cash and cash equivalents, beginning of period	22,522,342	17,620,623

Cash and cash equivalents, end of period	$15,539,537	$15,637,738

See accompanying notes to consolidated financial statements.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
March 31, 2004 and 2003

(1)	Nature of Operations and Basis of Presentation

      EuroBancshares, Inc. (the Company or EuroBancshares) was incorporated on November 21, 2001, under the laws of the Commonwealth of Puerto Rico to engage, for profit, in any lawful acts or businesses and serve as the holding company for Eurobank (the Bank). As a financial holding company, the Company is subject to the provisions of the Bank Holding Company Act, and to the supervision and regulation by the board of governors of the Federal Reserve System.

      The unaudited consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. These statements are, in the opinion of management, a fair statement of the results for the periods presented. These results are unaudited, but, in the opinion of management, include all necessary adjustments, all of which are of a normal recurring nature, for a fair statement of such results.

      Certain information and note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted from these statements, accordingly, these financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2003, included in the registration statement.

(2)	Summary of Significant Accounting Policies

      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Following is a description of significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements:

                  (a)     Investment Securities Available for Sale

      Investment securities available for sale consist of bonds, notes, and other debt securities not classified as trading or held-to-maturity securities. Investment securities available for sale are recorded at fair value and unrealized gains and losses, net of tax, on these investments are reflected as a separate component of stockholders’ equity in accumulated other comprehensive income until realized. Realized gains or losses on sales of investment securities available for sale are recognized when realized and are computed on the specific-identification basis.

      Declines in fair value of securities below their cost that are deemed to be other than temporary result in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

      Premiums and discounts are amortized over the estimated average life of the related investment security available for sale as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b) Loans and Allowance for Loan and Lease Losses

      Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted by any charge-offs, unearned finance charges, allowance for loan and lease losses, and net deferred nonrefundable fees or costs on origination. The allowance for loan losses is an estimate to provide for probable collection losses in the loan and lease portfolios. Losses are charged and recoveries are credited to the allowance account at the time a loss is incurred or a recovery takes place.

      The Company follows a consistent procedural discipline and accounts for loan and lease loss contingencies in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies, and SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures. The following is a description of how each portion of the allowance for loan and lease losses is determined.

      When analyzing the adequacy of the allowance for loan and lease losses, the portfolio is segmented into as many components as practical. Although the evaluation of the adequacy of the allowance for loan and lease losses focuses on loans and pools of similar loans, no part of the allowance is segregated for, or allocated to, any particular asset or group of assets. The allowance for loan and lease losses is available to absorb all credit losses inherent in the portfolio.

      Each component would normally have similar characteristics, such as classification, type of loan, industry, or collateral. As needed, the Company separately analyze the following components of the portfolio and provides for them in the allowance for loan and lease losses: credit quality; sufficiency of credit and collateral documentation; proper lien perfection; appropriate approval by the loan officer and the loan committees; adherence to any loan agreement covenants; and compliance with internal policies and procedures and laws and regulations.

      The general portion of the allowance for loan and lease losses is calculated by applying loss factors to all categories of loans and leases outstanding in the portfolio. The Company use historic loss rates, determined over a period of years, plus migration analysis techniques. The resulting loss factors are then multiplied against the current period’s balance of loans outstanding to derive an estimated loss. The historical loss percentage for each pool of loans is adjusted to reflect any current conditions that are expected to result in loss recognition. Factors consider include, but are not limited to effects of any changes in lending policies and procedures, including those for underwriting, collection, charge-offs, and recoveries; changes in the experience, ability and depth of our lending management and staff; concentrations of credit that might affect loss experience across one or more components of the portfolio; levels of, and trends in, delinquencies and nonaccruals; and national and local economic business trends and conditions.

      Historical loss rates are reviewed and adjusted for the above factors on a pool-by-pool basis. Rates for each pool are based on those factors management believes are applicable to that pool. When applied to a pool of loans or leases, the adjusted historical loss rate is a measure of the total inherent losses in the portfolio that would have been estimated if each individual loan had been reviewed. For such pools of loans, coverage of one year’s losses in the current portfolio may be an appropriate measure.

      Specific allowances are provided in the event that the specific analysis on each classified loan indicates that it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan or lease agreement. The Company considers these impaired loans and leases and measures impairment based on either (a) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective rate, (b) the observable market price of the impaired loans and leases, or (c) the fair value of the collateral of a collateral-

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dependent loan. The Company selects the measurement method on a loan-by-loan basis, except that collateral-dependent loans for which foreclosure is probable which are measured at the fair value of the collateral. When the measure of the impaired loan is less than the recorded amount, the impairment is recorded through a valuation allowance. In a troubled debt restructuring involving a restructured loan, the Company measures impairment by discounting the total expected future cash flows at the loan’s original effective rate of interest. The provision for loan loss is adjusted in order to state the allowance for loan and lease losses to the required level as determined above.

      The unallocated portion of the allowance for loan and lease losses contains amounts that are based on management’s evaluation of conditions that are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem loans or portfolio segments. Among the conditions evaluated in connection with the unallocated portion of the allowance for loan and lease losses are general economic and business conditions affecting our key lending areas; then-existing economic and business conditions of areas outside the lending areas, such as other sections of the United States and Caribbean; credit quality trends, including trends in nonperforming loans and leases expected to result from existing conditions; loan and lease concentrations by collateral and by obligor; specific industry conditions within portfolio segments; recent loss experience in particular segments of the portfolio; duration of the current business cycle; bank regulatory examination results and guidance; and findings of our internal and external loan review examiners.

      The Company’s loan review officer reviews these conditions on an ongoing basis in discussion with executive management, senior lenders and credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s estimate of the effect of such condition may be reflected as a specific allowance, applicable to such loan or portfolio segment. When any of these conditions is not evidenced by a specifically identifiable problem loan or portfolio segment, management’s evaluation of the probable loss related to such conditions is reflected in the unallocated portion of the allowance for loan and lease losses.

      Management believes that the allowance for loan and lease losses is adequate; however, regulatory agencies, including the Federal Reserve and the Federal Deposit Insurance Corporation (the FDIC), as an integral part of their examination process, periodically review the Company’s allowance for loan and lease losses.

      The Company classifies loans as nonperforming when they become 90 days past due.

(c) Lease Financing

      The Company leases vehicles and equipment to individual and corporate customers. The finance method of accounting is used to recognize revenue on lease contracts that meet the criteria specified by SFAS No. 13, Accounting for Leases, as amended. Aggregate rentals due over the term of the leases less unearned income are included in net loans. Unearned income is amortized using a method that results in approximate level rates of return on the principal amounts outstanding. Finance lease origination fees and costs are deferred and amortized over the average life of the portfolio as an adjustment of yield.

(d) Other Real Estate and Repossessed Assets

      Other real estate and repossessed assets, normally obtained through foreclosure or other workout situations, are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Any resulting loss is charged to the allowance for loan losses. An appraisal of other real estate properties and repossessed assets is made periodically after its acquisition and comparison between the appraised value and the carrying value is performed. Additional declines in value after acquisition, if any, are charged to

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

current operations. Gains or losses on disposition of other real estate and repossessed assets and related operating income and maintenance expenses are included in current operations.

(e) Reserve Fund

      The Banking Law of Puerto Rico requires that a reserve fund be created and that annual transfers of at least 10% of annual net income of the Bank be made, until such fund equals total paid-in capital. Such transfers restrict the retained earnings, which would otherwise be available for dividends. If net losses are experienced, such losses will be initially charged to retained earnings before reducing the reserve fund.

(f) Interest Income

      Interest income on loans and investment securities is recognized on a basis which produces a constant yield over the term of the loan or security. Accrual of interest income is discontinued when collectibility of the related loan appears doubtful or after 90 days of delinquency, unless the credit is well secured and in process of collection. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(g) Loan Origination and Commitment Fees

      Loan fees and certain direct loan origination costs are deferred, and the net amount is recognized in interest income using the interest method over the contractual life of the loans. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

(h) Earnings Per Share

      Basic earnings per share represent income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

(i) Stock Option Plan

      As allowed by SFAS No. 123, Accounting for Stock-Based Compensation, and as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123, the Company has elected to continue to measure cost for its stock compensation plan using the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Entities choosing to continue applying APB Opinion No. 25 must provide pro forma disclosures of the consolidated net income, as if the fair value method of accounting had been applied. Under this method, compensation cost is measured at the grant date based on the fair value of the employee stock option and is recognized ratably over the service period of the option, which is usually the vesting period.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      SFAS No. 123 established accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans. The per share fair value of stock options granted during the three month periods ended March 31, 2004 and 2003 was $1.13 and $.64 on the date of grant using the Black-Scholes option pricing model (excluding a volatility assumption) with the following weighted average assumptions used for grants in 2004 and 2003, respectively: no dividend yield; risk-free interest rates of 3.00% for 2004 and 2.75% for 2003; and expected lives of five years.

      The following table illustrates the effect on net income if the fair value based method had been applied to all outstanding stock-based compensation in each period.

	Three Months Ended
	March 31,

	2004	2003

Net income, as reported	$2,324,625	$1,287,771
Deduct total stock-based employee compensation expense determined under fair value based method for all awards	(233,488)	(364,421)

Pro forma net income	$2,101,137	$923,350

Earnings per share
Basic — as reported	$.17	$.10
Basic — pro forma	.15	.07
Diluted — as reported	.16	.09
Diluted — pro forma	.15	.07

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Investment Securities Available for Sale

      Investment securities available for sale and related contractual maturities as of March 31, 2004 are as follows:

		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Fair Value

Commonwealth of Puerto Rico obligations:
Less than one year	$1,000,000	5,000		1,005,000
One through five years	3,317,311	43,789	—	3,361,100
More than five years	201,610	7,890	—	209,500
U.S. corporate notes:
Less than one year	2,979,966	23,252	—	3,003,218
U.S. Treasury obligations:
One through five years	84,781,663	788,649	—	85,570,312
Federal Home Loan Bank notes:
Less than one year	1,000,000	4,120	—	1,004,120
One through five years	21,983,670	207,305	(339)	22,190,636
Federal National Mortgage Association notes:
One through five years	7,452,255	113,331		7,565,586
Federal Home Loan Mortgage corporation notes:
One through five years	3,008,072	26,914	—	3,034,986
Mortgage-backed securities:
More than one year	257,826,877	893,460	(1,058,057)	257,662,280

Total	$383,551,424	2,113,710	(1,058,396)	384,606,738

      Contractual maturities on certain investment securities available for sale could differ from actual maturities since certain issuers have the right to call or prepay these securities.

      At March 31, 2004, no investments in obligations that are payable from and secured by the same source of revenue or taxing authority, other than the U.S. government, exceeded 10 percent of stockholders’ equity.

      Gross unrealized losses on investment securities available for sale and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2004, were as follows:

	Less Than 12 Months		12 Months or More		Total

	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair value	Losses	Fair Value

U.S. agency debt securities	$(339)	5,994,207	—	—	(339)	5,994,207
Mortgage-backed securities	(1,041,087)	110,769,559	(16,970)	2,472,622	(1,058,057)	113,242,181

	$(1,041,426)	116,763,766	(16,970)	2,472,622	(1,058,396)	119,236,388

•	U.S. Agency Debt Securities — The unrealized losses on investments in U.S. agency debt securities were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

•	Mortgage-Backed Securities — The unrealized losses on investments in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these securities are guaranteed by Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC). It is expected that the securities would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

      Interest income on investment securities is summarized as follows:

	3/31/2004	3/31/2003

Taxable	$—	96,126
Tax-exempt	2,115,632	1,462,497
Dividends	11,771	33,506

	$2,127,403	1,592,129

(4)	Other Investments

      Other investments at March 31, 2004 consist of the following:

FHLB stock, at cost	$3,001,100
Investment in statutory trusts	1,393,000

Other investments	$4,394,100

(5)	Pledged Assets

      The Company, in the normal course of business, pledges certain investment securities primarily as collateral of repurchase agreements.

(6)	Loans

      Net summary of the Company’s loan portfolio at March 31, 2004 is as follows:

Commercial and industrial	$508,621,556
Real Estate — Construction	49,352,115
Real Estate — Mortgage	14,870,919
Consumer	28,305,202
Lease financing contracts	345,941,187
Overdrafts	4,905,383

951,996,362
Deferred loan costs, net	5,138,383
Unearned finance charges	(1,437,065)
Allowance for loan and lease losses	(9,880,885)

Loans, net	$945,816,795

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a summary of information pertaining to impaired loans:

3/31/2004

Impaired loans with related allowance	$7,737,882
Impaired loans that did not require allowance	6,731,040

Total impaired loans	$14,468,922

Allowance for impaired loans	$432,993

      No additional funds are committed to be advanced in connection with impaired loans.

      As of March 31, 2004 and 2003, loans in which the accrual of interest has been discontinued amounted to $20,005,023 and $21,093,431, respectively. If these loans had been accruing interest, the additional interest income realized would have been $321,416, and $311,160 for 2004, and 2003, respectively.

      Commercial and industrial loans with principal outstanding balance amounting to approximately $3,750,000 as of March 31, 2004, are guaranteed by the U.S. government through the Small Business Administration at percentages varying from 75% to 90% as of March 31, 2004. As of March 31, 2004, industrial loans with a principal outstanding balance of approximately $1,556,000 were guaranteed by the U.S. government through the U.S. Department of Agriculture.

(7)	Allowance for Loan and Lease Losses

      The following analysis summarizes the changes in the allowance for loan losses for the three months periods ended March 31:

	2004	2003

Balance at beginning of period	$9,393,943	$6,918,141
Provision for loan and lease losses	1,500,000	2,094,000
Loans charged-off	(1,325,410)	(1,466,234)
Recoveries	312,352	182,363

Balance at end of period	$9,880,885	$7,728,270

(8)	Other Assets

      Other assets at March 31, 2004, consist of the following:

Deferred tax assets, net	$3,369,223
Merchant credit cards items in the process of collection	972,224
Auto insurance claims receivable on repossessed vehicles	1,907,840
Accounts receivable	170,926
Other real estate, net of valuation allowance of $27,525 as of March 31, 2004	2,804,353
Other repossessed assets, net of valuation allowance of $918,435 as of March 31, 2004	4,986,571
Servicing assets, net of amortization of $443,901 as of March 31, 2004	2,587,396
Prepaid expenses and deposits	4,316,454
Other	1,374,030

$22,489,017

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Other repossessed assets are presented net of an allowance for losses. The following analysis summarizes the changes in the allowance for losses for the periods ended March 31:

	2004	2003

Balance, beginning of period	$885,135	$824,473
Provision for losses	163,000	—
Net charge-offs	(129,700)	(104,609)

Balance, end of period	$918,435	$719,864

(9)	Deposits

      Total interest bearing deposits as of March 31, 2004 consisted of the following:

Savings deposits:
Savings accounts	$259,255,596
NOW and money market accounts	80,073,998

339,329,594

Time deposits:
Under $100,000	167,439,679
$100,000 and over	436,450,604

603,890,283

$943,219,877

      Interest expense on time deposits over $100,000 or more amounted to approximately $3,705,000, $3,591,000 for the periods ended March 31, 2004, and 2003, respectively.

      At March 31, 2004, the Bank had brokered certificates of deposit amounting to approximately $249,006,000.

(10)	Notes Payable to FHLB

      At March 31, 2004 the Company owes several advances to the FHLB as follows:

Maturity	Interest Rate Range

2004	6.50% to 6.81%	$2,500,000
2006	4.81% to 5.72%	7,000,000
2007	5.20%	1,200,000

		$10,700,000

      Interest rates are fixed for the term of each advance and are payable on the first business day of the following month when the original maturity of the note exceeds six months. In notes with original terms of six months or less, interest is paid at maturity. Interest payments as of March 31, 2004 and 2003 amounted to approximately $151,000 and $262,000, respectively. These notes are guaranteed by approximately $13,224,000 in securities and $1,979,000 in mortgage loans as of March 31, 2004.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(11)	Junior Subordinated Debentures

      On December 18, 2001, the Trust issued $25,000,000 of floating rate Trust Preferred Capital Securities Series 1 due in 2031 with a liquidation amount of $1,000 per security. Distributions payable on each capital security is payable at an annual rate equal to 5.60% beginning on (and including) the date of original issuance and ending on (but excluding) March 18, 2002, and at an annual rate for each successive period equal to the three-month London Interbank Offered Rate (LIBOR), plus 3.60% with a ceiling rate of 12.50%. The capital securities of the Trust are fully and unconditionally guaranteed by EuroBancshares (a wholly owned subsidiary of the Bank in 2001), now the Company (note 1). EuroBancshares then issued $25,774,000 of floating rate junior subordinated deferrable interest debentures to the Trust due in 2031. The terms of the debentures, which comprise substantially all of the assets of the Trust, are equal to the terms of the capital securities issued by the Trust. These debentures are fully and unconditionally guaranteed by the Bank. The Bank subsequently issued an unsecured promissory note to EuroBancshares for the issued amount and at an annual rate equal to that being paid on the Trust Preferred Capital Securities Series 1 due in 2031.

      On December 19, 2002, the Trust II issued $20,000,000 of floating rate Trust Preferred Capital Securities due in 2032 with a liquidation amount of $1,000 per security. Distributions payable on each capital security will be payable at an annual rate equal to 4.66% beginning on (and including) the date of original issuance and ending on (but excluding) March 26, 2003, and at an annual rate for each successive period equal to the three-month LIBOR plus 3.25% with a ceiling rate of 11.75%. The capital securities of the Trust II are fully and unconditionally guaranteed by EuroBancshares. EuroBancshares then issued $20,619,000 of floating rate junior subordinated deferrable interest debentures to the Trust II due in 2032. The terms of the debentures, which comprise substantially all of the assets of the Trust II, are equal to the terms of the capital securities issued by the Trust II. These debentures are fully and unconditionally guaranteed by the Bank. The Bank subsequently issued an unsecured promissory note to the EuroBancshares for the issued amount and at an annual rate equal to that being paid on the Trust Preferred Capital Securities due in 2032.

      Interest expense on Trust Preferred Capital Securities amounted to approximately $535,000, and $556,000 for the periods ended March 31, 2004, and 2003, respectively.

      Prior to FIN No. 46R, the statutory trusts described above, were considered subsidiaries of the Company. As a result of the adoption of FIN No. 46R, the Company deconsolidated these statutory trusts effective December 31, 2003. The junior subordinated debentures issued by the Company to the statutory trusts, totaling $46,393,000 were reflected in the Company’s consolidated balance sheet at March 31, 2004 under the caption of “Junior Subordinated Debentures”. In the future, the Company will record interest expense on the corresponding junior subordinated debentures in the consolidated statement of income. At March 31, 2004, the Company also recorded in the caption of other investments in the consolidated balance sheet, the common securities issued by statutory trusts.

      The Federal Reserve has indicated in supervisory letter SR 03-13 (the Supervisory Letter), dated July 2, 2003 that trust preferred securities will be treated as Tier 1 capital until notice is given of the contrary. The Supervisory Letter also indicates that the Federal Reserve will review the regulatory implications of any accounting treatment changes and will provide further guidance if necessary or warranted.

(12)	Commitments and Contingencies

      The Company is involved as plaintiff or defendant in a variety of routine litigation incidental to the normal course of business. Management believes, based on the opinion of legal counsel, that it has adequate defense or insurance protection with respect to such litigations and that any losses therefrom,

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

whether or not insured, would not have a material adverse effect on the results of operations or financial position of the Company.

      The Bank was defendant in a suit filed in 1994 alleging that money was permitted to be withdrawn from a corporate account at the Bank without full written authorization. On March 30, 2004, the court ruled against the Bank ordering restoration of approximately $890,000 in funds, interest thereon, and attorney’s fess. While the trial court found in favor of plaintiff, the Bank intends to appeal the decision. Management, based on the opinion of its legal counsel, expects to prevail.

(13)	Stock Transactions

      During the three-month period ended March 31, 2004, Eurobancshares issued 165,250 of the common stock shares at $4.59 per share through stock options exercised.

      During the three-month period ended March 31, 2003, EuroBancshares issued 68,026 of the common stock shares at $3.94 per share through stock options exercised.

(14)	Stock Option Plan

      During 2002, the board of directors approved the stock option plan (the Plan), which was ratified at a special meeting of stockholders. Under the Plan, an aggregate of 1,355,700 shares of authorized common stock of the Company, representing 10% of the shares of common stock outstanding on February 25, 2002, were reserved for issuance under the Plan. The outstanding options as of March 31, 2004 include options granted under a stock option plan held by the Bank until the reorganization.

      All officers and directors of EuroBancshares are eligible under the Plan, provided, however, that stock options shall not be exercisable by an optionee who is the owner of 5% or more of the issued and outstanding shares of the Company or in exercising the stock options would become the owner of 5% or more of the issued and outstanding shares of the Company, unless the optionee obtains the approvals required from the appropriate regulatory agencies to hold shares in excess of such percent. Any eligible person may hold more than one option at a time.

      The compensation committee, appointed by the board of directors, has absolute discretion to select which of the eligible persons will be granted stock options, the number of shares of the Company’s common stock subject to such options, whether stock appreciation rights will be granted for such options and generally, to determine the terms and conditions of such options in accordance with the provisions of the Plan. Options are exercisable within five years after the grant date at the discretion of the optionee. The options are granted at the approximate fair value of the Company’s common stock at the date of issuance, accordingly no compensation expense has been recorded during the three-month period ended March 31, 2004 and 2003.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the status of stock options under the Plan at March 31, 2004 and 2003, and changes during the three-month period then ended is presented in the table below:

	2004		2003

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Options outstanding January 1	1,122,114	$4.50	616,140	$3.97
Granted	200,000	8.13	574,000	5.00
Exercised	(165,250)	4.59	(68,026)	3.94

Options outstanding and exercisable March 31	1,156,864	$5.12	1,122,114	$4.50

      The following is a summary of outstanding and exercisable options under the Plan at March 31, 2004:

	Options
	Outstanding	Exercise
Date Granted	and Exercisable	Price	Exercisable Date	Expiration Date

1999	5,552	$3.35	December 30, 1999	December 30, 2004
2001	210,000	3.35	February 28, 2001	February 28, 2006
2002	267,312	4.50	February 26, 2002	February 26, 2007
2003	474,000	5.00	March 24, 2003	March 24, 2008
2004	200,000	8.13	February 23, 2004	February 23, 2009

	1,156,864

(15)	Regulatory Matters

      The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

      Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (Leverage) (as defined). Management believes, as of March 31, 2004, that the Company and the Bank met all capital adequacy requirements to which they are subject.

      The most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I Leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the institution’s capital category. The Company’s and the Bank’s actual capital amounts and ratios as of March 31, 2004 are also presented in the table.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At March 31, 2004 required and actual regulatory capital amounts and ratios are as follow (dollars in thousands):

					Well
	Required		Actual		Capitalized
	Amount	Ratio	Amount	Ratio	Ratio

Total capital (to risk-weighted assets):
Consolidated	$87,581	8.00%	$121,556	11.10%	N/A
Eurobank	87,601	8.00%	120,465	11.00%	≥10.00%
Tier I capital (to risk-weighted assets):
Consolidated	43,791	4.00%	88,569	8.09%	N/A
Eurobank	43,800	4.00%	78,002	7.12%	≥6.00%
Tier I capital (to average assets):
Consolidated	53,678	4.00%	88,569	6.60%	N/A
Eurobank	53,678	4.00%	78,002	5.81%	≥5.00%

(16)	Subsequent Events

      On May 3, 2004, the Company acquired all of the capital stock of The Bank & Trust of Puerto Rico (BankTrust) for approximately $23.1 million for which the Company issued 683,268 common shares (valued at $8.13 per share) and 433,337 shares of no cumulative preferred stock, Series A (valued at $25 per share) and made cash payments of approximately $6.3 million. BankTrust was a commercial bank operating in Puerto Rico through an existing network of five branches and whose total assets at December 31, 2003 amounted to approximately $567 million. The BankTrust acquisition is consistent with the Company’s growth strategy.

      The following table (unaudited) summarizes the estimated value of the assets acquired and liabilities assumed as of March 31, 2004 (in thousands):

Cash and cash equivalents	$36,947
Investments securities	136,532
Loans, net	352,157
Other assets	18,717

Total assets acquired	544,353

Deposits	(419,143)
Borrowings	(93,062)
Other liabilities	(9,295)

Total liabilities acquired	(521,500)

Net assets acquired	$22,853

      The Company has received a private letter ruling from the Puerto Rico Treasury Department to the effect that the acquisition will be treated for Puerto Rico income taxes as a tax-free reorganization.

EUROBANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In connection with the acquisition of BankTrust, on May 12, 2004, the Company issued 738,462 shares of common stock to its common stockholders and to holders of options to purchase its common stock who were not otherwise stockholders, through a private placement offering. The net proceeds received by the Company from the private placement of its common stock were $6,000,004.

      On June 21, 2004, the Board of Directors approved a two-for-one stock split of the Company’s common stock. The stock split was payable in the form of a stock dividend and entitled each stockholder of record at the close of business on July 1, 2004 to receive one share of common stock for every outstanding share of common stock held on that date. The 100% stock dividend was distributed on July 15, 2004. All share data and earnings per share data in these financial statements give effect to the stock split, applied retroactively, to all periods presented.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than commissions and fees of the underwriters. All of the amounts shown are estimates, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee		$8,235.50
NASD filing fee		7,000
Printing and mailing expenses		*
Nasdaq National Market listing fee		*
Nasdaq National Market annual fee (prorated for 2004)		*
Accounting fees and expenses		*
Legal fees and expenses		*
Marketing expenses		*
Miscellaneous expenses		*
*

Total	$

*	To be filed by subsequent amendment.

Item 14.	Indemnification of Directors and Officers

      Section 2602(b)(6) of the Puerto Rico General Corporations Law of 1995 (the “PR-GCL”), provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of its directors or stockholders in cases of monetary claims for damages resulting from the breach of a director’s fiduciary duties. However, no such provision may eliminate or limit the liability of a director for (1) a breach of his duty of loyalty to the corporation or its stockholders; (2) any act or omission not in good faith, or which involves intentional misconduct or a knowing violation of the law; (3) the payment of an unlawful dividend, or the approval of an unlawful stock repurchase or redemption; or (4) any transaction in which the director derives an improper personal benefit.

      Article 6 of our amended and restated certificate of incorporation provides that the personal liability of our directors for monetary claims for damages resulting from the breach of their fiduciary duties as directors shall be eliminated, provided that this provision does not eliminate or limit the liability of any director for: (1) any breach of the duty of loyalty of the director to us, or our stockholders; (2) acts or omissions not in good faith, or which involve intentional misconduct or knowing violations of law; (3) unlawful payments of dividends or purchase and redemption of our stock; or (iv) any transaction where the director derives an improper personal benefit.

      Section 2728 of the PR-GCL authorizes a Puerto Rico corporation, under certain circumstances, to indemnify its officers and directors who are, have been or are under threat of becoming a party to any imminent, pending or resolved civil, criminal, administrative or investigative action, suit or proceeding; indemnification may include expenses incurred in a reasonable manner (including attorneys’ fees), provided that the director or officer acted in good faith and in a manner reasonably deemed to be in the best interests of the corporation or not opposed thereto (and with respect to any criminal action, the director or officer did not have reasonable cause to believe his conduct was unlawful). The PR-GCL does not allow indemnification for a claim in which it has been determined that a director or officer is liable to the corporation, unless the court presiding over such claim determines through a motion to that effect that, in light of all of the circumstances, such person has the fair and reasonable right to be compensated for those expenses which the court deems proper. These rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any bylaw, agreement, vote of uninvolved stockholders or directors, or otherwise.

      Our certificate of incorporation provides for indemnification of agents including directors, officers and employees to the maximum extent allowed by Puerto Rico law. Article 13 of our amended and restated certificate of incorporation requires indemnification of any person who was or is a party, or is threatened to be made a party, to any imminent, pending or resolved action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent if the Board of Directors (or other committee or entity empowered to make such a determination) formally determines that he acted in good faith and in a manner reasonably deemed consistent with, or not opposed to, our best interests. With respect to any criminal action or proceeding, the Board of Directors (or other committee or entity empowered to make such a determination) must formally determine that he had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Company, no indemnification shall be made if such person is determined to be liable to us, unless and only to the extent that the court in which such proceeding was brought determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that a director, officer, employee or agent has prevailed in defense of any such action, suit or proceeding, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him. The indemnification provided by our certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of uninvolved stockholders, directors or otherwise.

      Section 2728(g) of the PR-GCL authorizes a Puerto Rico corporation to purchase and maintain insurance on behalf of any person who is or has been an officer or director of the corporation against any liability assertible against such person, or which arises out of his status as such, regardless of whether the corporation has the power to indemnify such person.

      Article 13 of our amended and restated certificate of incorporation provides that we may purchase and maintain insurance covering certain liabilities of our officers, directors, employees and agents, regardless of whether we would have the power to indemnify them against such liabilities under Article 13 or applicable law.

Item 15.	Recent Sales of Unregistered Securities

      In the three-year period ended May 12, 2004, we have sold the following unregistered securities:

      On June 21, 2004, our Board of Directors authorized a two-for-one common stock split in the form of a stock dividend. The dividend was payable on July 15, 2004 to shareholders of record on July 1, 2004. The share and per share data included in Part II of this registration statement has not been adjusted to reflect the effects of the stock split.

      On May 12, 2004, we issued 369,231 shares of our common stock in a private placement at a price of $16.25 to our common stockholders, and to holders of options to purchase our common stock who were not otherwise stockholders. The issuance of our common stock in the private placement was made in reliance upon the exemption from compliance with the registration requirements contained in Section 3(a)(11) of the Securities Act and Section 882(b)(11) of the Puerto Rico Securities Act. The net proceeds of the private placement were $6.0 million and these proceeds were used to fund the cash portion of the purchase price for our acquisition of BankTrust.

      On May 3, 2004, we issued 344,192 shares of our common stock and 436,704 shares of our Series A Preferred Stock to the former stockholders of BankTrust as partial consideration for our acquisition of all of the outstanding shares of the capital stock of BankTrust. The value of the consideration deemed received by us for each share of our common stock issued was $16.25 per share, and for each share of our Series A Preferred Stock issued was $25.00 per share. The shares of our common stock and our Series A Preferred Stock exchanged in the BankTrust acquisition were issued in reliance upon certain exemptions from federal, Puerto Rico, and other applicable registration requirements, including Section 3(a)(11) of the Securities Act and Rule 147 of the regulations promulgated thereunder and Section 881(j) of the Puerto Rico Securities Act.

      On April 26, 2004, our Board voted and agreed to issue 1,850 shares of our common stock (valued at $16.25 per shares) to certain of our officers and employees in consideration for prior service to us. These stock grants were effected pursuant to the terms of certain Restricted Stock Purchase Agreements between us and the officers and employees. Under the terms of these Restricted Stock Purchase Agreements the stock remains unvested until the 5th anniversary of the date of the grant. In the event the restricted stock grantee leaves prior to the 5th anniversary, the restricted stock grantee forfeits all right, title and interest in the restricted stock. These shares were issued pursuant to the exemption from registration requirements of the Securities Act provided by Rule 701 of the Securities Act.

      On March 15, 2004, we granted options to purchase an aggregate of 100,000 shares of our common stock to certain of our directors, executive officers and employees under our 2002 Stock Option Plan. The options were granted for services provided by the grantees during the year ended December 31, 2003. These options were granted pursuant to the exemption from registration requirements of the Securities Act provided by Rule 701 of the Securities Act. The options have an exercise price of $16.25 per share. None of these options has been exercised.

      On March 24, 2003, we granted options to purchase an aggregate of 285,000 shares of our common stock to certain of our directors, executive officers and employees under our 2002 Stock Option Plan. The options were granted for services provided by the grantees during the year ended December 31, 2002. These options were granted pursuant to the exemption from registration requirements of the Securities Act provided by Rule 701 of the Securities Act. The options have an exercise price of $10.00 per share. 50,000 of these options have been exercised.

      On December 15, 2002, we issued 122,228 shares of our common stock to former stockholders of Banco Financiero as partial consideration for our acquisition of all of the outstanding shares of the capital stock of Banco Financiero. The value deemed received by us for each share of our common stock issued in the Banco Financiero acquisition was $10.00 per share. The shares of our common stock were issued in reliance upon certain exemptions from federal, Puerto Rico, and other applicable registration requirements, including Section 4(2) of the Securities Act and regulations promulgated thereunder and Section 881(j) of the Puerto Rico Securities Act.

      On July 1, 2002, we issued 6,788,421 shares of our common stock to certain former stockholders of Eurobank as consideration for our acquisition of all of the outstanding shares of capital stock of Eurobank in connection with the establishment of EuroBancshares as the bank holding company for Eurobank. The value of the consideration deemed received by us for each share of our common stock issued was $9.00 per share. The shares of our common stock issued in the establishment of the bank holding company were issued in reliance upon certain exemptions from federal, Puerto Rico and other applicable registration requirements, including Section 3(a)(11) of the Securities Act and Rule 147 of the regulations promulgated thereunder and Section 881(j) of the Puerto Rico Securities Act.

      March 18, 2002, our Board of Directors adopted the 2002 Stock Option Plan, which became effective when we became the parent holding company for Eurobank. At that time, all of the Eurobank options granted under Eurobank’s previous 1997 Stock Option Plan were assumed by EuroBancshares under the 2002 Stock Option Plan and became options to purchase shares of EuroBancshares common stock. Our executive officers, senior management and directors are eligible to participate in the 2002 Stock Option Plan. Under the 2002 Stock Option Plan a maximum of 750,000 shares of common stock may be issued upon the exercise of options granted under the plan. As of March 15, 2004, 578,432 shares of our common stock were issuable in connection with the exercise of outstanding options and 363,000 shares of our common stock remain available for option grants. Options granted under the 2002 Stock Option Plan are exempt from the registration requirements of the Securities Act pursuant to Rule 701 of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedule.

      (a) Exhibits

Exhibit
Number	Description of Exhibits

1	Form of Underwriting Agreement*
2	Agreement and Plan of Merger, dated as of February 24, 2004, by and among EuroBancshares, Inc., Eurobank, and The Bank & Trust of Puerto Rico†
3.1	Amended and Restated Certificate of Incorporation of EuroBancshares, Inc.†
3.2	Amended and Restated Bylaws of EuroBancshares, Inc.†
3.3	Certificate of Designation of EuroBancshares, Inc. Noncumulative Preferred Stock, Series A†
4.1	Specimen stock certificate representing EuroBancshares, Inc. Common Stock*
4.2	Indenture, dated as of December 18, 2001, between EuroBancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association)†
4.3	Amended and Restated Declaration of Trust, dated as of December 18, 2001, by and among EuroBancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association), and Rafael Arrillaga-Torréns, Jr., Jorge Calderón Drowett, and William Torres-Torres, as Administrators†
4.4	Guarantee Agreement, dated as of December 18, 2001, between EuroBancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association)†
4.5	Indenture, dated as of December 19, 2002, between EuroBancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association)†
4.6	Amended and Restated Declaration of Trust, dated as of December 19, 2002, by and among EuroBancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association), and Jose Martinez Recondo, Isabella Arrillaga, as Administrators†
4.7	Guarantee Agreement, dated as of December 19, 2002, between EuroBancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association)†
5.1	Opinion of Jenkens & Gilchrist, a Professional Corporation, related to the shares of common stock being sold in the initial public offering
5.2	Opinion of Fiddler, Gonzalez & Rodriguez, P.S.C., related to the shares of common stock being sold in the initial public offering
8.1	Opinion of Jenkens & Gilchrist, a Professional Corporation, regarding certain tax matters
8.2	Opinion of Acosta & Ramirez, C.S.P., regarding certain tax matters
10.1	EuroBancshares, Inc. 2002 Stock Option Plan†
10.2	Form of EuroBancshares, Inc. Incentive Stock Option Award Agreement†
10.3	Form of EuroBancshares, Inc. Non-Qualified Stock Option Award Agreement†
10.4	Executive Severance Compensation Agreement, dated as of April 12, 1999, between Eurobank and Ms. Yadira R. Mercado†
10.5	Eurobank Master Trust Retirement Plan Program†
10.6	Form of EuroBancshares, Inc. Restricted Stock Purchase Agreement†
10.7	Agreement and Plan of Merger, dated as of September 6, 2002, by and among EuroBancshares, Inc. and Banco Financiero de Puerto Rico†
21	List of Subsidiaries of EuroBancshares, Inc.†
23.1	Consent of KPMG LLP, independent registered public accounting firm
23.2	Consent of Jenkens & Gilchrist, a Professional Corporation (contained in Exhibits 5.1 and 8.1)
23.3	Consent of Fiddler, Gonzalez & Rodriguez, P.S.C. (contained in Exhibit 5.2)

Exhibit
Number	Description of Exhibits

23.4	Consent of Acosta & Ramirez, C.S.P. (contained in Exhibit 8.2)
24	Power of Attorney (included on signature page of the Registration Statement)†

*	To be filed by subsequent amendment.

†	Previously filed.

      (b) Financial Statement Schedules

      Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or accompanying notes.

Item 17.	Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) To provide the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      (2) For purposes of determining any liability under the Securities Act of 1933, that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

      (3) For the purpose of determining any liability under the Securities Act of 1933, that each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Juan, Puerto Rico, on the 19th day of July, 2004.

EUROBANCSHARES, INC.

By:	/s/ RAFAEL ARRILLAGA-TORRÉNS, JR.

Rafael Arrillaga-Torréns, Jr.,
Chairman of the Board, President and
Chief Executive Officer

      Pursuant to the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RAFAEL ARRILLAGA-TORRÉNS, JR. Rafael Arrillaga-Torréns, Jr.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	July 19, 2004

/s/ YADIRA R. MERCADO Yadira R. Mercado	Executive Vice President, Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)	July 19, 2004

* Pedro Feliciano Benítez	Director and Vice Chairman of the Board	July 19, 2004

* Juan Ramón Gómez-Cuétara Aguilar	Director	July 19, 2004

* Antonio Pavía Bibiloni	Director	July 19, 2004

* Plácido González Córdova	Director	July 19, 2004

* Jorge Calderón Drowett	Director	July 19, 2004

* Ricardo Levy Echeandía	Director	July 19, 2004

* Diana López-Feliciano	Director	July 19, 2004

Signature		Title	Date

* William Torres Torres		Director	July 19, 2004

*By:	/s/ RAFAEL ARRILLAGA-TORRÉNS, JR. Rafael Arrillaga-Torréns, Jr., Attorney-in-fact		July 19, 2004

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

1	Form of Underwriting Agreement*
2	Agreement and Plan of Merger, dated as of February 24, 2004, by and among EuroBancshares, Inc., Eurobank, and The Bank & Trust of Puerto Rico†
3.1	Amended and Restated Certificate of Incorporation of EuroBancshares, Inc.†
3.2	Amended and Restated Bylaws of EuroBancshares, Inc.†
3.3	Certificate of Designation of EuroBancshares, Inc. Noncumulative Preferred Stock, Series A†
4.1	Specimen stock certificate representing EuroBancshares, Inc. Common Stock*
4.2	Indenture, dated as of December 18, 2001, between EuroBancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association)†
4.3	Amended and Restated Declaration of Trust, dated as of December 18, 2001, by and among EuroBancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association), and Rafael Arrillaga-Torréns, Jr., Jorge Calderón Drowett, and William Torres-Torres, as Administrators†
4.4	Guarantee Agreement, dated as of December 18, 2001, between EuroBancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association)†
4.5	Indenture, dated as of December 19, 2002, between EuroBancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association)†
4.6	Amended and Restated Declaration of Trust, dated as of December 19, 2002, by and among EuroBancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association), and Jose Martinez Recondo, Isabella Arrillaga, as Administrators†
4.7	Guarantee Agreement, dated as of December 19, 2002, between EuroBancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association) †
5.1	Opinion of Jenkens & Gilchrist, a Professional Corporation, related to the shares of common stock being sold in the initial public offering
5.2	Opinion of Fiddler, Gonzalez & Rodriguez, P.S.C., related to the shares of common stock being sold in the initial public offering
8.1	Opinion of Jenkens & Gilchrist, a Professional Corporation, regarding certain tax matters
8.2	Opinion of Acosta & Ramirez, C.S.P., regarding certain tax matters
10.1	EuroBancshares, Inc. 2002 Stock Option Plan†
10.2	Form of EuroBancshares, Inc. Incentive Stock Option Award Agreement†
10.3	Form of EuroBancshares, Inc. Non-Qualified Stock Option Award Agreement†
10.4	Executive Severance Compensation Agreement, dated as of April 12, 1999, between Eurobank and Ms. Yadira R. Mercado†
10.5	Eurobank Master Trust Retirement Plan Program†
10.6	Form of EuroBancshares, Inc. Restricted Stock Purchase Agreement†
10.7	Agreement and Plan of Merger, dated as of September 6, 2002, by and among EuroBancshares, Inc. and Banco Financiero de Puerto Rico†
21	List of Subsidiaries of EuroBancshares, Inc.†
23.1	Consent of KPMG LLP, independent registered public accounting firm
23.2	Consent of Jenkens & Gilchrist, a Professional Corporation (contained in Exhibits 5.1 and 8.1)
23.3	Consent of Fiddler, Gonzalez & Rodriguez, P.S.C. (contained in Exhibit 5.2)
23.4	Consent of Acosta & Ramirez, C.S.P. (contained in Exhibit 8.2)
24	Power of Attorney (included on signature page of the Registration Statement) †

*	To be filed by subsequent amendment.

†	Previously filed.